Exhibit 4.23

EXECUTION VERSION

$150,000,000

CREDIT AGREEMENT

Dated as of August 16, 2013

among

INVENTIV HOLDINGS, INC.

as Holdings,

INVENTIV HEALTH, INC.

as Parent Borrower,

THE OTHER BORROWERS PARTY HERETO,

CITIBANK, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

THE OTHER LENDERS PARTY HERETO,

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, and

JEFFERIES FINANCE LLC,

as Lead Arrangers and Joint Bookrunners,

CREDIT SUISSE SECURITIES (USA) LLC,

DEUTSCHE BANK SECURITIES INC.,

JEFFERIES FINANCE LLC, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Arrangers, Co-Documentation Agents and Joint Bookrunners,

and

MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,

as Syndication Agent

-i-

-ii-

-iii-

-iv-

SCHEDULES
I	Guarantors
II	Co-Borrowers
III	Local Counsel
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Swing Line Loan Notice
C	Form of Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Guaranty
G	Form of Security Agreement
H	Form of Joinder Agreement
I	Form of L/C Issuer Agreement
J	Form of Administrative Questionnaire
K-1	Form of Monthly Borrowing Base Certificate
K-2	Form of Weekly Reporting Format
L-1	Tax Status Certificate (For Non-U.S. Lenders that are not Partnerships For U.S. Federal Income Tax Purposes)
L-2	Tax Status Certificate (For Non-U.S. Lenders that are Partnerships For U.S. Federal Income Tax Purposes)
L-3	Tax Status Certificate (For Non-U.S. Participants that are not Partnerships For U.S. Federal Income Tax Purposes)
L-4	Tax Status Certificate (For Non-U.S. Participants that are Partnerships For U.S. Federal Income Tax Purposes)
M-1	Form of ABL Intercreditor Agreement
M-2	Form of Second Lien Intercreditor Agreement

-v-

EXECUTION VERSION

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 16, 2013, among inVentiv Holdings, Inc., a Delaware corporation (“Holdings”), inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), together with each of the entities listed in Schedule II hereto (the “Co-Borrowers” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each Lender (as this and other capitalized terms used without definition in this introductory paragraph and the preliminary statements below are defined in Article 1 below) from time to time party hereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS

Holdings, the Parent Borrower, and the Co-Borrowers are party to the Cash Flow Credit Agreement pursuant to which certain lenders thereunder provided or committed to provide a revolving credit facility to the Parent Borrower. The Parent Borrower has requested that the Lenders and the L/C Issuer make available for the purposes specified in this Agreement, including the refinancing of the revolving credit facility under the Cash Flow Credit Agreement, an asset-based revolving credit facility and letter of credit facility on the terms set forth herein.

The Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Intercreditor Agreement” means that certain ABL Intercreditor Agreement, dated as of the date hereof, by and among the Borrowers, the other Subsidiarty Guarantors, the Administrative Agent, Citibank, N.A., as agent under the Cash Flow Credit Agreement, and Wilmington Trust, National Association, substantially in the form of Exhibit M-1 hereto, as such agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“ABL Priority Collateral” means all the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Account” has the meaning specified in the Security Agreement.

“Account Debtor” has the meaning specified in the Security Agreement.

“Additional Notes” has the meaning specified in Section 7.03(y).

“Adjustment Date” means the first day of each January, April, July and October, as applicable.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Parent Borrower, the Lenders and the L/C Issuers.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit J.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, each Co-Documentation Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means, at any time, the sum of the Commitments at such time. As of the Closing Date, the Aggregate Commitments are $150,000,000.

“Agreement” has the meaning specified in the preamble.

“Applicable First Lien Agent” means the “Applicable First Lien Agent” as defined in the ABL Intercreditor Agreement.

“Applicable Rate” means, (i) for any day, with respect to any Base Rate Loan or Eurodollar Rate Loan, the applicable rate per annum set forth below under the caption “Eurodollar Rate Spread” or Base Rate Spread”, as the case may be, based upon the Average Historical Excess Availability as of the most recent Adjustment Date; provided that until the first Adjustment Date occurring at least one full calendar quarter ended after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Pricing Level 2:

Pricing Level	Average Historical Excess Availability	Eurodollar Rate Spread	Base Rate Spread
1	≥ 66%	2.00%	1.00%
2	≥ 33%, but < 66%	2.25%	1.25%
3	< 33%	2.50%	1.50%

and (ii) for each calendar quarter or portion thereof, with respect to Commitment Fees, the applicable rate per annum set forth below under the caption “Commitment Fee Rate” based upon the amount by which the Aggregate Commitments exceed the average daily principal balance of the outstanding Revolving Credit Loans and the L/C Obligations during the immediately preceding calendar quarter (“Utilization”):

Pricing Level	Utilization	Commitment Fee Rate
1	≥ 50% of the Aggregate Commitments	0.250%
2	< 50% of the Aggregate Commitments	0.375%

Any increase or decrease in the Applicable Rate resulting from a change in the Average Historical Excess Availability or Utilization, as applicable, shall become effective on each Adjustment Date; provided that at the option of the Administrative Agent or the Required Lenders, with respect to any Base Rate Loan or Eurodollar Rate Loan, Pricing Level 3 shall apply, and with respect to Commitment Fees, Pricing Level 2 shall apply (x) in each case, as of the first Business Day after the date on which a Borrowing Base Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Borrowing Base Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) solely with respect to Commitment Fees, as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply); provided, further, that with respect to any Base Rate Loan or Eurodollar Rate Loan, for so long as an Event of Default has occurred and is continuing, the Applicable Rate shall not be subject to adjustment to any stepdown based on higher Average Historical Excess Availability as provided herein.

In the event that the Administrative Agent and the Parent Borrower determine that any Borrowing Base Certificate previously delivered was incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Parent Borrower shall as soon as practicable deliver to the Administrative Agent the corrected Borrowing Base Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined as if the Pricing Level for such higher Applicable Rate were applicable for such Applicable Period, and (iii) the Parent Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional amount owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.08 and Article 8.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Lenders, (c) with respect to the Swing Line Loans, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Lenders, and (d) with respect to Protective Advances, the Administrative Agent.

“Approved Domestic Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents.”

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party provides to any Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any joinder or supplement to the Agreement or any Collateral Document and any other written contractual obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Committed Loan Notice, any request for a Letter of Credit, any Swing Line Loan Notice, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.05 or Section 2.06 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor or the reduction or termination of any Commitments under this Agreement, (iii) any notice of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV, Section 2.03 or Section 2.14 or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement; provided, further, that, a copy of any signed writing listed in clauses (i) through (iv) above may be delivered by facsimile (or electronic mail or other similar means) with the original of such signed writing to follow promptly thereafter.

“Approved Electronic Platform” has the meaning specified in Section 9.12(a).

“Approved Foreign Bank” has the meaning specified in clause (f) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies Finance LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., and Wells Fargo Bank, National Association, each in its capacity as an arranger and joint bookrunner under this Agreement.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E to this Agreement or in another form reasonably acceptable to the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as in effect on the Closing Date.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Average Excess Availability” means, at any date of determination, the quotient, expressed as a percentage obtained by dividing (a) the average daily Excess Availability for the relevant period immediately preceding such date (with the Borrowing Base at such time for any such day used to determine “Excess Availability,” calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day pursuant to Section 6.02(h) or Section 6.16(b)(ii) or (iii), as applicable) by (b) the Line Cap.

“Average Historical Excess Availability” means, at any Adjustment Date, the quotient, expressed as a percentage obtained by dividing (a) the average daily Excess Availability for the calendar quarter immediately preceding such Adjustment Date (with the Borrowing Base at such time for any such day used to determine “Excess Availability”, calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day pursuant to Section 6.02(h) or Section 6.16(b)(ii) or (iii), as applicable) by (b) the Line Cap.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus  1⁄2 of 1% and (b) the rate of interest per annum determined from time to time by the Administrative Agent as its “prime rate” in effect at its principal office in New York City and (c) the Eurodollar Rate applicable for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such determined rate. Any change in the Base Rate due to a change in the Federal Funds Rate or such “prime rate” shall be effective as of the opening of business on the effective day of such change in the Federal Funds Rate or “prime rate”, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Control Agreement” has the meaning specified in Section 6.16(b)(i).

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to the Parent Borrower and the Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Protective Advance, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to the sum of:

(a)	100% of all cash or Cash Equivalents of the Borrowers and the Subsidiary Guarantors at such time deposited in the Designated Blocked Accounts, plus

(b)	85% multiplied by the value of the Eligible Billed Accounts at such time, plus

(c)	the lesser of (i) 80% multiplied by the value of the Eligible Unbilled Time & Material Accounts at such time and (ii) 45% of the Borrowing Base at such time (inclusive of the calculation in clause (c)(i) of this definition), minus

(d)	the then amount of all Reserves.

The Borrowing Base at any time and for all purposes under this Agreement shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.02(h) or Section 6.16(b)(ii) or (iii), as applicable, as adjusted by Reserves established from time to time in accordance with Section 2.18.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate in all material respects by the chief financial officer, chief accounting officer or treasurer (or other equivalent officer) of the Parent Borrower, in substantially the form of Exhibit K-1, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Parent Borrower and the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in when used in relation to the Parent Borrower, the state where the Administrative Agent’s Office is located, and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Campbell” means Campbell Alliance Group, Inc.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP as in effect on the Closing Date.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Closing Date, recorded as capitalized leases on a balance sheet of the lessee.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) during such period in respect of licensed or purchased software or internally developed software and software enhancements that are or are required to be reflected as capitalized costs on the consolidated balance sheet in accordance with GAAP as in effect on the Closing Date.

“Cash Collateral” means cash or Deposit Account balances that have been Cash Collateralized.

“Cash Collateral Account” means a deposit account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and, as applicable, the L/C Issuer or the Swing Line Lender (and “Cash Collateralization” has a corresponding meaning), which documentation is hereby consented to by the Lenders.

“Cash Dominion Period” means at any time (a) any period (i) commencing on any date that a Specified Event of Default shall have occurred and be continuing, and (ii) continuing until the first date thereafter on which all Specified Events of Default shall have been cured or waived in accordance with the terms hereof, or (b) any period (i) commencing on the date on which Excess Availability is less than the greater of (x) 10% of the Line Cap and (y) $12 million for any period of 5 consecutive Business Days and (ii) continuing until the first date thereafter on which, during the preceding 30 consecutive calendar days (inclusive of such date), Excess Availability shall have been equal to or greater than the greater of (x) 10% of the Line Cap and (y) $12 million.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens permitted pursuant to any Loan Document):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States, any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and is a member of the Federal Reserve System and (ii) has combined capital and surplus of at least $250,000,000 (any such bank being an “Approved Domestic Bank”), in each case with maturities of not more than one year from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States;

(e) Investments, classified in accordance with GAAP as current assets of the Parent Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that 95% of such investments are of the character, quality and maturity described in clauses (a), (b), (c), and (d) of this definition;

(f) solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(g) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United Kingdom or any member nation of the European Union whose legal tender is the euro and which are denominated in pounds sterling or euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, having (i) one of the two highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United Kingdom or any such member nation of the European Union is pledged in support thereof.

“Cash Flow Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of the Cash Flow Restatement Effective Date, among Holdings, the Parent Borrower, the Co-Borrowers, Citibank, N.A., as administrative agent, and the other agents and lenders party thereto, as amended, restated, modified, supplemented, and extended from time to time and any refinancing in full thereof with Indebtedness under credit agreements satisfying the requirements of clauses (i) through (viii) of the definition of Credit Agreement (Cash Flow) Refinancing Indebtedness.

“Cash Flow Facilities Documents” means, as applicable, (a) the Cash Flow Credit Agreement and the related Cash Flow Loan Documents, and (b) with respect to any other Cash Flow Credit Facilities, the definitive documentation governing such Indebtedness.

“Cash Flow Credit Facilities” means the credit facilities pursuant to the Cash Flow Credit Agreement and any Credit Agreement (Cash Flow) Refinancing Indebtedness.

“Cash Flow Facility Equity Contribution” means equity contributions made by the Investors directly or indirectly as cash investments in an indirect parent company of the Parent Borrower in an aggregate amount of not less than $50 million for cash, the proceeds of which were contributed in the form of either common stock to Holdings and further directly or indirectly contributed to the Parent Borrower as common equity.

“Cash Flow Loan Documents” means the “Loan Documents” (or any comparable term) as defined in the Cash Flow Credit Agreement.

“Cash Flow Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement (Cash Flow) Refinancing Indebtedness.”

“Cash Flow Restatement Effective Date” means July 13, 2011.

“Cash Flow Term Loans” means the “Term Loans” (or any comparable term) as defined in the Cash Flow Credit Agreement.

“Cash Management Obligations” means obligations owed by any Loan Party or Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of Cash Management Services.

“Cash Management Services” means any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services.

“Casualty Event” means any event that gives rise to the receipt by any Borrower Party of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the US Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law (excluding the taking effect after the Closing Date of any Law adopted prior to the Closing Date), (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the earliest to occur of

(a) at any time prior to a Qualifying IPO, the Permitted Holders directly or indirectly cease to beneficially own (within the meaning of Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, or any successor provision) Equity Interests representing more than 50% of the total voting power for the election of directors of Holdings;

(b) at any time on or after a Qualifying IPO, (i) any Person or Persons (in each case, other than any Permitted Holder and any employee benefit plan of Holdings and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) that together constitute a “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the total voting power of all of the outstanding Equity Interests of Holdings for the election of the directors of Holdings and (y) the percentage of the total voting power of all of the outstanding Equity Interests of Holdings for the election of directors of Holdings owned, directly or indirectly, beneficially by the Permitted Holders, and (ii) during any period of twelve (12) consecutive months, the board of directors of Holdings shall cease to consist of a majority of the Continuing Directors;

(c) the Parent Borrower ceasing to be a directly or indirectly wholly owned Subsidiary of Holdings; or

(d) any “Change of Control” (or any comparable term) in any document pertaining to the Senior Notes or any Permitted Refinancing thereof with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Citibank” means Citibank, N.A.

“Class” means (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan or Interest Period or, unless such differences result in such Loans not being fungible for U.S. federal tax purposes, upfront fees or OID or similar fees paid or payable in connection with such Commitments or Loans), and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” means August 16, 2013.

“Code” means the US Internal Revenue Code of 1986, as amended from time to time.

“Co-Borrowers” has the meaning specified in the introductory paragraph of this Agreement.

“Co-Documentation Agents” means Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Jefferies Finance LLC and Wells Fargo Bank, National Association, each in its capacity as a co-documentation agent under this Agreement.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to Liens in favor of the Administrative Agent, for the benefit of the Secured Parties pursuant to the Collateral Documents in order to secure the Secured Obligations.

“Collateral Access Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by a landlord or bailee in respect of books and records relating to Accounts of any Loan Party located at any leased premises of such Loan Party pursuant to which such landlord or bailee, as applicable, among other things, waives or subordinates on terms and conditions reasonably satisfactory to the Administrative Agent, any Lien such landlord or bailee may have in respect of such books and records relating to Accounts.

“Collateral Deposit Account” has the meaning specified in Section 6.16(a)(i).

“Collateral Documents” means, collectively, the Security Agreement, the Holdings Pledge, if any, each Intellectual Property Security Agreement, the Mortgages, if any, the Intercreditor Agreements, if any, each Deposit Account Control Agreement, each Securities Account Control Agreement, each Blocked Control Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations, including collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Secured Parties pursuant to Sections 4.01, 6.12, 6.14 and 6.17 of this Agreement.

“Collateral Securities Account” has the meaning specified in Section 6.16(a)(i).

“Collection Account” has the meaning specified in Section 6.16(c)(ii).

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans, and (d) purchase participations in Protective Advances, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in the Confidential Disclosure Letter under the caption “Commitment” or in the Assignment and Assumption, Joinder Agreement or Revolving Extension Loan Joinder pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Commitments of all Lenders shall be $150,000,000 on the Closing Date.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Period” means the period from and including the Closing Date to but not including the Maturity Date or any earlier date on which the Commitments shall terminate as provided herein.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company Parties” means the collective reference to Holdings, the Borrowers and the Restricted Subsidiaries, and “Company Party” means any one of them.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confidential Disclosure Letter” means the letter from the Parent Borrower to the Administrative Agent, the L/C Issuer, the Swing Line Lender and the other Lenders delivered on the Closing Date.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Parent Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included as additions to property, plant and equipment in the consolidated statement of cash flows of the Parent Borrower and its Restricted Subsidiaries. Notwithstanding the foregoing, “Consolidated Capital Expenditures” shall not include:

(a) expenditures to the extent financed with the proceeds of an issuance of Equity Interests of Holdings (or any direct or indirect parent thereof), or a capital contribution to the Parent Borrower, that have not been applied to prepay any Indebtedness or otherwise used in the business of the Borrower Parties (other than for capital expenditures) so long as such proceeds are (i) invested in capital expenditures within 90 days after the issuance or receipt thereof or (ii) applied to finance capital expenditures made within 90 days prior to the issuance or receipt thereof,

(b) expenditures that are accounted for as capital expenditures by the Parent Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Parent Borrower or any Restricted Subsidiary to the extent neither the Parent Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period),

(c) any expenditures which are contractually required to be, and are, advanced or reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation,

(d) the book value of any asset owned by the Parent Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a capital expenditure during the period in which such expenditure actually is made and (ii) such book value shall have been included in capital expenditures when such asset was originally acquired,

(e) expenditures made in connection with the replacement, substitution, restoration, upgrade, development or repair of assets to the extent financed with (x) insurance or settlement proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored, upgraded, developed or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced,

(f) in the event that any equipment is purchased substantially simultaneously with the trade-in of existing equipment, the gross amount of the credit granted by the seller of such equipment for the equipment being traded in at such time,

(g) expenditures that constitute consideration paid for acquisitions, in one transaction or a series of transactions, of Persons (including an acquisition of all or substantially all of the property and assets or business of any Person) or business units, divisions or lines of business permitted under this Agreement,

(h) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay any Cash Flow Credit Facilities in accordance with any Cash Flow Facilities Documents or otherwise used in the business of the Borrower Parties (other than for capital expenditures), so long as such proceeds are (i) invested in capital expenditures within 90 days after the receipt thereof or (ii) applied to finance capital expenditures made within 90 days prior to the receipt thereof,

(i) expenditures financed with the proceeds of Indebtedness (other than the Loans) not prohibited from being incurred pursuant to the terms of this Agreement, or

(j) the aggregate amount of Non-Recurring Business Optimization Expenditures made during such period in an amount not to exceed 75% of the sum of all Consolidated Capital Expenditures made during such period (including, solely for the purpose of calculating such percentage, the aggregate amount of Non-Recurring Business Optimization Expenditures and other expenditures excluded from the definition of “Consolidated Capital Expenditures” pursuant to the foregoing clauses (a) through (i), in each case, made during such period).

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted or netted from gross revenues (except with respect to subclauses (ix) and (xi) below, and, to the extent attributable to amounts accrued but not added back in a prior period, payments in subclause (v)) for, without duplication,

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments (including any applicable termination payment) entered into for the purpose of hedging interest rate risk, any bank and financing fees, any costs of surety bonds in connection with financing activities, commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and Swap Contracts,

(ii) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise, withholding and similar taxes, including any penalties and interest relating to any tax examinations,

(iii) the total amount of depreciation and amortization expense, including expenses related to Capitalized Software Expenditures and Capitalized Leases,

(iv) (a) [reserved], (b) expenses paid or incurred in connection with Vesting Payments and (c) to the extent permitted hereunder, any costs and expenses incurred in connection with any Investment, Disposition, Equity Issuance or Debt Issuance (including fees and expenses related to the facilities under this Agreement, the offering of the Senior Notes and the facilities under the Cash Flow Credit Agreement and any amendments, supplements and modifications thereof), including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated),

(v) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees to the extent funded with cash contributions to the common equity of the Parent Borrower (or to any direct or indirect parent company to the extent such fees were paid by such parent company but such expense is “pushed down” to the Parent Borrower)) and related indemnities and expenses paid or accrued during such period to the Sponsors in accordance with the Management Agreements to the extent permitted to be paid under Section 7.08,

(vi) (a) [reserved], (b) any costs, charges, accruals and reserves in connection with any Vesting Payment and (c) any costs, charges, accruals and reserves in connection with any integration, transition, facilities openings, vacant facilities, consolidations, relocations and closings, permitted acquisitions and Dispositions, business optimization (including relating to systems design, upgrade and implementation costs), customer disputes, restructuring, severance, severance and curtailments or modifications to pension or postretirement employee benefit plans; provided that such costs, charges, accruals and reserves pursuant to this clause (vi)(c) in any four fiscal quarter period when added to the aggregate amount of add backs made pursuant to clause (xi) below shall not exceed with respect to the calculation for (1) any four fiscal quarter period ending on or prior to June 30, 2014, 25.0% of Consolidated EBITDA for such four fiscal quarter period and (2) any four fiscal quarter period ending thereafter, 10% of Consolidated EBITDA (such limitation, the “EBITDA Cap”) (in each case, prior to giving effect to this clause (vi)(c) and clause (xi) below) for such four fiscal quarter period; provided, further, that any costs, charges, accruals and reserves pursuant to this clause (vi)(c) in connection with any Investments made under Sections 7.02(v), (w) and (x), in each case, relating to periods, or actions taken, prior to the consummation of the respective Investments shall not be subject to the EBITDA Cap and shall be included in the determination of Consolidated EBITDA prior to calculating and giving effect to the EBITDA Cap,

(vii) the amount of any expense or deduction associated with income of any Restricted Subsidiaries attributable to non-controlling interests or minority interest of third parties,

(viii) any non-cash charges, losses or expenses (including tax reclassification related to tax contingencies in a prior period and, subject to clause (d) below, including accruals and reserves in respect of potential or future cash items), but excluding any non-cash charge representing amortization of a prepaid cash item that was paid but not expensed in a prior period,

(ix) cash actually received (or any netting arrangements resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(x) unusual or non-recurring losses or charges, and

(xi) the amount of “run-rate” cost savings and synergies projected by the Parent Borrower in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within 12 months following the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (a) such cost savings and synergies are reasonably identifiable, factually supportable and certified by the chief financial officer, chief accounting officer or treasurer (or other equivalent officer) of the Parent Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken, provided that such benefit is expected to be realized within 12 months of taking such action), and (b) such cost savings and synergies (including any cost savings or synergies pursuant to Section 1.04(d) in any four fiscal quarter period when added to the aggregate amount of add backs made pursuant to clause (vi)(c) above shall not exceed the EBITDA Cap for such four fiscal quarter period); provided, further, that any cost savings and synergies (including any cost savings or synergies pursuant to Section 1.04(d)) in connection with any Investments made under Sections 7.02(v), (w) and (x), in each case, relating to periods, or actions taken, prior to the consummation of the respective Investments shall not be subject to the EBITDA Cap and shall be included in the determination of Consolidated EBITDA prior to calculating and giving effect to the EBITDA Cap;

(xii) [reserved]; and

(xiii) [reserved]; minus

(c) an amount which, in the determination of Consolidated Net Income for such period, has been included for non-cash income during such period (other than with respect to payments actually received and the reversal of any accrual or reserve to the extent not previously added back in any prior period), minus (d) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(viii) above in such period or in a prior period; minus (e) the amount of income consisting of or associated with losses of any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties, minus (f) non-recurring or unusual gains.

“Consolidated EBITDA Calculation Format” has the meaning specified in Section 6.02(b).

“Consolidated Interest Expense” means, for any period, (a) total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP) of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries, (i) including, (A) all commissions, discounts and other fees and charges owed with respect to Indebtedness of the Parent Borrower and any of its Restricted Subsidiaries and (B) any Commitment Fees and (ii) excluding (A) any amount not paid or payable currently in cash, (B) any amortization or write-down of deferred financing fees, costs associated with the issuance of Indebtedness, discounted liabilities, commissions, fees and expenses, (C) fees, premiums, expenses and other transaction costs payable or otherwise borne by Holdings, the Parent Borrower and its Restricted Subsidiaries in connection with the Transactions and the transactions contemplated thereby, in each case that are otherwise included in Consolidated Interest Expense, (D) any annual agency fees with respect to any Indebtedness, in each case to the extent included in Consolidated Interest Expense, (E) any costs associated with obtaining, or breakage costs in respect of, Swap Contracts, (F) any fees and expenses associated with any permitted dispositions and asset sales, acquisitions and Investments, equity issuances or issuances of Indebtedness (in each case, whether or not consummated), including, any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition, (G) any “additional interest” or “liquidated damages” with respect to any securities for failure to timely comply with registration rights obligations, (H) any expensing of bridge, commitment and other financing fees and any other fees related to any acquisition or financing, (I) commissions, discounts, yield and other fees and charges (including any interest expense) related to any qualified securitization facility permitted hereunder and (J) penalties and interest relating to Taxes, less (b) any cash interest income of the Parent Borrower or any of its Restricted Subsidiaries actually received during such period. For avoidance of doubt, Consolidated Interest Expense shall be net of payments made or received under interest rate Swap Contracts.

“Consolidated Net Income” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication,

(i) any net after-tax extraordinary gains, losses or charges,

(ii) the cumulative effect of a change in accounting principle(s) during such period,

(iii) any net after-tax gains or losses realized upon the Disposition of assets outside the ordinary course of business (including any gain or loss realized upon the Disposition of any Equity Interests of any Person) and any net gains or losses on disposed, abandoned and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities,

(iv) (A) the net income (or loss) of (1) solely for purposes of determining the amount available under clause (a) of the definition of Cumulative Amount, any Restricted Subsidiary (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders (which has not been legally waived) and (2) any Joint Venture, any Person that is not a Restricted Subsidiary and any Unrestricted Subsidiary, except in each case to the extent of the amount of dividends or other distributions actually paid in cash or Cash Equivalents (or converted to cash or Cash Equivalents) to such Person or one of its Restricted Subsidiaries by such Restricted Subsidiary, Joint Venture, Person or Unrestricted Subsidiary during such period and (B) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person,

(v) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs of such Person, any of its Subsidiaries or any direct or indirect parents in connection with the Original Cash Flow Transactions,

(vi) (A) any charges or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Company Parties, in each case of (A) and (B), to the extent that (in the case of any cash charges, costs and expenses) such charges, costs or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower, Holdings or any direct or indirect parent of the Parent Borrower or net cash proceeds of an issuance of Qualified Equity Interests of the Parent Borrower, Holdings or any direct or indirect parent of the Parent Borrower;

(vii) any net income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness,

(viii) effects of any adjustments (including the effects of such adjustments pushed down to the Parent Borrower and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Original Cash Flow Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof,

(ix) accruals and reserves that are established within twelve months after the Original Cash Flow Closing Date that are so required to be established as a result of the Original Cash Flow Transactions in accordance with GAAP,

(x) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or obligations (including any losses with respect to obligations of customers, account debtors and suppliers in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case, pursuant to GAAP,

(xi) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses, and

(xii) any net unrealized gains and losses resulting from obligations under Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and the application of Statement of Financial Accounting Standards No. 133.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption plus any reimbursements of any expenses and charges to the extent reducing Consolidated Net Income that are actually received and covered by indemnification or other reimbursement provisions or, so long as the Parent Borrower has made a determination that there exists reasonable expectation that such amount will in fact be reimbursed by the insurer or otherwise indemnified or reimbursed and only to the extent that such amount is in fact reimbursed or indemnified within 365 days of the date of such determination (with a reversal in the applicable future period for any amount so included to the extent not so reimbursed within such 365 day period).

“Consolidated Senior Secured Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of any Loan Party.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate stated balance sheet amount of Indebtedness of the Parent Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition, and excluding the effects of any election to report liabilities based upon their fair value as opposed to the stated principal amount thereof) consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and letters of credit to the extent of amounts outstanding under standby letters of credit and unreimbursed for more than 10 days and obligations in respect of Indebtedness evidenced by bonds, debentures, notes or similar instruments, minus (b) the lesser of (x) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens other than Liens permitted by Section 7.01(a)(i), Section 7.01(l), Section 7.01(v)(i) and (ii), Section 7.01(aa), Section 7.01(cc), and nonconsensual Liens permitted under Section 7.01) included in the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such date, and (y) $50,000,000; provided, that Consolidated Total Debt shall not include Indebtedness in respect of (A) obligations of the type described in clauses (b), (c), (d) and (g) of the definition of “Indebtedness” or clause (e) or (h) thereof to the extent relating to such clause (b), (c), (d) or (g), except in the case of any letter of credit, except to the extent of amounts outstanding under standby letters of credit and unreimbursed for more than 10 days or (B) any Vesting Payment or any liability in respect of an obligation to make a Vesting Payment.

“Continuing Directors” shall mean the directors (or managers) of Holdings on the Original Cash Flow Closing Date, after giving effect to the Merger and the other transactions contemplated by the Original Cash Flow Credit Agreement, and each other director (or manager), if, in each case, such other directors’ or managers’ nomination for election to the board of directors (or board of managers) of Holdings is endorsed by a majority of the then-Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrowers and/or other companies.

“Copyright Security Agreement” means the Copyright Security Agreement among the Loan Parties party thereto and the Administrative Agent, dated as of the Closing Date.

“Credit Agreement (Cash Flow) Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a “Refinancing Amendment” under and as defined in the Cash Flow Credit Agreement, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in the form of loans, credit or other debt facilities, notes, indentures or any other long-term indebtedness in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any existing class of loans or commitments under the Cash Flow Credit Agreement or any then-existing Credit Agreement (Cash Flow) Refinancing Indebtedness (“Cash Flow Refinanced Debt”) or to increase the amount issued or borrowed thereunder or any Indebtedness that would otherwise constitute Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt or Permitted Unsecured Refinancing Debt issued or borrowed in addition to (and not to refinance) any existing Cash Flow Credit Agreement or any then-existing Credit Agreement (Cash Flow) Refinancing Indebtedness; provided that (i) such Indebtedness is not scheduled to mature prior to the Maturity Date of such Cash Flow Refinanced Debt (or, if such Credit Agreement (Cash Flow) Refinancing Indebtedness is an increase, the earlier of the Maturity Date hereunder and the maturity date of the Cash Flow Credit Agreement), (ii) such Indebtedness shall be permitted under Section 7.03(aa), (iii) such Indebtedness shall not be subject to any Guarantee by any Person other than a Loan Party under, and as defined in, the definitive agreement in respect of the Cash Flow Refinanced Debt then being refinanced (or, if such Credit Agreement (Cash Flow) Refinancing Indebtedness is an increase, the Cash Flow Credit Agreement and any then existing Credit Agreement (Cash Flow) Refinancing Indebtedness), (iv) in the case of Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings or any Restricted Subsidiary other than any asset constituting “Collateral” (as defined in the definitive agreement in respect of the Cash Flow Refinanced Debt then being refinanced) (or any comparable term) (or, if such Credit Agreement (Cash Flow) Refinancing Indebtedness is an increase, the Cash Flow Credit Agreement and any then existing Credit Agreement (Cash Flow) Refinancing Indebtedness), (v) such Indebtedness (except with respect to pricing, premiums and optional payment or optional redemption terms) shall be entered into on terms and conditions, including covenants, defaults and remedy provisions, not materially more restrictive, taken as a whole, to the Parent Borrower and its Restricted Subsidiaries than the Cash Flow Credit Agreement as in effect on the date hereof, (vi) if such Indebtedness is secured, the security agreements relating to such Indebtedness shall be substantially the same as or more favorable than the “Collateral Documents” (as defined in the Cash Flow Loan Documents) as of the date hereof (with any differences as are reasonably satisfactory to the Administrative Agent) or otherwise more favorable to the Loan Parties, (vii) if such Indebtedness is secured, such Indebtedness and the Senior Representative under such Indebtedness shall be subject to any or all of the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, or the ABL Intercreditor Agreement, as applicable; provided that if such Indebtedness is issued pursuant to an agreement that has not previously been made subject thereto, then Holdings (to the extent applicable), the Parent Borrower, the other Loan Parties, the administrative agent (or any comparable term) under the definitive agreement in respect of the Cash Flow Refinanced Debt then being refinanced, if any, and the Senior Representative for such Indebtedness shall have executed and delivered any or all of the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement or the ABL Intercreditor Agreement, as applicable, and (viii) to the extent necessary for such Credit Agreement (Cash Flow) Refinancing Indebtedness to be permitted under Section 7.03(aa), such Cash Flow Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement (Cash Flow) Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Facility Secured Leverage Ratio” means as of the end of any fiscal quarter of the Parent Borrower for the Test Period ending on such date, the ratio of (a) aggregate Indebtedness outstanding under Cash Flow Credit Facilities consisting of credit facilities that are secured by the Collateral on a pari passu basis with the First Lien Obligations to (b) Consolidated EBITDA for such Test Period, in each case for the Parent Borrower and its Restricted Subsidiaries; provided that for the purpose of computing Consolidated EBITDA for this definition, “EBITDA Cap”, as used therein, shall have the meaning specified in the Cash Flow Credit Agreement.

“Cumulative Amount” means, on any date of determination (the “Reference Date”), the sum of (without duplication):

(a) the sum of “Excess Cash Flow” (as defined in the Cash Flow Credit Agreement as in effect on the date hereof) for each fiscal year of the Parent Borrower, commencing with the fiscal year of the Parent Borrower ended December 31, 2011, that was not required to be applied to prepay Cash Flow Term Loans pursuant to the terms of the Cash Flow Credit Agreement; plus

(b) Eligible Equity Proceeds from and after the Original Cash Flow Closing Date (other than (i) in connection with calculating the Cumulative Amount for purposes of Sections 7.06(f)(ii) and 7.13(i)(B), the PharmaNet Equity Contribution and the Cash Flow Facility Equity Contribution and (ii) to the extent (x) used in a Cure Amount or (y) applied to fund (A) termination fees added back to Consolidated EBITDA under clause (v) of the definition thereof and (B) charges, costs and expenses excluded from Consolidated Net Income pursuant to clause (vi)(B) thereof) to the extent Not Otherwise Applied; plus

(c) to the extent not included in clause (a) above, the aggregate amount received by the Parent Borrower or any Restricted Subsidiary from cash dividends and distributions received from any Unrestricted Subsidiaries and Net Cash Proceeds in connection with the Disposition of its Equity Interests in any Unrestricted Subsidiary, in each case, during the period from and including the Business Day immediately following the Original Cash Flow Closing Date through and including the Reference Date, in each case to the extent that the Investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary, was made in reliance on the Cumulative Amount pursuant to Section 7.02(n); minus

(d) the aggregate amount of (1) Restricted Payments made using the Cumulative Amount pursuant to Section 7.06(f)(ii), (2) Investments made using the Cumulative Amount pursuant to Section 7.02(n) and (3) prepayments made using the Cumulative Amount pursuant to Section 7.13(i)(B) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date); plus

(e) to the extent not included in clause (a) above, the aggregate amount of cash Returns to the Parent Borrower or any Restricted Subsidiary in respect of Investments made pursuant to Section 7.02(n).

“Cure Amount” has the meaning specified in Section 8.04(a).

“Cure Expiration Date” has the meaning specified in Section 8.04(a).

“Debt Issuance” means the issuance or incurrence by any Person or any of its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, at any time, subject to Section 2.16(d), as determined by the Administrative Agent, (i) a Lender that has failed for one or more Business Days to comply with its obligations under this Agreement to make a Revolving Credit Loan, make a payment to the L/C Issuer in respect of an L/C Obligation, make a payment to the Swing Line Lender in respect of a Swing Line Loan, make a payment to the Administrative Agent in respect of a Protective Advance and/or make any other payment due hereunder (each a “Lender Funding Obligation”), (ii) any Lender that has notified the Administrative Agent, the Parent Borrower, the L/C Issuer, or the Swing Line Lender, or has stated publicly, that it does not intend to comply with any such Lender Funding Obligation hereunder, (iii) any Lender that has defaulted on its Lender Funding Obligations under any other loan agreement or credit agreement or other similar agreement (absent a good faith dispute), (iv) any Lender that has, for three or more Business Days after request of the Administrative Agent or the Parent Borrower, failed to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective Lender Funding Obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Parent Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of Lender Funding Obligations provided for in Section 2.16 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Lender Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.16(d)) upon notification of such determination by the Administrative Agent to the Parent Borrower, the L/C Issuer, the Swing Line Lender and the Lenders.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by the relevant Loan Party, the Administrative Agent, and the relevant deposit account bank, establishing “control” (within the meaning of the UCC) of one or more Deposit Accounts by the Administrative Agent in accordance with the terms hereof.

“Designated Blocked Account” has the meaning specified in Section 6.16(b)(i).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Parent Borrower in good faith) of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents within one hundred and eighty (180) days following the consummation of the applicable Disposition).

“Discharge of First Lien Obligations” means the “Discharge of First Lien Obligations” as defined in the ABL Intercreditor Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date.

“Disqualified Institutions” means those banks and institutions identified in writing by the Parent Borrower to the Administrative Agent on or prior to the Closing Date, which banks and institutions shall be reasonably acceptable to the Administrative Agent for the purposes hereof.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA Cap” has the meaning specified in clause (b)(vi)(c) of the definition of Consolidated EBITDA.

“Eligible Accounts” means, at any time, all Accounts due to any Borrower or any Subsidiary Guarantor arising from the sale of goods of any Borrower or any Subsidiary Guarantor or the provision of services by any Borrower or any Subsidiary Guarantor and reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.02(h) or Section 6.16(b)(ii) or (iii), as applicable; provided that Eligible Accounts shall not include any Account (determined without duplication (including without duplication of any Reserves established in accordance with Section 2.18)):

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent (other than nonconsensual Liens permitted under Section 7.01 having priority by operation of applicable Law, without limiting the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such nonconsensual Liens);

(b) (i) which is due and payable more than 180 days after the original invoice date thereof or (ii) with respect to which any payment or part thereof remains unpaid for more than 90 days after its original due date; provided that, in addition to the Accounts excluded pursuant to clauses (i) and (ii) above, there shall also be excluded the amount of any net credit balances relating to Accounts due and payable more than 180 days after the original invoice date thereof or with respect to which any payment or part thereof remains unpaid for more than 90 days after its original due date;

(c) which has been written off the books of any Borrower or any Subsidiary Guarantor or otherwise been designated by any Borrower or any Subsidiary Guarantor as uncollectible;

(d) which is owing by an Account Debtor for which more than 50.0% of the Accounts owing from such Account Debtor and, to the best knowledge of any Borrower or any Subsidiary Guarantor, its Affiliates, are ineligible pursuant to clause (b) above;

(e) (i) with respect to Account Debtors with a corporate credit rating of BBB or higher from S&P or Baa2 or higher from Moody’s, to the extent the aggregate amount of Accounts owing from such Account Debtor and, to the best knowledge of any Borrower or any Subsidiary Guarantor, its Affiliates to the Loan Parties (other than Holdings) that constitute Eligible Accounts before application of this clause (e), exceeds 25% of the Eligible Accounts of the Borrowers and the Subsidiary Guarantors at such time and (ii) with respect to Account Debtors with a corporate credit rating of lower than BBB from S&P or lower than Baa2 from Moody’s or that are not rated, to the extent the aggregate amount of Accounts owing from such Account Debtor and, to the best knowledge of any Borrower or any Subsidiary Guarantor, its Affiliates to the Loan Parties (other than Holdings) that constitute Eligible Accounts before application of this clause (e), exceeds 10% of the Eligible Accounts of the Borrowers and the Subsidiary Guarantors at such time, but in each case, only to the extent of such excess; provided that, with respect to any Account Debtor, upon the request of the Parent Borrower, the Administrative Agent may permit a higher concentration percentage with respect to such Account Debtor’s Accounts in the exercise of the Administrative Agent’s Permitted Discretion, and shall, upon agreeing to permit such higher concentration percentage, specify in writing the date that such higher concentration percentage shall be effective (which effective date shall not be on or as of a date in the past); provided, further, that no such higher concentration percentage described in the immediately preceding proviso shall be effective without the prior written consent of the Required Lenders; provided, further, that any such higher concentration percentage permitted pursuant to the first proviso of this clause (e) may be subsequently reduced or revoked by the Administrative Agent in its Permitted Discretion (but in no event shall such concentration percentage with respect to such Account Debtor’s Accounts be reduced below the applicable percentage specified in clause (e)(i) or (e)(ii));

(f) which does not conform in all material respects to the representations and warranties contained in this Agreement or in the Security Agreement;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (iii) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Borrower or Subsidiary Guarantor;

(i) with respect to which any check, promissory note, draft, trade acceptance or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets, (ii) had possession of all or substantially all of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or Federal bankruptcy laws, (iv) admitted in writing its inability to pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business; provided that the Administrative Agent may, in its Permitted Discretion, include Accounts from Account Debtors described in clauses (i), (ii) or (iii) above if and to the extent such Accounts arose prior to such filing and the Borrower or Subsidiary Guarantor to which such Account is owing is determined in the applicable bankruptcy, receivership or insolvency proceedings to have a claim on such Account prior and senior to the claim of any other creditor of such Account Debtor on such Account;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets, to the best knowledge of any Borrower or any Subsidiary Guarantor (unless the Person acquiring such assets has assumed such Account Debtor’s obligations under such Account and such Account would otherwise qualify as an Eligible Account);

(l) which is owed by an Account Debtor which (i) does not maintain either its chief executive office, or any other office through which such Account Debtor conducts a substantial portion of its business, in the United States, Puerto Rico, Guam or Canada or (ii) is not organized under applicable Law of the United States, Puerto Rico, Guam or Canada or any state or province thereof unless, in any case, (x) the Administrative Agent provides its prior written approval, and (y) to the extent that the aggregate amount of all Accounts that are Eligible Accounts in accordance with clause (x) above exceeds $1,000,000, any such excess is backed by a letter of credit or credit insurance policy reasonably acceptable to the Administrative Agent and, in the case of any letter of credit, which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

(m) which is owed in any currency other than Dollars;

(n) which is owed by (i) the government (or any department, agency, public corporation or instrumentality thereof) of any country other than the United States unless such Account is backed by a letter of credit or credit insurance policy reasonably acceptable to the Administrative Agent and, if requested by the Administrative Agent, in the case of any letter of credit, which is in the possession of the Administrative Agent; provided that the aggregate amount of Accounts of all Borrowers and all Subsidiary Guarantors described in this clause (i) does not exceed 5% of all Eligible Accounts, or (ii) the government of the United States, or any department, agency, public corporation or instrumentality thereof, unless (x) the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction or (y) in the case of clause (ii), the aggregate amount of Accounts of all Borrowers and all Subsidiary Guarantors described in this clause (ii) does not exceed 5% of all Eligible Accounts;

(o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Borrower and any Subsidiary Guarantor; provided that this clause (o) shall not exclude any Account of any Account Debtor solely on the basis that it is a portfolio company of any Sponsor;

(p) which (i) is owed by an Account Debtor or, to the best knowledge of any Borrower or any Subsidiary Guarantor, any Affiliate of such Account Debtor to which any Borrower or any Subsidiary Guarantor is indebted (but only to the extent of such indebtedness), (ii) is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor (but only to the extent of such security, deposit, progress payment, retainage or other similar advance) or (iii) is recorded on the applicable Borrower’s or the applicable Subsidiary Guarantor’s balance sheet as deferred revenue, in each case to the extent thereof;

(q) which is subject to any right of rescission, counterclaim, deduction, defense, offset (including, without limitation, as a result of customer promotional allowances, deposits, overpayments, discounts, rebates or claims (other than discounts, rebates and claims given in the ordinary course of business so long as such discounts, rebates and claims are reflected on the invoice)), hold back defense, adverse claim or other claim, defense or dispute, but only to the extent of any such rescission, counterclaim, deduction, defense, offset, hold back defense, adverse claim or other claim, defense or dispute, and that does not constitute a rebilled amount arising from a deduction taken by an Account Debtor with respect to a previously arising Account, notice of which is provided to the Parent Borrower or any of its Restricted Subsidiaries; provided that no Account that otherwise constitutes an Eligible Account shall be rendered ineligible by virtue of this clause (q) to the extent, but only to the extent, that the Account Debtor’s right of setoff is limited by an enforceable agreement that is reasonably satisfactory to the Administrative Agent;

(r) which is evidenced by any promissory note, chattel paper or other instrument;

(s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit any Borrower or any Subsidiary Guarantor to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or is qualified to do business in such jurisdiction, or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(t) with respect to which any Borrower or any Subsidiary Guarantor has made any agreement with the Account Debtor for the reduction thereof, other than discounts and adjustments given in the ordinary course of business, or other than any Account which was partially paid and such Borrower or such Subsidiary Guarantor created a new receivable for the unpaid portion of such Account; provided that only the amount of the reduction of any such Account shall be deemed ineligible by virtue of this clause (t);

(u) which does not comply in all material respects with the requirements of all applicable Laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay; provided that the Administrative Agent shall provide the Parent Borrower with three (3) Business Days’ prior written notice of any Account that it intends to designate as ineligible pursuant to this clause (v), which notice shall include a reasonably detailed description of the reason for the Administrative Agent’s determination that such Account may not be paid by reason of the Account Debtor’s inability to pay (during which period (i) the Administrative Agent shall, if requested, discuss such determination with the Parent Borrower and (ii) the Parent Borrower may take such action as may be required so that the event, condition or matter that is the basis for such determination no longer exists or exists in a manner that would result in the establishment of a lower amount being deemed ineligible pursuant to this clause (v), in a manner and to the extent reasonably satisfactory to the Administrative Agent);

(w) which is acquired in connection with a Permitted Acquisition to the extent that the Administrative Agent shall not have received a field examination in respect of such Account, which field examination shows results reasonably satisfactory to the Administrative Agent; provided, it is agreed that so long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Borrowers and the Subsidiary Guarantors reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable efforts to complete such field examination on or prior to the closing date of such Permitted Acquisition; provided, further, that the Administrative Agent may, in its Permitted Discretion, determine to include such Accounts as Eligible Accounts prior to the receipt by the Administrative Agent of such field examination, without limiting the right of the Administrative Agent to subsequently exclude such Accounts based on the results of such field examination;

(x) which represents any portion of any cash receipt or customer deposits received by the applicable Borrower or the applicable Subsidiary Guarantor from an Account Debtor that has not been applied to such Account Debtor’s Account;

(y) which constitutes finance charges, late fees or other fees that are unearned; provided that such Account shall be ineligible pursuant to this clause (y) only to the extent of such finance charges, late fees or other unearned fees;

(z) which is an Account that has been invoiced but is not reflected on the consolidated general ledger and the current detailed accounts receivables aging of the Borrowers and the Subsidiary Guarantors;

(aa) which is an Account that has not been invoiced and that is not reflected on the consolidated general ledger and the current detailed listing of accounts receivables of the Borrowers and the Subsidiary Guarantors; or

(bb) which is an Unbilled Milestone Account.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the L/C Issuer, (iii) the Swing Line Lender, and (iv) unless an Event of Default has occurred and is continuing under Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i), the Parent Borrower (each such approval not to be unreasonably withheld or delayed); provided, that under no circumstances (x) shall any Disqualified Institution be an assignee without the prior written consent of the Parent Borrower (which may be withheld in the Parent Borrower’s sole discretion) and (y) shall any Sponsor, Holdings, any Borrower Party, or any Affiliate of any of the foregoing, be an Eligible Assignee.

“Eligible Billed Accounts” means Eligible Accounts that have been invoiced to an Account Debtor by any Borrower or any Subsidiary Guarantor (determined in conformity with the Borrowing Base Certificate delivered on the Closing Date).

“Eligible Unbilled Time & Material Accounts” means Eligible Accounts that arise from time and materials customer contracts for which revenue has been earned and recognized but that have not been invoiced to an Account Debtor by any Borrower or any Subsidiary Guarantor (determined in conformity with the Borrowing Base Certificate delivered on the Closing Date).

“Eligible Equity Proceeds” means the Net Cash Proceeds received by Holdings or any direct or indirect parent thereof from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) or from any capital contributions in respect of Equity Interests (other than Disqualified Equity Interests) to the extent such Net Cash Proceeds or capital contributions are directly or indirectly contributed to, and actually received by, the Parent Borrower as cash common equity (or, if only a portion thereof is so contributed and received, to the extent of such portion).

“Enforcement Notice” means any “Enforcement Notice” as defined in the ABL Intercreditor Agreement.

“Environmental Laws” means the common law and any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or of public health (to the extent relating to exposure to Hazardous Materials) or the management, storage, treatment, transport, distribution or Release of any Hazardous Materials.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil and subsurface strata, and natural resources, such as wetlands, flora and fauna.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower, any other Loan Party or any of their respective Subsidiaries arising from, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or Release of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means investments in the form (a) of cash common equity or (b) preferred equity (any such equity in clauses (a) or (b) collectively, “Permitted Equity”), directly or indirectly in Holdings (or any parent company thereof), by the Investors, and contributed to the Parent Borrower in the form of common equity, in an aggregate amount that, when taken together with all Permitted Equity rolled over or directly or indirectly invested in Permitted Equity of Holdings (or any parent company thereof) and all Permitted Equity of Holdings (or any parent company thereof) issued to, or otherwise directly or indirectly acquired by, Management Shareholders and other shareholders of inVentiv Health, Inc. (determined immediately prior to giving effect to the Merger) was not less than 30% of the sum of (1) the aggregate stated principal amount of the loans borrowed on the Original Cash Flow Closing Date under the Original Cash Flow Credit Agreement, (2) the aggregate stated principal amount of the Senior Notes issued on the Original Cash Flow Closing Date, (3) the aggregate stated principal amount of Surviving Indebtedness on the Original Cash Flow Closing Date, and (4) the aggregate amount of all such Permitted Equity on the Original Cash Flow Closing Date.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition of Equity Interests shall not be deemed to be an Equity Issuance.

“Equity Sponsor” means any Investor that from time to time, directly or indirectly owns any Equity Interests of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by the Parent Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due, upon the Parent Borrower or any ERISA Affiliate or (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, or the failure to make any contribution to a Multiemployer Plan.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, (i) the rate per annum equal to the Screen Rate for delivery on the first day of such Interest Period with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, (ii) if the rate referenced in the preceding clause (i) is not available, the rate per annum equal to the Interpolated Screen Rate for delivery on the first day of such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to (x) the Screen Rate or (y) if the rate referenced in the preceding clause (x) is not available, the Interpolated Screen Rate, in each case with a term equivalent to such Interest Period quoted for delivery on the most recent Business Day preceding the first day of such Interest Period for which such rate is available.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, at any time, an amount equal to (a) the Line Cap, minus (b) the aggregate Revolving Exposure of all Lenders at such time.

“Excluded Accounts” means (a) the First Lien Collateral Account and the First Lien Trust Monies deposited therein (each as defined in the ABL Intercreditor Agreement), (b) any Deposit Account identified in writing to the Administrative Agent prior to the opening thereof that holds or will hold only identifiable Proceeds of First Lien Priority Collateral, (c) payroll, benefits, withholding and payroll tax, escrow, customs and other fiduciary accounts, (d) any Deposit Account established (or otherwise maintained) by the Parent Borrower or any of its Restricted Subsidiaries that does not have a cash balance at any time exceeding $100,000 individually and, collectively with all other Deposit Accounts excluded pursuant to this clause (d), $250,000 in the aggregate for all such Deposit Accounts and (e) zero balance accounts; provided that at no time shall a Designated Blocked Account constitute an Excluded Account.

“Excluded Assets” means, (a) any real property or real property interests (including leasehold interests) other than Material Real Property, (b) motor vehicles and other assets subject to certificates or title, letter-of-credit rights (except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement), (c) any assets if the granting of a security interest in such asset would (i) be prohibited by applicable Law (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition), (ii) trigger termination of any agreement, document or instrument pursuant to any “change of control” or similar provision (except to the extent such provision is overridden by the UCC) (other than the proceeds thereof) or (iii) be prohibited by contract (except to the extent such prohibition is overridden by the UCC), so long as any such negative pledge is otherwise permitted under Section 7.09 hereof, (d) Equity Interests

(i) constituting margin stock, (ii) in any Person (other than Restricted Subsidiaries) and Immaterial Subsidiaries, (iii) in any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary if the granting of a security interest in such Equity Interests would be prohibited by organizational or governance documents of such Restricted Subsidiary or would trigger a termination pursuant to any “change of control” or similar provision in such documents, and (iv) that are voting Equity Interests in any Subsidiary described in clause (d) of the definition of Excluded Subsidiary in excess of 65% of the voting Equity Interests in such Subsidiary, (e) any property and assets the pledge of which would require the consent, approval, license or authorization of any Governmental Authority, (f) assets in circumstances where the Administrative Agent and the Parent Borrower agree in writing that the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby, (g) any Intellectual Property to the extent that the attachment of the security interest thereto, or any assignment thereof, would result in the forfeiture, invalidation or unenforceability of the Grantors’ rights in such property including, without limitation, any License pursuant to which Grantor is Licensee under terms which prohibit the granting of a security interest or under which granting such an interest would give rise to a breach or default by Grantor, any Trademark applications filed in the US Patent and Trademark Office on the basis of such Grantor’s “intent-to-use” such Trademark, unless and until acceptable evidence of use of such Trademark has been filed with the US Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application, and (h) such other assets to the extent subject to exceptions and limitations set forth in the Collateral Documents or, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the applicable Loan Party in writing. For purposes of this definition, any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Security Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary, (b) each Subsidiary listed as such in the Confidential Disclosure Letter, (c) any Subsidiary that is prohibited by contractual requirements (other than contractual requirements entered into by such Subsidiary to avoid guaranteeing the Obligations) or applicable Law from guaranteeing the Obligations, (d) (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary that is (A) a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) or (B) treated as a disregarded entity for U.S. federal income tax purposes and that has substantially no assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs or (iii) any Subsidiary of the type described in Section 6.12(d)(iv), (e) any Immaterial Subsidiary and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Parent Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means, with respect to any Agent, any Lender (including any L/C Issuer) or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document,

(a) any Taxes imposed on or measured by its net income (however denominated) or overall gross income (including branch profits) and franchise (and similar) Taxes imposed on it in lieu of net income taxes by a jurisdiction as a result of such recipient being organized or resident in, maintaining a Lending Office in, doing business in or having another present or former connection with, such jurisdiction (other than a business or connection deemed to arise solely by virtue of the Loan Documents or any of the transactions contemplated thereby);

(b) any United States federal withholding tax that is imposed pursuant to any Law in effect at the time such recipient becomes a party to this Agreement, changes its applicable Lending Office or changes its place of organization, except to the extent such Lender’s assignor (if any) was entitled, immediately prior to the assignment, or such Lender was entitled, immediately prior to the change in Lending Office or change of place of organization, to payments in respect of United States federal withholding tax under Section 3.01(a) or (c);

(c) any Taxes attributable to a recipient’s failure or comply with Section 10.15(a) or (b); or

(d) any United States federal withholding taxes under FATCA.

“Existing Letters of Credit” means the letters of credit identified as “Existing Letters of Credit” in the Confidential Disclosure Letter that are outstanding on the Closing Date.

“Existing Swaps” means any Swap Contract outstanding immediately prior to the consummation of the Merger Agreement and in effect as of the Original Cash Flow Closing Date and any Swap Contract replacing such Swap Contracts on the Original Cash Flow Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financial Covenant Trigger Period” means at any time, any period (a) commencing on the date on which Excess Availability is less than the greater of (i) 10% of the Line Cap and (ii) $12 million and (b) continuing until the first date thereafter on which, during the preceding 30 consecutive calendar days (inclusive of such date), Excess Availability shall have been equal to or greater than the greater of (i) 10% of the Line Cap and (ii) $12 million.

“First Lien Intercreditor Agreement” means the “First Lien Intercreditor Agreement” as defined in the ABL Intercreditor Agreement.

“First Lien Obligations” means the “First Lien Obligations” as defined in the ABL Intercreditor Agreement.

“First Lien Priority Collateral” means the “First Lien Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period then most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a) or (b) minus Consolidated Capital Expenditures for such Test Period to (b) Fixed Charges for such Test Period, in all cases calculated for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis.

“Fixed Charges” means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period, plus (b) Taxes paid or payable in cash during such period (net of Tax refunds), plus (c) scheduled principal payments in respect of Indebtedness for borrowed money (but excluding payments made by the Parent Borrower or any Subsidiary to the Parent Borrower or any Subsidiary) paid or payable in cash during such period, plus (d) scheduled principal payments in respect of the principal component of Capitalized Lease Obligations constituting Indebtedness paid or payable in cash during such period (without duplication of Consolidated Capital Expenditures deducted from Consolidated EBITDA in clause (a) of the definition of “Fixed Charge Coverage Ratio” during such period and net of cash proceeds from the sale or disposition of vehicles under Capitalized Leases).

“Foreign Plan” means any employee benefit plan maintained or contributed to by the Parent Borrower or its Subsidiaries primarily to provide pension benefits to employees employed outside the United States.

“Foreign Subsidiary” means any Subsidiary of the Parent Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Original Cash Flow Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, the Parent Borrower, the Co-Borrowers, and each of the Parent Borrower’s other Restricted Subsidiaries listed on Schedule I that, as of the Closing Date, shall have Guaranteed the Obligations of the Borrowers (each in its capacity as a Borrower under the Loan Documents) pursuant to the Guaranty and each other Restricted Subsidiary of the Parent Borrower that shall be required to become a Guarantor pursuant to Section 6.12.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement in respect of the Obligations of the Borrowers delivered pursuant to Section 6.12.

“Hazardous Materials” means all substances, materials, wastes, chemicals, pollutants, contaminants, constituents or compounds, in any form, regulated, or which can give rise to liability, under any environmental law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials and polychlorinated biphenyls.

“Hedge Bank” means any Person that was a Lender, an Agent or an Arranger or an Affiliate of a Lender, in its capacity as a party to a Secured Hedge Agreement, at the time such Secured Hedge Agreement was entered into.

“Holdings” has the meaning specified in the introductory paragraph of this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means each Restricted Subsidiary designated in writing by the Parent Borrower to the Administrative Agent as an Immaterial Subsidiary, that, as of the last day of the fiscal year of the Parent Borrower most recently ended, had revenues or total assets for such year in an amount that is less than 5% of the consolidated revenues or total assets, as applicable, of the Parent Borrower and its Restricted Subsidiaries for such year; provided that all such Immaterial Subsidiaries, taken together, as of the last day of the fiscal year of the Parent Borrower most recently ended, shall not have revenues or total assets for such year in an amount that is equal to or greater than 5% of the consolidated revenues or total assets, as applicable, of the Parent Borrower and its Restricted Subsidiaries for such year. Any Restricted Subsidiary that executes a Guaranty of the Obligations shall not be deemed an Immaterial Subsidiary and shall be excluded from the calculations above.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount Date” has the meaning specified in Section 2.14(a).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Lender” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, (iii) [reserved], and (iv) liabilities associated with customer prepayments and deposits);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. Vesting Payments shall not constitute Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property Security Agreement” means, collectively, the Trademark Security Agreement and the Copyright Security Agreement, substantially in the forms attached to the Security Agreement together with each other intellectual property security agreement (including, without limitation, any patent security agreement substantially in the form attached to the Security Agreement) executed and delivered pursuant to Section 6.12 or the Security Agreement.

“Intercreditor Agreements” means the Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement and any other intercreditor agreement or arrangement entered into in accordance with this Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan and a Protective Advance), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or with the consent of all relevant Lenders, nine or twelve months thereafter, as selected by the Parent Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interpolated Screen Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, the rate which results from interpolating on a linear basis between (a) the applicable Screen Rate for the period next longer than the length of such Interest Period and (b) the applicable Screen Rate for the period next shorter than the length of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment.

“Investors” means the Sponsors together with any other investors making an equity co-investment directly or indirectly in Holdings.

“IP Rights” has the meaning specified in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement substantially in the form of Exhibit H.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Parent Borrower or any of its Restricted Subsidiaries and (b) any Person in whom the Parent Borrower or any of its Restricted Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” shall mean (a) the Senior Notes and (b) any future Permitted Unsecured Indebtedness that, except for purposes of compliance with Section 7.13, has an aggregate principal amount in excess of the Threshold Amount.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Jurisdictional Requirements” has the meaning specified in Section 7.04(a).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Citibank N.A., acting through one of its affiliates or branches, in its capacity as issuer of Letters of Credit hereunder and each other Lender reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) that has entered into a L/C Issuer Agreement, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that no Person shall at any time become an L/C Issuer if after giving effect thereto there would at such time be more than five (5) L/C Issuers. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term L/C Issuer shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires. Neither Citibank, N.A. nor any of its branches or affiliates shall be required to issue any commercial Letter of Credit hereunder.

“L/C Issuer Agreement” means an agreement substantially in the form of Exhibit I, pursuant to which a Lender agrees to act as an L/C Issuer.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings. The L/C Obligations of any Lender at any time shall be such Lender’s Pro Rata Share of the total L/C Obligations at such time.

“Lender” means each Person named in the Confidential Disclosure Letter under the caption “Lender,” and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, Joinder Agreement or Revolving Extension Loan Joinder, as applicable, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and, as the context requires, the term “Lender” shall include the L/C Issuer and the Swing Line Lender.

“Lender Funding Obligation” has the meaning specified in the definition of “Defaulting Lender.”

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or its Parent Company by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit (if available to be issued by the applicable L/C Issuer) or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit substantially in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means $35,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Line Cap” has the meaning specified in Section 2.01.

“Loan” means an extension of credit by a Lender to the Borrowers in the form of a Revolving Credit Loan, a Swing Line Loan or a Protective Advance.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, and (e) each Letter of Credit Application.

“Loan Parties” means, collectively, Holdings, the Parent Borrower, the Co-Borrowers and each other Subsidiary Guarantor.

“Management Agreements” means that certain management agreement dated August 4, 2010 among inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc., Holdings, Merger Sub, the Parent Borrower and THL Managers VI, LLC, and that certain management agreement dated August 4, 2010 among inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc., Holdings, Merger Sub, the Parent Borrower, and Liberty Lane IH LLC, each as in effect on the Original Cash Flow Closing Date and as may be amended, modified, supplemented, restated, replaced or substituted so long as such amendment, modification, supplement, restatement, replacement or substitution is in a manner not materially disadvantageous to the Lenders, when taken as a whole, as compared to the Management Agreements in effect on the Original Cash Flow Closing Date, as determined in the good faith judgment of a majority of the disinterested members of the board of directors of the Parent Borrower.

“Management Shareholders” means the members of management of Holdings or its Subsidiaries who are investors, directly or indirectly, in Holdings.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets or financial condition of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to pay the Obligations under any Loan Document or (c) a material adverse effect on the rights and remedies of the Lenders, taken as a whole, under any Loan Document.

“Material Intellectual Property” means all registrations or pending applications for registration with the US Patent and Trademark Office for any trademarks or service marks that are material to the operation of the business of the Borrower Parties, taken as a whole.

“Material Real Property” means fee owned real property located in the United States with a fair market value in excess of $5,000,000.

“Maturity Date” means the earliest of (i) the date that is five (5) years after the Closing Date, (ii) if the credit facilities under the Cash Flow Credit Agreement as in effect on the date hereof have not been repaid or refinanced in full on or before the 90th day preceding their maturity, then the 90th day preceding the maturity of the credit facilities under the Cash Flow Credit Agreement, (iii) if the Senior Secured Notes have not been repaid or refinanced in full on or before the 90th day preceding their maturity, then the 90th day preceding the maturity of the Senior Secured Notes, and (iv) if the Senior Notes have not been repaid or refinanced in full on or before the 90th day preceding their maturity, then the 90th day preceding the maturity of the Senior Notes; provided that the reference to Maturity Date with respect to Commitments and Revolving Credit Loans whose maturity has been extended pursuant to Section 2.15 shall be the Revolving Maturity Date; provided, further, that none of the Cash Flow Credit Agreement as in effect on the date hereof, the Senior Secured Notes or the Senior Notes shall be considered repaid or refinanced in full for the purposes of this definition if such repayment or refinancing is made with the proceeds of Indebtedness that is (i) not permitted under this Agreement or (ii) is not scheduled to mature at least 91 days after the Latest Maturity Date.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger” means the merger pursuant to the Merger Agreement, pursuant to which inVentiv Acquisition, Inc. (formerly Papillon Acquisition, Inc.) (the “Merger Sub”), a direct wholly-owned subsidiary of Holdings, merged with and into the Parent Borrower, with the Parent Borrower surviving as a wholly-owned subsidiary of Holdings.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 6, 2010 (as amended on May 27, 2010), by and among inVentiv Group Holdings, Inc. (formerly Papillon Holdings, Inc.), the Merger Sub and the Parent Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, deeds of mortgage, trust deeds or mortgages, as applicable, made by the Borrowers or a Subsidiary Guarantor in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in respect of Material Real Property in form and substance reasonably acceptable to the Administrative Agent executed and delivered pursuant to Section 6.12; provided, no mortgage shall contain any representations, warranties, covenants, undertakings or defaults other than by reference to the representation, warranties, covenants, undertakings or defaults set forth in this Agreement or in the Security Agreement or customary representations and warranties relating to the subject property as of the date of execution of the applicable Mortgage.

“Mortgage Requirement” means, with respect to any Material Real Property owned by the Parent Borrower or a Subsidiary Guarantor, (i) provision of, (a) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a second priority Lien on the Material Real Property (or, following the Discharge of First Lien Obligations, a first priority Lien) described therein free of any other Liens other than those permitted by this Agreement and (b) a Mortgage executed by the Parent Borrower or a Subsidiary Guarantor in recordable form and otherwise in form and substance reasonably acceptable to the Parent Borrower and the Administrative Agent, (ii) recording of such Mortgage in the land records of the county in which such Material Real Property to be so encumbered is located and (iii) acquisition of standard flood hazard determinations for such Material Real Property, and if such Material Real Property is determined to be in a special flood zone, delivery of evidence of flood insurance in compliance with the requirements of the National Flood Insurance Program, and (iv) a local counsel opinion as to the enforceability of such Mortgage in the state in which the Material Real Property described in such Mortgage is located in form and substance reasonably acceptable to the Administrative Agent; provided, that (a) the Parent Borrower or a Subsidiary Guarantor shall not be required to deliver land surveys, environmental site assessments, engineering reports, zoning reports or any further legal opinions from primary counsel or local counsel in connection with the delivery of such Mortgages; and (b) the Administrative Agent may waive the requirements of clauses (i)(a) and (iv) if the burden, cost or consequences of obtaining title insurance or such opinions is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Parent Borrower or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Parent Borrower or any of its Restricted Subsidiaries) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Cash Flow Facilities Documents, (y) Indebtedness under the Loan Documents except in connection with a Disposition or Casualty Event in respect of ABL Priority Collateral, and (z) Additional Notes), together with any applicable premium, penalty, interest and breakage costs, (B) the out-of-pocket expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Parent Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes (or distributions for taxes) paid or reasonably estimated to be payable in connection therewith by the Parent Borrower or such Restricted Subsidiary and attributable to such Disposition or Casualty Event (including, in respect of any proceeds received in connection with a Disposition or Casualty Event of any asset of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Parent Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the relevant Borrowers); (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Parent Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in respect of any such Disposition or Casualty Event and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve;

(b) with respect to Equity Issuance by the Parent Borrower or any of its Restricted Subsidiaries (or the Person, if the context so requires), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such Equity Issuance over (ii) all taxes (including, in respect of any proceeds received in connection with such Equity Issuance of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Parent Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the relevant Borrowers) and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses) incurred by the Parent Borrower or such Restricted Subsidiary in connection with such Equity Issuance; and

(c) with respect to the Debt Issuance by the Parent Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such Debt Issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses, incurred by the Parent Borrower or such Restricted Subsidiary in connection with such Debt Issuance (including, in the case of Indebtedness of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Parent Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the relevant Borrowers).

“New Cash Flow Commitments” means any or all of the “New Revolving Credit Commitments” and the “New Term Commitments” (in each case, or any comparable term), each as defined in the Cash Flow Facilities Documents.

“New Revolving Credit Borrowing” means a borrowing consisting of simultaneous New Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders of such Class of New Revolving Credit Loans pursuant to Section 2.14.

“New Revolving Credit Loan” has the meaning specified in Section 2.14(c).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means any Taxes other than Excluded Taxes.

“Non-Recurring Business Optimization Expenditures” means any non-recurring expenditures made in respect of fixed or capital assets in connection with business optimization (and not maintenance) of the Parent Borrower and its Restricted Subsidiaries or other significant investments in the improvement, renovation, expansion, upgrade, integration or implementation of new or existing infrastructure, systems (including information technology), software and other fixed or capital assets of the Parent Borrower and its Restricted Subsidiaries.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-US Lender” has the meaning specified in Section 10.15(a).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of “Excess Cash Flow” (as defined in the Cash Flow Credit Agreement), that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt or availability of such amount.

“Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit C, evidencing the aggregate indebtedness of the Borrowers to such Lender resulting from the Revolving Credit Loans made by such Lender to the Borrowers.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) for purposes of this Agreement, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) for purposes of the Collateral Documents and each Guaranty, (x) all “Obligations” as defined in clause (a) above, (y) all Secured Hedge Obligations and (z) all Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the memorandum and articles of association (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Cash Flow Closing Date” means August 4, 2010.

“Original Cash Flow Credit Agreement” means that certain Credit Agreement, dated as of August 4, 2010 (as amended and supplemented on and prior to February 11, 2011), among Holdings, the Parent Borrower, the Co-Borrowers, Citibank, N.A., as administrative agent, and certain lenders and other parties party thereto.

“Original Cash Flow Transactions” means, collectively, (a) the Merger, (b) the execution and delivery and performance by the Loan Parties of each “Loan Document” as defined in the Original Cash Flow Credit Agreement, to which they are a party executed and delivered on or prior to the Original Cash Flow Closing Date, and, in the case of the Parent Borrower, the making of the initial borrowings under the Original Cash Flow Credit Agreement on the Original Cash Flow Closing Date, (c) the issuance of the Senior Notes, the Equity Contribution and the refinancing of the Parent Borrower’s then-existing debt (other than Surviving Indebtedness set forth in the Confidential Disclosure Letter attached to the Original Cash Flow Credit Agreement on the Original Cash Flow Closing Date) and other transactions contemplated thereby, (d) the consummation of any other transactions in connection with the foregoing, and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Swing Line Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent Borrower” has the meaning specified in the preliminary statements to this Agreement.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Participant” has the meaning specified in Section 10.07(d); provided that in no circumstance shall a Disqualified Institution be a Participant.

“Participant Register” has the meaning specified in Section 10.07(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that:

(a)	no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, and

(b)	either (i) (x) Excess Availability on the date of the proposed transaction or payment, both immediately before and on a Pro Forma Basis after giving effect to such transaction or payment, and (y) Average Excess Availability for the 30 day period immediately preceding such transaction or payment, calculated on a Pro Forma Basis assuming such transaction or payment occurred on the first day of such 30 day period, and in each case calculated to include the Borrowing of any Loans or issuance of any Letters of Credit in connection with the proposed transaction or payment, is greater than 20% of the Line Cap, or

(ii) (A)(x) Excess Availability on the date of the proposed transaction or payment, both immediately before and on a Pro Forma Basis after giving effect to such transaction or payment and (y) Average Excess Availability for the 30 day period immediately preceding such transaction or payment, calculated on a Pro Forma Basis assuming such transaction or payment occurred on the first day of such 30 day period, and in each case calculated to include the Borrowing of any Loans or issuance of any Letters of Credit in connection with the proposed transaction or payment, are less than or equal to 20% of the Line Cap and greater than 15% of the Line Cap, and (B) the Fixed Charge Coverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a) or (b) (calculated on a trailing four quarter basis, after giving Pro Forma Effect to such transaction or payment and any Borrowing of any Loans or issuance of any Letters of Credit in connection with the proposed transaction or payment) shall not be less than 1.00 to 1.00;

provided that, in connection with any such transaction or payment, the Parent Borrower shall have delivered to the Administrative Agent a certificate from the chief financial officer, chief accounting officer or treasurer (or other equivalent officer) of the Parent Borrower certifying compliance with the applicable foregoing conditions together with reasonably detailed calculations demonstrating the satisfaction of the requirements in clause (b) above (based, in the case of Excess Availability determinations, on the most recently delivered Borrowing Base Certificate and the then-current Revolving Exposure giving Pro Forma Effect to such transaction or payment), together with any relevant financial information in support of such calculations reasonably requested by the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent Borrower or any ERISA Affiliate or to which the Parent Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable credit judgment (from the perspective of a secured asset-based lender) in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions.

“Permitted Equity” has the meaning specified in the definition of “Equity Contribution.”

“Permitted Equity Issuance” means at any time, (a) any cash contribution to the common Equity Interests of Holdings and further contributed to the Parent Borrower, and (b) any sale or issuance of any Equity Interests resulting in Eligible Equity Proceeds.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement (Cash Flow) Refinancing Indebtedness, and (ii) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the First Lien Obligations pursuant to the First Lien Intercreditor Agreement, and, for the avoidance of doubt, pursuant to the ABL Intercreditor Agreement, Liens on the ABL Priority Collateral securing obligations in respect of Permitted First Priority Refinancing Debt shall be subordinated to the Liens on the ABL Priority Collateral securing the Obligations to the same extent as the First Lien Obligations; provided, further, that the Senior Secured Notes shall not constitute Permitted First Priority Refinancing Debt.

“Permitted Holders” means the Sponsors and the Management Shareholders; provided that if the Management Shareholders and Liberty Lane IH LLC, individually or in the aggregate, directly or indirectly beneficially own capital stock of Holdings representing more than 15% of the ordinary voting power of all of the outstanding capital stock of Holdings, they shall be treated as Permitted Holders of capital stock of Holdings representing only 15% of the ordinary voting power of all of the outstanding capital stock of Holdings at such time.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent Borrower in the form of one or more series of second lien (or other junior lien) secured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement (Cash Flow) Refinancing Indebtedness, and (ii) such Indebtedness is secured by the Collateral on a junior priority basis to the liens securing the Obligations and the First Lien Obligations pursuant to the Second Lien Intercreditor Agreement and, for the avoidance of doubt, pursuant to the ABL Intercreditor Agreement, Liens on the ABL Priority Collateral securing obligations in respect of Permitted Junior Priority Refinancing Debt shall be subordinated to the Liens on the ABL Priority Collateral securing the Obligations).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder and as otherwise permitted to be incurred or issued pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is contractually subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is contractually subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole, (d) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person or Persons who are the obligors on the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or would otherwise be permitted to incur such Indebtedness (including any guarantees thereof pursuant to Section 7.02 and Section 7.03) and (e) at the time thereof, no Event of Default shall have occurred and be continuing.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Parent Borrower and Subsidiary Guarantors that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions customary for “high yield” senior subordinated notes, (b) is not scheduled to mature prior to the date that is ninety-one (91) days after the Latest Maturity Date, (c) has no scheduled amortization or payments of principal (other than customary offers to purchase) prior to the Latest Maturity Date, and (d) has covenant, default and remedy provisions no more expansive in scope, or mandatory prepayment, repurchase or redemption provisions no more expansive in scope, taken as a whole, than those set forth in the Senior Notes Indenture (other than as would customarily be contained in senior subordinated debt securities); provided, that “Permitted Subordinated Indebtedness” may be incurred in the form of a “bridge” or other interim unsecured credit facility intended to be refinanced or replaced with permanent long-term Indebtedness, in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (d) of this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Permitted Unsecured Indebtedness” means any unsecured Indebtedness of the Parent Borrower and Subsidiary Guarantors that (a) (i) is not scheduled to mature prior to the date that is ninety-one (91) days after the Latest Maturity Date, (ii) has no scheduled amortization or payments of principal (other than customary offers to purchase) prior to the Latest Maturity Date, and (iii) has covenant, default and remedy provisions no more expansive in scope, or mandatory prepayment, repurchase or redemption provisions no more expansive in scope, taken as a whole, than those set forth in the Senior Notes Indenture; provided that “Permitted Unsecured Indebtedness” may be incurred in the form of a “bridge” or other interim unsecured credit facility intended to be refinanced or replaced with permanent long-term Indebtedness, in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (iii) of this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions; or (b) is Permitted Subordinated Indebtedness.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness constitutes Credit Agreement (Cash Flow) Refinancing Indebtedness.

“Permitted Vehicle Lease Indebtedness” means Capitalized Lease Obligations entered into by the Parent Borrower and its Restricted Subsidiaries to finance the purchase or lease of vehicles (including any vehicle leases assumed in connection with an acquisition and vehicle leases of Persons that become Restricted Subsidiaries in connection with an acquisition); provided that the Parent Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with a Credit Facility Secured Leverage Ratio of not greater than 3.50 to 1.00 as of the end of the Test Period then last ended, after giving effect to the incurrence of such Capitalized Lease Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PDGI Holdco” means PDGI Holdco, Inc., a Delaware corporation.

“PharmaNet” means PharmaNet Development Group, Inc., a Delaware corporation.

“PharmaNet Equity Contribution” means equity contributions made by the Investors directly or indirectly as cash investments in an indirect parent company of the Parent Borrower in an aggregate amount of not less than $50 million when taken together with all other equity of such parent company issued to, or indirectly acquired by, any existing shareholders and management of PDGI Holdco and its Subsidiaries and existing shareholders and management of Parent Borrower (or any of its parent companies), in each case, for cash, the proceeds of which will be contributed in the form of either common stock or preferred stock to Holdings and further contributed to the Parent Borrower as common equity.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for purposes of calculating the Fixed Charge Coverage Ratio, Senior Secured Leverage Ratio, Total Leverage Ratio, Credit Facility Secured Leverage Ratio or any other financial ratio or test, such calculation shall be made in accordance with Section 1.04 hereof.

“Pro Rata Share” means, with respect to each Lender at any time, and subject, as the context requires, to adjustment in accordance with Section 2.16, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Protective Advance” has the meaning specified in Section 2.17(a).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer, as applicable.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any structure or facility.

“Replacement Leases” means any Capitalized Lease relating to vehicle leases incurred after the Cash Flow Restatement Effective Date so long as the aggregate amount of all such Capitalized Lease Obligations related thereto, when taken together with all Capitalized Lease Obligations relating to vehicle leases in existence on the Cash Flow Restatement Effective Date that are outstanding at such time, does not exceed the aggregate amount of Capitalized Lease Obligations in respect of vehicle leases in existence on the Cash Flow Restatement Effective Date.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, Swing Line Loans and Protective Advances being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means, without duplication of any items that are otherwise addressed or excluded through eligibility criteria in the definitions of “Eligible Accounts,” “Eligible Billed Accounts” or “Eligible Unbilled Time & Material Accounts,” any and all reserves established in accordance with and subject to Section 2.18. Without limiting the generality of the foregoing but subject to Section 2.18, there may be dilution reserves, concentration reserves, reserves for unpaid and accrued sales taxes, reserves for banker’s liens, rights of setoff or similar rights and remedies as to Deposit Accounts or Securities Accounts, reserves for contingent liabilities of any Loan Party, reserves for uninsured or underinsured losses or litigation of any Loan Party, reserves for other taxes, fees, assessments, and other governmental charges with respect to the Collateral or any Loan Party, reserves for self-insurance and insurance premiums and reserves for royalties and other payments to owners or licensors of intellectual property.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief accounting officer, treasurer or other similar officer of a Loan Party or, in the case of any Foreign Subsidiary, any duly appointed authorized signatory or any director or managing member of such Person and, as to any document delivered on the Closing Date, any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Persons thereof) of the Parent Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the Outstanding Amount of such Lender’s Revolving Credit Loans at such time, (b) such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations at such time, (c) such Lender’s Pro Rata Share of the Outstanding Amount of Swing Line Loans at such time and (d) such Lender’s Pro Rata Share of the aggregate principal amount of Protective Advances outstanding at such time.

“Revolving Maturity Date” has the meaning specified in Section 2.15(a).

“Rolled Accounts” has the meaning specified in Section 6.02(h)(iii).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Screen Rate” means the rate appearing on Reuters Page LIBOR01 (or any successor or substitute page of such Reuters service, or if the Reuters service ceases to be available, any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time in consultation with the Parent Borrower, for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means a second lien intercreditor agreement substantially in the form of Exhibit M-2 hereto, with such changes made prior to such intercreditor agreement’s effectiveness that are reasonably satisfactory to the Administrative Agent and are not materially adverse to the Lenders (it being understood that conforming changes, including to add additional classes of Indebtedness shall be permitted), as such agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that to the extent there are changes that are materially adverse to the Lenders, such proposed changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within two (2) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article 6 or Article 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Hedge Obligations” means the obligations of any Loan Party arising under any Secured Hedge Agreement.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, Lenders or Affiliates of Lenders under Cash Management Obligations of a Loan Party, the Supplemental Administrative Agent, if any, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by the relevant Loan Party, the Administrative Agent, and the relevant Securities Intermediary, establishing “control” (within the meaning of the UCC) of one or more Securities Accounts by the Administrative Agent in accordance with the terms hereof.

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means a “Securities Intermediary” as such term is defined in the UCC.

“Security Agreement” means the Security Agreement among the Borrowers, the other Grantors named therein and the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit G, together with each related security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in the Security Agreement, if applicable.

“Senior Notes” means the Parent Borrower’s 10% senior notes due 2018 pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of August 4, 2010, pursuant to which the Senior Notes were issued.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, or Permitted Junior Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent or trustee under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Notes” means up to $600.0 million of the Parent Borrower’s 9% senior secured notes due 2018 pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” means the Indenture dated as of December 20, 2012, pursuant to which the Senior Secured Notes were issued.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for the Parent Borrower and its Restricted Subsidiaries.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Adjustments” has the meaning specified in Section 1.04(d).

“Specified Event of Default” means an Event of Default under Section 8.01(a), Section 8.01(b) (solely with respect to any breach of Section 6.02(h), Section 6.16 or Section 7.10), Section 8.01(d) (solely with respect to any breach of Section 5.20), Section 8.01(f), or Section 8.01(g).

“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Loan Party is an obligor in a principal amount in excess of the Threshold Amount.

“Specified Subsidiary” means, at any date of determination, (a) each Restricted Subsidiary of the Parent Borrower (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 7.5% of Total Assets at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 7.5% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, and (b) each other Restricted Subsidiary of the Parent Borrower that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) and that, when such Restricted Subsidiary’s Total Assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other such Restricted Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) would constitute a Specified Subsidiary under clause (a) above.

“Specified Transaction” means any (a) Disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary or of any business unit, line of business or division of the Parent Borrower or any of its Restricted Subsidiaries, (b) Permitted Acquisition or Investment that results in a Person becoming a Restricted Subsidiary of the Parent Borrower, (c) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 6.15 or (d) proposed incurrence of Indebtedness or making of a Restricted Payment, in each case in respect of which compliance with Payment Conditions, a Senior Secured Leverage Ratio or the financial covenant set forth in Section 7.10 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsors” means, collectively, Thomas H. Lee Partners, L.P. and Liberty Lane IH LLC or their respective Affiliates (including, in each case, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings and the Parent Borrower.

“Super Majority Lenders” means, as of any date of determination, Lenders having more than 66 2/3% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, Swing Line Loans and Protective Advances being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super Majority Lenders.

“Supplemental Administrative Agent” has the meaning specified in Section 9.10 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Surviving Indebtedness” means Indebtedness for borrowed money (including Attributable Indebtedness) of the Parent Borrower and its Subsidiaries disclosed or contemplated in the Merger Agreement or permitted to be incurred pursuant to the Merger Agreement in an aggregate principal amount not to exceed $45,000,000 outstanding on the Original Cash Flow Closing Date; it being understood that Swap Contracts shall not constitute Indebtedness for such purposes.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, and (c) any swaps or hedges replacing or otherwise in respect of Existing Swaps and other arrangements in respect of Existing Swaps or otherwise entered into in connection with the Original Cash Flow Transactions.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Citibank, N.A., acting through one of its affiliates or branches, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B to this Agreement.

“Swing Line Sublimit” means $15,000,000. The Swing Line Sublimit is part of, and not in addition to, the Commitments.

“Syndication Agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent under this Agreement.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including interest, penalties or additions to tax) with respect to the foregoing.

“Test Period” means a period of four (4) consecutive fiscal quarters.

“Threshold Amount” means $25,000,000.

“Total Assets” means the total assets of the Parent Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the most recent financial statements referred to in Section 5.05(a).

“Total Leverage Ratio” means as of the end of any fiscal quarter of the Parent Borrower for the Test Period ending on such date, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for the Parent Borrower and its Restricted Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark Security Agreement” means the Trademark Security Agreement among the Loan Parties party thereto and the Administrative Agent, dated as of the Closing Date.

“Transactions” means, collectively, (a) the execution and delivery and performance by the Loan Parties of each Loan Document to which they are a party executed and delivered or to be executed and delivered on or prior to the Closing Date, and, in the case of the Borrowers, the making of the initial Borrowings, if any, hereunder, (b) the repayment in full, and termination of the commitments in respect of, the revolving credit facility under the Cash Flow Credit Agreement as in effect on the date hereof, (c) the consummation of any other transactions in connection with the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” has the meaning specified in the Security Agreement.

“Unbilled Milestone Accounts” means those portions of Accounts that arise from customer contracts that contain specific contract achievement levels prior to any Borrower or any Subsidiary Guarantor being permitted to invoice an Account Debtor (as opposed to time and materials Accounts or billed Accounts) for which revenue has been earned and recognized but that have not been invoiced to an Account Debtor by any Borrower or any Subsidiary Guarantor (determined in conformity with the Borrowing Base Certificate delivered on the Closing Date).

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrowers on the assumption that each Appropriate Lender has made its Pro Rata Share of the applicable Borrowing available to the Administrative Agent and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding Swing Line Loan that shall not have been funded by the Appropriate Lenders in accordance with Section 2.04(b) and (c) with respect to the L/C Issuer, the aggregate amount of L/C Borrowings.

“United States” and “US” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Parent Borrower designated by the board of directors of the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the date hereof.

“US Lender” has the meaning specified in Section 10.15(b).

“US Tax Certificate” has the meaning set forth in Section 10.15(a).

“Vesting Payment” means any payment (including any taxes related thereto) made after the Original Cash Flow Closing Date in respect of unvested stock, options and other employee compensation arrangements existing immediately prior to the consummation of the Merger.

“Weekly Reporting Format” means a Borrowing Base Certificate signed and certified as accurate in all material respects by the chief financial officer, chief accounting officer or treasurer (or other equivalent officer) of the Parent Borrower, in substantially the form of Exhibit K-2, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Parent Borrower and the Administrative Agent.

“Weekly Reporting Period” means at any time, any period (a) commencing on the date on which Excess Availability is (i) less than the greater of (x) 12.5% of the Line Cap and (y) $15 million for any period of 5 consecutive Business Days or (ii) less than the greater of (x) 10% of the Line Cap and (y) $11.25 million on any day and (b) continuing until the first date thereafter on which, during the preceding 15 consecutive days, Excess Availability shall have been equal to or greater than the greater of (i) 12.5% of the Line Cap and (ii) $15 million.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Cash Flow Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(ii) The term “including” is by way of example and not limitation.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) The term “manifest error” shall be deemed to include any clearly demonstrable error whether or not obvious on the face of the document containing such error.

(f) For purposes of determining compliance at any time with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Parent Borrower in its sole discretion at such time of determination. In addition, for purposes of (i) calculating Consolidated EBITDA and Consolidated Net Income for any period and (ii) determining whether a transaction is permitted under the proviso in the definition of “Guarantee” or Section 7.01(m), any transactions occurring (and agreements entered into) prior to the Closing Date that were permitted by the Cash Flow Credit Agreement as in effect as of the Closing Date shall be (x) in the case of clause (i), included in determining Consolidated EBITDA and Consolidated Net Income hereunder to the same extent utilized in determining Consolidated EBITDA and Consolidated Net Income under the Cash Flow Credit Agreement as in effect on the Closing Date and (y) in the case of clause (ii), deemed permitted under this Agreement.

(g) The following terms defined in the UCC and not defined in this Agreement have the meanings specified therein: “Deposit Account”, “Proceeds” and “Securities Account”.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

(b) If at any time any change in GAAP as in effect on the Closing Date (including conversion to IFRS as described below) would affect the computation of any financial ratio set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent and the Parent Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio made before and after giving effect to such change in GAAP. If the Parent Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early-adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Parent Borrower cannot elect to report under U.S. generally accepted accounting principles).

Section 1.04. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Fixed Charge Coverage Ratio, the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Credit Facility Secured Leverage Ratio) pursuant to this Agreement shall be calculated in the manner prescribed by this Section 1.04. For purposes of this Agreement, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference, and shall be based on, to the “most recently ended Test Period for which internal financial statements of the Parent Borrower are available (as determined in good faith by the Parent Borrower)”. For the avoidance of doubt, the provisions of the foregoing sentence shall not apply for purposes of calculating the Fixed Charge Coverage Ratio for purposes of Section 7.10, which shall be based on the most recently ended Test Period for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant period.

(b) In the event that the Parent Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under this Agreement (other than in respect of any test based on a calculation of Excess Availability) or any other revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the end of the Test Period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on (i) the last day of the applicable Test Period in the case of the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Credit Facility Secured Leverage Ratio and (ii) the first day of the applicable Test Period in the case of the Fixed Charge Coverage Ratio.

(c) For purposes of calculating any financial ratio or test or covenant, Specified Transactions that have been made by the Parent Borrower or any of the Restricted Subsidiaries during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which such calculation is being made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period (or such other period as specified therein). If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.04, then any applicable financial ratio or test shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Borrower (including the “run-rate” cost savings and synergies resulting from such Specified Transaction that have been or are expected to be realized (“run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Test Periods in which the effects thereof are expected to be realized); provided, that, (i) such amounts are reasonably identifiable, and factually supportable, are projected by the Parent Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the end of such Test Period in which such Specified Transaction occurred and, in each case, certified by the chief financial officer, chief accounting officer or treasurer (or other equivalent officer) of the Parent Borrower, (ii) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period and (iii) any increase to Consolidated EBITDA as a result of cost savings and synergies shall be subject to the limitations set forth in clauses (b)(vi)(c) and (b)(xi) of the definition of Consolidated EBITDA. Notwithstanding the provisions set forth in this Section 1.04(d) and in clauses (b)(vi)(c) and (b)(xi) of the definition of Consolidated EBITDA, any increase to Consolidated EBITDA pursuant to such provisions as a result of cost savings and synergies in connection with any Investments made under Section 7.02(w) shall not be subject to the EBITDA Cap set forth in clauses (b)(vi)(c) and (b)(xi) of the definition of Consolidated EBITDA and shall be included in the determination of Consolidated EBITDA prior to calculating and giving effect to the EBITDA Cap, solely to the extent reflecting (A) the removal of corporate allocations and charge-backs included in carve-out financial statements of the acquired businesses and removal of amounts paid under any transition services agreements with respect to the acquired businesses, net of (B) the addition of anticipated standalone costs upon integration of the acquired businesses into the operations of the Parent Borrower and its Restricted Subsidiaries (such adjustments, the “Specified Adjustments”); provided, that any increase to Consolidated EBITDA other than the Specified Adjustments, including as a result of cost savings and synergies relating to operational improvements and other non-ordinary course actions specifically taken or to be taken in order to achieve cost savings and synergies beyond the integration of the acquired businesses into the Parent Borrower and its Restricted Subsidiaries, shall remain subject to the EBITDA Cap as otherwise contemplated by this Section 1.04(d).

Section 1.05. Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06. References To Agreements And Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.07. Times Of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

Section 1.08. Timing Of Payment Or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in US Dollars to the Borrowers (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the Commitment Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) such Lender’s Revolving Exposure shall not exceed such Lender’s Commitment and (ii) the aggregate Revolving Exposure of all Lenders at such time shall not exceed the lesser of (x) the Aggregate Commitments at such time and (y) the Borrowing Base at such time (such lesser amount, the “Line Cap”). Within the limits of each Lender’s Commitment and the Line Cap, and subject to the other terms and conditions hereof (including the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.17), the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurodollar

Rate Loans, as further provided herein; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type made to the Borrowers.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Parent Borrower’s (or other applicable Borrower’s) irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, (ii) not later than 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Parent Borrower (or other applicable Borrower) pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower (or such other applicable Borrower). Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c)(i) and Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the relevant Borrower(s) are requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the account(s) of the applicable Borrower(s) to be credited with the proceeds of such Borrowing and (vii) the Excess Availability after giving effect to such Borrowing and calculated based upon the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to the terms of this Agreement and as modified by any Reserves established or modified by the Administrative Agent prior to the date of such Committed Loan Notice in accordance with the terms of Section 2.18. If the Parent Borrower (or other applicable Borrower) fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Parent Borrower (or other applicable Borrower) requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of Loans of the applicable Class, and if no timely notice of a conversion or continuation is provided by the Parent Borrower (or other applicable Borrower), the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Committed Loan Notice (or, in the case of a request for any Borrowing of Base Rate Loans, if the Administrative Agent shall have received such Committed Loan Notice on the requested date of such Borrowing, not later than 2:00 p.m. on such Business Day). Upon satisfaction of the applicable conditions set forth in Article 4, the Administrative Agent shall make all funds so received available to the applicable Borrower(s) in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Parent Borrower (or other applicable Borrower); provided that Protective Advances shall be retained by the Administrative Agent to be applied as contemplated by Section 2.17.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Parent Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Appropriate Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the determination of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. Letters Of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of any Borrower (or any Restricted Subsidiary so long as a Borrower is a joint and several co-applicant, and references to the “Borrower” in this Section 2.03 shall be deemed to include reference to such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension, (x) such Lender’s Revolving Exposure at such time would exceed such Lender’s Commitment, (y) the aggregate Revolving Exposure of all Lenders at such time would exceed the Line Cap or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly each Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit, prior to giving effect to any automatic renewal, would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer; or

(E) any Lender is a Defaulting Lender, unless the L/C Issuer has entered into arrangements reasonably satisfactory to it and the Parent Borrower to eliminate the L/C Issuer’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the L/C Issuer to support, each such Defaulting Lender’s Pro Rata Share of any Unreimbursed Amount.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower (or other applicable Borrower) delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower (or other applicable Borrower). Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower (or other applicable Borrower) and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (such confirmation to be promptly provided by the Administrative Agent), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer an unfunded risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Parent Borrower (or other applicable Borrower) so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Parent Borrower (or other applicable Borrower) shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(i), Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Parent Borrower (or other applicable Borrower) and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Parent Borrower and the Administrative Agent thereof. Not later than 3:30 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided that if such notice is not provided to the Parent Borrower prior to 11:00 a.m. on the Honor Date, then the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent Borrower (or other applicable Borrower) of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit issued for its account and to repay each L/C Borrowing relating to any Letter of Credit issued for its account shall be joint and several, absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or applicable Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any other Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any other Borrower;

provided that the foregoing shall not excuse the L/C Issuer from liability to the applicable Borrower(s) to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by each Borrower to the extent permitted by applicable Law) suffered by such Borrower(s) that are caused by the L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The applicable Borrower shall promptly examine a copy of each Letter of Credit issued for its account and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the L/C Issuer. Such Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, each applicable Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrowers shall promptly Cash Collateralize (x) in the case of clause (i), 100% and (y) in the case of clause (ii), 105%, in each case of the then Outstanding Amount of all L/C Obligations (such Outstanding Amount to be determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) or, in the case of clause (ii), provide a back to back letter of credit in a face amount at least equal to 105% of the then undrawn amount of such Letter of Credit from an issuer and in form and substance satisfactory to the L/C Issuer in its sole discretion. Any Letter of Credit that is so Cash Collateralized or in respect of which such a back-to-back letter of credit shall have been issued shall be deemed no longer outstanding for purposes of this Agreement. Cash Collateral shall be maintained in deposit accounts designated by the Administrative Agent and which is under the sole dominion and control of the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or claims of the depositary bank arising by operation of law or that the total amount of such funds is less than the amount required by the first sentence of this clause (g), the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts designated by the Administrative Agent as aforesaid, an amount equal to the excess of (x) 100% or 105%, as applicable, of such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the L/C Issuer. To the extent the amount of any Cash Collateral exceeds 100% or 105%, as applicable, of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Parent Borrower.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits , as most recently published by the International Chamber of Commerce (or such later version thereof as may be in effect at the time of issuance) at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans times the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed from the date of issuance thereof on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the later of (i) the Letter of Credit Expiration Date and (ii) the day that is five (5) Business Days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued equal to a percentage per annum to be agreed upon (but not to exceed 0.125% per annum) of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees not related to the fronting fee and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

(l) Existing Letters of Credit. All Existing Letters of Credit outstanding under the Cash Flow Credit Agreement on the Closing Date shall remain outstanding hereunder on the terms set forth herein. Upon the Closing Date, the aggregate amount of participations in the Existing Letters of Credit held by the lenders under the Cash Flow Credit Agreement on the Closing Date shall automatically and without further action be reallocated to the Lenders in accordance with each such Lender’s Pro Rata Share. For the avoidance of doubt, the participations in the Existing Letters of Credit held by Bank of America, N.A. under the Cash Flow Credit Agreement on the Closing Date shall be reallocated to Blue Ridge Investments, L.L.C. in accordance with the immediately preceding sentence. For the purpose of the fees described in this Section 2.03, such fees shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit) as if such Existing Letters of Credit had been issued on the Closing Date. The issuer of each Existing Letter of Credit shall be deemed to be an L/C Issuer hereunder for the purpose of maintaining such Existing Letters of Credit. The Existing Letters of Credit shall be included in the calculation of L/C Obligations, and all liabilities of the Borrowers with respect to the Existing Letters of Credit shall constitute Obligations secured by the Collateral.

Section 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein and in the sole discretion of the Swing Line Lender, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day (other than the Closing Date) during the Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swing Line Loan, (i) no other Lender’s Revolving Exposure at such time shall exceed such Lender’s Commitment, and (ii) the aggregate Revolving Exposure of all Lenders at such time shall not exceed the Line Cap; provided further that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender an unfunded risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share and the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the requested borrowing date, which shall be a Business Day, (iii) the account(s) of the applicable Borrower(s) to be credited with the proceeds of such Swing Line Borrowing and (iv) the Excess Availability after giving effect to such Swing Line Borrowing and calculated based upon the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to the terms of this Agreement and as modified by any Reserves established or modified by the Administrative Agent prior to the date of such Committed Loan Notice in accordance with the terms of Section 2.18. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of such proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower(s). Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Parent Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

(c) Refinancing of Swing Line Loans. The Swing Line Lender at any time in its sole and absolute discretion may, and shall, not less than weekly when any Swing Line Loan is outstanding, request, on behalf of the Borrowers (each of which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Each such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(i) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in such Swing Line Loan and each such Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c) shall be deemed payment in respect of such participation.

(ii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(iii) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(i) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05. Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice from the Parent Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans made to the Borrowers, in each case, in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m., (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied as the Parent Borrower may direct in its sole discretion. Each prepayment of the Loans shall be paid to the Administrative Agent for the account of (and promptly disbursed to) the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Borrowers may, upon notice from the Parent Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Parent Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or Section 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all or a portion of the Loans and/or Commitments, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory.

(i) Except for Protective Advances permitted under Section 2.17, if for any reason and for any day that the Total Outstandings at any time exceeds the Line Cap at such time, the Borrowers shall prepay no later than 2:00 p.m., New York City time on the next succeeding Business Day the Revolving Credit Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Total Outstandings at such time exceeds the Line Cap at such time; provided, further, that if the circumstances described in this Section 2.05(b)(i) are the result of the imposition of or increase in a Reserve, the Borrowers shall not be required to make the initial prepayment or deposit until the third Business Day following the date on which the Administrative Agent notifies the Parent Borrower of its intent to impose or increase such Reserve.

(ii) At all times after the occurrence and during a Cash Dominion Period and notification thereof by the Administrative Agent to the Parent Borrower (subject to the provisions of Sections 6.16 and 8.03), on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply all immediately available funds credited to the Collection Account or otherwise received by Administrative Agent for application to the Obligations, first to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3, but not including principal of or interest on any Loan) payable to the Administrative Agent, second to the payment in full of the Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Swing Line Lender and any L/C Issuer pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on such date), third to payment of all other Obligations then due and payable; and fourth, as the Parent Borrower may direct. The Borrowers hereby consent to such application.

(iii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Parent Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

Section 2.06. Termination or Reduction of Commitments.

(a) Optional. The Parent Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount (A) of $500,000 or any whole multiple of $100,000 in excess thereof or (B) equal to the entire remaining amount of the Commitments of any Class, (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, exceeds the amount of the Commitments, such sublimit shall be automatically reduced by the amount of such excess, and (iv) the Parent Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of Loans under Section 2.05, the aggregate Revolving Exposure of all Lenders would exceed the Aggregate Commitments. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Parent Borrower or as required by the preceding sentence. Notwithstanding the foregoing, the Parent Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Loans and Commitments, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Commitment of each Lender shall be automatically and permanently reduced to $0 on the Maturity Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

Section 2.07. Repayment of Loans.

(a) Revolving Credit Loans. The Borrowers shall, jointly and severally, repay to the Administrative Agent for the ratable account of the applicable Lenders on the Maturity Date the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(b) Swing Line Loans. The Borrowers shall, jointly and severally, repay to the Administrative Agent the aggregate principal amount of all Swing Line Loans on the date that is five (5) Business Days prior to the Maturity Date.

(c) Protective Advances. The Borrowers shall, jointly and severally, repay to the Administrative Agent the aggregate principal amount of all Protective Advances on the earliest of (i) the Maturity Date, (ii) within three Business Days following receipt of written demand therefor by the Administrative Agent and (iii) 45 days (or such longer period as may be consented to by the Required Lenders) after such Protective Advance was made; provided that on each date that a Revolving Credit Loan is made while any Protective Advance is outstanding, the Borrowers shall repay all Protective Advances with the proceeds of such Revolving Credit Loan then outstanding.

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans; and (iv) each Protective Advance shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) While any Event of Default set forth in Section 8.01(a) exists, the Borrowers shall pay interest on all overdue amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Section 2.03(i) and Section 2.03(j):

(a) Commitment Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee (each, a “Commitment Fee” and, collectively, the “Commitment Fees”) equal to the Applicable Rate for Commitment Fees times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The Commitment Fees shall accrue at all times from the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers shall pay or cause to be paid to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting as a non-fiduciary agent solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by each Lender and the Register maintained by the Administrative Agent shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register in respect of such matters, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Each Borrower and each Lender agrees from time to time after the occurrence and during the continuance of an Event of Default under Section 8.01(f) or Section 8.01(g)(i) to execute and deliver to the Administrative Agent all such Notes or other promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to any exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders, and each Lender agrees to surrender any Notes or other promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any Notes or other promissory notes so executed and delivered.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and Section 2.11(b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 4:00 p.m. shall be deemed received on the next succeeding Business Day in the Administrative Agent’s sole discretion and any applicable interest or fee shall continue to accrue to the extent applicable.

(b) If any payment to be made by the Borrowers shall come due on a day other than a Business Day in relation to the Borrowers, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Parent Borrower (on behalf of itself and on behalf of the Co-Borrowers) or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Parent Borrower (on behalf of itself and on behalf of the Co-Borrowers) or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Parent Borrower (on behalf of itself and on behalf of the Co-Borrowers) or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Parent Borrower (on behalf of itself and on behalf of the Co-Borrowers) failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the relevant Borrower(s) to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Parent Borrower or any relevant Borrower(s), and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Parent Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender, the Parent Borrower or any other relevant Borrower(s) with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Parent Borrower or any other Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing Of Payments. If, (other than (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant or (y) as otherwise expressly provided elsewhere herein) any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations, in Swing Line Loans or in Protective Advances held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations, Swing Line Loans or Protective Advances held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each of the Borrowers agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14. Incremental Commitment Increase.

(a) At any time or from time to time on or after the 30th day following the Closing Date, the Parent Borrower may by written notice to the Administrative Agent elect to request, prior to the Maturity Date, one or more increases to the existing Commitments (any such increase, the “Incremental Commitments”), by (i) an amount not in excess of $50,000,000 and (ii) not less than $5,000,000 individually (or, such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between $50,000,000 and all such Incremental Commitments obtained prior to such date), and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Parent Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent, (or such shorter period as shall be reasonably acceptable to the Administrative Agent) and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, an “Incremental Lender”) to whom the Parent Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that prior to offering such Incremental Commitments to any other Person that is an Eligible Assignee, the Parent Borrower shall first offer such Incremental Commitments to each Lender, and such Lender may increase its Commitments by its Pro Rata Share of the proposed increase amount; provided, further, that each Lender may elect or decline, in its sole discretion, to provide all or a portion of such Incremental Commitment (it being understood that any existing Lender that has not accepted or declined such offer within 5 Business Days shall be deemed to have declined such offer). Such Incremental Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date after giving effect to such Incremental Commitments; (2) after giving effect to the effectiveness of Incremental Commitments, each of the conditions set forth in Section 4.02 shall be satisfied; (3) the Senior Secured Leverage Ratio shall be no greater than 3.50 to 1.0 as of the end of the Test Period most recently ended, in each case, giving Pro Forma Effect to such Incremental Commitments (and with respect to any Incremental Commitment, assuming a borrowing of the maximum amount of Loans available under such Incremental Commitment and any Incremental Commitments previously made pursuant to this Section 2.14), as applicable; (4) the Incremental Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrowers, the Incremental Lenders, and the Administrative Agent, and each of which shall be recorded in the Register, and each Incremental Lender shall be subject to the requirements set forth in Section 10.15; (5) the Borrowers shall make any payments required pursuant to Section 3.05 in connection with the Incremental Commitments, if applicable; and (6) the Parent Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(b) On any Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders shall assign to each of the Incremental Lenders, and each of the Incremental Lenders shall purchase from each of the Lenders, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Lenders and Incremental Lenders ratably in accordance with their Commitments after giving effect to the addition of such Incremental Commitments to the Commitments, (ii) each Incremental Commitment shall be deemed for all purposes a Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each Incremental Lender shall become a Lender with respect to the Incremental Commitment and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) [Reserved].

(d) The Administrative Agent shall notify the Lenders promptly upon receipt of the Parent Borrower’s notice of each Increased Amount Date and in respect thereof (y) the Incremental Commitments and (z) the respective interests in such Lender’s Commitments, in each case subject to the assignments contemplated by clause (b) of this Section 2.14.

(e) The terms and provisions (including interest rate) of the Incremental Commitments shall be identical to those applicable to the existing Loans and Commitments. Notwithstanding the foregoing, the Borrowers shall be entitled to pay customary arrangement and up-front fees in connection with such Incremental Commitments.

(f) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents, including such amendments to the Schedules to this Agreement and the Confidential Disclosure Letter, as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Parent Borrower to effect the provision of this Section 2.14 (including information as to any acquired business), and for the avoidance of doubt, this Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary. The Borrowers may, in connection with any such Joinder Agreement, add one or more co-borrowers (so long as such additional co-borrowers provide all documentation and other information with respect to them that are required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act in a manner reasonably satisfactory to the Administrative Agent prior to becoming a co-borrower hereunder), and any such co-borrower added shall be deemed a Borrower for all purposes of this Agreement. For the avoidance of doubt, any co-borrower added in connection with this Section 2.14(f) shall also be added as a Guarantor and provide a Guaranty of the Obligations (other than such entity’s Obligations as a co-borrower).

(g) The Loans and Commitments extended or established pursuant to this Section 2.14 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the extension or establishment of any such Loans or any such Commitments.

Section 2.15. Modification of Revolving Credit Loans.

(a) Extension Request. The Parent Borrower may by thirty (30) Business Days’ written notice to the Administrative Agent elect to request, effective as of the applicable Maturity Date or any date which Commitments have been previously extended pursuant to this Section 2.15 (any such date a “Revolving Maturity Date”), to extend the applicable Revolving Credit Loans and the applicable Commitments beyond such applicable Revolving Maturity Date or to replace the applicable Commitments. Such notice shall specify (i) the date on which the Parent Borrower proposes that the extended or new Commitments shall mature, (ii) the identity of each Eligible Assignee to whom the Parent Borrower proposes any portion of such extended or new Commitments be allocated and the amounts of such allocations and (iii) the minimum amounts, if any, and minimum increments, if any, that the Parent Borrower may, in its discretion, specify; provided that prior to offering such extended or new Commitments to any other Person that is an Eligible Assignee, the Parent Borrower shall first offer such extended or new Commitments to each existing Lender, and such Lender may extend all or a portion of its Pro Rata Share of the Commitments or provide new Commitments, as applicable, or may elect or decline, in its sole discretion, to provide such extended or new Commitment and if it so declines, the unpaid principal amount of its Revolving Credit Loans shall be paid in full on the applicable Revolving Maturity Date.

(b) Conditions. The extended or new Commitments shall become effective, as of the applicable Revolving Maturity Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) no Event of Default shall have occurred and be continuing or would result from the extension or replacement of the Commitments; and

(iii) the Parent Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of New Revolving Credit Loans and Commitments. The term and provisions of extended or new Revolving Credit Loans and extended or new Commitments made pursuant to such extension or replacement (i) shall have pricing terms as may be agreed by the Parent Borrower and the Lenders thereof, (ii) shall have a maturity date that is not prior to the maturity date of Revolving Credit Loans (or unused Commitments) being refinanced and will require no scheduled amortization or mandatory commitment reduction prior to the latest applicable Maturity Date of the Commitments and (iii) shall otherwise have terms and conditions that are substantially identical to, or less favorable to the investors providing such Revolving Credit Loans and Commitments than, the terms of the Revolving Credit Loans (or unused Commitments) being refinanced. The extended or new Commitments shall be effected by a joinder agreement (the “Revolving Extension Loan Joinder”) executed by the Borrowers, the Administrative Agent and each lender making such extended or new Commitment, in form and substance satisfactory to each of them. The Revolving Extension Loan Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.15, and any Loans and the Commitments in respect thereof extended pursuant to any Revolving Extension Loan Joinder may constitute a separate Class or Classes, as the case may be, of Loans and Commitments from the Classes constituting the Loans and Commitments prior to the date of such Revolving Extension Loan Joinder. For the avoidance of doubt, this Section 2.15 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

(d) Letters of Credit and Swing Line Loans. Any Revolving Extension Loan Joinder may provide for the issuance of Letters of Credit for the account of the Borrowers, or the provision to the Borrowers of Swing Line Loans and Protective Advances, pursuant to any new Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit, Swing Line Loans and Protective Advances under the Commitments.

In addition, if so provided in the relevant Revolving Extension Loan Joinder and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be re-allocated from Lenders holding Commitments to Lenders holding extended Commitments in accordance with the terms of such Revolving Extension Loan Joinder; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Commitments, be deemed to be participation interests in respect of such Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(e) Equal and Ratable Benefit. The Loans and Commitments extended or established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the extension or establishment of any such Loans or any such Commitments.

Section 2.16. Defaulting Lenders.

(a) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit participation pursuant to Section 2.03(b)(i), Swing Line Loan participation pursuant to Section 2.04(c), and Protective Advance participation pursuant to Section 2.17(b), in each case, of such Defaulting Lender:

(i) the Letter of Credit participation pursuant to Section 2.03(b)(i), Swing Line Loan participation pursuant to Section 2.04(c) and Protective Advance participation pursuant to Section 2.17(b), in each case, of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the Outstanding Amount of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations (with the aggregate amount of such Lenders’ risk participations and funded participation in L/C Obligations, Swing Line Loans and Protective Advances being deemed “held” by such Lender) may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Parent Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit participation pursuant to Section 2.03(b)(i), Swing Line Loan participation pursuant to Section 2.04(c), and Protective Advance participation pursuant to Section 2.17(b) cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrowers will, not later than two Business Days after demand by the Administrative Agent (at the direction of the Administrative Agent, L/C Issuer and/or the Swing Line Lender, as the case may be), (1) Cash Collateralize the obligations of the Borrowers to the L/C Issuer, the Swing Line Lender and the Administrative Agent, in respect of such Letter of Credit participation pursuant to Section 2.03(b)(i), the Swing Line Loan participation pursuant to Section 2.04(c) and the Protective Advance participation pursuant to Section 2.17(b), as the case may be, in an amount equal to the aggregate amount of the unreallocated portion of such Letter of Credit participation pursuant to Section 2.03(b)(i), the Swing Line Loan participation pursuant to Section 2.04(c) and the Protective Advance participation pursuant to Section 2.17(b), or (2) in the case of such Swing Line Loan participation pursuant to Section 2.04(c) and such Protective Advance participation pursuant to Section 2.17(b), prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (3) make other arrangements satisfactory to the Administrative Agent, and to the L/C Issuer and the Swing Line Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Borrowers for the account of a Defaulting Lender that was or is a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until (subject to Section 2.16(d)) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders that are Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders that are Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed payments made by the L/C Issuer pursuant to a Letter of Credit then due and payable to the Non-Defaulting Lenders that are Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders that are Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.9 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that in the case of a Defaulting Lender that was or is a Lender (x) to the extent that a portion of the Letter of Credit participation pursuant to Section 2.03(b)(i), Swing Line Loan participation pursuant to Section 2.04(c), and Protective Advance participation pursuant to Section 2.17(b) of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.16(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (y) to the extent any portion of such Letter of Credit participation pursuant to Section 2.03(b)(i), Swing Line Loan participation pursuant to Section 2.04(c) and Protective Advance participation pursuant to Section 2.17(b) cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Administrative Agent, the L/C Issuer and the Swing Line Lender, as applicable, as their interests appear (and the pro rata payment provisions of Sections 2.12 and 2.13 will automatically be deemed adjusted to reflect the provisions of this Section).

(c) Termination of Defaulting Lender Commitment. The Parent Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(a)(iii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender that is a Lender under this Agreement (in each case whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Parent Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.

(d) Cure. If the Parent Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.16(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the total Commitments, Revolving Credit Loans, Letter of Credit participation pursuant to Section 2.03(b)(i), Swing Line Loan participation pursuant to Section 2.04(c) and Protective Advance participation pursuant to Section 2.17(b) of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Commitments and Loans of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.17. Protective Advances.

(a) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion in the exercise of its commercially reasonable judgment (but shall have absolutely no obligation), to make Loans to the Borrowers, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (c) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.04) and other sums, in each case to the extent due and payable (and not in dispute by the Borrowers (acting in good faith)) under the Loan Documents (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Exposure of all Lenders to exceed the Borrowing Base; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed 3.0% of the Borrowing Base as determined on the date of such proposed Protective Advance; and provided, further, that the aggregate amount of Credit Extensions (including the aggregate amount of outstanding Protective Advances) shall not exceed the Aggregate Commitments. Each Protective Advance shall be a Base Rate Loan. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.17(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Protective Advance.

Section 2.18. Reserves. The Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion upon three (3) Business Days’ prior written notice to the Parent Borrower, which notice shall include a reasonably detailed description of such Reserve being established (during which period (x) the Administrative Agent shall, if requested, discuss any such Reserve with the Parent Borrower and (y) the Parent Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in a manner and to the extent reasonably satisfactory to the Administrative Agent), establish and increase or decrease Reserves, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria in the definitions of “Eligible Accounts,” “Eligible Billed Accounts” or “Eligible Unbilled Time & Material Accounts,” in accordance with the terms hereof. Notwithstanding any other provision of this Agreement to the contrary, the establishment or increase of any Reserves shall be limited to such Reserves as the Administrative Agent determines, in its Permitted Discretion, are appropriate to reflect (i) changes after the Closing Date that could reasonably be expected to adversely affect the Administrative Agent’s ability to realize upon the ABL Priority Collateral, (ii) changes after the Closing Date to reflect priority claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the ABL Priority Collateral, (iii) changes after the Closing Date to reflect events, conditions, contingencies or risks that differ materially from facts or events occurring and known to the Administrative Agent on the Closing Date and which directly and adversely affect any component of the Borrowing Base in any material respect; provided that events, conditions, contingencies or risks existing or arising prior to the Closing Date and, in each case, disclosed to the Administrative Agent during any field examination or appraisal in connection herewith prior to the Closing Date shall not be the basis for any establishment of any Reserves after the Closing Date, unless such events, conditions, contingencies or risks shall have changed in a material respect since the Closing Date, and (iv) changes after the Closing Date to reflect changes known to the Administrative Agent in any concentration of risk with respect to a Loan Party’s Accounts or any other factors known to the Administrative Agent and arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of a Loan Party’s Accounts. Notwithstanding any other provision of this Agreement to the contrary, (A) in no event shall Reserves with respect to any component of the Borrowing Base duplicate Reserves or adjustments already accounted for in determining eligibility criteria and (B) in no event shall Reserves be imposed on the first 5.0% of dilution of Accounts and thereafter shall not exceed more than 1.0% for each incremental percentage in dilution over 5.0%.

Section 2.19. Secured Hedge Obligations and Cash Management Obligations. Subject to the ABL Intercreditor Agreement, each Lender or Affiliate thereof providing Cash Management Services for, or any Hedge Bank having any Secured Hedge Agreements with, any Loan Party the obligations with respect to which such Loan Party and such Lender or Affiliate thereof, or such Hedge Bank, have agreed in writing will constitute “ABL Obligations” (as defined in the ABL Intercreditor Agreement), shall deliver to the Administrative Agent, promptly after entering into such Cash Management Services or Secured Hedge Agreements, written notice setting forth the aggregate amount of all Cash Management Obligations and Secured Hedge Obligations of such Loan Party to such Lender or Affiliate thereof, or such Hedge Bank, as applicable, and whether matured or unmatured, absolute or contingent. In furtherance of that requirement, each such Lender or Affiliate thereof providing Cash Management Services for, or any Hedge Bank having any Secured Hedge Agreements with, any Loan Party shall furnish the Administrative Agent from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Cash Management Obligations and Secured Hedge Obligations. For the avoidance of doubt, no Person shall, with respect to any Cash Management Obligations or any Secured Hedge Obligations, be at any time a provider of Cash Management Services or a Hedge Bank under any Secured Hedge Agreement, as applicable, with respect to more than one Series (as defined in the ABL Intercreditor Agreement) of Obligations (as defined in the ABL Intercreditor Agreement).

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Unless otherwise required by any Law, any and all payments by any Loan Party to or for the account of any Agent or any Lender (which term shall, for purposes of this Section 3.01, include any L/C Issuer) under any Loan Document shall be made free and clear of and without deduction for any Taxes. If any Loan Party or other applicable withholding agent shall be required by any Laws to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (1) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 3.01) have been made, each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (2) the applicable withholding agent shall make such deductions, (3) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (4) within thirty (30) days after the date of such payment, the applicable withholding agent (if it is not the Administrative Agent) shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, the Parent Borrower, the Co-Borrowers, and the other Guarantors agree, jointly and severally, to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”). For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.

(c) Without duplication, the Parent Borrower, the Co-Borrowers, and the other Guarantors agree, jointly and severally, to indemnify each Agent and each Lender for the full amount of any Non-Excluded Taxes attributable to any sum payable under any Loan Document to any Agent or Lender and any Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01, and any such Non-Excluded Taxes or Other Taxes attributable to any payment made by or on account of any Guarantor) payable by such Agent or such Lender, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Parent Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor (and submits the required written statement), but in no event earlier than ten (10) days before such Taxes are due and payable to the applicable Governmental Authority. If the Parent Borrower reasonably believes that any Lender or Agent is entitled to receive a refund in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to the Lender or Agent, as applicable, by any Loan Party pursuant to or in respect of Section 3.01 or Section 6 of the Guaranty, the Parent Borrower (on behalf of itself and on behalf of the other Loan Parties) may notify (in writing) the Lender or Agent, as applicable, of the availability of such refund. Upon such notice, the Lender or Agent, as applicable, shall promptly apply for such refund unless, in the good faith judgment of the Lender or Agent, as applicable, applying for such refund would cause the Lender or Agent, as applicable, to suffer any material economic, legal or regulatory disadvantage. The Parent Borrower (on behalf of itself and on behalf of the Co-Borrowers) shall reimburse the Lender or Agent, as applicable, for all reasonable out-of-pocket expenses (including Taxes) of the Lender or Agent incurred in pursuing such refund. If the Lender or Agent, as applicable, receives any such refund, it shall be governed by Section 3.01(d).

(d) If any Lender or Agent receives a refund (whether received in cash or applied by the taxing authority granting the refund to offset another tax obligation otherwise owed) in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to or in respect of this Section 3.01 or Section 6 of the Guaranty, it shall promptly remit such refund (including any interest included in such refund by the applicable taxing authority) to the Parent Borrower, net of all reasonable out-of-pocket expenses (including Taxes) of the Lender or Agent, as the case may be; provided that the Parent Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Parent Borrower’s request, provide the Parent Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any Tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or Section 3.01(c) with respect to such Lender it will, if requested by the Parent Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan or Letter of Credit affected by such event or to assign its rights and obligations with respect to such Loan or Letter of Credit to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of any Loan Party or the rights of the Lender pursuant to Section 3.01(a) and Section 3.01(c).

Section 3.02. Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each such Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, each such Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability To Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost And Reduced Return; Capital Adequacy; Reserves On Eurodollar Rate Loans.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written demand of such Lender, L/C Issuer or other Recipient in accordance with, and subject to, Section 3.06, the Borrowers will, without duplication, pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that such amounts shall only be payable by the Borrowers to the applicable Lender, L/C Issuer or Recipient under this Section 3.04(a) so long as it is such Lender’s, L/C Issuer’s or Recipient’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(b) If any Lender or L/C Issuer reasonably determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit, Swing Line Loans or Protective Advances held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon written demand of such Lender or L/C Issuer in accordance with, and subject to, Section 3.06, the Borrowers will, without duplication, pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered; provided that such amounts shall only be payable by the Borrowers to the applicable Lender or L/C Issuer under this Section 3.04(b) so long as it is such Lender’s or such L/C Issuer’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(c) Each Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Parent Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Parent Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event or to assign its rights and obligations with respect to such Loan or Letter of Credit to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Parent Borrower or the rights of such Lender pursuant to Section 3.04(a), Section 3.04(b) or Section 3.04(c).

Section 3.05. Funding Losses. Upon demand of any Lender from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. A certificate of such Lender submitted to the Parent Borrower (through the Administrative Agent) with respect to any amounts owing under this Section 3.05 shall be conclusive absent manifest error.

Section 3.06. Matters Applicable To All Requests For Compensation.

(a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Parent Borrower (with a copy to the Administrative Agent) setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Parent Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurodollar Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued as Eurodollar Rate Loans from one Interest Period to another by such Lender shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Parent Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted irrespective of whether such conversion results in greater than fifteen (15) Interest Periods being outstanding under this Agreement, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07. Replacement Of Lenders Under Certain Circumstances.

(a) If at any time (x) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01(a) or (c) or Section 3.02 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.04, (y) any Lender becomes a Defaulting Lender or (z) any Lender becomes a Non-Consenting Lender, then the Parent Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender (in its capacity as a Lender under the applicable Class of Loans or Commitments, if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement (in respect of the applicable Class of Loans or Commitments if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) to one or more Eligible Assignees; provided that (i) in the case of any Eligible Assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree and (ii) neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations, Swing Line Loans and Protective Advances, and (ii) deliver any Notes evidencing such Loans to the Parent Borrower or the Administrative Agent; provided that it is understood that the failure of any Lender replaced pursuant to Section 3.07(a) to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations, Swing Line Loans and Protective Advances, (ii) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by each Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced in such capacity hereunder except in accordance with the terms of Section 9.10.

(d) In the event that (i) the Parent Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of Loans or Commitments and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08. Survival. All of the Borrowers’ obligations under this Article 3 shall survive any assignment of rights by, or the replacement of, a Lender (including any L/C Issuer) and the termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Conditions To Initial (Closing Date) Credit Extension. The obligation of each Lender to make the Credit Extensions hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic copies (followed promptly by originals) unless otherwise specified, and each executed by a Responsible Officer of the signing Loan Party:

(i) executed counterparts of this Agreement;

(ii) a Note executed by each Borrower in favor of each Lender requesting a Note at least two (2) Business Days prior to the Closing Date, if any;

(iii) executed counterparts of the Guaranty by Holdings, the Borrowers and the other Loan Parties;

(iv) executed counterparts of the ABL Intercreditor Agreement by the Borrowers, the other Subsidiary Guarantors, the Administrative Agent, Citibank, N.A., as agent under the Cash Flow Credit Agreement, and Wilmington Trust, National Association;

(v) the Security Agreement, duly executed by each of the Loan Parties, together with (subject to Sections 6.16 and 6.18 (including with respect to all grace periods set forth therein)), if applicable:

(A) copies of issuer’s acknowledgments and certificates representing the Pledged Equity (as defined in the Security Agreement) referred to therein, accompanied, in the case of such certificates, by copies of undated stock powers executed in blank or, if applicable, other appropriate instruments of transfer and copies of instruments evidencing the Pledged Debt (as defined in the Security Agreement), if any, indorsed in blank, the originals of each of which shall have been delivered to the applicable First Lien Agent (as defined in the ABL Intercreditor Agreement) on or prior to the Closing Date;

(B) copies of all lien searches with respect to personal property Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence that any Liens indicated in any such financing statement that are not permitted by Section 7.01 have been or contemporaneously will be released or terminated (or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), and all proper financing statements, duly prepared for filing under the UCC necessary in order to perfect and protect the Liens created under the Security Agreement (in the circumstances and to the extent required under such Security Agreement), covering the Collateral of the Loan Parties described in the Security Agreement;

(vi) each Intellectual Property Security Agreement, duly executed by each of the relevant Loan Parties, together with evidence that all action that is necessary in order to perfect and protect the Liens on Material Intellectual Property created under each Intellectual Property Security Agreement (in the circumstances and to the extent required under such Security Agreement) has been taken; and

(vii) the Perfection Certificate (as defined in the Security Agreement), duly executed by each of the Loan Parties and in a form consistent with that delivered under the Cash Flow Credit Agreement.

(b) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic copies (followed promptly by originals) unless otherwise specified:

(i) an opinion of (A) Ropes & Gray LLP, special counsel for the Loan Parties, and (B) each local counsel for the Loan Parties listed on Schedule III, in each case, dated the Closing Date and addressed to each L/C Issuer, the Administrative Agent and the Lenders, in each case in form and substance customary for senior secured credit facilities in transactions of this kind;

(ii) (A) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (B) a certificate of a Responsible Officer of each Loan Party dated the Closing Date, in form and substance consistent with the corresponding certificates delivered under the Cash Flow Credit Agreement, and certifying (w) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (x) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (y) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation or organization furnished pursuant to clause (A) above, and (z) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (B) above; and

(iii) a certificate signed by a Responsible Officer of the Parent Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (d), (e) and (f) of this Section 4.01, and paragraphs (a) and (b) of Section 4.02.

(c) To the extent requested by the Administrative Agent in writing not less than ten (10) Business Days prior to the Closing Date, the Administrative Agent shall have received, not later than five (5) calendar days prior to the Closing Date (or such later date agreed to by the Administrative Agent in its reasonable discretion), all documentation and other information with respect to the Borrowers required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(d) Since December 31, 2012, there has not been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

(e) No Indebtedness for borrowed money of Holdings, the Parent Borrower and its Restricted Subsidiaries shall remain outstanding as of the Closing Date (after giving effect to the Transactions), other than (i) Indebtedness pursuant to the Loan Documents; (ii) Cash Flow Term Loans pursuant to the Cash Flow Credit Agreement, (iii) the Senior Notes, (iv) the Senior Secured Notes, and (v) other Indebtedness permitted under Section 7.03.

(f) To the extent applicable, the Borrower Parties are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act, in each case, except to the extent any non-compliance could not reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(g) The Administrative Agent’s receipt of a certificate from the chief financial officer, chief accounting officer or treasurer (or other equivalent officer) of the Parent Borrower, in form and substance reasonably acceptable to the Administrative Agent (it being understood that a certificate in substantially the form of the solvency certificate delivered under the Cash Flow Credit Agreement is reasonably acceptable to the Administrative Agent), certifying that the Parent Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

(h) Payment of all fees and expenses due to the Arrangers and the Lenders required to be paid on the Closing Date from the proceeds of the initial Credit Extension.

(i) The Administrative Agent shall have received a Borrowing Base Certificate dated as of the Closing Date for the month ending June 30, 2013, executed by the chief financial officer, chief accounting officer or treasurer (or other equivalent officer) of the Parent Borrower.

(j) The Administrative Agent shall have received evidence that the Parent Borrower and the Restricted Subsidiaries maintain appropriate and adequate insurance coverage in compliance with Section 6.07, together with such insurance certificates and endorsements to insurance policies as the Administrative Agent may reasonably require.

(k) The Administrative Agent shall have received a field examination with respect to the Borrowers and the Subsidiary Guarantors with results satisfactory to the Administrative Agent. The Administrative Agent acknowledges that the inVentiv Health, Inc. Survey Field Examination, dated as of April 30, 2013, is satisfactory to the Administrative Agent.

(l) The Administrative Agent shall have received all financial statements referred to in Section 5.05(a).

(m) The Administrative Agent shall have received copies of certificates of a Responsible Officer of the Parent Borrowing delivered to (i) the administrative agent under the Cash Flow Credit Agreement certifying that the Obligations have been designated by the Parent Borrower as “ABL Obligations” for purposes of the Cash Flow Loan Documents and the Loan Documents and (ii) the trustee under the Senior Secured Notes Indenture designating this Agreement as an “ABL Credit Agreement” for purposes of the Senior Secured Notes Indenture.

(n) The Administrative Agent shall have received the Confidential Disclosure Letter reasonably satisfactory to it, dated as of the Closing Date and executed by a Responsible Officer of the Parent Borrower.

Section 4.02. Conditions To All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than in connection with a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to satisfaction of the following conditions precedent:

(a) The representations and warranties of the Parent Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if qualified by materiality) as of such earlier date and (ii) that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and Section 6.01(b) and, in the case of the financial statements furnished pursuant to Section 6.01(b), the representations contained in Section 5.05(a), as modified by this clause (ii), shall be qualified by the statement that such financial statements are subject to the absence of footnotes and year-end audit adjustments.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) At the time of and immediately after giving effect to such Credit Extension, the aggregate Revolving Exposure of all Lenders at such time shall not exceed the Line Cap.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a), Section 4.02(b) and Section 4.02(d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers and Holdings represents and warrants to the Agents and the Lenders at the time of each Credit Extension (to the extent required to be true and correct for such Credit Extension pursuant to Article 4) that:

Section 5.01. Existence, Qualification And Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Parent Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any default, breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment (except for Indebtedness to be repaid on or prior to the Closing Date in connection with the Transactions) and with respect to the Existing Swaps) to be made under (x) (1) any Junior Financing Documentation or (2) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any conflict, default, breach, contravention, payment or violation referred to in clause (ii) or clause (iii), to the extent that such conflict, breach, contravention, payment or violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and other actions necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent Borrower (or its predecessor) and its consolidated Subsidiaries (i) as of the end of and for each fiscal year of the Parent Borrower in the two-fiscal year period ended December 31, 2012, audited by and accompanied by the opinion of Deloitte & Touche, LLP, and (ii) as of and for each subsequent fiscal quarter ended at least sixty (60) days prior to the Closing Date, certified by its chief financial officer, chief accounting officer or treasurer (or other equivalent officer). Such financial statements fairly present in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject, in the case of quarterly financial statements, to the absence of footnotes and to normal year-end adjustments. For the purpose of this clause (a), the Parent Borrower shall be deemed to have furnished such financial statements to the Lenders if such financial statements have been filed with the SEC on form 10-K or 10-Q, as applicable.

(b) Since December 31, 2012, there has been no material adverse change in, or event or condition, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. Except as disclosed in the Confidential Disclosure Letter, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) as of the Closing Date, purport to affect or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. Ownership of Property; Liens.

(a) The Parent Borrower and each of its Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business and to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Set forth in the Confidential Disclosure Letter is a complete and accurate list of all owned real property as of the Closing Date, showing the street address (to the extent available) and state.

Section 5.08. Environmental Compliance.

(a) There are no actions, suits, proceedings, demands or claims alleging potential liability or responsibility for violation of, or liability under, any Environmental Law and relating to businesses, operations or properties of the Parent Borrower or its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in the Confidential Disclosure Letter or except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Parent Borrower, formerly owned, leased or operated by the Parent Borrower or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no and, to the knowledge of the Parent Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been discharged, treated, stored or disposed on, at or under any property currently owned or operated by the Parent Borrower or any of its Subsidiaries or, to its knowledge, on, at or under any property formerly owned, leased or operated by the Parent Borrower or any of its Subsidiaries during or prior to the period of such ownership or operation; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by the Parent Borrower or any of its Subsidiaries; and (iv) there has been no Release of Hazardous Materials on, at, under or from any property currently or to the knowledge of the Parent Borrower formerly owned or operated by the Parent Borrower or any of its Subsidiaries or, to the knowledge of the Parent Borrower, any offsite locations to which the Parent Borrower or its Subsidiaries sent any wastes for treatment or disposal.

(c) The Material Real Properties and any material personal property currently owned or operated by the Parent Borrower or any of its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require response or remedial action under, or (iii) could result in the Parent Borrower incurring liability under Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as disclosed in the Confidential Disclosure Letter, none of the Borrowers or any of their respective Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Parent Borrower or any of its Subsidiaries have been disposed of in a manner which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 5.09. Taxes. The Parent Borrower and each of its Subsidiaries has timely filed all Tax returns and reports required to be filed, has timely paid all Taxes levied or imposed upon it or its properties, income or assets (including in its capacity as a withholding agent) and has made adequate provision (in accordance with GAAP) for all Taxes not yet due and payable, except (a) those Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing, payment or provision could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no current, pending or threatened audits, assessments, deficiencies, proceedings or claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10. ERISA Compliance.

(a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the Parent Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification. In the five years preceding the Closing Date, each Loan Party and each ERISA Affiliate have made, in all material respects, all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the knowledge of the Parent Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event has occurred or is reasonably expected to occur and none of the Parent Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except for any noncompliance which could not reasonably be expected to result in a Material Adverse Effect. None of the Parent Borrower nor any ERISA Affiliate has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11. Subsidiaries; Equity Interests. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in the Confidential Disclosure Letter, and all of the outstanding Equity Interests in each Restricted Subsidiary are owned directly by the Person set forth in the Confidential Disclosure Letter and are free and clear of all Liens except (a) those created under the Collateral Documents, (b) those created under the collateral documents relating to the Cash Flow Credit Agreement, (c) those created under the collateral documents relating to the Senior Secured Notes Indenture and (d) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, the Confidential Disclosure Letter (i) sets forth the name and jurisdiction of each Subsidiary, and (ii) sets forth the ownership interest of the Parent Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership.

Section 5.12. Margin Regulations; Investment Company Act.

(a) No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U issued by the FRB.

(b) None of the Borrowers or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13. Disclosure. To the knowledge of the Parent Borrower, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (as modified or supplemented by other information so furnished); provided that (a) with respect to financial estimates, projected financial information and other forward-looking information, the Parent Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and that such differences may be material and that such projections are not a guarantee of financial performance and (b) no representation is made with respect to information of a general economic or general industry nature.

Section 5.14. Intellectual Property; Licenses, Etc. Each of the Parent Borrower and its Restricted Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks, trade dress, internet domain names, copyrights, trade secrets, and know-how, and applications for registration of or goodwill associated with the foregoing, as applicable (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such failure to own or possess the right to use or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent Borrower, the conduct of each of the Parent Borrower’s and its Restricted Subsidiaries’ business does not infringe upon the intellectual property rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Parent Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15. Solvency. On the Closing Date after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

Section 5.16. Perfection, Etc. Except as otherwise contemplated hereby or under any other Loan Documents, all filings and other actions necessary to perfect and protect the Liens on the Collateral created under, and as required by, the Collateral Documents have been duly made or taken or otherwise provided for (to the extent required hereby or by the applicable Collateral Documents) in a manner reasonably acceptable to Administrative Agent and are in full force and effect and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions (to the extent required hereby or by the applicable Collateral Documents), perfected first priority (or second priority with respect to the First Lien Priority Collateral prior to the Discharge of First Lien Obligations) Lien in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01. It is understood and agreed that the parenthetical in the prior sentence shall apply to any similar representation mutatis mutandis in any Collateral Document. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

Section 5.17. Compliance with Laws Generally. None of the Borrowers or any of their Subsidiaries or any of their respective material properties, or the use of such material properties, is in violation of any applicable Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, except for such violations or defaults that (a) are being contested in good faith by appropriate proceedings or (b) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.18. Labor Matters. Except as in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against the Parent Borrower or any of its Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened.

Section 5.19. Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any other terms of similar meaning and import) under the Senior Notes Indenture, any Permitted Subordinated Indebtedness (to the extent the concept of Designated Senior Debt (or similar concept) exists therein), or any subordinated Permitted Refinancing thereof (to the extent the concept of Designated Senior Debt (or similar concept) exists therein), and an “ABL Obligation” (or any other terms of similar meaning and import) under the Cash Flow Credit Agreement (to the extent the concept of ABL Obligation (or similar concept) exists therein).

Section 5.20. Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects.

Section 5.21. Deposit Accounts and Securities Accounts. Set forth in the Confidential Disclosure Letter is an accurate list of all Deposit Accounts and Securities Accounts maintained by each Loan Party as of the Closing Date, which list includes, with respect to each such account, in each case as of the Closing Date, the account number, the owner of such account, the name of such account, the name and address of the bank or Securities Intermediary at which such account is located, whether such account is a Designated Blocked Account, a Collateral Deposit Account, a Collateral Securities Account or an Excluded Account, and whether such account has a lock box associated with it (in which case the corresponding lock box number shall also be listed).

Section 5.22. Cumulative Amount. As of the Closing Date, no restricted payments, investments or prepayments have been made under the Cash Flow Credit Agreement using the Cumulative Amount.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02, Section 6.03 and Section 6.15) cause each of its Restricted Subsidiaries to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender (provided any of the information required pursuant to this Section 6.01 shall be deemed validly delivered as provided in the last paragraph of Section 6.02):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche, LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year of the Parent Borrower then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no later than ninety (90) days after the end of each fiscal year of the Parent Borrower, reasonably detailed forecasts prepared by management of the Parent Borrower of consolidated balance sheets, income statements and cash flow statements of the Parent Borrower and its Subsidiaries for the fiscal year following such fiscal year then ended; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; provided that such consolidating financial statements shall not be required unless the aggregate amount of Consolidated EBITDA, revenues, total assets or total liabilities attributable to the Unrestricted Subsidiaries exceeds 10% of the Consolidated EBITDA, consolidated revenues, total assets or total liabilities of the Parent Borrower and its Subsidiaries for such period.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.10 (if such covenant was in effect during the period to which such financial statements relate) or, if any such Event of Default shall exist, stating the nature and status of such event; it being understood that the obligation under this Section 6.02(a) shall be satisfied regardless of whether such certificate is obtained if the Parent Borrower shall have used commercially reasonable efforts to obtain such certificate;

(b) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower (which shall set forth reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not a Financial Covenant Trigger Period exists and including a reasonably detailed calculation of Consolidated EBITDA for the applicable four quarter period consistent with the most recent calculation of Consolidated EBITDA provided prior to the Closing Date in connection with the quarterly reporting under the Cash Flow Credit Agreement and in substantially the form of Annex I of Exhibit D, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Parent Borrower and the Administrative Agent (the “Consolidated EBITDA Calculation Format”)) as of the end of the period to which such financial statements relate and stating, during a Financial Covenant Trigger Period, whether or not the Parent Borrower is in compliance with Section 7.10; provided that, if such Compliance Certificate demonstrates an Event of Default due to failure to comply with the covenant under Section 7.10 that has not been cured prior to such time, the Parent Borrower may deliver to the extent permitted by Section 8.04, prior to or together with such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default; provided, further, that in no event shall the calculations of the Fixed Charge Coverage Ratio be shared with any Public Lender without the express written consent of the Parent Borrower;

(c) promptly after the same are publicly available, (i) after a Qualifying IPO copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent Borrower, and (ii) copies of all annual, regular, periodic and special reports and registration statements which the Parent Borrower or any Restricted Subsidiary may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto (other than comment letters from the SEC, the contents of which are not materially adverse to the Lenders);

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) from, or statement or report furnished to, any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of

(i) any Junior Financing Documentation with respect to a Specified Junior Financing Obligation and (ii) any Cash Flow Facilities Document with respect to Indebtedness with an aggregate principal amount in excess of the Threshold Amount, in each case not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other written correspondence received from the SEC (or comparable agency in any applicable non-US jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Restricted Subsidiaries to the extent such investigation or inquiry, if resolved unfavorably to such Loan Party, could reasonably be expected to have a Material Adverse Effect;

(f) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), completed Federal Emergency Management Agency Standard Flood Hazard Determinations with respect to the Material Real Property of each Loan Party.

(g) promptly after any Borrower has notified the Administrative Agent of any intention by such Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(h) as soon as available but in any event on or prior to the 15th Business Day after the last day of each calendar month (or, solely in the case of the calendar month ended July 31, 2013, the 20th Business Day after July 31, 2013), a Borrowing Base Certificate showing the Borrowing Base as of the close of business on the last day of the immediately preceding fiscal month, together with such supporting information in connection therewith as the Administrative Agent may reasonably request, which may include, without limitation, (i) a reasonably detailed calculation of Eligible Billed Accounts and Eligible Unbilled Time & Material Accounts, (ii) a reasonably detailed aging of the Loan Parties’ Eligible Billed Accounts and a detailed listing of Eligible Unbilled Time & Material Accounts and a reconciliation to the corresponding Borrowing Base Certificate, (iii) for the first Borrowing Base Certificate delivered on or after the first day of each fiscal quarter (for the avoidance of doubt, other than any Borrowing Base Certificate delivered pursuant to Section 6.16(b)(ii) or (iii) or pursuant to any of the provisos in this Section 6.02(h)), a quarterly roll forward of the Loan Parties’ Eligible Billed Accounts; provided that supporting information for each such Borrowing Base Certificate delivered in accordance with this Section 6.02(h)(iii) shall only be required to include a roll forward of the Loan Parties’ Eligible Billed Accounts that were entered into each Loan Party’s PeopleSoft and Epicor accounting and software systems (or any successor account software systems) as of the last day of the immediately preceding full fiscal quarter (such Eligible Billed Accounts, the “Rolled Accounts”); provided further, that such roll forward of the Loan Parties’ Rolled Accounts shall be performed by each Loan Party in a manner consistent with the inVentiv Health, Inc. Survey Field Examination, dated as of April 30, 2013, and such Rolled Accounts for such fiscal quarter period shall represent no less than 65% of all Eligible Billed Accounts for such fiscal quarter period, and (iv) a listing by customer of deferred revenue, customer deposits, rebates and the respective reconciliations of the aforementioned Accounts to the general ledger; provided that (x) during a Weekly Reporting Period, the Parent Borrower shall (or at the election of the Parent Borrower, so long as the frequency of delivery is maintained by the Parent Borrower for the immediately following sixty (60) day period after the delivery of the first Borrowing Base Certificate so delivered, the Parent Borrower may) deliver a Borrowing Base Certificate and such supporting information as is reasonably practicable to provide on a weekly basis no later than 5:00 p.m., New York City time on Friday of each week (or if Friday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday and (y) any Borrowing Base Certificate delivered other than with respect to any fiscal month’s end shall be delivered in accordance with the Weekly Reporting Format; provided, further, that no later than 1 Business Day prior to the consummation of a sale or other Disposition (or merger, consolidation or amalgamation that constitutes a sale or Disposition) (or such later date as the Administrative Agent may agree to in its sole discretion) of (i) ABL Priority Collateral that is included in the Borrowing Base with an aggregate value in excess of $7,500,000 to any Person other than a Loan Party or (ii) any Equity Interests of a Loan Party to any Person other than a Loan Party that results in the disposition of ABL Priority Collateral that is included in the Borrowing Base with an aggregate value in excess of $7,500,000, then in each case the Parent Borrower shall deliver to the Administrative Agent a revision to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with the terms of this Agreement demonstrating the pro forma effect of such Disposition on the Borrowing Base, and shall, in each case, thereafter deliver such supporting information as may be reasonably requested by the Administrative Agent and for the purposes of this proviso and the definition of Borrowing Base, a Borrower ceasing to be in existence shall be deemed a “Disposition” of such Borrower’s ABL Priority Collateral that is included in the Borrowing Base until such existence is restored; for the avoidance of doubt, Borrowing Base Certificates may also be delivered in accordance with Sections 6.16(b)(ii) and (iii);

(i) concurrently with the utilization of all or any portion of the Cumulative Amount for any purpose permitted in accordance with the terms of this Agreement, the Parent Borrower shall deliver a certificate signed by a Responsible Officer of the Parent Borrower which shall set forth a reasonably detailed calculation of the Cumulative Amount that is available immediately prior to such utilization, including a reasonably detailed calculation of each component thereof; and

(j) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.02(b), Section 6.02(c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 10.02 (or other website identified to the Administrative Agent); or (ii) on which such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including the SEC) or whether sponsored by the Administrative Agent); provided that (A) upon the request of the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and (B) the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents. The Parent Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent Borrower or its securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated “Private Investor.”

Section 6.03. Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material adverse development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or the assertion or occurrence of any alleged noncompliance by any Loan Party or as any of its Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event (or similar event with respect to a Foreign Plan).

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Parent Borrower (x) that such notice is being delivered pursuant to this Section 6.03 and (y) setting forth details of the occurrence referred to therein and (other than in the case of a notice pursuant to Section 6.03(b)) stating what action the Parent Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.

Section 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities (including Taxes) except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05, and, in the case of any Restricted Subsidiary to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its Material Intellectual Property, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect or as may be required under a lease of real property, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear, casualty and condemnation excepted.

Section 6.07. Maintenance of Insurance. (A) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (B) all such insurance with respect to any Collateral shall name the Administrative Agent as mortgagee or loss payee (in the case of property insurance with respect to Collateral) or additional insured, as its interests may arise, on behalf of the Secured Parties (in the case of liability insurance).

Section 6.08. Compliance With Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account (in which full, true and correct entries shall be made of all material financial transactions and matters involving the assets and business of the Parent Borrower and its Subsidiaries) in a manner that permits the preparation of financial statements in accordance with GAAP.

Section 6.10. Inspection Rights; Field Examinations; Accounts.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers as provided below and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower and the applicable Loan Party; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10(a) and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrowers’ expense; provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Parent Borrower prior notice of and the right to participate in any discussions with the Borrowers’ accountants.

(b) From time to time the Administrative Agent may conduct (or engage third parties to conduct), at reasonable times during normal business hours, upon reasonable advance notice to the Parent Borrower and the applicable Loan Party, such field examinations, verifications and evaluations as the Administrative Agent may deem necessary or appropriate, including, without limitation, of (i) the Parent Borrower’s practices in computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves; provided that, pursuant to this Section 6.10(b), the Administrative Agent (x) shall only be permitted to conduct (or cause to be conducted) (A) one field examination with respect to the Collateral in each fiscal year or (B) two field examinations with respect to the Collateral in each fiscal year in any period during which Excess Availability has been less than 20.0% of the Line Cap for a period of five consecutive Business Days until the date Excess Availability shall have been at least 20.0% of the Line Cap for 30 consecutive calendar days, and (y) may conduct such other field examinations pursuant to this Section 6.10(b) at any time upon the occurrence and during the continuance of a Specified Event of Default, in each case, in a form and from a third party consultant, reasonably satisfactory to the Administrative Agent. All such field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties, and the Administrative Agent shall provide the Parent Borrower with a reasonably detailed accounting of all such expenses.

(c) The Loan Parties acknowledge that the Administrative Agent, after exercising its rights under this Section 6.10, (x) may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 10.08, and (y) may distribute copies of any final reports from a third party delivered in connection with any field exam to the Lenders.

(d) At the Administrative Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Loan Party shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts constituting ABL Priority Collateral (or, following the Discharge of First Lien Obligations, Collateral), including, without limitation, all original orders, invoices and shipping receipts.

(e) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable notice to the relevant Loan Party of its intent to do so, communicate with Account Debtors under the Accounts constituting ABL Priority Collateral (or, following the Discharge of First Lien Obligations, Collateral) to verify with them to the Administrative Agent’s reasonable satisfaction the existence, amount and terms of any Accounts.

(f) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default each Loan Party shall notify Account Debtors under the Accounts constituting ABL Priority Collateral (or, following the Discharge of First Lien Obligations, Collateral) that such Accounts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(g) Anything herein to the contrary notwithstanding, each Loan Party shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement, the Security Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating thereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Loan Party under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 6.11. Use of Proceeds. Use the proceeds of the Revolving Credit Loans and Swing Line Loans for the purposes of (i) on the Closing Date, refinancing the revolving credit facility under the Cash Flow Credit Agreement, (ii) to provide ongoing working capital, and (iii) for other general corporate purposes of the Parent Borrower and its Subsidiaries (including Restricted Payments and Investments permitted hereunder and any other transactions not prohibited by this Agreement).

Section 6.12. Covenant To Guarantee Obligations And Give Security.

(a) Upon (w) the formation or acquisition of any new direct or indirect Restricted Subsidiary (other than an Unrestricted Subsidiary or an Excluded Subsidiary) by the Parent Borrower or a Subsidiary Guarantor, (x) the designation in accordance with Section 6.15 of any existing direct or indirect Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (y) any Restricted Subsidiary that is not a Guarantor guaranteeing any Specified Junior Financing Obligations, or any obligations in respect of any of the Cash Flow Credit Facilities or the Senior Secured Notes, in each case so long as the aggregate principal amount of Indebtedness outstanding in respect of any of the foregoing, individually, exceeds $5,000,000 or (z) any Restricted Subsidiary (other than an Excluded Subsidiary) formerly designated as an Immaterial Subsidiary that is no longer designated as such, the Borrowers shall, in each case at the Borrowers’ expense:

(i) as soon as reasonably practicable and in any case on or prior to thirty (30) days after such formation, acquisition, designation or Guarantee (or such longer period as the Administrative Agent may agree in its reasonable discretion):

(A) cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, Guaranteeing the Obligations of all Borrowers, subject to any limitations required by local Law;

(B) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to furnish to the Administrative Agent a description of any Material Real Property owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(C) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to duly execute and deliver to the Administrative Agent, other than with respect to Excluded Assets, (i) Security Agreement Supplements, Intellectual Property Security Agreements and other Collateral Documents (other than Mortgages), as specified by the Administrative Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect (or otherwise agreed) on the Closing Date and the ABL Intercreditor Agreement), and (ii) Mortgages with respect to Material Real Property in accordance with

Section 6.12(b), in each case granting a Lien in substantially all personal property of such Restricted Subsidiary and all Material Real Property, securing the Obligations of such Restricted Subsidiary under its Guaranty;

(D) subject to the terms of the ABL Intercreditor Agreement, cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to deliver, other than with respect to Excluded Assets, any and all certificates representing Equity Interests directly owned by such Restricted Subsidiary or, if applicable in the case of Equity Interests of Foreign Subsidiaries and, to the extent required by the Security Agreement, cause the legal representative(s) of such Restricted Subsidiary to register the transfer of the Equity Interests in the relevant share registers of such Restricted Subsidiary, in each applicable case accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, to the extent required by the Security Agreement, instruments, if any, evidencing the intercompany debt held by such Restricted Subsidiary, if any, indorsed in blank to the Administrative Agent or accompanied by other appropriate instruments of transfer;

(E) subject to the terms of the ABL Intercreditor Agreement, take and cause such Restricted Subsidiary to take whatever reasonable action (including the filing of UCC financing statements (or comparable documents or instruments under other applicable Law), and delivery of certificates evidencing stock and membership interests) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 6.12; and

(ii) if requested, as soon as reasonably practicable and in any case on or prior to thirty (30) days after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of customary legal opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties (or, where customary in the applicable jurisdiction, the Administrative Agent) reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.12(a) as the Administrative Agent may reasonably request,

(b) Upon the acquisition of any Material Real Property by any Borrower or any Subsidiary Guarantor, or if otherwise required by Section 6.12(a)(i), if such Material Real Property shall not already be subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the relevant Borrower or Subsidiary Guarantor, as the case may be, shall give notice thereof to the Administrative Agent and shall, if requested by the Administrative Agent or the Required Lenders, cause such Material Real Property (other than Excluded Assets) to be subjected to a Lien securing such Borrower’s or such Subsidiary Guarantor’s Obligations and will take, or cause the relevant Borrower or Subsidiary Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien in accordance with the Mortgage Requirement within ninety (90) days after such request (or such longer period as the Administrative Agent may agree in its reasonable discretion).

(c) Concurrently with the delivery of each Compliance Certificate pursuant to Section 6.02(b) in respect of financial statements delivered pursuant to Section 6.01(a) execute and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all Patents (as defined in the Security Agreement) and Trademarks (as defined in the Security Agreement) registered or pending with the United States Patent and Trademark Office and registered or pending Copyrights (as defined in the Security Agreement) with the United States Copyright Office constituting After Acquired Intellectual Property (as defined in the Security Agreement) that is Material Intellectual Property owned by it or any Guarantor as of the last day of the period for which such Compliance Certificate is delivered, to the extent that such After Acquired Intellectual Property that is Material Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it or such Guarantor. In each case, the Parent Borrower will, and will cause each Subsidiary

Guarantor to, promptly cooperate as necessary to enable the Administrative Agent to make any necessary recordations with the US Copyright Office or the US Patent and Trademark Office, as appropriate, with respect to such Material Intellectual Property.

(d) Notwithstanding the foregoing provisions of this Section 6.12 and the provisions of any Loan Document, (i) the Administrative Agent shall not take, and the Borrowers and the Subsidiary Guarantors shall not be required to grant, a security interest in any Excluded Assets, (ii) the Administrative Agent shall not take a security interest in any assets, including without limitation, Material Real Property, as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost, burden or consequences of obtaining such Lien (including any mortgage, stamp, intangibles or other similar Tax, title insurance or similar items) is excessive in relation to the benefit to the Secured Parties of the security afforded thereby, (iii) Liens required to be granted pursuant to this Section 6.12, and actions required to be taken, including to perfect such Liens, shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date and the ABL Intercreditor Agreement, and (iv) the Restricted Subsidiaries will not be required to provide any Guaranty or grant a security interest in their property, to the extent any material and adverse tax consequence would reasonably be expected to result from the provision of such Guaranty or the grant of such security interest.

(e) The Parent Borrower agrees to notify the Administrative Agent in writing promptly, but in any event within 60 days, after any change in (i) the legal name of any Grantor (as defined in the Security Agreement), (ii) the identity or type of organization or corporate structure of such Grantor or (iii) the jurisdiction of organization of such Grantor.

Section 6.13. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14. Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time for the purposes of perfecting the rights of the Administrative Agent for the benefit of the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Parent Borrower or any other Loan Party which is required to be part of the Collateral to the extent required by Section 6.12), in each case subject to the limitations and exceptions set forth in Section 6.12 and in the Collateral Documents.

Section 6.15. Designation of Subsidiaries. The board of directors of the Parent Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Parent Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with a Senior Secured Leverage Ratio of not greater than 5.75 to 1.00 as of the end of the Test Period then last ended (and, as a condition precedent to the effectiveness of any such designation, the Parent Borrower shall deliver to the Administrative Agent a certificate setting forth a calculation of Consolidated EBITDA consistent with the Consolidated EBITDA Calculation Format), (c) notwithstanding anything else in this Section 6.15 to the contrary, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary and (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing, the Senior Secured Notes or any Permitted Refinancing of any of the foregoing, or any Cash Flow

Credit Facilities, in each case, so long as the aggregate principal amount of Indebtedness outstanding in respect of any of the foregoing, individually, is in excess of $5,000,000. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of such Person’s (as applicable) investment therein and the Investment resulting from such designation must otherwise be in compliance with Section 7.02. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. As of the date hereof, any Unrestricted Subsidiaries of the Parent Borrower are set forth in the Confidential Disclosure Letter.

Section 6.16. Cash Management.

(a) Control Agreements.

(i) Subject to Sections 6.16(d) and 6.16(e), each Loan Party shall, within 60 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion) cause each bank at which such Loan Party maintains a Deposit Account (in each case, other than Excluded Accounts and other than the Designated Blocked Accounts) (each, a “Collateral Deposit Account”) and each Securities Intermediary at which such Loan Party maintains a Securities Account (in each case, other than Excluded Accounts) (each, a “Collateral Securities Account”), to enter into a Deposit Account Control Agreement or a Securities Account Control Agreement, as the case may be, with the Administrative Agent and such Loan Party.

(ii) In the event (x) any Loan Party or any bank at which a Collateral Deposit Account is maintained shall, after the date hereof, terminate the Deposit Account Control Agreement with respect to such Collateral Deposit Account for any reason, or (y) the Administrative Agent shall demand such termination as a result of the failure of such bank to comply in any material respect with the terms of such Deposit Account Control Agreement, in each case at the Administrative Agent’s written request, such Loan Party shall notify all of its respective obligors that were making payments to such Collateral Deposit Account, to make all future payments to another Collateral Deposit Account.

(iii) In the event (x) any Loan Party or any Securities Intermediary at which a Collateral Securities Account is maintained shall, after the date hereof, terminate the Securities Account Control Agreement with respect to such Collateral Securities Account for any reason, or (y) the Administrative Agent shall demand such termination as a result of the failure of a Securities Intermediary to comply in any material respect with the terms of such Securities Account Control Agreement, in each case at the Administrative Agent’s written request, such Loan Party shall notify all of its obligors that were making payments to such Collateral Securities Account to make all future payments to another Collateral Securities Account.

(iv) At no time following the receipt by the Administrative Agent of an Enforcement Notice issued by the Applicable First Lien Agent may any First Lien Trust Monies or identifiable Proceeds of First Lien Priority Collateral be commingled with any ABL Priority Collateral or any Proceeds of ABL Priority Collateral.

(b) Designated Blocked Accounts; Borrowing Base Reporting.

(i) Any Deposit Account that is (x) owned by a Loan Party, (y) maintained with Citibank, and (z) subject at all times to a Deposit Account Control Agreement in favor of the Administrative Agent that specifies that such Deposit Account is and shall be under the sole control of the Administrative Agent, and that the Administrative Agent shall be the only Person authorized to give instructions in respect of funds or other assets credited to such Designated Blocked Account (each such Deposit Account Control Agreement, a “Blocked Control Agreement”) may be designated as a “Designated Blocked Account” by the Parent Borrower by identifying such Deposit Account as a “Designated Blocked Account” either in the Confidential Disclosure Letter delivered to the Administrative Agent on the Closing Date or in a written notice signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent at the time any such Blocked Control Agreement is entered into by such Loan Party, Citibank and the Administrative Agent (each such Deposit Account, a “Designated Blocked Account”). Notwithstanding anything herein or in any Collateral Document to the contrary, at no time shall (A) any Designated Blocked Account constitute an Excluded Account or (B) any Deposit Account constitute a Designated Blocked Account unless a Blocked Control Agreement is in effect with respect to such Deposit Account.

(ii) The Administrative Agent hereby agrees that, notwithstanding any provision of any Blocked Account Control Agreement to the contrary, and in no way effecting the Administrative Agent’s “control” thereunder as described therein, it shall consent to the withdrawal by any Loan Party that owns a Designated Blocked Account of cash from such Designated Blocked Account at any time that (x) the chief financial officer, chief accounting officer or treasurer (or other equivalent officer) of the Parent Borrower delivers an updated Borrowing Base Certificate to the Administrative Agent calculated on a pro forma basis after giving effect to all such withdrawals to be made at such time, in accordance with the monthly Borrowing Base Certificate reporting requirements or, if the information required for such monthly certificate is not available during any interim period for which a monthly Borrowing Base Certificate is not required to be delivered, in accordance with the Weekly Reporting Format, and such Borrowing Base Certificate shall be the most recently delivered Borrowing Base Certificate for all purposes under this Agreement until the delivery of the next Borrowing Base Certificate in accordance with the terms of this Agreement, (y) a Responsible Officer of the Parent Borrower delivers a certificate to the Administrative Agent certifying that no Specified Event of Default has occurred and is continuing both immediately before and after giving effect to such withdrawal, and (z) such Borrowing Base Certificate delivered pursuant to clause (x) above shall demonstrate sufficient Excess Availability such that no Cash Dominion Period and no Financial Covenant Trigger Period is in effect at the time of such withdrawal after giving effect thereto.

(iii) The Administrative Agent hereby agrees that at any time that any Borrower deposits additional cash into any Designated Blocked Account during any interim period for which a monthly Borrowing Base Certificate is not required to be delivered, the chief financial officer, chief accounting officer or treasurer (or other equivalent officer) of the Parent Borrower may deliver an updated Borrowing Base Certificate to the Administrative Agent, calculated on a pro forma basis after giving effect to all such deposits, in accordance with the Weekly Reporting Format, and such Borrowing Base Certificate shall be the most recently delivered Borrowing Base Certificate for all purposes under this Agreement until the delivery of the next Borrowing Base Certificate in accordance with the terms of this Agreement.

(c) Collection and Allocation of Collateral Proceeds.

(i) Subject to the ABL Intercreditor Agreement, each Loan Party shall direct all of its Account Debtors obligated to make a payment to any Loan Party under any Account (other than, following receipt by the Administrative Agent of an Enforcement Notice issued by the Applicable First Lien Agent, Accounts which constitute identifiable Proceeds which arise solely from the sale or disposition of First Lien Priority Collateral) to forward payments directly to Collateral Deposit Accounts or lock boxes subject to Deposit Account Control Agreements. If any Loan Party should refuse or neglect to notify any Account Debtor to forward payments directly to a Collateral Deposit Account or lock box subject to a Deposit Account Control Agreement, then after written notice from the Administrative Agent, the Administrative Agent shall, notwithstanding anything to the contrary herein or in any other Loan Document, be entitled to make such notification directly to such Account Debtor.

(ii) The Administrative Agent shall not deliver a notice of exclusive control to any bank or Securities Intermediary with respect to any Deposit Account Control Agreement or Securities Account Control Agreement, as the case may be, unless a Cash Dominion Period is in effect. During a Cash Dominion Period, after delivering a notice of exclusive control, the Administrative Agent shall have sole access to the Collateral Deposit Accounts and the Collateral

Securities Accounts at all times (until such control is rescinded or such Cash Dominion Period is no longer in effect) and each Loan Party shall take all actions necessary to grant the Administrative Agent such sole access. At no time during a Cash Dominion Period shall any Loan Party remove any item from a lock box, a Collateral Deposit Account or a Collateral Securities Account without the Administrative Agent’s prior written consent. If notwithstanding the instructions described in Section 6.16(c)(i), any Loan Party receives any Proceeds of any such Account during a Cash Dominion Period, such Grantor shall receive such payments as the Administrative Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of such Accounts received by it to a Collateral Deposit Account. During a Cash Dominion Period, all funds deposited into any Collateral Deposit Account or Collateral Securities Account will be swept on a daily basis into a collection account that is a Deposit Account, established by the Administrative Agent from time to time, in its sole discretion, to receive cash from such Deposit Accounts and Securities Accounts during a Cash Dominion Period, with such bank as the Administrative Agent may determine in its sole discretion, in the name of the Administrative Agent (although such Deposit Account may also have words referring to the Parent Borrower and the Deposit Account’s purpose) and under the sole dominion and control of the Administrative Agent (the “Collection Account”). During a Cash Dominion Period, all amounts received in the Collection Account shall be deemed received by the Administrative Agent in accordance with Section 2.12 and shall, after having been credited to the Collection Account, be applied (and allocated) by the Administrative Agent in accordance with Section 2.05(b)(ii).

(d) Covenant Regarding New or Acquired Deposit Accounts and Securities Accounts. Before opening or replacing any Collateral Deposit Account, Collateral Securities Account, or any Designated Blocked Account, each Loan Party shall cause each bank or Securities Intermediary in which it seeks to open (i) a Collateral Deposit Account, to enter into a Deposit Account Control Agreement with the Administrative Agent in order to give the Administrative Agent “control” (within the meaning of the UCC) of such Collateral Deposit Account, (ii) a Collateral Securities Account, to enter into a Securities Account Control Agreement with the Administrative Agent in order to give the Administrative Agent “control” (within the meaning of the UCC) of such Collateral Securities Account, and (iii) a Designated Blocked Account, to enter into a Blocked Control Agreement with the Administrative Agent in order to give the Administrative Agent control (within the meaning of the UCC) of such Designated Blocked Account; provided that, in the case of this Section 6.16(d)(iii), the provisions of Section 6.16(b) shall apply. No Loan Party shall permit any Excluded Account to cease to become an Excluded Account unless it shall have caused the bank or Securities Intermediary at which such account is maintained to execute and deliver a Deposit Account Control Agreement, Securities Account Control Agreement or Blocked Control Agreement, as the case may be, in favor of the Administrative Agent. Notwithstanding anything to the contrary contained herein, the Loan Parties will not be required to provide a Deposit Account Control Agreement or Securities Account Control Agreement with respect to any Collateral Deposit Account, any other Deposit Account (other than a Designated Blocked Account) or any Securities Account concurrently with the opening of such related account to the extent that the Administrative Agent has agreed to delay such requirement at the request of such Loan Party (and such Loan Party agrees to provide the related Deposit Account Control Agreement or Securities Account Control Agreement at such later date as such Loan Party and the Administrative Agent may agree in its sole discretion (subject to extensions as may be agreed to by the Administrative Agent in its sole discretion)). For the avoidance of doubt, the Loan Parties may open or close Excluded Accounts at any time without requirement of delivery of a Deposit Account Control Agreement or a Securities Account Control Agreement, as the case may be, and without consent or notice to the Administrative Agent or any other Secured Party.

(e) Any Deposit Account or Securities Account (other than an Excluded Account) that is acquired by a Loan Party, or is a Deposit Account of a Person that becomes a Loan Party after the Closing Date, in connection with an Investment permitted hereunder or otherwise acquired after the Closing Date, must be made subject to a Deposit Account Control Agreement, Securities Account Control Agreement, or Blocked Control Agreement, as applicable, and in each case complying with the provisions of this Section 6.16, so long as no Cash Dominion Period exists, within 60 days following the date such Deposit Account or Securities Account is acquired or such Person becomes a Loan Party (or, in each case, such longer period as the Administrative Agent may agree in its sole discretion), and at any time a Cash Dominion Period exists, on the date such Deposit Account or Securities Account is acquired or such Person becomes a Loan Party (or, in each case, such longer period as the Administrative Agent may agree in its sole discretion).

Section 6.17. Collateral Access Agreements. Use commercially reasonable efforts to deliver Collateral Access Agreements to the Administrative Agent, as the Administrative Agent shall reasonably request from time to time in its Permitted Discretion, with respect to the leased properties located at (a) the two leased properties set forth in the Confidential Disclosure Letter and (b) each other property that is leased in replacement of either of the foregoing scheduled locations and at which all or a material portion of the books and records relating to Accounts of any Loan Party that were located at either of such scheduled locations are located from time to time following the Closing Date.

Section 6.18. Post Closing Matters. Execute and deliver the documents and complete the tasks set forth in the Confidential Disclosure Letter, in each case within the time limits specified on such schedule (unless the Administrative Agent, in its discretion, shall have agreed to any particular longer period).

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Borrower shall, nor shall any Borrower permit any of its Restricted Subsidiaries to, directly and indirectly, and Holdings shall not (with respect to Section 7.14 only):

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens pursuant to any Loan Document and (ii) Liens on cash or deposits granted in favor of the Administrative Agent, the Swing Line Lender or the L/C Issuer to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit, Swing Line Loans or Protective Advances, respectively, as contemplated by Sections 2.03(a)(ii)(E), 2.04(b), and 2.17(b), respectively, and Section 2.16(a)(ii);

(b) Liens (i) existing on the Closing Date and listed in the Confidential Disclosure Letter and any modifications, replacements, renewals or extensions thereof and (ii) on vehicles securing Replacement Leases; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges not yet due and payable (i) which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) statutory Liens and any Liens (in each case other than Liens on the ABL Priority Collateral securing the Obligations) arising by operation of law in each case of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Parent Borrower or any of its Restricted Subsidiaries or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Parent Borrower or any of the Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(e).

(f) (i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.01(f);

(g) matters of record affecting title to any owned or leased real property and survey exceptions, encroachments, protrusions, recorded and unrecorded servitudes, easements, restrictions, reservations, licenses, rights-of-way, sewers, electric lines, telegraphs and telephone lines, variations in area or measurement, rights of parties in possession under written leases or occupancy agreements, and other title defects and non-monetary encumbrances affecting real property, and zoning, building or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case that were not incurred in the connection with Indebtedness and which could not, individually or in the aggregate, materially and adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(f)(i); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens (except in the case of any Permitted Refinancing) and (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Parent Borrower or any other Loan Party or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case under this clause (i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition, and (ii) earnest money deposits of cash or Cash Equivalents made by the Parent Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n) Liens on property of any Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiary permitted under Section 7.03;

(o) (i) Liens in favor of the Parent Borrower or a Restricted Subsidiary that is a Loan Party securing Indebtedness permitted under Section 7.03(e) and (ii) Liens in favor of a Restricted Subsidiary that is not a Loan Party granted by another Restricted Subsidiary that is not a Loan Party, provided that any such Lien on Collateral shall be expressly junior in priority to the Liens on such Collateral granted to the Administrative Agent for the benefit of the Secured Parties under the Loan Documents and all documentation with respect to such lien priority shall be in the form and substance reasonably satisfactory to the Administrative Agent;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 7.03, and (iv) in the case of Liens securing Indebtedness for borrowed money, such Indebtedness secured thereby does not exceed $15,000,000 at any one time outstanding;

(q) Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable Law) regarding leases entered into by the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business and not prohibited by this Agreement;

(s) Any interest and title of a lessor, sublessor, licensor or sublicensor under any lease, sublease or license agreement entered into in the ordinary course of business;

(t) To the extent constituting Liens, Dispositions expressly permitted under Section 7.05 (other than Section 7.05(e));

(u) Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $25,000,000;

(v) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(z) Liens securing Indebtedness permitted under Section 7.03(f)(ii); provided that such Liens do not at any time encumber any property other than the property subject to such Permitted Vehicle Lease Indebtedness or Permitted Refinancing thereof, provided that individual leases and financings of vehicles provided by one lender or lessor may be cross collateralized to other financings of equipment provided by such lender or lessor;

(aa) Liens securing Indebtedness permitted under Sections 7.03(y) and (bb); provided that (i) (A) the obligations in respect of such Indebtedness shall not be secured by any Lien on any asset of Holdings or any Restricted Subsidiary other than any asset constituting Collateral, (B) the security agreements relating to such Indebtedness shall be substantially the same as or more favorable than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) or otherwise more favorable to the Loan Parties, and (C) such Indebtedness and the trustee and/or collateral agent under the indentures governing such Indebtedness shall be subject to the First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement, as applicable; provided that if such Indebtedness is issued pursuant to an indenture that has not previously been made subject thereto, then Holdings, the Parent Borrower, the other Loan Parties, the Administrative Agent, the trustee and/or collateral agent for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable, and (ii) (A) with respect to such Indebtedness secured by the Collateral on a pari passu basis with the First Lien Obligations, pursuant to the ABL Intercreditor Agreement, Liens on the ABL Priority Collateral securing obligations in respect of such Indebtedness shall be subordinated to the Liens on the ABL Priority Collateral securing the Obligations to the same extent as the First Lien Obligations and (B) with respect to such Indebtedness secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the First Lien Obligations, Liens on the ABL Priority Collateral securing obligations in respect of such Indebtedness shall be subordinated to the liens on the ABL Priority Collateral securing the Obligations, the First Lien Obligations and any other Indebtedness secured by the Collateral on a pari passu basis with the First Lien Obligations;

(bb) [reserved]; and

(cc) Liens on the Collateral securing Indebtedness incurred pursuant to Section 7.03(aa); provided that (i) in the case of any such Liens on ABL Priority Collateral, pursuant to the ABL Intercreditor Agreement, such Liens shall be junior in priority to the Liens that secure the Obligations and any other Indebtedness secured by the Collateral on a pari passu basis with the Obligations, (ii) in the case of any Liens on First Lien Priority Collateral and, in each case, subject to and in accordance with the ABL Intercreditor Agreement, such Liens may be senior in priority to the Liens that secure the Obligations, and any other Indebtedness secured by the Collateral on a pari passu or second priority basis with the Obligations and (iii) such Indebtedness and the trustee, administrative agent, collateral agent, security agent or similar agent or trustee under the principal agreement governing such Indebtedness shall be subject to the First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement, as applicable; provided that if such Indebtedness is issued pursuant to an agreement that has not previously been made subject thereto, then Holdings, the Parent Borrower, the other Loan Parties, the Administrative Agent, the trustee, administrative agent and/or collateral agent for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable.

Section 7.02. Investments. Make or hold any Investments, except:

(a) Investments by the Parent Borrower or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, members of management, and employees of Holdings or any direct or indirect parent thereof, the Parent Borrower or any Restricted Subsidiary (i) in an aggregate amount not to exceed $1,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes, or (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof in an aggregate amount not to exceed $5,000,000 at any time outstanding (in each of clauses (i) and (ii), determined without regard to any write-downs or write-offs of such loans or advances);

(c) Investments (i) by any Loan Party in any other Loan Party (other than Holdings), (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party (other than Holdings) or in any other Restricted Subsidiary that is also not a Loan Party, (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate amount, together with Investments pursuant to Section 7.02(i)(A)(2)(x), not to exceed 5% of Total Assets as of the end of the Test Period last ended (in the case of clause (iii), determined without regard to any write-downs or write-offs of such Investments), and (iv) by any Borrower Party in any Subsidiary of the type described in clause (d) of the definition of Excluded Subsidiary to the extent consisting of contributions or other Dispositions of Equity Interests in other Subsidiaries of the type described in clause (d) of the definition of Excluded Subsidiary to such Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments and repurchases of Indebtedness expressly permitted by Section 7.01, Section 7.03 (other than Sections 7.03(d) and (e)), Section 7.04 (other than Section 7.04(c)), Section 7.05 (other than Sections 7.05(d)(ii) and (e)), Section 7.06 (other than Section 7.06(e)(v)), and Section 7.13, respectively;

(f) Investments existing or contemplated on the Closing Date and set forth in the Confidential Disclosure Letter and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted by Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the assets or business of, any Person, or of assets constituting a business unit, a line of business or division of, any Person, or of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Parent Borrower or one or more of its Restricted Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each such purchase or other acquisition made pursuant to this Section 7.02(i) (each of the foregoing, a “Permitted Acquisition”):

(A) (1) each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.12 to the extent required thereby, and (2) the aggregate amount of cash provided by Loan Parties to make any such purchase or acquisition of assets that are not purchased or acquired (or do not become owned) by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such purchase or acquisition shall not exceed, together with Investments pursuant to Section 7.02(c)(iii), the sum of (x) 5% of Total Assets as of the end of the Test Period last ended and (y) amounts otherwise available pursuant to Section 7.02(n);

(B) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (2) immediately after giving effect to such purchase or other acquisition, the Borrower Parties shall be in Pro Forma Compliance with a Senior Secured Leverage Ratio of not greater than 5.75 to 1.00 as of the end of the Test Period then last ended, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or Section 6.01(b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the chief financial officer, chief accounting officer or treasurer (or other equivalent officer) of the Parent Borrower demonstrating such compliance calculation in reasonable detail;

(C) the Parent Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(D) if the assets acquired in such Permitted Acquisition are intended to be included in the Borrowing Base, prior to the inclusion of such assets in the Borrowing Base, the Administrative Agent shall have received a field examination in respect of such assets, which field examination shows results reasonably satisfactory to the Administrative Agent, at the sole expense of the Borrowers (which field examination shall not be considered in any limitation on such field examinations at the expense of the Borrowers provided in Section 6.10 or otherwise); provided that the Administrative Agent may, in its Permitted Discretion, determine to include such assets in the Borrowing Base prior to the receipt by the Administrative Agent of such field examination, without limiting the right of the Administrative Agent to subsequently exclude such assets from the Borrowing Base based on the results of such field examination. With respect to any Accounts that were acquired or originated by any Person acquired by the Loan Parties after the Closing Date, so long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable efforts to complete such field examination on or prior to the closing date of such Permitted Acquisition.

(j) [reserved];

(k) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(l) Investments (including debt obligations and Equity Interests) received in connection with (x) the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (y) the non-cash proceeds of any Disposition permitted by Section 7.05;

(m) loans and advances to Holdings or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Holdings or any direct or indirect parent thereof in accordance with Section 7.06; provided that any Investment made under this Section 7.02(m) shall reduce dollar for dollar capacity to make Restricted Payments under Section 7.06;

(n) Investments that do not exceed the sum of (x) $60,000,000 at any time outstanding, plus (y) the Cumulative Amount at the time of such Investment; provided that, in the case of any Investment under this Section 7.02(n)(y) made with the Cumulative Amount, the Borrower Parties shall be in Pro Forma Compliance with both a Senior Secured Leverage Ratio of not greater than 5.75 to 1.00 as of the end of the Test Period then last ended and a Total Leverage Ratio of not greater than 4.75 to 1.00 as of the end of the Test Period then last ended, in each case after giving effect to such Investment;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Guarantees by the Parent Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(q) Investments to the extent the consideration paid therefor consists solely of Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent thereof;

(r) Investments consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of the Parent Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is permitted by Section 7.06;

(s) Investments held by a Person that becomes a Restricted Subsidiary (or is merged, amalgamated or consolidated with or into the Parent Borrower or a Restricted Subsidiary) pursuant to this Section 7.02 (and, if applicable, Section 7.04) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;

(t) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, franchisees, franchisors, licensors and licensees in the ordinary course of business;

(u) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Restricted Subsidiary from an Investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 7.02;

(v) Investments in Campbell and its subsidiaries in connection with the acquisition of Campbell by the Parent Borrower;

(w) Investments in Ingenix Pharmaceutical Services, Inc. and its subsidiaries in connection with the acquisition of Ingenix Pharmaceutical Services, Inc. and certain related assets by the Parent Borrower;

(x) Investments in PharmaNet and its subsidiaries in connection with the acquisition of PharmaNet by the Parent Borrower; and

(y) any Investment provided that both before and after giving effect to such Investment under this Section 7.02(y), the Payment Conditions are satisfied.

Section 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) The Senior Notes (including any guarantees thereof) issued on the Original Cash Flow Closing Date in an aggregate principal amount of $275,000,000, the exchange notes and related exchange guarantees to be issued in exchange for such Senior Notes pursuant to the registration rights agreement entered into in connection with the issuance of such Senior Notes, and any Permitted Refinancing of the foregoing;

(b) Indebtedness of the Loan Parties under the Loan Documents;

(c) Indebtedness (i) outstanding on the Closing Date and listed in the Confidential Disclosure Letter and any Permitted Refinancing thereof and (ii) with respect to Replacement Leases and any Permitted Refinancing thereof;

(d) Guarantees by the Parent Borrower or any Restricted Subsidiary in respect of Indebtedness of the Parent Borrower or such Restricted Subsidiary otherwise permitted hereunder and to the extent permitted by Section 7.02; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Specified Junior Financing Obligation shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the applicable Guaranty to the extent required by Section 6.12 and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;

(e) Indebtedness of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary to the extent such Investment is permitted by Section 7.02; provided that all such Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party;

(f) (i) Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and any Permitted Refinancing thereof; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000 and (ii) Permitted Vehicle Lease Indebtedness and any Permitted Refinancing thereof;

(g) Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $20,000,000;

(h) Indebtedness in respect of Swap Contracts not incurred for speculative purposes;

(i) Indebtedness (other than for borrowed money) subject to Liens permitted under Section 7.01;

(j) (i) Indebtedness (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) owed to the seller of any property acquired in a Permitted Acquisition; provided that any Indebtedness under this clause (i)(B) shall (x) be unsecured on a subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, (y) is not scheduled to mature prior to the date that is ninety-one (91) days after the Latest Maturity Date, (z) has no scheduled amortization or payments of principal (other than customary offers to purchase) prior to the Latest Maturity Date, provided further that both immediately prior and after giving effect to any Indebtedness incurred pursuant to clause (A) or (B) (x) no Event of Default shall exist or result therefrom, and (y) the Borrower Parties shall be in Pro Forma Compliance with a Senior Secured Leverage Ratio of not greater than 5.75 to 1.00 as of the end of the Test Period then last ended and a Total Leverage Ratio of not greater than 6.00 to 1.0 as of the end of the Test Period then last ended, after giving effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness, and (ii) any Permitted Refinancing thereof;

(k) Indebtedness representing deferred compensation to employees of the Parent Borrower or any Restricted Subsidiary;

(l) Indebtedness incurred in a Permitted Acquisition or Disposition under agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

(m) Indebtedness consisting of obligations of the Parent Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions;

(n) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(o) Indebtedness in an aggregate principal amount not to exceed $45,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (o) in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed $30,000,000 at any one time outstanding;

(p) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(r) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees provided by the Parent Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(s) (i) Permitted Unsecured Indebtedness to the extent the Net Cash Proceeds of such Permitted Unsecured Indebtedness are utilized within one hundred and twenty (120) days of the incurrence thereof to finance a Permitted Acquisition (or if not so utilized within such time period, solely to the extent the Net Cash Proceeds of such Permitted Unsecured Indebtedness are applied to prepay Cash Flow Credit Facilities pursuant to the Cash Flow Facilities Documents to the extent then-applicable), so long as (x) the Borrower Parties shall be in Pro Forma Compliance with a Senior Secured Leverage Ratio of not greater than 5.75 to 1.00 as of the end of the Test Period then last ended and a Total Leverage Ratio of not greater than 6.00 to 1.0 as of the end of the Test Period then last ended, after giving effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness and (y) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) any Permitted Refinancing thereof;

(t) Indebtedness in respect of (x) any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or (y) any letters of credit issued in favor of the L/C Issuer or the Swing Line Lender to support any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Section 2.03(a)(ii)(E) or 2.04(b), respectively;

(u) Indebtedness to current or former officers, directors, managers, consultants and employees, their Controlled Investment Affiliates or Immediate Family Members to finance the purchase or redemption of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower (or any direct or indirect parent thereof) permitted by Section 7.06;

(v) (i) Permitted Subordinated Indebtedness to finance any prepayments of Indebtedness under the Cash Flow Facilities Documents pursuant to Section 2.05(b)(iv) (or any successor provision) thereof and (ii) any Permitted Refinancing thereof;

(w) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w);

(y) (A) Indebtedness of the Parent Borrower in respect of one or more series of senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu or junior basis with the First Lien Obligations, that are issued or made in lieu of New Cash Flow Commitments pursuant to an indenture or a note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof (the “Additional Notes”); provided that (i) such Additional Notes are not scheduled to mature prior to the date that is ninety-one (91) days after the Latest Maturity Date, (ii) the aggregate principal amount of all Additional Notes issued pursuant to this paragraph (y) shall not, together with any New Cash Flow Commitments after the Cash Flow Restatement Effective Date, exceed $300,000,000, (iii) such Additional Notes shall not be subject to any Guarantee by any Person other than a Loan Party, (iv) at the time of such incurrence and immediately after giving effect thereto, the Senior Secured Leverage Ratio shall be no greater than 3.50 to 1.0 as of the end of the Test Period most recently ended, giving Pro Forma Effect to such Additional Notes, (v) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (vi) shall be entered into on terms and conditions, including covenants, defaults and remedy provisions, not more restrictive in any material respect to the Parent Borrower and its Restricted Subsidiaries than this Agreement, and (vii) the documentation with respect to any Additional Notes contains no mandatory prepayment, repurchase or redemption provisions except with respect to change of control and asset sale offers that are customary for high yield notes of such type; and (B) any Permitted Refinancing thereof;

(z) [reserved];

(aa) Indebtedness of the Loan Parties incurred or issued under any Cash Flow Credit Facilities in an aggregate principal amount at any time outstanding not exceeding $900,000,000 minus (x) any amounts of principal repayments of Cash Flow Credit Facilities as a result of Dispositions and (y) the aggregate principal amount of Additional Notes incurred or issued in accordance with Section 7.03(y) plus accrued interest, fees, premiums (if any) and penalties thereon, any original issue discount and upfront fee with respect thereto and reasonable fees and expenses incurred, paid or associated with any refinancing thereof; and

(bb) (i) Senior Secured Notes and (ii) any Permitted Refinancing thereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness shall in each case not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that:

(a) any Restricted Subsidiary may merge with or liquidate into (i) the Parent Borrower (including a merger, the purpose of which is to reorganize the Parent Borrower into a new jurisdiction so long as the Parent Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia (the “Jurisdictional Requirements”)); provided that the Parent Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Parent Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, (A) a Loan Party (other than Holdings) shall be the continuing or surviving Person; provided, that with respect to any such mergers involving a Co-Borrower, the surviving entity of such mergers shall be a Co-Borrower or a Guarantor, or (B) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than the Parent Borrower) may liquidate or dissolve or change its legal form if the Parent Borrower determines in good faith that such action is in the best interests of the Parent Borrower;

(c) the Parent Borrower or any Restricted Subsidiary may merge with any other Person in order to (i) effect an Investment permitted pursuant to Section 7.02 (provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.12 and (B) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02) or (ii) to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.15; provided that if the Parent Borrower is a party to any transaction effected pursuant to this Section 7.04(c), (A) the Parent Borrower shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Parent Borrower in a manner reasonably acceptable to the Administrative Agent, (B) the Jurisdictional Requirements shall be satisfied, and (C) no Event of Default shall have occurred and be continuing or would result therefrom; and

(d) so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; provided that if the Parent Borrower is a party to any transaction effected pursuant to this Section 7.04(d), (i) the Parent Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Parent Borrower in a manner reasonably acceptable to the Administrative Agent and (ii) the Jurisdictional Requirements shall be satisfied.

Section 7.05. Dispositions. Make any Disposition except:

(a) Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Parent Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Parent Borrower or any Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary (including any such Disposition effected pursuant to a merger, liquidation or dissolution); provided that if the transferor of such property is a Guarantor or the Parent Borrower then (i) the transferee thereof must either be the Parent Borrower or a Guarantor (other than Holdings) or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(e)), Section 7.04 (other than Section 7.04(d)) and Section 7.06 (other than Section 7.06(d))) and Liens permitted by Section 7.01;

(f) Dispositions by the Parent Borrower or any Restricted Subsidiary of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $10,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Parent Borrower or such Restricted Subsidiary for not less than 75% cash consideration;

(g) Dispositions of Cash Equivalents;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and the Restricted Subsidiaries;

(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) Dispositions of property by the Parent Borrower or any Restricted Subsidiary; provided that (i) at the time of such Disposition, (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist, (ii) with respect to any Disposition pursuant to this Section 7.05(k) for a purchase price in excess of the greater of (x) $10,000,000 and (y) 0.67% of Total Assets as of the end of the Test Period last ended, the Parent Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received other than Liens permitted by Section 7.01) (it being understood that for the purposes of this clause (k)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition, and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $15,000,000 and 1.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (iii) the Consolidated EBITDA of the Parent Borrower generated by, or associated with all such property Disposed of pursuant to this Section 7.05(k) in any fiscal year of the Parent Borrower shall not exceed 10% of Consolidated EBITDA of the Parent Borrower for the most recently ended four fiscal quarter period of the Parent Borrower prior to the date of such Disposition and (iv) with respect to any Disposition pursuant to this Section 7.05(k), the Parent Borrower shall deliver a revised Borrowing Base Certificate to the Administrative Agent to the extent required by Section 6.02(h);

(l) Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties forth in, joint venture arrangements and similar binding arrangements in effect on the Closing Date;

(m) Dispositions in the ordinary course of business consisting of the abandonment of IP Rights which, in the reasonable good faith determination of the Parent Borrower or any Restricted Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business (it being understood and agreed that no Material Intellectual Property may be Disposed of in reliance on this clause (m)); and

(n) Dispositions set forth on Schedule 7.05(n) to the Confidential Disclosure Letter.

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(d), Section 7.05(e), 7.05(h), 7.05(j) and Section 7.05(m)), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is hereby authorized by the Lenders to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except (subject to the proviso in Section 7.02(m)):

(a) each Restricted Subsidiary may make Restricted Payments to the Parent Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary with respect to any class or type of Equity Interests, to (i) the Parent Borrower or such Restricted Subsidiary and (ii) to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of such class or type of Equity Interests);

(b) the Parent Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) [reserved];

(d) to the extent constituting Restricted Payments, transactions expressly permitted by Section 7.02 (other than Section 7.02(e), (m) and (r)), Section 7.04, or Section 7.05 (other than Section 7.05(e));

(e) the Parent Borrower and the Restricted Subsidiaries may make Restricted Payments to Holdings:

(i) the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) the Tax liability for each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns filed by or on behalf of Holdings or any direct or indirect parent thereof; provided that such proceeds are limited to the Tax liability attributable to the income of the Parent Borrower and/or those Subsidiaries or the Equity Interests of the Parent Borrower held by Holdings, if any, that are part of the applicable tax group; and provided, further, that any payments attributable to the income of Unrestricted Subsidiaries shall be permitted only to the extent that cash payments were made for such purpose by the Unrestricted Subsidiaries to the Parent Borrower or its Restricted Subsidiaries;

(ii) the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $3,000,000 (or $4,000,000 following a Qualifying IPO) in any fiscal year of the Parent Borrower plus any reasonable and customary indemnification claims made by directors or officers of Holdings or any direct or indirect parent thereof attributable to the ownership or operations of Holdings, the Parent Borrower and the Restricted Subsidiaries;

(iii) the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of Holdings or any direct or indirect parent thereof;

(iv) the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings or any direct or indirect parent thereof held by any future, present or former employee, director, officer, member of management or consultant of Holdings or any direct or indirect parent thereof, or any of its Subsidiaries (or any Controlled Investment Affiliate or Immediate Family Member thereof); provided that the aggregate amount of Restricted Payments made under this clause (e)(iv) does not exceed (x) in calendar year 2013, the amount available for such calendar year under Section 7.06(e)(iv) of the Cash Flow Credit Agreement as in effect on the date hereof, which amount, as computed thereunder, is $10,000,000 as of the Closing Date and (ii) in any other calendar year, $5,000,000 (with unused amounts in any calendar year being carried over to the two (2) immediately succeeding calendar years, subject to a maximum of $10,000,000 in any calendar year; provided that, with respect to clause (x) above, the unused amount carried over into calendar year 2013 from calendar year 2011 that is included in such $10,000,000 amount shall not be carried over into any succeeding calendar year, and the unused amount carried over into calendar year 2013 from calendar year 2012 that is included in such $10,000,000 amount may be carried over into calendar year 2014 but shall not be carried over into any calendar year thereafter); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings to employees, directors, officers, members of management or consultants of Holdings or any direct or indirect parent thereof or of its Subsidiaries that occurs after the Original Cash Flow Closing Date to the extent such proceeds constitute Eligible Equity Proceeds plus (B) the amount of any cash bonuses otherwise payable to employees, directors, officers, members of management or consultants of Holdings or any direct or indirect parent thereof or any of its Subsidiaries (or any Controlled Investment Affiliate or Immediate Family Member thereof) in connection with the Original Cash Flow Transactions that are foregone in return for the receipt of Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent thereof pursuant to a deferred compensation plan of such Person plus (C) the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent thereof (to the extent such proceeds are contributed to the Parent Borrower), the Parent Borrower or any Restricted Subsidiary after the Original Cash Flow Closing Date (provided that the Parent Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (e)(iv);

(v) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment and (B) Holdings or the applicable parent company thereof shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Parent Borrower or a Loan Party other than Holdings (or a Person that will become a Loan Party (other than Holdings) upon receipt of such contribution) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Parent Borrower or a Loan Party (other than Holdings) in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.12;

(vi) the proceeds of which shall be used by Holdings to make (or to make a payment to any direct or indirect parent of Holdings to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any direct or indirect parent thereof; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors or the managing board, as the case may be, of the Parent Borrower (or any authorized committee thereof));

(vii) the proceeds of which shall be used by Holdings or any direct or indirect parent thereof to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering not prohibited by this Agreement (in the case of any such parent or indirect parent, only to the extent such parent or indirect parent does not hold material assets other than those relating to the Parent Borrower and its Subsidiaries or their respective businesses);

(viii) the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent thereof to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operations of the Parent Borrower and the Restricted Subsidiaries; and

(ix) the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) amounts of the type described in Sections 7.08(g) or 7.08(i), in each case to the extent the applicable payment would be permitted under the applicable clause in Section 7.08 if such payment were to be made by a Borrower Party and in lieu of such payment being made under such applicable clauses of Section 7.08;

(f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount that does not exceed the sum of (i) $15,000,000 (reduced on a dollar for dollar basis by any use of this Section 7.06(f)(i) reallocated to prepayments of Indebtedness pursuant to Section 7.13(i)(A)) and (ii) the Cumulative Amount as in effect immediately prior to the time of making of such Restricted Payment; provided that, in the case of any Restricted Payment under this clause (f) made with the Cumulative Amount, the Borrower Parties shall be in Pro Forma Compliance with a Senior Secured Leverage Ratio of not greater than 5.75 to 1.00 as of the end of the Test Period then last ended and a Total Leverage Ratio of not greater than 4.75 to 1.0 as of the end of the Test Period then last ended, in each case, after giving effect to such Restricted Payment, and the use of proceeds thereof;

(g) repurchases of Equity Interests in Holdings (or any direct or indirect parent company), the Parent Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(h) payments made or expected to be made by the Parent Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(i) (i) Vesting Payments in an aggregate amount not to exceed $25,000,000 and (ii) payment to holders of Equity Interests of the Parent Borrower (immediately prior to giving effect to the Original Cash Flow Transactions) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Original Cash Flow Transactions;

(j) cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities, convertible or exchangeable for Equity Interests of Parent Borrower or any direct or indirect parent company of Parent Borrower; and

(k) the Parent Borrower and the Restricted Subsidiaries may make additional Restricted Payments; provided that at the time they are paid by the Parent Borrower or any Restricted Subsidiary, both before and after giving effect to such Restricted Payments under this clause (k), the Payment Conditions are satisfied.

Section 7.07. Change In Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

Section 7.08. Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent Borrower, whether or not in the ordinary course of business, other than (a) transactions among the Borrower Parties or any Person that becomes a Restricted Subsidiary as a result of such transaction, (b) on fair and reasonable terms substantially as favorable to the Parent Borrower or such Restricted Subsidiary as would be obtainable by the Parent Borrower or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions, including the payment of fees and expenses in connection with the consummation of the Transactions, (d) transactions (including Investments and Restricted Payments) by the Parent Borrower and the Subsidiaries to the extent not prohibited by this Agreement including this Article 7, (e) entering into employment and severance arrangements between Holdings or any direct or indirect parent thereof, the Parent Borrower and the Restricted Subsidiaries and their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (f) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of Holdings or any direct or indirect parent thereof, the Parent Borrower and the Restricted Subsidiaries, to the extent attributable to the ownership or operations of the Parent Borrower and the

Restricted Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person, (g) the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to, the permitted agreements in existence on the Closing Date and set forth in the Confidential Disclosure Letter or any amendment thereto to the extent such an amendment is not materially disadvantageous to the Lenders, (h) the issuance of Equity Interests to any officer, director, employee or consultant of the Parent Borrower or any of its Subsidiaries or any direct or indirect parent of the Parent Borrower in connection with the Original Cash Flow Transactions, (i) the payment of (A)(1) so long as no Event of Default under Section 8.01(a) or (f) shall have occurred and is continuing or shall result therefrom, management, consulting, monitoring, advisory fees and other fees (including termination fees to the extent funded with proceeds from a Permitted Equity Issuance) pursuant to the Management Agreements (plus any unpaid management, consulting, monitoring, advisory and other fees accrued in any prior year) and (2) indemnities and expenses to the Sponsors pursuant to the Management Agreements pursuant to the Management Agreements, and (B) customary compensation to the Equity Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees (including in connection with acquisitions and Dispositions which are not set forth in the Management Agreement), in each case under this clause (B) approved by a majority of the disinterested members of the board of directors of the Parent Borrower, in good faith, (j) employment and severance arrangements between the Company Parties and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, (k) investments by the Investors and Permitted Holders in securities of the Parent Borrower or any of its Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 15% of the proposed or outstanding issue amount of such class of securities, (l) payments required by securities held by the Investors and Permitted Holders to the extent such securities were acquired as contemplated by clause (k) above or were acquired from third parties, and (m) payments to or from, and transactions with, Joint Ventures in the ordinary course of business.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document, the Cash Flow Facilities Documents, the Senior Notes Indenture, the Senior Secured Notes Indenture or customary terms in any documentation providing for any Permitted Refinancing thereof, so long as the restrictions in any such Permitted Refinancing, taken as a whole, in the good faith judgment of the Parent Borrower, are no more disadvantageous to the Lenders than the restrictions set forth in the Senior Notes Indenture) that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to the Parent Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Parent Borrower or any Subsidiary Guarantor, or (b) the Parent Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (A) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed in the Confidential Disclosure Letter and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clauses (a) or (b) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or secured by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) or that expressly permits Liens for the benefit of the Agents and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(f) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (x) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (xi) arise in connection with cash or other deposits permitted under Section 7.01 or are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) [reserved], (xiii) are restrictions in any one or more agreements governing Indebtedness entered into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Parent Borrower, (A) no more restrictive in any material respect with respect to the Parent Borrower or any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date or, if applicable, on the date on which such Restricted Subsidiary became a Restricted Subsidiary pursuant to agreements and instruments in effect on such date, or (B) no more disadvantageous to the Lenders than the Senior Notes Indenture.

Section 7.10. Financial Covenant. During a Financial Covenant Trigger Period, permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 for the most recently ended Test Period for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a) or (b) occurring immediately prior to the commencement of such Financial Covenant Trigger Period, and thereafter, for each subsequent Test Period for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a) or (b) during such Financial Covenant Trigger Period, in each case calculated as of the last day of such relevant Test Period.

Section 7.11. Amendments of Certain Documents. Amend or otherwise modify (a) any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders, or (b) any term or condition of any Junior Financing Documentation in any manner materially adverse to the interests of the Administrative Agent or the Lenders.

Section 7.12. Accounting Changes. Make any change in fiscal year of the Parent Borrower.

Section 7.13. Prepayments, Etc. of Indebtedness. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Indebtedness (other than Indebtedness pursuant to this Agreement), in each case in an aggregate principal amount in excess of the Threshold Amount, or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, for an aggregate purchase price, or in an aggregate prepayment amount, not to exceed $25,000,000, plus (A) unused amounts available to make Restricted Payments under Section 7.06(f)(i) and (B) an amount equal to the Cumulative Amount as in effect immediately prior to the time of making such purchase or prepayment; provided that, in the case of any prepayment, redemption, purchase, defeasement or other satisfaction of any Indebtedness under this Section 7.13 made with the Cumulative Amount, the Borrower Parties shall be in Pro Forma Compliance with a Senior Secured Leverage Ratio of not greater than 5.75 to 1.00 as of the end of the Test Period then last ended and a Total Leverage Ratio of not greater than 4.75 to 1.0 as of the end of the Test Period then last ended, in each case, after giving effect to such payment, prepayment, redemption, purchase, defeasance or satisfaction, (ii) so long as, both before and after giving effect to any such voluntary prepayment, redemption, purchase, defeasement or other satisfaction of any Indebtedness under this Section 7.13, the Payment Conditions are satisfied, (iii) a Permitted Refinancing thereof or any other refinancing thereof with proceeds of Indebtedness permitted by the terms of this Agreement (in each case, including through exchange offers and similar transactions), (iv) the conversion of any such Indebtedness to Equity Interests (other than Disqualified Equity Interests), (v) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof, (vi) any payment, prepayment, redemption, purchase, defeasement or other satisfaction of any Indebtedness with proceeds of an issuance of Equity Interests of Holdings (or any direct or indirect parent thereof), or a capital contribution to the Parent Borrower and (vii) any payment by any Foreign Subsidiary of Indebtedness of such Foreign Subsidiary in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, working capital lines of credit and similar extensions of credit in the ordinary course of business.

Section 7.14. Limitations on Holdings. Holdings shall not (a) create, incur, assume or suffer to exist any Liens on any Equity Interests of the Parent Borrower (other than Liens permitted by Section 7.01(a)(i), Section 7.01(aa), Section 7.01(cc) and nonconsensual Liens to the extent permitted under Section 7.01), or (b) conduct or engage in any operations or business other than (i) those incidental to its ownership of the Equity

Interests of the Parent Borrower, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Management Agreements, the Merger Agreement and the other agreements contemplated by the Merger Agreement, (iv) any Qualifying IPO or any other issuance of its Equity Interests not prohibited by Article 7, (v) any transaction that Holdings is expressly permitted or contemplated to enter into or consummate under this Article 7 (vi) any public offering of its common stock or any other issuance of its Equity Interests, (vii) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries, (viii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Parent Borrower, (ix) holding any cash or property received in connection with Restricted Payments made by the Borrower Parties pursuant to Section 7.06 pending application thereof by Holdings, and (x) providing indemnification to officers and directors.

Section 7.15. Designated Senior Debt. Designate any Indebtedness (other than (i) under this Agreement and the other Loan Documents, (ii) under the Cash Flow Credit Facilities and the Cash Flow Facilities Documents (to the extent such Indebtedness is incurred on a pari passu basis with the Obligations), (iii) the Senior Notes and (iv) under the Senior Secured Notes and any Permitted Refinancing of any of the foregoing (to the extent such Indebtedness is incurred on a pari passu basis with the Obligations) of the Parent Borrower or the Restricted Subsidiaries as “Designated Senior Indebtedness” or “Senior Secured Financing” (or any comparable term), as applicable, under, and as defined in, any Junior Financing Documentation.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following events shall constitute an “Event of Default”:

(a) Non-Payment. The Parent Borrower or any other Loan Party fails to pay (i) when due, any amount of principal of any Loan or any L/C Borrowing, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(h) (if such failure continues for three (3) Business Days), Section 6.03(a), Section 6.05(a) (solely with respect to the Parent Borrower), Section 6.11, Section 6.16(a)(iv), (b)(i) or (c)(ii) (or, solely during any Cash Dominion Period, any other provision of Section 6.16) or Article 7 (subject to, in the case of the covenant contained in Section 7.10, the right to cure such Event of Default pursuant to the provisions of Section 8.04); or

(c) Other Defaults. Any Loan Party (i) fails to perform or observe any other term, covenant or agreement (not specified in Section 8.01(b) above) contained in Section 6.16 for fifteen (15) days after notice thereof by the Administrative Agent to the Parent Borrower or (ii) fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Parent Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Holdings, any Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding or any similar steps or proceedings under Debtor Relief Laws applicable to any Loan Party or any of their Restricted Subsidiaries; or

(g) Inability To Pay Debts; Attachment. (i) Holdings, any Borrower or any Specified Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. An ERISA Event shall have occurred (or a similar event shall have occurred with respect to a Foreign Plan) that, when taken together with all other ERISA Events that have occurred (and similar events that have occurred with respect to Foreign Plans), could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments or as a result of a transaction permitted hereunder or thereunder (including under Section 7.04 or Section 7.05)), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or Sections 6.12, 6.14 and 6.17 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected Lien (with the priority required by the applicable Collateral Documents) on and security interest in the Collateral covered thereby, subject to Liens permitted under Section 7.01, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice to the Administrative Agent), except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC financings statements or continuation statements or other equivalent filings and except, as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such losses are covered by such title insurance policy.

Section 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any of the Borrowers under the Bankruptcy Code of the United States or any similar Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application Of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3, but not including principal of or interest on any Loan) payable to the Administrative Agent in its capacity as such;

Second, to the payment in full of the Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Swing Line Lender and any L/C Issuer pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any distribution);

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Protective Advances, ratably among the Administrative Agent and the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (other than the Protective Advances), ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Eighth, to payment of the Secured Hedge Obligations and the Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts most recently provided to the Administrative Agent pursuant to Section 2.19 or such lesser amount as is then payable to them;

Ninth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, delivered to the Parent Borrower.

Section 8.04. Parent Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, but subject to Sections 8.04(b) and (c), for the purpose of determining whether an Event of Default has occurred under the covenant set forth in Section 7.10 as of any date, the Parent Borrower may apply the Net Cash Proceeds of a Permitted Equity Issuance (the “Cure Amount”) to increase Consolidated EBITDA for and after the final day of the applicable fiscal quarter; provided that such Net Cash Proceeds (i) are actually received by the Parent Borrower on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) are Not Otherwise Applied (including, without limitation, used to increase the Cumulative Amount) and (iii) do not exceed the maximum aggregate amount necessary to cure any Event of Default under Section 7.10 as of such date. The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter (it being understood that the full Cure Amount necessary to cure the breach of the covenant under Section 7.10 shall apply to the calculation of the covenant under Section 7.10). The parties hereby acknowledge that this Section 8.04(a) may not be relied on for purposes of calculating any financial ratios (including, for the avoidance of doubt, the Fixed Charge Coverage Ratio for purposes of determining whether the Payment Conditions are satisfied) other than as applicable to Section 7.10 and shall not result in any adjustment to any amounts (including the amount of Indebtedness) other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence. There shall be no pro forma reduction in Indebtedness or Consolidated Total Debt with the proceeds of a Permitted Equity Issuance for determining compliance with Section 7.10. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon receipt of the Cure Amount by the Parent Borrower, the covenant under Section 7.10 shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the covenant under such Section 7.10 and any Default or Event of Default related to any failure to comply with the covenant under such Section 7.10 shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the Cure Expiration

Date, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 8.02 (or under any other Loan Document available during the continuance of any Default or Event of Default) on the basis of any actual or purported failure to comply with the covenant under such Section 7.10 until such failure is not cured pursuant to the Notice of Intent to Cure on or prior to the Cure Expiration Date.

(b) In each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in Section 8.04(a) is made.

(c) There can be no more than four (4) fiscal quarters in which the cure set forth in Section 8.04(a) is made during the term of this Agreement.

ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Citibank, N.A., to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are expressly delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower nor any other Loan Party hereto shall have rights as a third party beneficiary of any of such provisions.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 9 and in the definition of “Related Parties” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any sub-agents and appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, without limitation, Section 10.05 as though such sub-agents were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(d) The Lenders hereby irrevocably (i) authorize the Administrative Agent to enter into any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders, (ii) agree that, upon the execution and delivery of such Intercreditor Agreements, each Lender will be bound by the provisions thereof as if it were a signatory thereto and will take no actions contrary to the provisions thereof and (iii) agree that none of the Lenders or any other Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this paragraph or in accordance with the terms of such Intercreditor Agreements. The Administrative Agent may effect any amendment or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Indebtedness under Cash Flow Credit Facilities, First Lien Obligations or any other secured Indebtedness permitted to be incurred under this Agreement on a junior priority basis to both the Obligations and the First Lien Obligations, as expressly contemplated by the terms of the applicable Intercreditor Agreement (or the definition thereof) or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable.

Section 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04. Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by the Administrative Agent (other than Disqualified Institutions). The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06. Resignation of Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Parent Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Parent Borrower may, upon ten (10) days’ notice remove the Administrative Agent. Upon receipt of any such notice of removal or resignation, the Required Lenders shall have the right, with the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after receipt of such removal notice or the retiring Administrative Agent gives notice of its resignation, then the retiring or removed Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon all of the Obligations (other than (x) (i) Cash Management Obligations and (ii) Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below, or (v) as expressly provided in the Collateral Documents;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) or (z); and

(c) to release any Guarantor or any Borrower (other than the Parent Borrower) from its obligations under the Guaranty and this Agreement, as applicable, if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur with respect to an entity that ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary if such Guarantor or Borrower continues to be a guarantor or borrower in respect of any Specified Junior Financing Obligation unless and until such Guarantor or Borrower is (or is being simultaneously) released from its guarantee or borrowing obligation, as applicable, with respect to such Specified Junior Financing Obligation.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty or Credit Agreement, as applicable, pursuant to this Section 9.08. In each case as specified in this Section 9.08, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.08.

Section 9.09. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent, Co-Documentation Agent or any other Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.10. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 (obligating the Borrowers to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.11. Withholding Tax; Indemnification.

(a) To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender (including, for purposes of this Section 9.11, any L/C Issuer), an amount equivalent to any applicable withholding Tax. Without limiting or expanding the obligations of any Loan Party under Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent, within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

(b) To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Loan Parties (and without relieving the Loan Parties of their reimbursement and indemnification obligations under the Loan Documents), the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective Pro Rata Share (determined as if there were no Defaulting Lenders) for and against any and all liabilities (including environmental liabilities, if any), obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 9.12. Posting of Approved Electronic Communications.

(a) Each of the Lenders, the L/C Issuers, Holdings and the Borrowers agree, and the Parent Borrower agrees on behalf of each Subsidiary Guarantor, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the L/C Issuers by posting such Approved Electronic Communications on IntraLinks/IntraAgency or a substantially similar electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the L/C Issuers, Holdings and the Borrowers acknowledges and agrees, and the Parent Borrower acknowledges and agrees on behalf of each Subsidiary Guarantor, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the L/C Issuers, Holdings and the Borrowers hereby approves, and the Parent Borrower approves on behalf of each Subsidiary Guarantor, of the distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Parent Borrower understands and assumes on behalf of each Subsidiary Guarantor, the risks of such distribution.

(c) THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY AGENT-RELATED PERSONS WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM EXCEPT ERRORS OR OMISSIONS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT OR ANY AGENT-RELATED PERSON. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE ADMINISTRATIVE AGENT OR AGENT-RELATED PERSON IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties may deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic soft medium in a format reasonably acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Parent Borrower. Nothing in this clause (d) shall prejudice the right of any party to this Agreement to deliver any Approved Electronic Communication to any other party to this Agreement in any manner authorized in this Agreement or to request that the other parties to this Agreement effect delivery in such manner.

(e) Each of the Lenders, the L/C Issuers, Holdings and the Borrowers agree, and the Parent Borrower agrees on behalf of each Subsidiary Guarantor, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Parent Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Parent Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal or interest under Section 2.07 or Section 2.08 or fees under Section 2.03(i), Section 2.09(a) or Section 2.09(b), without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Average Historical Excess Availability or in the component definitions thereof shall not constitute a reduction in any rate of interest or fees; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of Section 2.12(a) in a manner that would alter the pro rata sharing of payments among the Lenders or change the definition of “Pro Rata Share” or any provision of Section 2.13 or Section 8.03, in each case without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section 10.01 or the definition of “Required Lenders” or “Super Majority Lenders” without the written consent of each Lender;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction permitted under Section 7.05 shall not constitute the release of all or substantially all of the Collateral), without the written consent of each Lender;

(g) other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Guarantors from their obligations under the Guarantees, without the written consent of each Lender; or

(h) amend, supplement or otherwise modify or waive the definition of the term “Borrowing Base” (or any component definition thereof as used therein to calculate the Borrowing Base), any provisions (including advance rates) relating to eligibility, including, without limitation, the definitions of “Eligible Accounts,” “Eligible Billed Accounts” and “Eligible Unbilled Time & Material Accounts,” in each of the foregoing cases, if the effect of such amendment, supplement, modification or waiver would be to increase the amount available to be borrowed by the Borrowers hereunder, without the consent of the Super Majority Lenders; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lenders;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders) and (y) the principal of such Lender’s Loans shall not be reduced or forgiven without the consent of such Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, in the event that the Parent Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Parent Borrower and the Required Lenders, the Parent Borrower and the Required Lenders shall be permitted to amend the Agreement without the consent of the Non-Consenting Lenders to provide for (a) the termination of the Commitment of each Non-Consenting Lender at the election of the Parent Borrower and the Required Lenders, (b) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (c) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Non-Consenting Lenders (including, without limitation, any amounts payable pursuant to Section 3.05) immediately before giving effect to such amendment and (d) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (a), (b) and (c).

In addition, notwithstanding anything to the contrary contained in this Section 10.01 or any Loan Document, the Administrative Agent and any Loan Party may amend any Loan Document to correct administrative or manifest errors or omissions, to cure any ambiguities, defects, inconsistencies or mistakes, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Parent Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice-mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers, jointly and severally, shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs, Expenses and Taxes. The Borrowers agree, jointly and severally, (a) to pay or reimburse the Arrangers and the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Skadden, Arps, Slate, Meagher & Flom LLP and, if necessary, of one local counsel and one regulatory counsel in each foreign jurisdiction as agreed between the Administrative Agent and the Parent Borrower, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel (which counsel shall be limited as provided in Section 10.05). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid promptly. The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 10.05. Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers, jointly and severally, shall indemnify and hold harmless each Agent-Related Person, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Indemnitees taken as a whole (and, if necessary, one local counsel and one regulatory counsel to the Indemnitees taken as a whole in each appropriate jurisdiction), unless (x) the interests of the Indemnitees are sufficiently divergent, in which case one (1) additional counsel may be appointed and (y) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one (1) additional counsel for such Lender or group of Lenders in the case of clause (a) below)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned or operated by the Parent Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Parent Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Parent Borrower or any other Loan Party) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) have been determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or a material breach of the Loan Documents by such Indemnitee or (y) arise from claims of any of the Indemnitees solely against one or more Indemnitees (and not by one or more Lenders against the Administrative Agent or one or more of the other Agents) that have not resulted from the action, inaction, participation or contribution of the Parent Borrower, any Co-Borrower, any of their respective Subsidiaries or other Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid promptly. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Parent Borrower or any Co-Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (unless in connection with a transaction permitted under Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or Section 10.07(h), as the case may be, or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $2,500,000 (provided, however, that concurrent assignments to or by Approved Funds will be treated as a single assignment for the purpose of meeting the minimum transfer requirements); (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (but subject to clause (iv) below), each of the Administrative Agent and, so long as no Event of Default in respect of Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i) or has occurred and is continuing and except for assignments in connection with the exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders following the date on which either any Event of Default referred to in Section 8.01(f) or Section 8.01(g)(i) shall have occurred and be continuing in respect of the Parent Borrower or the Loans shall have been declared immediately due and payable pursuant to Section 8.02, the Parent Borrower consents to such assignment (each such consent not to be unreasonably withheld or delayed; it being understood that it shall be reasonable for the Parent Borrower to withhold or delay consent to any assignment to any Person that does not make revolving credit loans in the ordinary course of its business); provided that the Parent Borrower shall be deemed to have consented to any such assignment of Loans (other than to a Disqualified Institution) unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis; (iv) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed); (v) the parties (other than the Parent Borrower unless its consent to such assignment is required hereunder) to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (B) manually execute and deliver to the Administrative Agent an Assignment and Assumption together with a processing and recordation fee of $3,500 (which fee (x) no Borrower shall have an obligation to pay except as required in Section 3.07 and (y) may be waived by the Administrative Agent in its discretion); provided that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to Approved Funds with respect to any Lender; and (vi) the assigning Lender shall deliver any Notes evidencing such Loans to the Parent Borrower or the Administrative Agent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the relevant Borrower(s) (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Credit Extensions are intended to be treated as registered obligations for federal income tax purposes. Any right or title in or to any Credit Extensions (including with respect to the principal amount and any stated interest thereon) may only be assigned or otherwise transferred through the Register. This Section shall be construed so that the Credit Extensions are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Treasury Regulation Section 5f.103-1(c) and any other related regulations (or any successor provisions of the Code or such regulations). The Register shall be conclusive evidence absent manifest error of the principal and any stated interest amount owed under the Credit Extensions.

(d) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrowers agree that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) and such Participant agrees to be bound by such Sections, Section 3.06 and, for the avoidance of doubt, the second to last paragraph of Section 10.01. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(f) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15) , but (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Parent Borrower under this Agreement (including their obligations under Section 3.01, Section 3.04 or Section 3.05), unless the grant to an SPC is made with the prior written consent of the Parent Borrower (which shall not be unreasonably withheld or delayed), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Parent Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or the Parent Borrower, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 10.07(b)).

(i) Notwithstanding anything to the contrary contained herein, Citibank may, upon thirty (30) days’ notice to the Parent Borrower and the Lenders, resign as L/C Issuer and/or the Swing Line Lender; provided that on or prior to the expiration of such thirty (30)-day period with respect to Citibank’s resignation as L/C Issuer, Citibank shall have identified a successor L/C Issuer reasonably acceptable to the Parent Borrower willing to accept its appointment as successor L/C Issuer. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of Citibank as L/C Issuer or Swing Line Lender, as the case may be, except as expressly provided above. If Citibank resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Citibank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(j) In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings of such Lender shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the L/C Issuer or the Swing Line Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then the L/C Issuer shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 10.07(b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.07(b) above, including, for the avoidance of doubt, the prior written consent of the Parent Borrower to the extent otherwise required by Section 10.07(b)) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the L/C Issuer or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

(k) No such assignment under this Section 10.07 will be made to any Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this Section 10.07(k). In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable Law without compliance with the provisions of this clause (k), then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (provided that the Agent or Lender that discloses any Information pursuant to this clause (c) shall provide the Parent Borrower prompt notice of such disclosure to the extent permitted by applicable Law); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Parent Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Parent Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Parent Borrower, in advance, to the extent lawfully permitted to do so); (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement or (k) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.08). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the

Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to any Borrower or any other Loan Party, any such notice being waived by each of the Borrowers (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have; provided, further, that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16(a) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission (including via emailed pdf or similar file) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or other electronic transmission.

Section 10.12. Integration. This Agreement, together with the other Loan Documents and any agreement referred to in Section 2.09(b), comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement; provided further that in the event of any conflict between the terms of the ABL Intercreditor Agreement and any other Loan Document, the terms of the ABL Intercreditor Agreement shall govern and control. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding except as set forth in Section 2.03(g).

Section 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15. Tax Forms.

(a) To the extent it is qualified for any exemption from or reduction in United States federal withholding tax with respect to any Loan made to the Borrowers, each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the Borrowers (each, a “Non-US Lender”) shall deliver to the Parent Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (in the case of Lenders party to the Agreement on the Closing Date, and otherwise for other Lenders, upon accepting an assignment of an interest herein or in the Agreement), two duly signed, properly completed copies of either IRS Form W-8BEN, W-8EXP or any successor thereto (relating to such Non-US Lender and entitling it to an exemption from, or reduction of, United States federal withholding tax on specified payments to be made to such Non-US Lender by the Borrowers pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-US Lender by the Borrowers pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Parent Borrower and the Administrative Agent that such Non-US Lender is entitled to an exemption from, or reduction of, United States federal withholding Tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Non-US Lender claiming such an exemption under Section 881(c) of the Code, a certificate substantially in the form of Exhibits L-1, L-2, L-3 and L-4 (the “US Tax Certificate”) to this Agreement that establishes in writing to the Parent Borrower and the Administrative Agent that such Non-US Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Code and (iv) receiving any payment under any Loan Document that is effectively connected with a U.S. trade or business. Thereafter and from time to time, to the extent it is then qualified for any exemption from or reduction in United States federal withholding tax, each such Non-US Lender shall (A) promptly submit to the Parent Borrower and the Administrative Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Parent Borrower and the Administrative Agent of any available exemption from, or reduction of, United States federal withholding Taxes in respect of payments to be made to such Non-US Lender by the Borrowers pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrowers and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent, and (B) promptly notify the Parent Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any previously claimed exemption or reduction. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the immediately preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-US Lender under any of the Loan Documents (for example, in the case of a typical participation by such Non-US Lender, or where Non-U.S. Lender is a partnership for U.S. federal income tax purposes), shall deliver to the Parent Borrower and the Administrative Agent on the date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Parent Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed copies of the forms or statements required to be provided by such Non-US Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Non-US Lender acts for its own account that is not subject to United States federal withholding tax, and (B) two duly signed, properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Non-US Lender is required to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender, including any applicable U.S. Tax Certificate, provided that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a US Tax Certificate on behalf of such partners;

(ii) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to any Borrower (each, a “US Lender”) shall deliver to the Administrative Agent and the Parent Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such US Lender is entitled to an exemption from United States backup withholding tax, or any successor form. Notwithstanding anything to the contrary in this Agreement, if such US Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such US Lender an amount equivalent to the applicable backup withholding Tax imposed by the Code and the Borrower(s) shall not be liable for any additional amounts with respect to such withholding.

(c) If any Governmental Authority asserts that any Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Taxes from payments made to or for the account of any Lender (including any L/C Issuer), then to the extent such improper withholding or backup withholding was directly caused by such Lender’s actions or inactions, such Lender shall indemnify the relevant Borrower(s) and the Administrative Agent therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to such Borrower and the Administrative Agent under this Section 10.15, and costs and expenses (including Attorney Costs) of such Borrower and the Administrative Agent. The obligation of the Lenders, severally, under this Section 10.15 shall survive any assignment of rights by, or the replacement of, a Lender or the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

Section 10.16. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE; PROVIDED THAT (X) A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW AND (Y) NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, HOLDINGS, EACH BORROWER, EACH AGENT AND (SUBJECT TO THE FOREGOING PROVISO WITH RESPECT TO EACH AGENT AND LENDER) EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. HOLDINGS, EACH BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers and the Administrative Agent, and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and the L/C Issuer that each such Lender, Swing Line Lender and the L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of Holdings, each Borrower, each Agent, each L/C Issuer and each Lender and their respective successors and assigns, except that Holdings and the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19. USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the PATRIOT Act.

Section 10.20. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby, each of Holdings and the Borrowers acknowledge and agrees that (i) the Commitments, Loans and Letters of Credit provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the agent or fiduciary, for the Borrowers; and (iii) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

Section 10.21. No Personal Liability. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Borrowers, Holdings or any other Loan Party or any of their direct or indirect parent companies shall have any liability for any obligations of the Borrowers or the other Loan Parties under the Loans, the Letters of Credit, the Guaranty, the Commitments, this Agreement or any other Loan Document or any other Obligations or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Lender hereby waives and releases all such liability.

Section 10.22. Obligations Joint and Several. The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Agents or the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Agents or the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Request for Credit Extensions) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans or Letters of Credit made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans or Letters of Credit, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

Section 10.23. Parent Borrower Appointment. Each Co-Borrower hereby designates the Parent Borrower as its representative and agent on its behalf for the purpose of issuing, executing and delivering Committed Loan Notices and Swing Line Loan Notices, delivering and giving instructions with respect to the disbursements of the proceeds of the Loans, paying, prepaying and reducing loans, commitments, or any other amounts owing under the Loan Documents, selecting interest rate options, requesting, executing and delivering Letters of Credit, executing, delivering, giving and receiving all other agreements, documents, certificates, instruments, notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the Parent Borrower or the Co-Borrowers under the Loan Documents; provided, however, that any amounts paid by the Parent Borrower on behalf of another Borrower shall be deemed a payment by such other Borrower. The Parent Borrower hereby accepts such appointment. The Administrative Agent, each Lender and each L/C Issuer may regard any certificate, document, notice or other communication delivered pursuant to any Loan Document by the Parent Borrower as a certificate, document, notice or communication delivered by the Parent Borrower and all of the Co-Borrowers. Each representation, warranty, covenant, agreement and undertaking made on a Co-Borrower’s behalf by the Parent Borrower shall be deemed for all purposes to have been made by each such Co-Borrower and shall be binding upon and enforceable against such Co-Borrower to the same extent as if the same had been made directly by such Co-Borrower.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

INVENTIV HEALTH, INC.,
as the Parent Borrower

By:	/s/ Eric Sherbet
Name:	Eric Sherbet
Title:	General Counsel and Secretary

[Signature Page to Credit Agreement]

INVENTIV HOLDINGS, INC.
as Holdings,

By:	/s/ Eric Sherbet
Name:	Eric Sherbet
Title:	General Counsel and Secretary

[Signature Page to Credit Agreement]

CO-BORROWERS:

11190 BISCAYNE, LLC
ADDISON WHITNEY LLC
CHANDLER CHICCO COMPANIES LLC
IGNITE HEALTH LLC
INVENTIV ADVANCE INSIGHTS, INC.
INVENTIV CLINICAL, LLC
INVENTIV COMMUNICATIONS, INC.
INVENTIV HEALTH CLINICAL LAB, INC.
INVENTIV HEALTH CLINICAL, INC.
INVENTIV HEALTH CLINICAL, LLC
INVENTIV HEALTH CLINICAL SRS, LLC
INVENTIV MEDICAL MANAGEMENT LLC
INVENTIV PATIENT ACCESS SOLUTIONS, LLC
MYSTRO LOGISTICS SOLUTIONS, LLC
MYSTRO RESEARCH ASSOCIATES, INC.
PATIENT MARKETING GROUP LLC
PDGI HOLDCO, INC.
PHARMA HOLDINGS, INC.
PHARMANET FAR, LLC
PHARMANET RESOURCE SOLUTIONS, LLC
PHARMANET/I3 STRATEGIC RESOURCING CANADA, INC.
PHARMANET/I3 STRATEGIC RESOURCING FLEX, LLC
PHARMANET/I3 STRATEGIC RESOURCING
PUERTO RICO, LLC
PHARMASOFT, LLC
SEARENTO TRUST LLC
SOUTH FLORIDA KINETICS, INC.
VENTIV COMMERCIAL SERVICES, LLC

By:	/s/ Eric Sherbet
Name:	Eric Sherbet
Title:	Vice President and Secretary

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and a Lender

By:	/s/ Justin McMahan
Name:	Justin McMahan
Title:	Vice President

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ CHRISTOPHER DAY
Name:	CHRISTOPHER DAY
Title:	AUTHORIZED SIGNATORY

By:	/s/ Tyler R. Smith
Name:	Tyler R. Smith
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

JEFFERIES FINANCE LLC,
as a Lender

By:	/s/ E. Joseph Hess
Name:	E. Joseph Hess
Title:	Managing Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Tom Cambern
Name:	Tom Cambern
Title:	Executive Vice President

[Signature Page to Credit Agreement]

BLUE RIDGE INVESTMENTS, L.L.C.,
as a Lender

By:	/s/ MICHAEL BOYD
Name:	MICHAEL BOYD
Title:	SVP

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Michael Winters
Name:	Michael Winters
Title:	Vice President

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

[Signature Page to Credit Agreement]

SCHEDULE I

GUARANTORS

Legal Name	State of Formation
Adheris, Inc.	Delaware
Allidura Communications, LLC	Delaware
Anova Clinical Resources LLC	Delaware
Axcelo MSL Solutions, LLC	Ohio
BioSector 2 LLC	New York
Blue Diesel, LLC	Ohio
BrandTectonics, L.L.C.	New York
Cadent Medical Communications, LLC	Ohio
Campbell Alliance Group, Inc.	North Carolina
Campbell Alliance, Ltd.	Delaware
Chamberlain Communications Group LLC	Delaware
Chandler Chicco Agency, L.L.C.	New York
Chandler Chicco Productions LLC	New York
Encuity Research, LLC	Delaware
Essential Group International LLC	Delaware
Gerbig, Snell/Weisheimer Advertising, LLC	Ohio
HHI Clinical & Statistical Research Services, L.L.C.	Delaware
inChord Holding Corporation	Delaware
Interphaz Bioconsulting, LLC	Ohio
inVentiv Clinical Solutions LLC	Delaware
inVentiv Health Clinical SHA, LLC	Delaware
inVentiv Health Clinical SRE, LLC	Delaware

Legal Name	State of Formation
inVentiv Health Clinical SRN, LLC	Delaware
inVentiv Health Clinical Staffing Services, LLC	Delaware
inVentiv Medical Communications, LLC	Ohio
Litmus Medical Marketing Services LLC	New York
Medconference LLC	Delaware
Navicor Group, LLC	Ohio
Palio + Ignite, LLC	Ohio
ParagonRx International LLC	Delaware
Pharmaceutical Institute, Inc.	North Carolina
PNET US, LLC	Delaware
Raven Holdco LLC	Delaware
Synergos LLC	Delaware
The Center for Biomedical Continuing Education, LLC	Ohio
The Selva Group, LLC	Ohio
VerStone Digital, LLC	New York

SCHEDULE II

CO-BORROWERS

Legal Name	State of Formation
11190 Biscayne, LLC	Florida
Addison Whitney LLC	North Carolina
Chandler Chicco Companies LLC	Delaware
Ignite Health LLC	Delaware
inVentiv Advance Insights, Inc.	New Jersey
inVentiv Patient Access Solutions, LLC	New Jersey
inVentiv Communications, Inc.	Ohio
inVentiv Medical Management LLC	Georgia
MySTRO Logistics Solutions, LLC	Delaware
MySTRO Research Associates, Inc.	Colorado
Patient Marketing Group LLC	New Jersey
PDGI Holdco, Inc.	Delaware
Pharma Holdings, Inc.	Delaware
inVentiv Clinical, LLC	Delaware
inVentiv Health Clinical, Inc.	Delaware
inVentiv Health Clinical Lab, Inc.	New Jersey
inVentiv Health Clinical, LLC	Delaware
inVentiv Health Clinical SRS, LLC	Florida
PharmaNet/i3 Strategic Resourcing Canada, Inc.	Florida
PharmaNet/i3 Strategic Resourcing Flex, LLC	Florida
PharmaNet/i3 Strategic Resourcing Puerto Rico, LLC	Florida
PharmaNet Resource Solutions, LLC	Delaware

Legal Name	State of Formation
PharmaSoft, LLC	Delaware
PharmaNet FAR, LLC	Delaware
Searento Trust LLC	Florida
South Florida Kinetics, Inc.	Florida
Ventiv Commercial Services, LLC	New Jersey

SCHEDULE III

LOCAL COUNSEL

Jurisdiction	Local Counsel
Colorado	Holland & Hart LLP
Florida	Greenberg Traurig, P.A.
Georgia	King & Spalding LLP
New Jersey	Norris McLaughlin & Marcus, P.A.
North Carolina	Womble Carlyle Sandridge & Rice, a Limited Liability Partnership
Ohio	Kegler Brown Hill & Ritter LPA

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

BORROWERS:

Richard Veith

Vice President and Treasurer

inVentiv Health, Inc.

One Van de Graaff Drive

Burlington, MA 01803

Fax: 781 425 4612

With copy to:

Todd Abbrecht

inVentiv Health, Inc.

c/o Thomas H. Lee Partners LLP

100 Federal Street

Boston, MA 02110

Fax 617 227 3514

ADMINISTRATIVE AGENT:

Legal Address:

Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Servicing Contact:

(for payments and requests for Credit Extensions):

Citibank, N.A.

Global Loans

Agency

1615 Brett Road

New Castle, DE 19720

Phone: 302-323-2146

Fax: 212-994-0849

Other Notices as Administrative Agent:

Citibank, N.A.

Global Loans

Agency

Attn: Kimberly Shelton

1615 Brett Road

New Castle, DE 19720

Phone: 302-323-2146

Fax: 212-994-0849

kimberly.shelton@citi.com / GLABFUnitLoansOps@citigroup.com

L/C ISSUER:

Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Attention: Katy Noel

Phone: 212-723-3755

Fax: 646-291-5987

SWING LINE LENDER:

Citibank, N.A.

Global Loans

Agency

Attn: Kimberly Shelton

1615 Brett Road

New Castle, DE 19720

Phone: 302-323-2146

Fax: 212-994-0849

kimberly.shelton@citi.com / GLABFUnitLoansOps@citigroup.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: [—]

To:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 16, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among inVentiv Holdings, Inc., a Delaware corporation, inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), each of the entities listed in Schedule II thereto (each, a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby request[s] (select one):

☐	A Borrowing of Revolving Credit Loans

OR

☐	A [conversion] [continuation] of Revolving Credit Loans.

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of ..

[Class and Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

5.	[To the account designated below:

[ ]][1]

[1]	Applicable with respect to a Borrowing only.

[Excess Availability, after giving effect to the Revolving Credit Loan on the date specified in item 1 above and calculated based upon the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to the terms of the Credit Agreement is:                     .]2

[2]	Applicable with respect to a Borrowing only.

2

[Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, each of the Borrowers shall be deemed to have represented and warranted that the conditions to lending specified in Section[s 4.01(d), (e) and (f) and]3 4.02 of the Credit Agreement have been satisfied.]4

[3]	Applicable with respect to initial Borrowing on the Closing Date only.
[4]	Applicable with respect to a Borrowing only.

3

[INVENTIV HEALTH, INC.,
as Parent Borrower

By:
Name:
Title:]

[[CO-BORROWER] as a Borrower

By:
Name:
Title:][5]

[5]	If not signed and delivered by the Parent Borrower, include the signature block for the Borrower providing the notice.

4

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

To:	Citibank, N.A., as Swing Line Lender and Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of August 16, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among inVentiv Holdings, Inc., a Delaware corporation, inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), each of the entities listed in Schedule II thereto (each, a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

3.	To the account designated below:

[                    ]

Excess Availability, after giving effect to the Swing Line Loan on the date specified in item 1 above and calculated based upon the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to the terms of the Credit Agreement is:                     .

Upon acceptance of the Swing Line Loan offered by the Lenders in response to this request, the Borrowers shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.02 of the Credit Agreement have been satisfied.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

INVENTIV HEALTH, INC.,
as Parent Borrower

By:
Name:
Title:

2

EXHIBIT C

FORM OF NOTE

Date: [—]

FOR VALUE RECEIVED, each of the undersigned, jointly and severally, hereby promises to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement, dated as of August 16, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among inVentiv Holdings, Inc., a Delaware corporation, inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), each of the entities listed in Schedule II thereto (each, a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrowers, jointly and severally, promise to pay interest on the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrowers under the Credit Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent (or, in the case of Swing Line Loans, to the Swing Line Lender) for the account of the Lender in Dollars and in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

INVENTIV HEALTH, INC.,
as Parent Borrower

By:
Name:
Title:

[EACH CO-BORROWER]

By:
Name:
Title:

2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: [—]

To:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 16, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among inVentiv Holdings, Inc., a Delaware corporation, inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), each of the entities listed in Schedule II thereto (each, a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

I, the undersigned Responsible Officer, hereby certify, solely in my capacity as an officer of the Parent Borrower and not in an individual capacity, as of the date hereof, that I am the                                          of the Parent Borrower, and that, as such, I am authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Parent Borrower, and that:

[Use following paragraph 1 for fiscal year end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Parent Borrower ended as of the above date, [together with the certificate of an independent certified public accountant (to the extent required thereby)] [We were not able to obtain the certificate of an independent certified public accountant, required by Section 6.01(a), after using commercially reasonable efforts to obtain the same].

[Use following paragraph 1 for fiscal quarter-end financial statements.]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Parent Borrower ended as of the above date.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a review of the activities of the Parent Borrower during such fiscal period.

[select one:]

3. Based on the examination described in paragraph 2 above and the knowledge of the undersigned no Default has occurred and is continuing.

-or-

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are delivered in compliance with Section 6.02(b).

[Use following paragraph for Certificate delivered with fiscal year end financial statements]

5. Attached hereto as Schedule 3 is a list of all Patents (as defined in the Security Agreement) and Trademarks (as defined in the Security Agreement) registered or pending with the United States Patent and Trademark Office and registered or pending Copyrights (as defined in the Security Agreement) with the United States Copyright Office, in each case constituting After-Acquired Intellectual Property (as defined in the Security Agreement) that is Material Intellectual Property owned by any Borrower or any other Guarantor as of the last day of the period for which such Compliance Certificate is delivered, to the extent that such After-Acquired Intellectual Property (as defined in the Security Agreement) that is Material Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by such Borrower or such other grantor, as applicable.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                 ,         .

INVENTIV HEALTH, INC.,
as Parent Borrower

By:
Name:
Title:

2

[AUDITED FINANCIAL STATEMENTS

(as required by Section 6.01(a) of the Credit Agreement)]

[UNAUDITED FINANCIAL STATEMENTS

(as required by Section 6.01(b) of the Credit Agreement)]

3

Schedule 2 to

Exhibit D

For the [Quarter/Year] ended                      (“Statement Date”)

Attached hereto is a detailed calculation of the Fixed Charge Coverage Ratio (whether or not a Financial Covenant Trigger Period exists) as of the end of the period ended as of the above date, including a reasonably detailed calculation of Consolidated EBITDA as set forth in Annex I hereto as of the end of the applicable four quarter period ended as of the above date.

[The Parent Borrower [is] [is not] in compliance with Section 7.10 of the Credit Agreement.]6

[6]	To be included only during a Financial Covenant Trigger Period.

Annex I to Schedule II

to Exhibit D

inVentiv Consolidated Net Income & EBITDA

Per Definitions in Draft Credit Agreement

FORM OF CONSOLIDATED EBITDA CALCULATION

CONSOLIDATED NET INCOME
GAAP Net Income
+ Non-recurring (Gains) / Losses
+ Cumulative Effect of Accounting Principle Changes
+ (Gains) / Losses from Dispositions
- Restricted Subsidiary / JV Income
+ Equity-based Awards / Compensation Expense
Tax effect of equity-based awards
+ Charges Related to Employee Benefit Plans
+ Early Debt Extinguishment Loss
+ Purchase Accounting and other Non-Cash Adjustments
Tax effect of purchase acctg adjs
+ Accruals Related to the Transaction
+ Impairment Charges
Tax effect of impairment charges
+ Foreign Currency Transaction (Gain) / Loss
Tax effect of FX
+ Unrealized Net Swap Contract (Gain) / Loss

Consolidated Net Income
Memo: Effective Tax Rate(2)
CONSOLIDATED EBITDA
Consolidated Net Income
+ Total Interest Expense
+ Provision for Taxes (1)

+ Depreciation & Amortization
+ Transaction Expenses
+ Stock Comp Expense - Transaction-related
+ Expenses from Non-controlling interests
+ Gain/Loss on Equity Investment
+ Acquisition Expense
+ Management Fees
+ Public Company, Vesting Pmts. & Integration Costs
+ Non-cash Charges or Losses
+ Cash Received or Netted against Cash Expenses from Deducted Non-Cash Income
+ Unusual or Non-Recurring Losses or Charges
+ Non-Cash Income (2)

Consolidated EBITDA, Excluding Pro Forma Impact of Acquisitions
Pro Forma Campbell
Pro Forma I3
Pro Forma PharmaNet
Pro Forma Haas
Pro Forma SDI
Pro Forma Kforce
Pro Forma Kazaam
Consolidated EBITDA, Including Pro Forma Impact of Acquisitions
+ Impact of Discontinued Operations
+ Impact of Unrestricted Subsidiaries
Consolidated EBITDA, Including Impact of Discontinued Operations and Unrestricted Subs
Pro Forma Impact of Actions Taken – include Synergies lost to Disc Ops and Unrestricted Subs
Future Synergies - includes Synergies lost to Disc Ops and Unrestricted Subs
Consolidated EBITDA, Including Synergies

Cap Deficit

Consolidated EBITDA

(1)	Calculated net of non-cash income associated with tax benefits
(2)	Non-cash income associated with tax benefits were included as a deduction in calculating net provision for taxes

Schedule 3 to

Exhibit D

[List of all Patents (as defined in the Security Agreement) and Trademarks (as defined in the Security Agreement) registered or pending with the United States Patent and Trademark Office and registered or pending Copyrights (as defined in the Security Agreement) with the United States Copyright Office, in each case constituting After-Acquired Intellectual Property (as defined in the Security Agreement) that is Material Intellectual Property owned by any Borrower or any other Guarantor as of the last day of the period for which such Compliance Certificate is delivered, to the extent that such After-Acquired Intellectual Property (as defined in the Security Agreement) that is Material Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by such Borrower or such other grantor, as applicable.]7

[7]	In the case of any delivery of financial statements under Section 6.01(a) of the Credit Agreement in respect of any fiscal year ending on or after December 31, 2013.

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EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of August 16, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among inVentiv Holdings, Inc., a Delaware corporation, inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), each of the entities listed in Schedule II thereto (each, a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Assignor identified on Schedule I hereto (the “Assignor”) and the Assignee identified on Schedule I hereto (the “Assignee”) agree as follows:

1. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule I hereto in and to (i) the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule I hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule I hereto and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement or any other Loan Document including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim, (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their Affiliates or any other obligor or the performance or observance by the Borrowers, any of their Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (c) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) it has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iii) it is [not] a [Defaulting Lender].

3. The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Assumption; has taken all actions necessary to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements to be an assignee under Section 10.07(b), 10.07(k), and the definition of Eligible Assignee in the Credit Agreement (subject to such consents, if any, as may be required by such sections or such definition), (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption, (v) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee (b) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (d) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including its obligations pursuant to Section 10.15 of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule I hereto (the “Effective

2

Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

8. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission (including via emailed pdf or similar file) shall be effective as an original executed counterpart of this agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule I hereto.

[Consented to] and Accepted for Recordation in the Register:	Required Consents (if any):

CITIBANK, N.A.,	[INVENTIV HEALTH, INC.
as Administrative Agent, L/C Issuer and Swing Line Lender

By:	By:
Name:	Name:
Title:	Title:][8]

[8]	To the extent required pursuant to Section 10.07(b) of the Credit Agreement.

Schedule I

Assignment and Assumption with respect to

the Credit Agreement, dated as of August 16, 2013

among inVentiv Holdings, Inc., a Delaware corporation, inVentiv Health, Inc., a Delaware corporation, each of the entities listed in Schedule II thereto, each lender from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Aggregate Principal Amount of Commitment/Loans for all Lenders	Principal Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment Loans

$	$	.	%

[Name of Assignee]		[Name of Assignor]

By:		By:
	Title:		Title:

2

EXHIBIT F

FORM OF GUARANTY

[see separately executed document]

EXECUTION VERSION

GUARANTY

Dated as of August 16, 2013

From

THE GUARANTORS NAMED HEREIN

And

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN

as Guarantors

in favor of

THE SECURED PARTIES REFERRED TO IN

THE CREDIT AGREEMENT REFERRED TO HEREIN

Exhibits

Exhibit A – Guaranty Supplement

Schedules

Schedule I –Guarantors

i

GUARANTY

GUARANTY dated as of August 16, 2013 (this “Guaranty”) made by inVentiv Holdings, Inc., a Delaware corporation (“Holdings”), inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), each of the entities listed in Schedule II of the Credit Agreement (each, a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each of the other Persons listed on Schedule I hereto and the Additional Guarantors (as defined in Section 9) in favor of Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT

Holdings, the Parent Borrower, and the other Borrowers are parties to a Credit Agreement dated as of August 16, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with certain Lenders party thereto and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Each Guarantor may receive, directly or indirectly, a portion of the proceeds of the Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Loan Documents and the Secured Hedge Agreements (together with all instruments, agreements or other documents evidencing the Cash Management Obligations, the “Finance Documents”) and it is in the interest of each such Guarantor to make this Guaranty in favor of the Administrative Agent for the Secured Parties. It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement that each Guarantor (other than a Guarantor in its capacity as an Additional Guarantor following the execution of a Supplemental Guaranty) shall have executed and delivered this Guaranty.

The potential obligations of each Guarantor under this Guaranty are not disproportionate to the benefits derived by such Guarantor from the making of extensions of credit to the Borrowers under the Credit Agreement and the other financing arrangements described above and/or to each such Guarantor’s net worth.

The execution, delivery and performance by each Guarantor of this Guaranty has been duly authorized by all necessary corporate or limited liability company action on the part of such Guarantor.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and to issue Letters of Credit under the Credit Agreement, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

Section 1. Definitions. Capitalized terms used in this Guaranty and not otherwise defined herein have the meanings set forth in the Credit Agreement.

(a) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Guaranty.

(b) As used in this Guaranty, the following terms have the meanings specified below:

“Administrative Agent” has the meaning specified in the preamble of this Guaranty.

“Borrowers” has the meaning specified in the preliminary statement to this Guaranty.

“Co-Borrower” has the meaning specified in the preliminary statement to this Guaranty.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1, et seq.), as amended from time to time, and any successor statute.

“Credit Agreement” has the meaning specified in the preliminary statement to this Guaranty.

“Debtor Relief Laws” has the meaning specified in Section 2(b) of this Guaranty.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Finance Documents” has the meaning specified in the preliminary statement to this Guaranty.

“Full Satisfaction of the Obligations” has the meaning specified in Section 5 of this Guaranty.

“Guarantor” means Holdings, the Borrowers, each of the other Persons listed on Schedule I hereto or the Additional Guarantors, as the context may require, and “Guarantors” means, collectively, Holdings, the Borrowers, each of the other Persons listed on Schedule I hereto and the Additional Guarantors.

“Guaranty” has the meaning specified in the preamble to this Guaranty.

“Guaranty Supplement” means a guaranty supplement in substantially the form of Exhibit A hereto.

2

“Holdings” has the meaning specified in the preamble of this Guaranty.

“Other Guarantors” has the meaning specified in Section 2(d) of this Guaranty.

“Parent Borrower” has the meaning specified in the preliminary statement to this Guaranty.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Section 2. Guaranty; Limitation of Liability.

(a) Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees the punctual payment, whether at scheduled maturity or by acceleration, demand or otherwise, of all Obligations of any Borrower, in each case, in its capacity as a Borrower (and not as a Guarantor), each Loan Party guaranteeing the Obligations of any Borrower and each other Restricted Subsidiary which is an obligor with respect to any Secured Hedge Agreements now or hereafter existing or any Cash Management Obligations now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations, in each case excluding Excluded Swap Obligations and as otherwise limited as set forth herein with respect to the relevant Guarantors, the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document in accordance with Section 10.04 of the Credit Agreement (including reasonable fees, expenses and disbursements of any law firm or other external counsel to the Administrative Agent); provided, that in no event shall the Guaranteed Obligations of any Guarantor include any of its Obligations as a Borrower under the Credit Agreement and each Guarantor that is also a Borrower is executing this Guaranty solely in its capacity as a Guarantor and not as a Borrower. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Guarantor to any Secured Party under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, liquidation, receivership, examinership, administration, reorganization or similar proceeding involving such other Guarantor.

(b) Each Subsidiary Guarantor (other than each Borrower in its respective capacity as a Borrower under the Credit Agreement), and by acceptance of this Guaranty, the

3

Administrative Agent and each other Secured Party, hereby confirm that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar or analogous foreign, federal or state Law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Subsidiary Guarantors hereby irrevocably agree that the Obligations of each such Subsidiary Guarantor (other than each Borrower in its respective capacity as a Borrower under the Credit Agreement) under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Subsidiary Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Debtor Relief Laws” means any proceeding of the type referred to in Section 8.01(f) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state Law for the relief of debtors or relating to liquidation, receivership, insolvency, reorganization, administration or examinership.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty, or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by Law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Finance Documents.

(d) To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrowers) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors (taken together with the aggregate net worth of all other “Guarantors” (as such term is defined in the Credit Agreement) obligated with respect to such Guaranteed Obligations (the “Other Guarantors”)) at the date of enforcement is sought hereunder, then each Other Guarantor shall reimburse such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such Other Guarantors at the date enforcement hereunder is sought.

(e) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of such Guarantor’s obligations under this Guaranty in respect of any Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2(e) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2(e), or otherwise under this Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2(e) shall remain in full force and effect until the termination of this Guaranty in accordance with Section 13. Each Qualified ECP Guarantor intends that this Section 2(e) constitute, and this Section 2(e) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Finance Documents, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, that the Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or of any other Obligations of any other Guarantor under or in respect of the Finance Documents, and that a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or any other Guarantor or whether any Borrower or any other Guarantor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable Law, any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Finance Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Guarantor under or in respect of the Finance Documents, or any other amendment or waiver of or any consent to departure from any Finance Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Guarantor or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Guarantor under the Finance Documents or any other assets of any Guarantor or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Guarantor or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Guarantor now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

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(g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy, liquidation, receivership, examinership, administration or reorganization of any Borrower or any other Guarantor or otherwise, all as though such payment had not been made.

Section 4. Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Guarantor or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Guarantors, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, in accordance with the Loan Documents, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Guarantor or any of its Subsidiaries now or hereafter known by such Secured Party.

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(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents and that the waivers set forth in Section 3 and this Section 4 are knowingly made in contemplation of such benefits.

(g) Each of the waivers of the Guarantors set forth in this Section 4 is made to the fullest extent permitted by applicable Law.

Section 5. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Guarantor or any other Subsidiary of the Parent Borrower that is not a Guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Finance Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any Borrower, any other Guarantor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from any Borrower, any other Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until (a) all of the Guaranteed Obligations (other than (x) (i) Cash Management Obligations and (ii) Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) shall have been paid in full, (b) all Letters of Credit shall have been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or shall have expired or been terminated, and (c) the Aggregate Commitments shall have expired or been terminated (clauses (a) through (c), collectively, “Full Satisfaction of the Obligations”). If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Full Satisfaction of the Obligations, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Finance Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. Upon Full Satisfaction of the Obligations, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 6. Payments Free and Clear of Taxes, Etc. The provisions of Section 3.01 of the Credit Agreement shall apply without duplication to this Guaranty mutatis mutandis as if each Guarantor hereunder were a Borrower under the Credit Agreement.

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Section 7. Covenants. Each Guarantor (other than each Borrower in its capacity as a Borrower under the Credit Agreement) covenants and agrees that, unless and until Full Satisfaction of the Obligations, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Parent Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

Section 8. Amendments, Release of Guarantors, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Guarantors (with the consent of the requisite number of Lenders specified in the Credit Agreement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. A Guarantor (other than each Borrower in its capacity as a Borrower under the Credit Agreement) shall automatically be released from this Guaranty and its obligations hereunder upon consummation of any Disposition or other transaction or designation permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary; provided that no such release shall occur if such Guarantor is a guarantor in respect of any Specified Junior Financing Obligations. The Administrative Agent will, at such Guarantor’s expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence the release of such Guarantor from its Guarantee hereunder pursuant to this Section 8; provided that such Guarantor shall have delivered to the Administrative Agent a written request therefor and a certificate of such Guarantor to the effect that the transaction is in compliance with the Loan Documents. The Administrative Agent shall be authorized to rely on any such certificate without independent investigation.

Section 9. Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 10. Notices, Etc. All notices and other communications as provided for in the Credit Agreement or hereunder shall be in writing (including telegraphic or facsimile transmission) and mailed, telegraphed, faxed or delivered to it, if to any Guarantor, addressed to it in care of the Parent Borrower at the Parent Borrower’s address specified in Schedule 10.02 of the Credit Agreement, if to any Agent, at its address specified in Schedule 10.02 of the Credit Agreement, if to any Lender, at its address specified in its Administrative Questionnaire, if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party, or, as to any other party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be deemed to be

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given or made at such time as shall be set forth in Section 10.02 of the Credit Agreement. Delivery of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed hereunder by facsimile or electronic transmission (e.g. pdf or tif) shall be effective as delivery of an original executed counterpart thereof.

Section 11. No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

Section 12. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and, after obtaining the prior written consent of the Administrative Agent, each other Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Guaranty or any other Loan Document and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify such Guarantor after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent and such Lender may have.

Section 13. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until Full Satisfaction of the Obligations, (b) be binding upon each Guarantor, its successors and assigns and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Secured Parties and their permitted respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 10.07 of the Credit Agreement. Except as expressly provided in the Credit Agreement, no Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

Section 14. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or electronic transmission (e.g. pdf or tif) shall be effective as delivery of an original executed counterpart of this Guaranty.

Section 15. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

INVENTIV HOLDINGS, INC.,
as Guarantor

By:
Name:
Title:

S-1

INVENTIV HEALTH, INC.,
as Guarantor

By:
Name:	Eric Sherbet
Title:	General Counsel and Secretary

2

CO- BORROWERS,
as Guarantors

11190 BISCAYNE, LLC
ADDISON WHITNEY LLC
CHANDLER CHICCO COMPANIES LLC
IGNITE HEALTH LLC
INVENTIV ADVANCE INSIGHTS, INC.
INVENTIV CLINICAL LLC
INVENTIV COMMUNICATIONS, INC.
INVENTIV HEALTH CLINICAL LAB, INC.
INVENTIV HEALTH CLINICAL, INC.
INVENTIV HEALTH CLINICAL, LLC
INVENTIV HEALTH CLINICAL SRS, LLC
INVENTIV MEDICAL MANAGEMENT LLC
INVENTIV PATIENT ACCESS SOLUTIONS, LLC
MYSTRO LOGISTICS SOLUTIONS, LLC
MYSTRO RESEARCH ASSOCIATES, INC.
PATIENT MARKETING GROUP LLC
PDGI HOLDCO, INC.
PHARMA HOLDINGS, INC.
PHARMANET FAR, LLC
PHARMANET RESOURCE SOLUTIONS, LLC
PHARMANET/I3 STRATEGIC RESOURCING
CANADA, INC.
PHARMANET/I3 STRATEGIC RESOURCING FLEX, LLC
PHARMANET/I3 STRATEGIC RESOURCING
PUERTO RICO, LLC
PHARMASOFT, LLC
SEARENTO TRUST LLC
SOUTH FLORIDA KINETICS, INC.
VENTIV COMMERCIAL SERVICES, LLC

By:
Name:	Eric Sherbet
Title:	Vice President and Secretary

3

GUARANTORS,
as Guarantors

ADHERIS, INC.
ALLIDURA COMMUNICATIONS, LLC
ANOVA CLINICAL RESOURCES LLC
AXCELO MSL SOLUTIONS, LLC
BIOSECTOR 2 LLC
BLUE DIESEL, LLC
BRANDTECTONICS, L.L.C.
CADENT MEDICAL COMMUNICATIONS, LLC
CHAMBERLAIN COMMUNICATIONS GROUP LLC
CHANDLER CHICCO AGENCY, L.L.C.
CHANDLER CHICCO PRODUCTIONS LLC
ESSENTIAL GROUP INTERNATIONAL LLC
GERBIG, SNELL/WEISHEIMER ADVERTISING, LLC
HHI CLINICAL & STATISTICAL RESEARCH SERVICES, L.L.C.
INCHORD HOLDING CORPORATION
INTERPHAZ BIOCONSULTING, LLC
INVENTIV CLINICAL SOLUTIONS LLC
INVENTIV HEALTH CLINICAL SHA, LLC
INVENTIV HEALTH CLINICAL SRE, LLC
INVENTIV HEALTH CLINICAL SRN, LLC
INVENTIV HEALTH CLINICAL STAFFING
SERVICES, LLC
INVENTIV MEDICAL COMMUNICATIONS, LLC
LITMUS MEDICAL MARKETING SERVICES LLC
MEDCONFERENCE LLC
NAVICOR GROUP, LLC
PALIO + IGNITE, LLC
PARAGONRX INTERNATIONAL LLC
PNET US, LLC
RAVEN HOLDCO LLC
SYNERGOS LLC
THE CENTER FOR BIOMEDICAL CONTINUING EDUCATION, LLC
THE SELVA GROUP, LLC
VERSTONE DIGITAL, LLC

By:
Name:	Eric Sherbet
Title:	Vice President and Secretary

4

GUARANTORS,
as Guarantors

CAMPBELL ALLIANCE, LTD.
CAMPBELL ALLIANCE GROUP, INC.
ENCUITY RESEARCH, LLC
PHARMACEUTICAL INSTITUTE, INC.

By:
	Name:	Eric Sherbet
	Title:	Vice President and Assistant Secretary

5

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

6

EXHIBIT A TO GUARANTY

[FORM OF] GUARANTY SUPPLEMENT

[—], 20[—]

Citibank, N.A., as Administrative Agent

390 Greenwich Street

New York, NY 10013

Attention:

Credit Agreement dated as of August 16, 2013 among

inVentiv Holdings, Inc., a Delaware corporation,

inVentiv Health, Inc., a Delaware corporation,

the other Borrowers party thereto, the Lenders party thereto and

Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement (the “Guaranty Supplement”), being the “Guaranty”). The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby, jointly and severally with the other Guarantors, absolutely, unconditionally and irrevocably guarantees the punctual payment, whether at scheduled maturity or by acceleration, demand or otherwise, of all Obligations of any Borrower, each Loan Party guaranteeing the Obligations of any Borrower and each other Restricted Subsidiary which is an obligor with respect to any Secured Hedge Agreements now or hereafter existing or any Cash Management Obligations (each a “Guarantor”) now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations, in each case excluding Excluded Swap Obligations, the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document in accordance with Section 10.04 of the Credit Agreement (including reasonable fees, expenses and disbursements of any law firm or other external counsel to the Administrative Agent); provided, that in no event shall the Guaranteed Obligations of any Guarantor include any of its obligations as a Borrower under the Credit Agreement. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Guarantor to any Secured Party under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, liquidation, receivership, examinership, reorganization, administration or similar proceeding involving such other Guarantor.

(b) The undersigned, and by acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirm that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar or analogous foreign, federal or state Law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Debtor Relief Laws” means any proceeding of the type referred to in Section 8.01(f) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state Law for the relief of debtors or relating to liquidation, receivership, insolvency, reorganization, administration or examinership.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty, or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable Law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

(d) To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrowers) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors (taken together with the aggregate net worth of all other “Guarantors” (as such term is defined in the Credit Agreement) obligated with respect to such Guaranteed Obligations (the “Other Guarantors”)) at the date of enforcement is sought hereunder, then, each Other Guarantor shall reimburse such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such Other Guarantors at the date enforcement hereunder is sought.

(e) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of such Guarantor’s obligations under this Guaranty in respect of any Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 1(e) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 1(e), or otherwise under the Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP

Guarantor under this Section 1(e) shall remain in full force and effect until the termination of this Guaranty in accordance with Section 13. Each Qualified ECP Guarantor intends that this Section 1(e) constitute, and this Section 1(e) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Loan Party” or a “Guarantor” shall also mean and be a reference to the undersigned.

Section 3. Delivery by Facsimile or Electronic Transmission. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by facsimile or electronic transmission (e.g. pdf or tif) shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 4. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY SUPPLEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY SUPPLEMENT, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) EACH PARTY TO THIS GUARANTY SUPPLEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL

WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR],

By:
Name:
Title:

Schedule I

Guarantors

Guarantor	Jurisdiction of Organization
Adheris, Inc.	Delaware
Allidura Communications, LLC	Delaware
Anova Clinical Resources LLC	Delaware
Axcelo MSL Solutions, LLC	Ohio
BioSector 2 LLC	New York
Blue Diesel, LLC	Ohio
BrandTectonics, L.L.C.	New York
Cadent Medical Communications, LLC	Ohio
Campbell Alliance, Ltd.	Delaware
Campbell Alliance Group, Inc.	North Carolina
Chamberlain Communications Group LLC	Delaware
Chandler Chicco Agency, L.L.C.	New York
Chandler Chicco Productions LLC	New York
Encuity Research, LLC	Delaware
Essential Group International LLC	Delaware
Gerbig, Snell/Weisheimer Advertising, LLC	Ohio
HHI Clinical & Statistical Research Services, L.L.C.	Delaware
inChord Holding Corporation	Delaware
Interphaz Bioconsulting, LLC	Ohio
inVentiv Clinical Solutions LLC	Delaware
inVentiv Health Clinical SHA, LLC	Delaware
inVentiv Health Clinical SRE, LLC	Delaware
inVentiv Health Clinical SRN, LLC	Delaware
inVentiv Health Clinical Staffing Services, LLC	Delaware
inVentiv Medical Communications, LLC	Ohio
Litmus Medical Marketing Services LLC	New York
Medconference LLC	Delaware
Navicor Group, LLC	Ohio
Palio + Ignite, LLC	Ohio
ParagonRx International LLC	Delaware
Pharmaceutical Institute, Inc.	North Carolina
PNET US, LLC	Delaware
Raven Holdco LLC	Delaware
Synergos LLC	Delaware
The Center for Biomedical Continuing Education, LLC	Ohio
The Selva Group, LLC	Ohio
VerStone Digital, LLC	New York

EXHIBIT G

FORM OF SECURITY AGREEMENT

[see separately executed document]

EXECUTION VERSION

SECURITY AGREEMENT

dated as of

August 16, 2013

Among

THE GRANTORS IDENTIFIED HEREIN

And

CITIBANK, N.A.,

as Administrative Agent

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO CITIBANK, N.A., AS ADMINISTRATIVE AGENT, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT DATED AS OF THE DATE HEREOF (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “ABL INTERCREDITOR AGREEMENT”), AMONG THE ADMINISTRATIVE AGENT, AS ABL AGENT, CITIBANK, N.A., AS CREDIT AGREEMENT AGENT, WILMINGTON TRUST, NATIONAL ASSOCIATION, AS NOTES AGENT, EACH ADDITIONAL FIRST LIEN AGENT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FROM TIME TO TIME PARTY THERETO AND THE GRANTORS (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FROM TIME TO TIME PARTY THERETO. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE ABL INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE ABL INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

Section 1.01	Credit Agreement	1
Section 1.02	Other Defined Terms	1

ARTICLE II

Pledge of Securities

Section 2.01	Pledge	4
Section 2.02	Delivery of the Pledged Equity	5
Section 2.03	Representations, Warranties and Covenants	6
Section 2.04	Certification of Limited Liability Company and Limited Partnership Interests	8
Section 2.05	Registration in Nominee Name; Denominations	8
Section 2.06	Voting Rights; Dividends and Interest	8

ARTICLE III

Security Interests in Personal Property

Section 3.01	Security Interest	10
Section 3.02	Representations and Warranties	12
Section 3.03	Covenants	14
Section 3.04	Second Priority Nature of Certain Liens	16
Section 3.05	Amendments to Permit Holdings Pledge	16

ARTICLE IV

Remedies

Section 4.01	Remedies Upon Default	17
Section 4.02	Application of Proceeds	19
Section 4.03	Grant of License to Use Intellectual Property	19

ARTICLE V

Subordination

Section 5.01	Subordination	20

-i-

ARTICLE VI

Miscellaneous

Section 6.01	Notices	20
Section 6.02	Waivers; Amendment	20
Section 6.03	Administrative Agent’s Fees and Expenses; Indemnification	21
Section 6.04	Successors and Assigns	21
Section 6.05	Survival of Agreement	21
Section 6.06	Counterparts; Effectiveness; Several Agreement	22
Section 6.07	Severability	22
Section 6.08	Right of Set-Off	22
Section 6.09	Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process	23
Section 6.10	Headings	23
Section 6.11	Security Interest Absolute	23
Section 6.12	Termination or Release	23
Section 6.13	Additional Grantors	24
Section 6.14	Administrative Agent Appointed Attorney-in-Fact	24
Section 6.15	General Authority of the Administrative Agent	25
Section 6.16	Reasonable Care	25
Section 6.17	Delegation; Limitation	25
Section 6.18	Reinstatement	25
Section 6.19	Miscellaneous	26
Section 6.20	ABL Intercreditor Agreement	26

Exhibits

Exhibit I	Form of Security Agreement Supplement
Exhibit II	Form of Perfection Certificate
Exhibit III	Form of Patent Security Agreement
Exhibit IV	Form of Trademark Security Agreement
Exhibit V	Form of Copyright Security Agreement
Exhibit VI	Form of Issuer’s Acknowledgment
Exhibit VII	Form of Holdings Pledge

-ii-

SECURITY AGREEMENT dated as of August 16, 2013, (this “Agreement”) among the Grantors (as defined below) and Citibank, N.A., as the administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of August 16, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among inVentiv Holdings, Inc., a Delaware corporation (“Holdings”), inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), the entities listed in Schedule II thereto (each a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, each a “Lender”), and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Guarantors party hereto are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the UCC.

(b) The rules of construction specified in Article 1 of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the UCC.

“Administrative Agent” has the meaning assigned to such term in the recitals of this Agreement or any permitted successor administrative agent.

“Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Borrowers” has the meaning assigned to such term in the recitals of this Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the USCO.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Deposit Account” has the meaning specified in Article 9 of the UCC.

“Holdings Pledge” means, subject to Section 3.05 of this Agreement, the Pledge Agreement to be made by Holdings in favor of the Secured Parties, substantially in the form of Exhibit VII, as the same may be amended, restated and/or otherwise modified from time to time.

“General Intangibles” has the meaning specified in Article 9 of the UCC.

“Grantor” means, without duplication, the Borrowers, each Guarantor that is a party hereto and each Guarantor that is a Restricted Subsidiary that becomes a party to this Agreement after the Closing Date.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, the intellectual property rights in software and databases and related documentation and all additions and improvements to the foregoing.

“Intellectual Property Security Agreements” means the short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement, each substantially in the form attached hereto as Exhibits III, IV and V, respectively.

“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters Patent of the United States in or to which any Grantor now or hereafter has any right, title or interest therein, all registrations and recordings thereof, and all applications for letters Patent of the United States, including registrations, recordings and pending applications in the USPTO, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Parent Borrower as the same may be amended or supplemented from time to time.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means the Pledged Equity and Pledged Debt.

“Secured Obligations” means the “Obligations” (as defined in the Credit Agreement), but excluding Excluded Swap Obligations (as defined in the Guaranty).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, Lenders or Affiliates of Lenders under Cash Management Obligations of a Loan Party, the Supplemental Administrative Agent, if any, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 or Section 9.10 of the Credit Agreement.

“Securities Account” has the meaning specified in Article 9 of the UCC.

“Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the USPTO or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor and (b) all goodwill connected with the use of and symbolized thereby.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II

PLEDGE OF SECURITIES

Section 2.01 Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantees, each of the Grantors hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under

(i) all Equity Interests held by it that are listed as required to be pledged to the Administrative Agent on Schedule 6 to the Perfection Certificate and any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests of a wholly owned Restricted Subsidiary (the “Pledged Equity”); provided that the Pledged Equity shall not include Excluded Assets;

(ii) (A) the debt securities owned by it and listed opposite the name of such Grantor on Schedule 7 to the Perfection Certificate, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities, provided, that any intercompany debt shall be pledged by delivery of a global intercompany note identified in Schedule 7 to the Perfection Certificate notwithstanding the existence of a separate note evidencing such debt (the “Pledged Debt”); provided further that the Pledged Debt shall not include any Excluded Assets;

(iii) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 2.01;

(iv) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above;

(v) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and

(vi) all Proceeds of any of the foregoing

(the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 2.02 Delivery of the Pledged Equity and Pledged Debt.

(a) Subject to Section 5.4 of the ABL Intercreditor Agreement, each Grantor agrees to deliver or cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties as required by Section 6.12(a)(i)(D) of the Credit Agreement, any and all (i) Pledged Equity to the extent certificated and (ii) to the extent required to be delivered pursuant to paragraph (b) of this Section 2.02, Pledged Debt.

(b) Subject to Section 5.4 of the ABL Intercreditor Agreement, each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by any Person that is evidenced by a duly executed promissory note to be pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms hereof; provided, however, that such pledge requirement shall not apply to any Indebtedness in the aggregate having a principal amount less than $2,500,000.

(c) Subject to Section 5.4 of the ABL Intercreditor Agreement, upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by stock or security powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request, including with respect to the pledge of any limited liability company interest, an Issuer’s Acknowledgment substantially in the form of Exhibit VI hereto; provided, that no originals of any Issuer’s Acknowledgment shall be required to be delivered to the Administrative Agent prior to the Discharge of First Lien Obligations, until the Discharge of First Lien Obligations, delivery of such Issuer’s Acknowledgments to the Applicable First Lien Agent shall be deemed to satisfy such requirement, and upon the Discharge of First Lien Obligations, the Grantors shall promptly execute and deliver to the Administrative Agent Issuer’s Acknowledgments substantially in the form of Exhibit VI hereto in favor of the Administrative Agent, and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and by such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Schedule 6 or 7 to the Perfection Certificate, as applicable, and made a part thereof; provided that failure to supplement such schedule shall not affect the validity of such pledge of such Pledged Equity. Each schedule so delivered shall supplement any prior schedules so delivered.

(d) Notwithstanding anything herein to the contrary, to the extent that any original certificate, promissory note or instrument constituting First Lien Priority Collateral is required pursuant to the terms of this Agreement to be delivered to the Administrative Agent, or the Administrative Agent is required to be registered as the owner of such Collateral, until the Discharge of First Lien Obligations, delivery of such original certificates, promissory notes or instruments to the Applicable First Lien Agent, or the registration of such Collateral in the name of the Applicable First Lien Agent, shall be deemed to satisfy such requirement.

Section 2.03 Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) As of the date hereof, Schedules 6 and 7 to the Perfection Certificate includes all Equity Interests, debt securities and promissory notes required to be pledged by such Grantor hereunder and pursuant to the Credit Agreement;

(b) the Pledged Equity issued by the Parent Borrower or a wholly owned Restricted Subsidiary has been duly and validly authorized and issued by the issuers thereof and is fully paid and nonassessable;

(c) except for the security interests granted hereunder and subject to the ABL Intercreditor Agreement, such Grantor (i) is, subject to any transfers made in compliance with the Credit Agreement, the direct owner, beneficially and of record, of the Pledged Equity indicated on Schedule 6 to the Perfection Certificate, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, and (iii) if reasonably requested by the Administrative Agent, will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations (i) imposed or permitted by the Loan Documents or applicable Laws generally or (ii) described in the Perfection Certificate or (iii) permitted by Section 7.09 of the Credit Agreement, the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) the execution and performance by the Grantors of this Agreement are within each Grantor’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect;

(g) by virtue of the execution and delivery by each Grantor of this Agreement, and delivery of the Pledged Securities to and continued possession by the Administrative Agent in the State of New York (subject to Section 5.4 of the ABL Intercreditor Agreement), the Administrative Agent for the benefit of the Secured Parties will have a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations to the extent such perfection is governed by the UCC subject only to Liens permitted by Section 7.01 of the Credit Agreement; and

(h) the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral to the extent intended hereby.

Subject to the terms of this Agreement and the ABL Intercreditor Agreement, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with instructions of the Administrative Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder that are not certificated without further consent by the applicable owner or holder of such Equity Interests.

Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement, the ABL Intercreditor Agreement or the Credit Agreement excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of the Administrative Agent in the Pledged Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Administrative Agent (including, without limitation, this Section 2.03) shall be deemed not to apply to such excluded assets.

Section 2.04 Certification of Limited Liability Company and Limited Partnership Interests. Subject to Section 5.4 of the ABL Intercreditor Agreement, no interest in any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Equity shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, and (ii) such certificate shall be delivered to the Administrative Agent in accordance with Section 2.02. Any limited liability company and any limited partnership controlled by any Grantor shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such limited partnership be a “security” as defined under Article 8 of the UCC or (b) certificate any Equity Interests in any such limited liability company or such limited partnership. Subject to Section 5.4 of the ABL Intercreditor Agreement, to the extent an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is certificated or becomes certificated, (i) each such certificate shall be delivered to the Administrative Agent, pursuant to Section 2.02(a) and (ii) such Grantor shall fulfill all other requirements under Section 2.02 applicable in respect thereof. Such Grantor hereby agrees that if any of the Pledged Collateral are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable law, if necessary or desirable to perfect a security interest in such Pledged Collateral, cause such pledge to be recorded on the equity holder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Collateral under the terms hereof.

Section 2.05 Registration in Nominee Name; Denominations. Subject to Section 5.4 of the ABL Intercreditor Agreement, if an Event of Default shall have occurred and be continuing and the Administrative Agent shall give the Parent Borrower prior notice of its intent to exercise such rights, (a) the Administrative Agent, on behalf of the Secured Parties, shall have the right to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent, and each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Equity registered in the name of such Grantor and (b) the Administrative Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Securities.

Section 2.06 Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have provided prior notice to the Parent Borrower, subject to Section 5.4 of the ABL Intercreditor Agreement, that the rights of the Grantor under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof and each Grantor agrees that it shall exercise such rights for purposes consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Administrative Agent shall promptly (after reasonable advance notice) execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall be promptly (and in any event within 10 Business Days) delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.06(a)(iii).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Parent Borrower of the suspension of the Grantors’ rights under paragraph (a)(iii) of this Section 2.06, subject to the ABL Intercreditor Agreement, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and, subject to the ABL Intercreditor Agreement, shall be promptly (and in any event within 10 days) delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Subject to the ABL Intercreditor Agreement, any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have provided the Parent Borrower with notice of the suspension of its rights under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.06 shall cease and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that the Borrowers would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.06 shall be reinstated.

(d) Any notice given by the Administrative Agent to the Parent Borrower under Section 2.05 or Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

SECURITY INTERESTS IN PERSONAL PROPERTY

Section 3.01 Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantee of each Grantor, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Deposit Accounts;

(iii) all Securities Accounts;

(iv) all Chattel Paper;

(v) all Documents;

(vi) all Equipment;

(vii) all General Intangibles;

(viii) all Goods;

(ix) all Instruments;

(x) all Inventory;

(xi) all Investment Property;

(xii) all books and records pertaining to the Article 9 Collateral;

(xiii) all Fixtures;

(xiv) all letter-of-credit rights, but only to the extent constituting a supporting obligation for other Article 9 Collateral as to which perfection of security interests in such Article 9 Collateral is accomplished solely by the filing of a UCC financing statement;

(xv) all Intellectual Property;

(xvi) all Commercial Tort Claims listed on Schedule 9 to the Perfection Certificate and on any supplement thereto received by the Administrative Agent pursuant to Section 3.03(e); and

(xvii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Asset.

(b) Subject to Section 3.01(e), each Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Article 9 Collateral as “all assets” or “all personal property” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the UCC or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Administrative Agent promptly upon any reasonable request.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) The Administrative Agent is authorized to file with the USPTO or the USCO (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in US Intellectual Property of each Grantor in which a security interest has been granted, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(e) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required, nor is the Administrative Agent authorized, (i) to perfect the Security Interests granted by this Security Agreement (including Security Interests in Investment Property and Fixtures) by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s), and filings in the applicable real estate records with respect to any Fixtures relating to Material Real Property, (B) filings in United States government offices with respect to Intellectual Property of a Grantor as expressly required by Article II, (C) subject to Section 5.4 of the ABL Intercreditor Agreement, delivery to the Administrative Agent to be held in its possession of all Collateral consisting of Instruments as expressly required elsewhere herein, (D) entering into any Deposit Account Control Agreement, Securities Account Control Agreement or any other control agreement (including each Blocked Control Agreement) with respect to any Deposit Account, Securities Account, or Designated Blocked Account (but in each case other than Excluded Accounts) or (E) other methods expressly provided herein, (ii) to take any action (other than the actions listed in clauses (i)(C) and (D) above) with respect to any Collateral that requires perfection by “control,” (iii) to take any action (other than the actions listed in clauses (i)(A) and (C) above) with respect to any assets located outside of the United States, (iv) to perfect in any assets subject to a certificate of title statute or (v) subject to the ABL Intercreditor Agreement, to deliver any Equity Interests except as expressly provided in Section 2.01.

Section 3.02 Representations and Warranties. Each Grantor jointly and severally represents and warrants, as to itself and the other Grantors, to the Administrative Agent and the Secured Parties that:

(a) Subject to Liens permitted by Section 7.01 of the Credit Agreement, each Grantor has good and valid rights in and title except as otherwise permitted by the Loan Documents to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the Closing Date. Subject to Section 3.01(e), the UCC financing statements or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in the applicable filing office (or specified by notice from the Parent Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations (other than filings required to be made in the USPTO and the USCO in order to perfect the Security Interest in Article 9 Collateral consisting of US Patents, Trademarks and Copyrights), in each case, as required by Section 6.12 of the Credit Agreement), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC, and no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of continuation statements.

(c) Each Grantor represents and warrants that short-form Intellectual Property Security Agreements containing a description of all Article 9 Collateral consisting of material United States registered Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending, unless it constitutes an Excluded Asset) and United States registered Copyrights, respectively, have been delivered to the Administrative Agent for recording by the USPTO and the USCO pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of registrations and applications for Patents, Trademarks and Copyrights. To the extent a security interest may be perfected by filing, recording or registration in USPTO or USCO under the Federal intellectual property laws, then no further or subsequent filing, re-filing, recording, rerecording, registration or reregistration is necessary (other than (i) such filings and actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed by any Grantor after the date hereof and (ii) the UCC financing and continuation statements contemplated in Section 3.02(b)).

(d) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC, and (iii) subject to entering into any Deposit Account Control Agreement, Securities Account Control Agreement or any other control agreement (including each Block Control Agreement) with respect to any Deposit Account or Securities Account (other than Excluded Accounts), a perfected security interest in all Deposit Accounts, Securities Accounts and Designated Blocked Accounts (other than Excluded Accounts) that require perfection by “control.” Subject to Section 3.01(e) of this

Agreement, the Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any statutory or similar Lien that has priority as a matter of Law and (ii) any Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(e) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the USPTO or the USCO or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and assignments permitted by the Credit Agreement.

(f) As of the date hereof, no Grantor has any Commercial Tort Claim in excess of $2,500,000 in the aggregate, other than the Commercial Tort Claims listed on Schedule 9 to the Perfection Certificate.

Section 3.03 Covenants.

(a) Subject to Section 3.01(e), each Grantor shall, at its own expense, upon the reasonable request of the Administrative Agent, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement; provided that nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) determined by such Grantor to be desirable in the conduct of its business and (y) permitted by the Credit Agreement.

(b) Subject to Section 3.01(e), each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $2,500,000 in the aggregate shall be or become evidenced by any promissory note, other instrument or debt security, such note, instrument or debt security shall, subject to Section 5.4 of the ABL Intercreditor Agreement, be pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties as required by Section 6.12 of the Credit Agreement, duly endorsed in a manner reasonably satisfactory to the Administrative Agent (or, prior to the Discharge of First Lien Obligations, the Applicable First Lien Agent).

(c) At its option, subject to the ABL Intercreditor Agreement, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or any other Loan Document and within a reasonable period of time after the Administrative Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent within 10 Business Days after demand for any payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, the Grantors shall not be obligated to reimburse the Administrative Agent with respect to any Intellectual Property that any Grantor has failed to maintain or pursue, or otherwise allowed to lapse, terminate or be put into the public domain in accordance with Section 3.03(d)(iv). Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(d) Intellectual Property Covenants.

(i) Other than to the extent not prohibited herein or in the Credit Agreement or with respect to registrations and applications no longer used or useful, except to the extent failure to act would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the USPTO, the USCO and any other governmental authority located in the United States, to pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in the Intellectual Property of such Grantor that are not Excluded Assets.

(ii) Other than to the extent not prohibited herein or in the Credit Agreement, or with respect to registrations and applications no longer used or useful, or except as would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property, excluding Excluded Assets, may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in the case of a trade secret, become publicly known).

(iii) Other than as excluded or as not prohibited herein or in the Credit Agreement, or with respect to Patents, Copyrights or Trademarks which are no longer used or useful in the applicable Grantor’s business operations or except where failure to do so would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to standards of quality.

(iv) Notwithstanding any other provision of this Agreement, nothing in this Agreement or any other Loan Document prevents or shall be deemed to prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any of its Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

(v) Within the same delivery period as required for the delivery of the annual Compliance Certificate required to be delivered under Section 6.02(b) of the Credit Agreement, the Parent Borrower shall provide a list of any additional registrations of Intellectual Property of all Grantors not previously disclosed to the Administrative Agent including such information as is necessary for such Grantor to make appropriate filings in the USPTO and USCO.

(e) Commercial Tort Claims. If the Grantors shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated by such Grantor to exceed $1,000,000 individually or $2,500,000 in the aggregate for which this clause has not been satisfied and for which a complaint in a court of competent jurisdiction has been filed, such Grantor shall within 45 days after the end of the fiscal quarter in which such complaint was filed notify the Administrative Agent thereof in a writing signed by such Grantor including a summary description of such claim and, subject to Section 5.4 of the ABL Intercreditor Agreement, grant to the Administrative Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

Section 3.04 Second Priority Nature of Certain Liens. Notwithstanding anything herein to the contrary, prior to the Discharge of First Lien Obligations, the Lien and Security Interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement shall be a second priority Lien on, and Security Interest in, the First Lien Priority Collateral (as defined in and pursuant to the ABL Intercreditor Agreement).

Section 3.05 Amendments to Permit Holdings Pledge. At any time that the Parent Borrower or any Loan Party is (i) engaged in discussions with the administrative agent and the lenders under the Cash Flow Credit Agreement to amend or modify any provisions of the Cash Flow Credit Agreement as in effect on the Closing Date or any other Cash Flow Loan Document thereunder, or (ii) negotiating the terms of any refinancing of the Cash Flow Credit Agreement as in effect on the Closing Date or any other replacement Indebtedness in respect of the Indebtedness outstanding under the Cash Flow Credit Agreement, the Parent Borrower agrees to (x) use commercially reasonable efforts to cause the terms of the Cash Flow Credit Agreement or any other Cash Flow Loan Document to be amended to permit, or (y) cause the documents governing any Indebtedness described in clause (ii) above to permit, Holdings to create, incur, assume or suffer to exist Liens on the Equity Interests of the Parent Borrower in favor of the Administrative Agent. Promptly upon such amendment or such documents becoming effective, the Parent Borrower shall cause Holdings to execute and deliver the Holdings Pledge to the Administrative Agent and, for the avoidance of doubt, the Holdings Pledge shall be subject to the terms of the ABL Intercreditor Agreement. Upon the Discharge of First Lien Obligations, if the Holdings Pledge has not otherwise been executed and delivered to the Administrative Agent, the Parent Borrower shall promptly cause Holdings to execute and deliver the Holdings Pledge to the Administrative Agent.

ARTICLE IV

REMEDIES

Section 4.01 Remedies Upon Default. Subject to the terms of the ABL Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations, including the Guarantees, under the UCC or other applicable Law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Administrative Agent promptly, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under Law, without obligation to such Grantor in respect of such occupation; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to such exercise; and (iv) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any Law now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at Law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default (provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to, to the extent reasonably practicable, or otherwise promptly after, exercising such rights), for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies if insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

Section 4.02 Application of Proceeds. Subject to the terms of the ABL Intercreditor Agreement, the Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with Section 2.05(b)(ii) or Section 8.03 of the Credit Agreement, as applicable.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

The Administrative Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Administrative Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Administrative Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

Section 4.03 Grant of License to Use Intellectual Property. For the exclusive purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies at any time after and during the continuance of an Event of Default, each Grantor hereby grants to the Administrative Agent a non-exclusive, royalty-free, limited license (until the termination or cure of the Event of Default) for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that all of the foregoing rights of the Administrative Agent to use such licenses, sublicenses and other rights, and (to the extent permitted by the terms of such licenses and sublicenses) all licenses and sublicenses granted thereunder, shall expire immediately upon the termination or cure of all Events of Default and shall be exercised by the Administrative Agent solely during the continuance of an Event of Default and upon 10 Business Days’ prior written notice to the applicable Grantor, and nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by the Credit Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor; provided, further, that such licenses granted hereunder with respect to Trademarks shall be subject to restrictions, including, without limitation restrictions as to goods or services associated with such Trademarks and the maintenance of quality standards with respect to the goods and services on which such Trademarks are used, sufficient to preserve the validity and value of such Trademarks. For the avoidance of doubt, the use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only during the continuation of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may also exercise the rights afforded under Section 4.01 of this Agreement with respect to Intellectual Property contained in the Article 9 Collateral.

ARTICLE V

SUBORDINATION

Section 5.01 Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors to indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Secured Obligations. No failure on the part of the Borrowers or any Grantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent, all Indebtedness owed to it by any other Grantor shall be fully subordinated to the payment in full in cash of the Secured Obligations.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to the Borrowers or any other Grantor shall be given to it in care of the Parent Borrower as provided in Section 10.02 of the Credit Agreement.

Section 6.02 Waivers; Amendment.

(a) No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each other Loan Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, the issuance of a Letter of Credit or the provision of services under Secured Hedge Agreements shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 6.03 Administrative Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Sections 10.04 and 10.05 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 6.03 shall be payable within 10 days of written demand therefor.

Section 6.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent required or permitted by Section 9.06 or Section 10.07 of the Credit Agreement.

Section 6.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents, the making of any Loans and issuance of any Letters of Credit and the provision of services under Secured Hedge Agreements, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 6.12 below.

Section 6.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 6.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.08 Right of Set-Off. In addition to any rights and remedies of the Secured Parties provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to any Grantor, any such notice being waived by each Grantor to the fullest extent permitted by applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Secured Party to or for the credit or the account of the respective Grantors against any and all obligations owing to such Secured Party hereunder, now or hereafter existing, irrespective of whether or not such Secured Party shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Secured Party agrees promptly to notify the applicable Grantor and the Administrative Agent after any such set-off and application made by such Secured Party; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 6.08 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have at Law.

Section 6.09 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.

(a) The terms of Sections 10.16 and 10.17 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 6.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.11 Security Interest Absolute. To the extent permitted by Law, all rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 6.12 Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released upon all of the Secured Obligations (other than (x) (i) Cash Management Obligations and (ii) Secured Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated.

(b) A Grantor (other than the Parent Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary; provided that the Required Lenders shall have consented to such transaction (but only if and to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Subject to the terms of the ABL Intercreditor Agreement, (i) upon any sale or transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or transfer to another Loan Party), (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement or (iii) as required pursuant to the terms of the ABL Intercreditor Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 6.12, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 6.12 shall be without recourse to or warranty by the Administrative Agent.

Section 6.13 Additional Grantors. Pursuant to Section 6.12 of the Credit Agreement, certain additional Restricted Subsidiaries of the Parent Borrower may be required to enter in this Agreement as Grantors. Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 6.14 Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to the applicable Grantor of the Administrative Agent’s intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact, in each case, as determined by a final nonappealable judgment of a court of competent jurisdiction.

Section 6.15 General Authority of the Administrative Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Section 6.16 Reasonable Care. The Administrative Agent is required to use reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Administrative Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Administrative Agent accords its own property.

Section 6.17 Delegation; Limitation. The Administrative Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

Section 6.18 Reinstatement. The obligations of the Grantors under this Security Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 6.19 Miscellaneous. The Administrative Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Administrative Agent shall have received a notice of Event of Default or a notice from the Grantor or the Secured Parties to the Administrative Agent in its capacity as Administrative Agent indicating that an Event of Default has occurred.

Section 6.20 ABL Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder, are subject to the provisions of the ABL Intercreditor Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among the Administrative Agent, as ABL Agent, Citibank, N.A., as Credit Agreement Agent, Wilmington Trust, National Association, as Notes Agent, each Additional First Lien Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto and the Grantors (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

INVENTIV HEALTH, INC., as Parent Borrower

By:
	Name:	Eric Sherbet
	Title:	General Counsel & Secretary

Signature Page to Security Agreement

11190 BISCAYNE, LLC
ADDISON WHITNEY LLC
CHANDLER CHICCO COMPANIES LLC
IGNITE HEALTH LLC
INVENTIV ADVANCE INSIGHTS, INC.
INVENTIV CLINICAL LLC
INVENTIV COMMUNICATIONS, INC.
INVENTIV HEALTH CLINICAL LAB, INC.
INVENTIV HEALTH CLINICAL, INC.
INVENTIV HEALTH CLINICAL, LLC
INVENTIV HEALTH CLINICAL SRS, LLC
INVENTIV MEDICAL MANAGEMENT LLC
INVENTIV PATIENT ACCESS SOLUTIONS, LLC
MYSTRO LOGISTICS SOLUTIONS, LLC
MYSTRO RESEARCH ASSOCIATES, INC.
PATIENT MARKETING GROUP LLC
PDGI HOLDCO, INC.
PHARMA HOLDINGS, INC.
PHARMANET FAR, LLC
PHARMANET RESOURCE SOLUTIONS, LLC
PHARMANET/I3 STRATEGIC RESOURCING
CANADA, INC.
PHARMANET/I3 STRATEGIC RESOURCING FLEX, LLC
PHARMANET/I3 STRATEGIC RESOURCING
PUERTO RICO, LLC
PHARMASOFT, LLC
SEARENTO TRUST LLC
SOUTH FLORIDA KINETICS, INC.
VENTIV COMMERCIAL SERVICES, LLC

By:
Name:	Eric Sherbet
Title:	Vice President and Secretary

Signature Page to Security Agreement

ADHERIS, INC.
ALLIDURA COMMUNICATIONS, LLC
ANOVA CLINICAL RESOURCES LLC
AXCELO MSL SOLUTIONS, LLC
BIOSECTOR 2 LLC
BLUE DIESEL, LLC
BRANDTECTONICS, L.L.C.
CADENT MEDICAL COMMUNICATIONS, LLC
CHAMBERLAIN COMMUNICATIONS GROUP LLC
CHANDLER CHICCO AGENCY, L.L.C.
CHANDLER CHICCO PRODUCTIONS LLC
ESSENTIAL GROUP INTERNATIONAL LLC
GERBIG, SNELL/WEISHEIMER ADVERTISING, LLC
HHI CLINICAL & STATISTICAL RESEARCH
SERVICES, L.L.C.
INCHORD HOLDING CORPORATION
INTERPHAZ BIOCONSULTING, LLC
INVENTIV CLINICAL SOLUTIONS LLC
INVENTIV HEALTH CLINICAL SHA, LLC
INVENTIV HEALTH CLINICAL SRE, LLC
INVENTIV HEALTH CLINICAL SRN, LLC
INVENTIV HEALTH CLINICAL STAFFING
SERVICES, LLC
INVENTIV MEDICAL COMMUNICATIONS, LLC
LITMUS MEDICAL MARKETING SERVICES LLC
MEDCONFERENCE LLC
NAVICOR GROUP, LLC
PALIO + IGNITE, LLC
PARAGONRX INTERNATIONAL LLC
PNET US, LLC
RAVEN HOLDCO LLC
SYNERGOS LLC
THE CENTER FOR BIOMEDICAL CONTINUING
EDUCATION, LLC
THE SELVA GROUP, LLC
VERSTONE DIGITAL, LLC

By:
Name:	Eric Sherbet
Title:	Vice President and Secretary

Signature Page to Security Agreement

CAMPBELL ALLIANCE, LTD
CAMPBELL ALLIANCE GROUP, INC.
ENCUITY RESEARCH LLC
PHARMACEUTICAL INSTITUTE, INC.

By:
	Name:	Eric Sherbet
	Title:	Vice President and Assistant Secretary

Signature Page to Security Agreement

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page to Security Agreement

Exhibit I to the

Security Agreement

[FORM OF] SECURITY AGREEMENT SUPPLEMENT

SUPPLEMENT, dated as of [                    ], to the Security Agreement (the “Security Agreement”), dated as of August 16, 2013, among the Grantors identified therein and Citibank, N.A., as Administrative Agent.

A. Reference is made to the Credit Agreement dated as of August 16, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among inVentiv Holdings, Inc., a Delaware corporation (“Holdings”) inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), the entities listed in Schedule II thereto (each a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, each a “Lender”), and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit. Section 6.13 of the Security Agreement provides that additional Restricted Subsidiaries of the Parent Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 6.13 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the information required by the schedules of the Perfection Certificate and (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 9. The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with the execution and delivery of this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[Signature pages follow.]

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

Signature Page — Security Agreement Supplement

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page — Security Agreement Supplement

Schedule I

to the Supplement No      to the

Security Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

INSTRUMENTS AND DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Exhibit II to the

Security Agreement

[FORM OF] PERFECTION CERTIFICATE

Dated [                     ]

Reference is hereby made to (i) that certain Security Agreement dated as of August 16, 2013, among the Grantors identified therein and Citibank, N.A., as the administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”), and (ii) that certain Credit Agreement dated as of August 16, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among inVentiv Holdings, Inc., a Delaware corporation (“Holdings”), inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), the entities listed in Schedule II thereto (each a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, each a “Lender”), and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Holdings, the Borrowers and each other Subsidiary Guarantor.

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind in each case within the past five years.

4. Deposit Accounts and Securities Accounts. Attached hereto as Schedule 4 is a complete and accurate list of all Deposit Accounts and Securities Accounts maintained by each Loan Party as of the Closing Date, which list includes, with respect to each such account, in each case as of the Closing Date, the account number, the owner of such account, the name of such account, the name and address of the bank or Securities Intermediary at which such account is located, whether such account is a Designated Blocked Account, a Collateral Deposit Account, a Collateral Securities Account or an Excluded Account, and whether such account has a lock box associated with it (in which case the corresponding lock box number shall also be listed).

5. Real Property. Attached hereto as Schedule 5 is a list of all material real property leased by each Company located in the United States as of the Closing Date including the location address and the name and address of the landlord or owner of such real property.

6. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 6(a) is a true and correct list of all of the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest owned by each Company setting forth the percentage of such equity interests pledged under the Security Agreement by such Company. Also set forth in Schedule 6(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made and the percentage owned by such Company.

7. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 7 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

8. Intellectual Property. (a) Attached hereto as Schedule 8(a) is a schedule setting forth all of each Company’s U.S. Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and Trademark Office, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b) Attached hereto as Schedule 8(b) is a schedule setting forth all of each Company’s applied for or registered United States Copyrights (each as defined in the Security Agreement), including the name of the registered owner and the registration number of each Copyright owned by each Company.

9. Commercial Tort Claims. Attached hereto as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) in excess of $2,500,000 in the aggregate held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

10. Letter of Credit Rights. No information is provided with respect to the Letter-of-Credit Rights (as defined in the Security Agreement) since they are not required to be subject to Administrative Agent’s control pursuant to the Security Agreement.

11. Motor Vehicles. No information is provided with respect to the motor vehicles and other goods (covered by certificates of title or ownership) since they are not required to be pledged pursuant to the Security Agreement.

12. Other Collateral. Attached hereto as Schedule 10 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels, (e) all rolling stock and trains, (f) all oil, gas, minerals and as extracted collateral, stating in each case, if such types of collateral are required to be pledged pursuant to the Security Agreement.1

[The Remainder of this Page has been intentionally left blank]

[1]	If none exist, state “None” on schedule.

Exhibit II to the

Security Agreement

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

INVENTIV HEALTH, INC.

By:
Name:
Title:

INVENTIV HOLDINGS, INC.

By:
Name:
Title:

[EACH OTHER GRANTOR]

By:
Name:
Title:

Exhibit II to the

Security Agreement

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[2]	Federal Taxpayer Identification Number	State of Formation

[2]	If none, so state.

Exhibit II to the

Security Agreement

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Exhibit II to the

Security Agreement

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used During Past Five Years

Exhibit II to the

Security Agreement

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Exhibit II to the

Security Agreement

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Exhibit II to the

Security Agreement

Schedule 4

Deposit Accounts and Securities Accounts

Account #	Account Owner	Account Name	Name and Address of Bank or Securities Intermediary	Account Status	Lock Box #

Exhibit II to the

Security Agreement

Schedule 5

Real Property

I.	Leased Interests in Real Property

Tenant Entity	Location Address	Landlord/Owner

Exhibit II to the

Security Agreement

Schedule 6

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Exhibit II to the

Security Agreement

Schedule 7

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2. Chattel Paper:

Description	Pledged [Yes/No]
N/A

Exhibit II to the

Security Agreement

Schedule 8(a)

Patents and Trademarks

UNITED STATES PATENTS:

Patents/Applications:

OWNER	PATENT/ APPLICATION NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations/Applications:

Registered Owner	Service Mark / Trademark	Registration/Application No.

Exhibit II to the

Security Agreement

Schedule 8(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Exhibit II to the

Security Agreement

Schedule 9

Commercial Tort Claims

Description	Pledged [Yes/No]

Exhibit II to the

Security Agreement

Schedule 10

Other Collateral

(a) Agreements and Contracts with Governmental Authorities

Description	Pledged [Yes/No]
N/A

(b) FCC Licenses

Description	Pledged [Yes/No]
N/A

(c) Aircraft and Airplanes

Description	Pledged [Yes/No]
N/A

(d) Ships, Boats and Vessels

Description	Pledged [Yes/No]
N/A

(e) Rolling Stock And Trains

Description	Pledged [Yes/No]
N/A

(f) Oil, Gas, Minerals and As Extracted Collateral

Description	Pledged [Yes/No]
N/A

Exhibit III to the

Security Agreement

Form of Patent Security Agreement

PATENT SECURITY AGREEMENT

dated as of

[             ], 2013

Among

THE GRANTORS IDENTIFIED HEREIN

And

CITIBANK, N.A.,

as Administrative Agent

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO CITIBANK, N.A., AS ADMINISTRATIVE AGENT, PURSUANT TO THIS PATENT SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT DATED AS OF AUGUST 16, 2013 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “ABL INTERCREDITOR AGREEMENT”), AMONG THE ADMINISTRATIVE AGENT, AS ABL AGENT, CITIBANK, N.A., AS CREDIT AGREEMENT AGENT, WILMINGTON TRUST, NATIONAL ASSOCIATION, AS NOTES AGENT, EACH ADDITIONAL FIRST LIEN AGENT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FROM TIME TO TIME PARTY THERETO AND THE GRANTORS (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FROM TIME TO TIME PARTY THERETO. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE ABL INTERCREDITOR AGREEMENT AND THE TERMS OF THIS PATENT SECURITY AGREEMENT, THE TERMS OF THE ABL INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

3

PATENT SECURITY AGREEMENT

PATENT SECURITY AGREEMENT, dated as of [             ], 2013, by the Grantors listed on the signature page hereto (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of CITIBANK, N.A., in its capacity as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement, dated as of August 16, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Administrative Agent pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement;

Now, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a)	Patents of such Grantor listed on Schedule I attached hereto; and

(b)	all Proceeds of any and all of the foregoing.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and the Grantors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon all of the Secured Obligations (other than (x) (i) Cash Management Obligations and (ii) Secured Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or

4

otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated and the termination of the Security Agreement, the Administrative Agent shall, at the expense of such Grantor, execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts. Delivery by facsimile or other electronic transmission (including via emailed pdf or similar file) of an executed counterpart of a signature page to this Patent Security Agreement shall be effective as an original executed counterpart of this Patent Security Agreement.

SECTION 6. ABL Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Administrative Agent pursuant to this Patent Security Agreement and the exercise of any right or remedy by the Administrative Agent hereunder, are subject to the provisions of the ABL Intercreditor Agreement dated as of August 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among the Administrative Agent, as ABL Agent, Citibank, N.A., as Credit Agreement Agent, Wilmington Trust, National Association, as Notes Agent, each Additional First Lien Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto and the Grantors (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Patent Security Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

[Signature pages follow.]

5

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[Grantors]

By:
Name:
Title:

[Patent Security Agreement]

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Patent Security Agreement]

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	NUMBER	DESCRIPTION

Patent Applications:

OWNER	NUMBER	DESCRIPTION

[Patent Security Agreement]

Exhibit IV to the

Security Agreement

Form of Trademark Security Agreement

TRADEMARK SECURITY AGREEMENT

dated as of

[             ], 2013

Among

THE GRANTORS IDENTIFIED HEREIN

And

CITIBANK, N.A.,

as Administrative Agent

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO CITIBANK, N.A., AS ADMINISTRATIVE AGENT, PURSUANT TO THIS TRADEMARK SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT DATED AS OF AUGUST 16, 2013 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “ABL INTERCREDITOR AGREEMENT”), AMONG THE ADMINISTRATIVE AGENT, AS ABL AGENT, CITIBANK, N.A., AS CREDIT AGREEMENT AGENT, WILMINGTON TRUST, NATIONAL ASSOCIATION, AS NOTES AGENT, EACH ADDITIONAL FIRST LIEN AGENT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FROM TIME TO TIME PARTY THERETO AND THE GRANTORS (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FROM TIME TO TIME PARTY THERETO. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE ABL INTERCREDITOR AGREEMENT AND THE TERMS OF THIS TRADEMARK SECURITY AGREEMENT, THE TERMS OF THE ABL INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

9

TRADEMARK SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT, dated as of [             ], 2013, by the Grantors listed on the signature page hereto (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of CITIBANK, N.A., in its capacity as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement, dated as of August 16, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Administrative Agent pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;

Now, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a)	Trademarks of such Grantor listed on Schedule I attached hereto; and

(b)	all Proceeds of any and all of the foregoing.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and the Grantors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon all of the Secured Obligations (other than (x) (i) Cash Management Obligations and (ii) Secured Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or

10

otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated and the termination of the Security Agreement, the Administrative Agent shall, at the expense of such Grantor, execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts. Delivery by facsimile or other electronic transmission (including via emailed pdf or similar file) of an executed counterpart of a signature page to this Trademark Security Agreement shall be effective as an original executed counterpart of this Trademark Security Agreement.

SECTION 6. ABL Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Administrative Agent pursuant to this Trademark Security Agreement and the exercise of any right or remedy by the Administrative Agent hereunder, are subject to the provisions of the ABL Intercreditor Agreement dated as of [                    ] (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among the Administrative Agent, as ABL Agent, Citibank, N.A., as Credit Agreement Agent, Wilmington Trust, National Association, as Notes Agent, each Additional First Lien Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto and the Grantors (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Trademark Security Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

[Signature pages follow.]

11

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[Grantors]

By:
Name:
Title:

[Trademark Security Agreement]

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Trademark Security Agreement]

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND USE APPLICATIONS

Registered Owner	Service Mark / Trademark	Registration / Application No.

Exhibit V to the

Security Agreement

Form of Copyright Security Agreement

COPYRIGHT SECURITY AGREEMENT

dated as of

[             ], 2013

Among

THE GRANTORS IDENTIFIED HEREIN

And

CITIBANK, N.A.,

as Administrative Agent

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO CITIBANK, N.A., AS ADMINISTRATIVE AGENT, PURSUANT TO THIS COPYRIGHT SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT DATED AS OF AUGUST 16, 2013 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “ABL INTERCREDITOR AGREEMENT”), AMONG THE ADMINISTRATIVE AGENT, AS ABL AGENT, CITIBANK, N.A., AS CREDIT AGREEMENT AGENT, WILMINGTON TRUST, NATIONAL ASSOCIATION, AS NOTES AGENT, EACH ADDITIONAL FIRST LIEN AGENT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FROM TIME TO TIME PARTY THERETO AND THE GRANTORS (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FROM TIME TO TIME PARTY THERETO. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE ABL INTERCREDITOR AGREEMENT AND THE TERMS OF THIS COPYRIGHT SECURITY AGREEMENT, THE TERMS OF THE ABL INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

2

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT, dated as of [             ], 2013, by the Grantors listed on the signature page hereto (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of CITIBANK, N.A., in its capacity as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement, dated as of August 16, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Administrative Agent pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement;

Now, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a)	Copyrights of such Grantor listed on Schedule I attached hereto; and

(b)	all Proceeds of any and all of the foregoing.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and the Grantors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon all of the Secured Obligations (other than (x) (i) Cash Management Obligations and (ii) Secured Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or

3

otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated and the termination of the Security Agreement, the Administrative Agent shall, at the expense of such Grantor, execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts. Delivery by facsimile or other electronic transmission (including via emailed pdf or similar file) of an executed counterpart of a signature page to this Copyright Security Agreement shall be effective as an original executed counterpart of this Copyright Security Agreement.

SECTION 6. ABL Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Administrative Agent pursuant to this Copyright Security Agreement and the exercise of any right or remedy by the Administrative Agent hereunder, are subject to the provisions of the ABL Intercreditor Agreement dated as of August 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among the Administrative Agent, as ABL Agent, Citibank, N.A., as Credit Agreement Agent, Wilmington Trust, National Association, as Notes Agent, each Additional First Lien Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto and the Grantors (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Copyright Security Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

[Signature pages follow.]

4

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[Grantors]

By:
Name:
Title:

[Copyright Security Agreement]

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Copyright Security Agreement]

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS

Owner	Title	Registration Number

Exhibit VI to the

Security Agreement

[FORM OF]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of August 16, 2013, made by inVentiv Health, Inc., a Delaware corporation (the “Borrower”), the other Grantors party thereto, and Citibank, N.A., as Administrative Agent, (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to Equity Interests of the undersigned without further consent by the applicable Grantor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Equity Interests that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Equity Interests thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[ ]

By:
Name:
Title:

-i-

EXHIBIT VII

[FORM OF]

PLEDGE AGREEMENT

dated as of

[                ], 201[    ]

Between

INVENTIV HOLDINGS, INC.

and

CITIBANK, N.A.,

as Administrative Agent

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO CITIBANK, N.A., AS ADMINISTRATIVE AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT DATED AS OF AUGUST 16, 2013 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “ABL INTERCREDITOR AGREEMENT”), AMONG THE ADMINISTRATIVE AGENT, AS ABL AGENT, CITIBANK, N.A., AS CREDIT AGREEMENT AGENT, WILMINGTON TRUST, NATIONAL ASSOCIATION, AS NOTES AGENT, EACH ADDITIONAL FIRST LIEN AGENT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FROM TIME TO TIME PARTY THERETO AND THE GRANTORS (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FROM TIME TO TIME PARTY THERETO. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE ABL INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE ABL INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

2

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01	Credit Agreement	1
SECTION 1.02	Other Defined Terms	1

ARTICLE II

Pledge of Securities

SECTION 2.01	Pledge	2
SECTION 2.02	Delivery of the Pledged Equity	3
SECTION 2.03	Representations, Warranties and Covenants	3
SECTION 2.04	Registration in Nominee Name; Denominations	4
SECTION 2.05	Voting Rights; Dividends and Interest	5

ARTICLE III

Remedies

SECTION 3.01	Remedies Upon Default	7
SECTION 3.02	Application of Proceeds	8

ARTICLE IV

Subordination

SECTION 4.01	Subordination	9

ARTICLE V

Miscellaneous

SECTION 5.01	Notices	9
SECTION 5.02	Waivers, Amendment	9
SECTION 5.03	Administrative Agent’s Fees and Expenses; Indemnification	10
SECTION 5.04	Successors and Assigns	10
SECTION 5.05	Survival of Agreement	10
SECTION 5.06	Counterparts; Effectiveness; Several Agreement	10
SECTION 5.07	Severability	11
SECTION 5.08	Right of Set-Off	11
SECTION 5.09	Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process	11
SECTION 5.10	Headings	11
SECTION 5.11	Security Interest Absolute	11

i

Schedule I	Pledged Equity

ii

PLEDGE AGREEMENT, dated as of [                ], 201[    ], among inVentiv Holdings, Inc., a Delaware corporation (“Holdings”), and Citibank, N.A., as the administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of August 16, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), the entities listed in Schedule II thereto (the “Co-Borrowers” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, each a “Lender”), and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. Pursuant to Section 3.05 of the Security Agreement, Holdings has agreed to enter into this Agreement. Holdings, the direct parent of the Parent Borrower, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement, and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the UCC.

(b) The rules of construction specified in Article 1 of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the recitals of this Agreement.

“Agreement” means this Pledge Agreement.

“Borrowers” has the meaning assigned to such term in the recitals of this Agreement.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II to the Security Agreement, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Parent Borrower as the same may be amended or supplemented from time to time.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Secured Obligations” means the “Obligations” (as defined in the Credit Agreement), but excluding Excluded Swap Obligations (as defined in the Guaranty).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, Lenders or Affiliates of Lenders under Cash Management Obligations of a Loan Party, the Supplemental Administrative Agent, if any, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 or Section 9.10 of the Credit Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

ARTICLE II

PLEDGE OF SECURITIES

Section 2.01 Pledge. (i) As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantees of the Guarantors, Holdings hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of Holdings’ right, title and interest in, to and under all Equity Interests issued by the Parent Borrower listed on Schedule I hereto and any other Equity Interests issued by the Parent Borrower obtained in the future by Holdings and the certificates representing all such Equity Interests (the “Pledged Equity”); (ii) subject to Section 2.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity; (iii) subject to Section 2.05, all rights and privileges of Holdings with respect to the securities and other property referred to in clauses (i) and (ii) above; and (iv) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (iv) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

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Section 2.02 Delivery of the Pledged Equity. (a) Subject to Section 5.4 of the ABL Intercreditor Agreement, Holdings agrees to deliver or cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties, any and all Pledged Equity. Holdings agrees promptly (and in any event, within 30 days after the acquisition) to deliver or cause to be delivered to the Agent, for the benefit of the Secured Parties, any and all Pledged Equity acquired after the date of this Agreement.

(b) Subject to Section 5.4 of the ABL Intercreditor Agreement, upon delivery to the Administrative Agent, any Pledged Equity shall be accompanied by stock or security powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Equity shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Schedule I and be made a part hereof; provided that failure to supplement Schedule I shall not affect the validity of such pledge of such Pledged Equity. Each schedule so delivered shall supplement any prior schedules so delivered.

(c) Notwithstanding anything herein to the contrary, to the extent that any original certificate, promissory note or instrument constituting First Lien Priority Collateral is required pursuant to the terms of this Agreement to be delivered to the Administrative Agent, or the Administrative Agent is required to be registered as the owner of such Pledged Collateral, until the Discharge of the First Lien Obligations, delivery of such original certificates, promissory notes or instruments to the Applicable First Lien Agent, or the registration of such Pledged Collateral in the name of the Applicable First Lien Agent, shall be deemed to satisfy such requirement.

Section 2.03 Representations, Warranties and Covenants. Holdings represents, warrants and covenants to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) As of the date hereof, Schedule I includes all Equity Interests required to be pledged by Holdings hereunder and pursuant to the Credit Agreement;

(b) the Pledged Equity has been duly and validly authorized and issued by the issuers thereof and is fully paid and nonassessable;

(c) except for the security interests granted hereunder and subject to the ABL Intercreditor Agreement, Holdings (i) is, subject to any transfers made in compliance with the Credit Agreement, the direct owner, beneficially and of record, of the Pledged Equity indicated on Schedule I, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, and (iii) if reasonably requested by the Administrative Agent, will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations (i) imposed or permitted by the Loan Documents or applicable Laws generally or (ii) described in the Perfection Certificate

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or (iii) permitted by Section 7.09 of the Credit Agreement, the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) the execution and performance by Holdings of this Agreement are within Holdings’ corporate or other powers and have been duly authorized by all necessary corporate or other organizational action;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby, except for (i) filing of a UCC-1 financing statement with the Delaware Secretary of State naming Holdings as debtor and the Administrative Agent as secured party and describing the Pledged Collateral and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect;

(g) by virtue of the execution and delivery by Holdings of this Agreement, and delivery of the Pledged Equity to and continued possession by the Administrative Agent in the State of New York (subject to Section 5.4 of the ABL Intercreditor Agreement), the Administrative Agent for the benefit of the Secured Parties will have a legal, valid and perfected lien upon and security interest in such Pledged Equity as security for the payment and performance of the Secured Obligations to the extent such perfection is governed by the UCC subject only to Liens permitted by Section 7.01 of the Credit Agreement; and

(h) the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral to the extent intended hereby.

Subject to the terms of this Agreement and the ABL Intercreditor Agreement, Holdings hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with instructions of the Administrative Agent with respect to the Equity Interests in Holdings that constitute Pledged Equity hereunder that are not certificated without further consent by the applicable owner or holder of such Equity Interests.

Section 2.04 Registration in Nominee Name; Denominations. Subject to Section 5.4 of the ABL Intercreditor Agreement, if an Event of Default shall have occurred and be continuing and the Administrative Agent shall give Holdings prior notice of its intent to exercise such rights, (a) the Administrative Agent, on behalf of the Secured Parties, shall have the right to hold the Pledged Equity in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of Holdings, endorsed or assigned in blank or in favor of the Administrative Agent, and Holdings will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Equity registered in the name of Holdings and (b) the Administrative Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Equity.

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Section 2.05 Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have provided prior notice to Holdings, subject to Section 5.4 of the ABL Intercreditor Agreement, that its rights under this Section 2.05 are being suspended:

(i) Holdings shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Equity or any part thereof and Holdings agrees that it shall exercise such rights for purposes consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Administrative Agent shall promptly (after reasonable advance notice) execute and deliver to Holdings, or cause to be executed and delivered to Holdings, all such proxies, powers of attorney and other instruments as Holdings may reasonably request for the purpose of enabling Holdings to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Holdings shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Equity to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Equity or received in exchange for Pledged Equity or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by Holdings, shall not be commingled by Holdings with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall be promptly (and in any event within 10 Business Days) delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall promptly deliver to Holdings any Pledged Equity in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Equity permitted by the Credit Agreement in accordance with this Section 2.05(a)(iii).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified Holdings of the suspension of its

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rights under paragraph (a)(iii) of this Section 2.05, subject to the ABL Intercreditor Agreement, then all rights of Holdings to dividends, interest, principal or other distributions that Holdings is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by Holdings contrary to the provisions of this Section 2.05 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of Holdings and, subject to the ABL Intercreditor Agreement, shall be promptly (and in any event within 10 days) delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Subject to the ABL Intercreditor Agreement, any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 3.02. After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to Holdings (without interest) all dividends, interest, principal or other distributions that Holdings would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have provided Holdings with notice of the suspension of its rights under paragraph (a)(i) of this Section 2.05 then all rights of Holdings to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit Holdings to exercise such rights. After all Events of Default have been cured or waived, Holdings shall have the exclusive right to exercise the voting and/or consensual rights and powers that Holdings would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.05 shall be reinstated.

(d) Any notice given by the Administrative Agent to Holdings under Section 2.04 or Section 2.05 shall be given in writing and may suspend the rights of Holdings under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.05 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

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ARTICLE III

REMEDIES

Section 3.01 Remedies Upon Default. Subject to the terms of the ABL Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations, including the Guarantees of the Guarantors, under the Uniform Commercial Code or other applicable Law and also may (i) exercise any and all rights and remedies of Holdings under or in connection with the Pledged Collateral, or otherwise in respect of the Pledged Collateral; provided that the Administrative Agent shall provide Holdings with notice thereof prior to such exercise; and (ii) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Pledged Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any sale of Pledged Collateral shall hold the property sold absolutely, free from any claim or right on the part of Holdings, and Holdings hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which Holdings now has or may at any time in the future have under any Law now existing or hereafter enacted.

The Administrative Agent shall give Holdings 10 days’ written notice (which Holdings agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Pledged Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Pledged Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Pledged Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or

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purchasers shall fail to take up and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of Holdings (all said rights being also hereby waived and released to the extent permitted by Law), the Pledged Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from Holdings as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to Holdings therefor. For purposes hereof, a written agreement to purchase the Pledged Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and Holdings shall not be entitled to the return of the Pledged Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at Law or in equity to foreclose this Agreement and to sell the Pledged Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 3.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Holdings irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as its true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default (provided that the Administrative Agent shall provide Holdings with notice thereof prior to, to the extent reasonably practicable, or otherwise promptly after, exercising such rights), for the purpose of (i) endorsing the name of Holdings on any check, draft, instrument or other item of payment representing or included in the Pledged Collateral and (ii) making all determinations and decisions with respect thereto. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by Holdings to the Administrative Agent and shall be additional Secured Obligations secured hereby.

Section 3.02 Application of Proceeds. Subject to the terms of the ABL Intercreditor Agreement, the Administrative Agent shall apply the proceeds of any collection or sale of Pledged Collateral, including any Pledged Collateral consisting of cash, in accordance with Section 8.03 of the Credit Agreement.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Pledged Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

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The Administrative Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations, provided that nothing in this sentence shall prevent Holdings from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Administrative Agent pursuant to this Section 3.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Administrative Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

ARTICLE IV

SUBORDINATION

Section 4.01 Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of Holdings to, contribution or subrogation against the Parent Borrower or a Guarantor of any of the Secured Obligations or any security for any of the Secured Obligations shall be fully subordinated to the payment in full in cash of the Secured Obligations.

(b) Holdings hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent, all Indebtedness owed to it by Borrowers and the Guarantors shall be fully subordinated to the payment in full in cash of the Secured Obligations.

ARTICLE V

MISCELLANEOUS

Section 5.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to Holdings shall be given to it in care of the Parent Borrower as provided in Section 10.02 of the Credit Agreement.

Section 5.02 Waivers; Amendment. (a) No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each other Loan Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of this Agreement or consent to any departure by Holdings therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the

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foregoing, the making of a Loan, the issuance of a Letter of Credit or the provision of services under Secured Hedge Agreements shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and Holdings, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 5.03 Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Sections 10.04 and 10.05 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 5.03 shall be payable within 10 days of written demand therefor.

Section 5.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent required or permitted by Section 9.06 or Section 10.07 of the Credit Agreement.

Section 5.05 Survival of Agreement. All covenants, agreements, representations and warranties made by Holdings hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents, the making of any Loans and issuance of any Letters of Credit and the provision of services under Secured Hedge Agreements, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 5.12 below.

Section 5.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to Holdings when a counterpart hereof executed on behalf of Holdings

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shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon Holdings and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of Holdings, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that Holdings shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Pledged Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.

Section 5.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.08 Right of Set-Off. In addition to any rights and remedies of the Secured Parties provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to Holdings, any such notice being waived by Holdings to the fullest extent permitted by applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Secured Party to or for the credit or the account of Holdings against any and all obligations owing to such Secured Party hereunder, now or hereafter existing, irrespective of whether or not such Secured Party shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Secured Party agrees promptly to notify Holdings and the Administrative Agent after any such set-off and application made by such Secured Party; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 5.08 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have at Law.

Section 5.09 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process. (a) The terms of Sections 10.16 and 10.17 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 5.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 5.11 Security Interest Absolute. To the extent permitted by Law, all rights of the Administrative Agent hereunder, the grant of a security interest in the Pledged

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Collateral and all obligations of Holdings hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Holdings in respect of the Secured Obligations or this Agreement.

Section 5.12 Termination or Release. (a) This Agreement and all security interests granted hereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released upon all of the Secured Obligations (other than (x) (i) Cash Management Obligations and (ii) Secured Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or otherwise backstopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated.

(b) Subject to the terms of the ABL Intercreditor Agreement, (i) upon any sale or transfer by Holdings of any Pledged Collateral that is permitted under the Credit Agreement (other than a sale or transfer to another Loan Party), (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in any Pledged Collateral pursuant to Section 10.01 of the Credit Agreement or (iii) as required pursuant to the terms of the ABL Intercreditor Agreement, the security interest in such Collateral shall be automatically released.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 5.12, the Administrative Agent shall execute and deliver to Holdings, at Holdings’ expense, all documents that Holdings shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by Holdings to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 5.12 shall be without recourse to or warranty by the Administrative Agent.

Section 5.13 Administrative Agent Appointed Attorney-in-Fact. Holdings hereby appoints the Administrative Agent the attorney-in-fact of Holdings for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to Holdings of the

12

Administrative Agent’s intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of Holdings (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Pledged Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Pledged Collateral; (c) to commence and prosecute any and all suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Pledged Collateral or to enforce any rights in respect of any Pledged Collateral; (d) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Pledged Collateral; and (e) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Pledged Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Pledged Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to Holdings for any act or failure to act hereunder, except for their own gross negligence, bad faith, or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact, in each case, as determined by a final nonappealable judgment of a court of competent jurisdiction.

Section 5.14 General Authority of the Administrative Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against Holdings, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Pledged Collateral or Holdings’ obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against Holdings, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Section 5.15 Reasonable Care. The Administrative Agent is required to use reasonable care in the custody and preservation of any of the Pledged Collateral in its possession; provided, that the Administrative Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Pledged Collateral, if such Pledged Collateral is accorded treatment substantially similar to that which the Administrative Agent accords its own property.

13

Section 5.16 Delegation; Limitation. The Administrative Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

Section 5.17 Reinstatement. The obligations of Holdings under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 5.18 Miscellaneous. The Administrative Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Administrative Agent shall have received a notice of Event of Default or a notice from Holdings or the Secured Parties to the Administrative Agent in its capacity as Administrative Agent indicating that an Event of Default has occurred.

Section 5.19 ABL Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder, are subject to the provisions of the ABL Intercreditor Agreement dated as of August 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among the Administrative Agent, as ABL Agent, Citibank, N.A., as Credit Agreement Agent, Wilmington Trust, National Association, as Notes Agent, each Additional First Lien Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto and the Grantors (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

[Signature Pages Follow.]

14

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

INVENTIV HOLDINGS, INC.,
as Holdings

By:
Name:
Title:

[Pledge Agreement]

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Pledge Agreement]

Schedule I to

the Pledge Agreement

EQUITY INTERESTS

Pledgor	Pledged Interest

-i-

EXHIBIT H

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of                 , 20     (this “Agreement”), by and among [NEW REVOLVING CREDIT LENDERS] (each, an “Incremental Lender” and, collectively, the “Incremental Lenders”), [APPLICABLE BORROWERS] (the “Borrowers”), and CITIBANK, N.A. (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of August 16, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among inVentiv Holdings, Inc., a Delaware corporation, inVentiv Health, Inc., a Delaware corporation, each of the entities listed in Schedule II thereto, each as Co-Borrower, each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrowers may establish Incremental Commitments (the “Incremental Commitments”) with Incremental Lenders; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Incremental Lenders shall become Lenders pursuant to one or more Joinder Agreements.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Incremental Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Incremental Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Upon (i) the execution of a counterpart of this Agreement by each Incremental Lender, the Administrative Agent and the Borrowers and (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile or other electronic transmission) hereof, each of the undersigned Incremental Lenders shall become Lenders under the Credit Agreement.

For purposes of the Credit Agreement, the initial notice address of each Incremental Lender shall be as set forth below its signature below.

For each Incremental Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Incremental Lender may be required to deliver to the Administrative Agent pursuant to Section 10.15 of the Credit Agreement.

This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter of this Agreement.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery by facsimile or other electronic transmission (including via emailed pdf or similar file) of an executed counterpart of a signature page to this agreement shall be effective as an original executed counterpart of this agreement.

1

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first written above.

[NAME OF INCREMENTAL LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

[EACH BORROWER]

By:
Name:
Title:

1

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

1

EXHIBIT I

FORM OF L/C ISSUER AGREEMENT

L/C ISSUER AGREEMENT dated as of                 , 20    , among INVENTIV HEALTH, INC. (the “Parent Borrower”), each of the entities listed on Schedule II of the Credit Agreement (as defined below) (each, a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), [            ], as letter of credit issuer (in such capacity, the “L/C Issuer”) and Citibank, N.A., as Administrative Agent for the Lenders under the Credit Agreement dated as of August 16, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, inVentiv Holdings, Inc., each Lender from time to time party thereto, the L/C Issuers, the Administrative Agent and the Swing Line Lenders.

This Agreement constitutes an L/C Issuer Agreement under and as defined in the Credit Agreement. Each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

SECTION 1. Letter of Credit Commitment. The L/C Issuer hereby agrees to be an “L/C Issuer” under the Credit Agreement with a commitment to issue Letters of Credit in the amount set forth in Schedule I hereto and, subject to the terms and conditions hereof and of the Credit Agreement, to issue Letters of Credit under the Credit Agreement; provided, however, that Letters of Credit issued by the L/C Issuer hereunder shall be subject to the limitations set forth on Schedule I hereto and in the Credit Agreement.

SECTION 2. Issuance Procedure. In order to request the issuance of a Letter of Credit by the L/C Issuer, the Parent Borrower or the Borrower requesting such Letter of Credit shall hand deliver, fax or transmit via electronic means (in a form reasonably acceptable to the L/C Issuer) a notice (specifying the information required by Section 2.03(b) of the Credit Agreement) to the L/C Issuer, at its address or facsimile number specified on Schedule I hereto (or such other address or facsimile number as the L/C Issuer may specify by notice to the Parent Borrower), not later than the time of day (local time at such address) specified on Schedule I hereto prior to the proposed date of issuance of such Letter of Credit. A copy of such notice shall be sent, concurrently, by such Borrower to the Administrative Agent in the manner specified for borrowing requests under the Credit Agreement.

SECTION 3. L/C Issuer Fees, Interest and Payments. The standard fees with respect to the issuance, amendment, renewal, transfer or extension of any letter of credit or processing of drawings thereunder (“L/C Issuer Fees”) referred to in Section 2.03(i) of the Credit Agreement, which are payable to the L/C Issuer in respect of Letters of Credit issued hereunder, are specified on Schedule I hereto (it being understood that such fees shall be in addition to the L/C Issuer’s customary fronting fee and documentary and processing charges referred to in Section 2.03(j) in connection with the issuance, amendment or transfer of any Letter of Credit issued hereunder). Each payment of L/C Issuer Fees payable hereunder shall be made not later than 3:00 p.m., New York City time, on the date when due, in immediately available funds, to the account of the L/C Issuer specified on Schedule I hereto or to such other Lender specified on Schedule I hereto (or to such other account of the L/C Issuer as it may specify by notice to the Parent Borrower).

SECTION 4. Credit Agreement Terms. Notwithstanding any provision hereof which may be construed to the contrary, it is expressly understood and agreed that (a) this Agreement is supplemental to the Credit Agreement and is intended to constitute an L/C Issuer Agreement, as defined therein (and, as such, constitutes an integral part of the Credit Agreement as though the terms of this Agreement, subject to clause (d) below, were set forth in such Credit Agreement), (b) each Letter of Credit issued hereunder and each L/C Credit Extension made under any such Letter of Credit shall constitute a “Letter of Credit” and an “L/C Credit Extension,” respectively, for all purposes of the Credit Agreement, (c) the L/C Issuer’s commitment to issue Letters of Credit hereunder, and each and every Letter of Credit requested or issued hereunder, shall in each case be subject to the terms and conditions and entitled to the benefits of the Credit Agreement and (d) the terms and conditions of the Credit Agreement are hereby incorporated herein as though set forth herein in full and shall supersede any contrary provisions hereof.

SECTION 5. Notices. All communications and notices hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by electronic communication or facsimile transmission as provided in Section 10.02 of the Credit Agreement.

SECTION 6. Binding Agreement; Assignments. (a) This Agreement and the terms, covenants and conditions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrowers and the L/C Issuer shall not be permitted to assign this Agreement or any interest herein without the prior written consent of the other parties to this Agreement other than as set forth in Section 6(b).

(b) The L/C Issuer may not assign its commitment to issue Letters of Credit hereunder without the consent of the Parent Borrower and the Administrative Agent. In the event of an assignment by the L/C Issuer of all its other interests, rights and obligations under the Credit Agreement, then the L/C Issuer’s commitment to issue Letters of Credit hereunder in respect of the Credit Agreement shall terminate unless the L/C Issuer, the Parent Borrower and the Administrative Agent otherwise agree.

SECTION 7. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. Survival of Agreement. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and of any Letter of Credit issued hereunder or thereunder. Such representations and warranties have been or will be relied upon by the L/C Issuer, regardless of any investigation made by the L/C Issuer or on its behalf and notwithstanding that the L/C Issuer may have had notice or knowledge of any Default at the time of any Letter of Credit issuance, and shall continue in full force and effect as long as any Loan or any other Obligations hereunder or under any of the other Loan Documents shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and unpaid and so long as the Commitments have not been terminated.

2

SECTION 9. Severability. Any provision of this Agreement or the Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery by facsimile or other electronic transmission (including via emailed pdf or similar file) of an executed counterpart of a signature page to this agreement shall be effective as an original executed counterpart of this agreement.

SECTION 11. Conflicts. To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

3

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

INVENTIV HEALTH, INC.,
as Parent Borrower

By:
Name:
Title:

[EACH BORROWER]

By:
Name:
Title:

[ ], as L/C Issuer

By:
Name:
Title:

Accepted:

CITIBANK, N.A., as Administrative Agent,

By:
Name:
Title:

4

Schedule I to

Exhibit I

L/C Issuer:	[ ]
L/C Issuer’s Address and Facsimile Number for Notice:	[ ]
[ ]
[ ]
Fax: [ ]
Commitment to Issue Letters of Credit:	[ ]

Time of Day by Which Notices Must Be Received:	A notice requesting the issuance of a Letter of Credit must be received by the L/C Issuer by 11:00am at least two (2) business days prior to the proposed issuance date.

L/C Issuer Fees:	The fronting fee set forth in Section 2.03(j) of the Credit Agreement, which fee is equal to [ ]% per annum of the daily maximum amount then available to be drawn under such Letter of Credit, payable on the dates that such fees are payable pursuant to Section 2.03(j) of the Credit Agreement.

L/C Issuer’s Account for Payment of L/C Issuer Fees:	[ ]

In addition, the following fees shall be payable under the terms of Section 2.03(i) and (j) of the Credit Agreement.

Issuance Fee	$ [ ]

Presentation Fee	$ [ ]

Amendment Fee	$ [ ]

Other processing fees specific to the L/C Issuer	$ [ ]

Other standard costs and charges specific to the L/C Issuer	$ [ ]

EXHIBIT J

ADMINISTRATIVE QUESTIONNAIRE

Name of company:

Agent Address:	1615 Brett Rd	Return form to:
	New Castle, DE	Telephone:
	19720	Facsimile:
		E-mail:	katy.noel@citi.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

Signing Credit Agreement	☒	Yes	☐	No
Coming in via Assignment	☐	Yes	☒	No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc

	Primary Credit Contact	Secondary Credit Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact	Primary Disclosure Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Bid Contact	L/C Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:

1

Lender’s Domestic Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Lender’s Foreign Wire Instructions

Currency:
Bank Name:
Swift/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Agent’s Wire Instructions

Bank Name:	Citibank N.A.
ABA/Routing No.:	021- 000-089
Account Name:	Agency/Medium Term Finance
Account No.:	3685-2248
Reference:

2

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

3

EXHIBIT K-1

FORM OF MONTHLY BORROWING BASE CERTIFICATE

[see attached]

4

FORM OF BORROWING BASE CERTIFICATE COVER PAGE

[Date]

CITIBANK, N.A.

Administrative Agent under

the Credit Agreement referred to below

390 Greenwich Street

1st Floor, New York New York 10013

Re: Credit Agreement, dated as of August 16, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “2013 Revolver Credit Agreement”), among inVentiv Holdings, Inc., a Delaware corporation, inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), together with each of the entities listed in Schedule II thereto (the “Co-Borrowers” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined in this certificate are used herein as defined in the 2013 Revolver Credit Agreement.

The Parent Borrower attaches, pursuant to Section [4.01(i)] [6.02(h)] [6.16(b)(ii)] [6.16(b)(iii)] of the 2013 Revolver Credit Agreement, a calculation of the Borrowing Base for the fiscal month ending [insert date].

The undersigned officer of the Parent Borrower, solely in his/her capacity as an officer of Parent Borrower and not in an individual capacity, hereby certifies the accuracy in all material respects of the following information with respect to the Accounts of the Borrowers and the Subsidiary Guarantors as of the close of business on the last day of [insert the immediately preceding fiscal month], 20[    ].

[If certificate is being delivered pursuant to 6.16(b)(ii), include: The undersigned officer of the Parent Borrower further certifies that no Specified Event of Default has occurred and is continuing as of the date hereof.]

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first set forth above.

INVENTIV HEALTH, INC.,
as Parent Borrower

By:
Name:
Title:

inVentiv Health, Inc. Borrowing Base Calculation (USD)

Gross BBC Billed and Unbilled AR	Billed AR	Unbilled Time/Materials
Current	—
1-30 Days Past Due	—
31-60 Days Past Due	—
61-90 Days Past Due	—
91-120 Days Past Due	—
121+ Days Past Due	—

Total	—	—

Ineligible Amounts
Intercompany	—	—
> 90 Days Past Due or 180 Days from Invoice Date	—
Credit Reclass	—
50% Cross Age	—
Extended Terms >90 Days	—
Contra Reserve	—
Advance Deposits	—	—
Deferred Revenue	—	—
Rebates	—
Unapplied Cash	—
Other	—

Total Ineligible	—	—

Eligible Accounts Receivable, before Concentration	—	—

Over Concentration Reserve	—

Eligible Accounts Receivable, before Dilution	—

Dilution Reserve	—	—

Eligible Accounts Receivable, net of Dilution	—

Advance Rate	85%	80%

Accounts Receivable Availability	—	—

Total Billed and Unbilled	—

Lesser Total Billed -Unbilled or Facility Cap of $150M	—

Less: Borrowings
Direct Borrowings	—
L/C’s	—

Availability	—	—	% Facility

EXHIBIT K-2

FORM OF WEEKLY REPORTING FORMAT

[see attached]

5

FORM OF BORROWING BASE CERTIFICATE COVER PAGE

[Date]

CITIBANK, N.A.

Administrative Agent under

the Credit Agreement referred to below

390 Greenwich Street

1st Floor, New York New York 10013

Re: Credit Agreement, dated as of August 16, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “2013 Revolver Credit Agreement”), among inVentiv Holdings, Inc., a Delaware corporation, inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), together with each of the entities listed in Schedule II thereto (the “Co-Borrowers” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined in this certificate are used herein as defined in the 2013 Revolver Credit Agreement.

The Parent Borrower attaches, pursuant to Section [4.01(i)] [6.02(h)] [6.16(b)(ii)] [6.16(b)(iii)] of the 2013 Revolver Credit Agreement, a calculation of the Borrowing Base for the week ending [insert date].

The undersigned officer of the Parent Borrower, solely in his/her capacity as an officer of Parent Borrower and not in an individual capacity, hereby certifies the accuracy in all material respects of the following information with respect to the Accounts of the Borrowers and the Subsidiary Guarantors as of the close of business on the last day of [insert the immediately preceding week], 20[    ].

[If certificate is being delivered pursuant to 6.16(b)(ii), include: The undersigned officer of the Parent Borrower further certifies that no Specified Event of Default has occurred and is continuing as of the date hereof.]

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first set forth above.

INVENTIV HEALTH, INC.,
as Parent Borrower

By:
Name:
Title:

EXHIBIT K-2

inVentiv Health, Inc. Weekly Borrowing Base Calculation (USD)

Gross BBC Billed and Unbilled AR	Billed AR	Unbilled Time/Materials
Total AR	—	—

Less: Collections	—
Credits and Adjustments
Less: Non-dilutive Adjustments	—
Less: Misc. Credits	—
Add: Debits	—
Add: New invoices since date of prior certification	—

Total AR as of xx/xx/xx	—

Ineligible Amounts
Intercompany	—	—
> 90 Days Past Due or 180 Days from Invoice Date	—
Credit Reclass	—
50% Cross Age	—
Extended Terms >90 Days	—
Contra Reserve	—
Advance Deposits	—	—
Deferred Revenue	—	—
Rebates	—
Unapplied Cash	—
Other	—

Total Ineligible	—	—

Eligible Accounts Receivable, before Concentration	—	—

Over Concentration Reserve	—

Eligible Accounts Receivable, before Dilution	—

Dilution Reserve	—

Eligible Accounts Receivable, net of Dilution	—

Advance Rate	85%	80%

Accounts Receivable Availability	—	—

Total Billed and Unbilled	—

Lesser Total Billed -Unbilled or Facility Cap of $150M	—

Less: Borrowings
Direct Borrowings	—
L/C’s	—

Availability	—	—	% Facility

EXHIBIT L-1

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of August 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INVENTIV HOLDINGS, INC., a Delaware corporation, INVENTIV HEALTH, INC., a Delaware corporation (the “Parent Borrower”), each of the entities listed in Schedule II thereto (each, a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), CITIBANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and each Lender from time to time party thereto. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Parent Borrower and the Administrative Agent and from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent.

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[NAME OF LENDER]

By:

Name:

Title:

Dated:

EXHIBIT L-2

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of August 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INVENTIV HOLDINGS, INC., a Delaware corporation, INVENTIV HEALTH, INC., a Delaware corporation (the “Parent Borrower”), each of the entities listed in Schedule II thereto (each, a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), CITIBANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and each Lender from time to time party thereto. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent

Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Parent Borrower and the Administrative Agent and from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent.

[NAME OF LENDER]

By:

Name:

Title:

Dated:

EXHIBIT L-3

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of August 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INVENTIV HOLDINGS, INC., a Delaware corporation, INVENTIV HEALTH, INC., a Delaware corporation (the “Parent Borrower”), each of the entities listed in Schedule II thereto (each, a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), CITIBANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and each Lender from time to time party thereto. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Parent Borrower and the Administrative Agent and from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Dated:

EXHIBIT L-4

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of August 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INVENTIV HOLDINGS, INC., a Delaware corporation, INVENTIV HEALTH, INC., a Delaware corporation (the “Parent Borrower”), each of the entities listed in Schedule II thereto (each, a “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), CITIBANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and each Lender from time to time party thereto. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption; provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, an IRS Form W-8ECI, IRS Form W-9 or IRS Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing any exemption from U.S. federal withholding tax available to such partner/member. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Parent Borrower and the Administrative Agent and from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Dated:

15

EXHIBIT M-1

FORM OF ABL INTERCREDITOR AGREEMENT

[see attached]

16

EXECUTION VERSION

ABL INTERCREDITOR AGREEMENT

This ABL INTERCREDITOR AGREEMENT is dated as of August 16, 2013 and entered into by and between Citibank, N.A., in its capacity as administrative agent under the ABL Credit Agreement, including its successors and assigns from time to time (the “Initial ABL Agent”), Citibank, N.A., as administrative agent under the Cash Flow Credit Agreement (in such capacity and including its successors and assigns from time to time, the “Credit Agreement Agent”), Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as collateral agent under the Indenture (in such capacity and including its successors and assigns from time to time, the “Notes Agent”) and each Additional First Lien Agent from time to time party hereto for the holders of Additional First Lien Obligations with respect to which it is acting in such capacity and is acknowledged by inVentiv Health, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on the signature pages hereof (together with any subsidiary that becomes a party hereto after the date hereof, each a “Company Subsidiary”, and, collectively, the “Company Subsidiaries”). Capitalized terms used in this Agreement have the meanings assigned to them in Article I.

RECITALS

The Company, inVentiv Holdings, Inc., a Delaware corporation (“Holdings”), the Co-Borrowers (as defined in the ABL Credit Agreement), the ABL Lenders, the Initial ABL Agent and Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender have entered into that certain Credit Agreement, dated as of August 16, 2013 (as amended, restated, supplemented, modified, replaced, or Refinanced from time to time, the “Initial ABL Credit Agreement”);

The Company, inVentiv Holdings, Inc., as Holdings, certain co-borrowers, the lenders from time to time party thereto (the “Cash Flow Credit Lenders”), the Credit Agreement Agent and certain other parties thereto have entered into the Amended and Restated Credit Agreement, dated as of July 13, 2011, as amended on March 23, 2012 and on December 20, 2012 (as further amended, restated, supplemented, modified, replaced, or Refinanced from time to time, the “Cash Flow Credit Agreement”);

The Company has issued 9.0% senior secured first lien notes due 2018 in a principal amount of $600,000,000 (the “Initial Notes”) under an indenture, dated as of December 20, 2012 (as amended, restated, supplemented, modified, replaced, or Refinanced from time to time, the “Indenture”) among the Company, each Company Subsidiary, Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as Trustee (in such capacity and including its successors and assigns from time to time, the “Trustee”) and Notes Agent;

The Company may from time to time following the date hereof issue Additional First Lien Obligations to the extent permitted by the ABL Credit Agreement and the Indenture; and

In order to induce the ABL Agent and the ABL Lenders to consent to the incurrence of the Cash Flow Credit Obligations, the Notes Obligations and any Additional First Lien

Obligations by the Grantors and the Liens securing such Cash Flow Credit Obligations, Notes Obligations and any such Additional First Lien Obligations and in order to induce the Credit Agreement Agent, the Notes Agent, the Cash Flow Credit Lenders and the Noteholders to consent to the Grantors incurring the ABL Obligations and granting the Liens to the ABL Agent, the ABL Agent, on behalf of the ABL Lenders, the Credit Agreement Agent on behalf of the Cash Flow Credit Lenders and the Notes Agent, on behalf of the Noteholders, have agreed to the relative priority of their respective Liens on the Collateral and certain other rights, priorities and interests as set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I.

DEFINITIONS.

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Agent” means the Initial ABL Agent and any successor or other agent under any ABL Credit Agreement.

“ABL Claimholders” means, at any relevant time, the holders of ABL Obligations at that time, including, without limitation, the ABL Lenders and the ABL Agent under the ABL Credit Agreement, the Permitted Secured Bank Product Debt Providers and the Permitted Secured Hedge Obligations Providers.

“ABL Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any ABL Obligations.

“ABL Credit Agreement” means collectively, (a) the Initial ABL Credit Agreement and (b) any other credit agreement or credit agreements, one or more debt facilities, and/or commercial paper facilities, in each case, with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell such receivables to) such lenders), letters of credit, bankers’ acceptances, or other borrowings, that have been entered into or established to increase, replace (whether upon or after termination or otherwise), refinance or refund in whole or in part from time to time the Initial ABL Credit Agreement or any other agreement or instrument referred to in this clause or any Obligations outstanding thereunder, whether or not such increase, replacement, refinancing or refunding occurs (i) with the original parties thereto, (ii) on one or more separate occasions or (iii) simultaneously or not with the termination or repayment of the Initial ABL Credit Agreement or any other agreement or instrument referred to in this clause, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement, or such agreement or instrument is not a Permitted Refinancing Agreement. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

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“ABL Default” means an “Event of Default” (as defined in the ABL Credit Agreement).

“ABL DIP Financing” has the meaning assigned to that term in Section 6.1.

“ABL Lenders” means the “Lenders” under and as defined in the ABL Credit Agreement or any other Person which extends credit under the ABL Credit Agreement.

“ABL Loan Documents” means the ABL Credit Agreement and the “Loan Documents” (as defined in the ABL Credit Agreement), including any Bank Product Agreements, and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with the ABL Credit Agreement or any Bank Products, including any intercreditor or joinder agreement among holders of ABL Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions of this Agreement.

“ABL Mortgages” means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any ABL Obligations or under which rights or remedies with respect to any such Liens are governed.

“ABL Obligations” means all Obligations outstanding under the ABL Credit Agreement and the other ABL Loan Documents, including any Bank Products, including all “Obligations,” as defined in the ABL Credit Agreement (including any Permitted Secured Hedge Obligations secured thereunder). “ABL Obligations” shall include all interest, fees and expenses accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant ABL Loan Document whether or not the claim for such interest, fees or expenses is allowed as a claim in such Insolvency or Liquidation Proceeding.

“ABL Priority Collateral” means all now-owned or hereafter acquired ABL Collateral that constitutes:

(a) all Accounts, other than Accounts which constitute identifiable Proceeds which arise from the sale or other disposition of First Lien Priority Collateral;

(b) all Chattel Paper, other than Chattel Paper which constitutes identifiable Proceeds of First Lien Priority Collateral;

(c) all (x) Deposit Accounts (other than the First Lien Collateral Account and First Lien Trust Monies) and money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein (other than the First Lien Collateral Account and First Lien Trust Monies), and (y) Securities Accounts and Security Entitlements and securities credited thereto (other than the First Lien Collateral Account and First Lien Trust Monies), and, in each case, all cash, checks and other property held therein or credited thereto, other than in each case identifiable Proceeds of First Lien Priority Collateral;

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(d) all Inventory;

(e) to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (a) through (d) of this definition, all Documents, General Intangibles (other than Capital Stock of Subsidiaries and Intellectual Property), Instruments (including promissory notes) and Commercial Tort Claims; provided that in no event shall any real estate, Equipment, Intellectual Property or Capital Stock of Subsidiaries constitute ABL Priority Collateral;

(f) to the extent relating to any of the items referred to in the preceding clauses (a) through (e) above, all Supporting Obligations and Letter of Credit Rights;

(g) all books and records relating to the items referred to in the preceding clauses (a) through (f) above (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (a) through (f)); and

(h) subject to Section 3.5, all Proceeds of any of the foregoing, including collateral security and guarantees with respect to any of the foregoing and all cash, Money, insurance proceeds, Instruments, Securities, Financial Assets and Deposit Accounts constituting Proceeds of the foregoing.

“ABL Security Documents” means the “Collateral Documents,” as defined in the ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions of this Agreement.

“ABL Standstill Period” has the meaning set forth in Section 3.2(a)(i).

“Access Period” means for each parcel of Mortgaged Premises, the period, after the commencement of an Enforcement Period by the ABL Agent, which begins on the earlier of (a) the day on which the ABL Agent provides each First Lien Agent with the written notice of its election to request access pursuant to Section 3.3(b) and (b) the fifth Business Day after the Applicable First Lien Agent provides the ABL Agent with notice that the Applicable First Lien Agent (or its agent) has obtained possession or control of such parcel and ends on the earliest of (i) the 180th day after the date (the “Initial Access Date”) on which the ABL Agent, or its designee, initially obtains the ability to take physical possession of, remove, or otherwise control physical access to, or actually uses, the ABL Priority Collateral located on such Mortgaged Premises plus such number of days, if any, after the Initial Access Date that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to ABL Priority Collateral located on such Mortgaged Premises, and (ii) the termination of such Enforcement Period.

“Account Agreements” means any lockbox account agreement, pledged account agreement, blocked account agreement, securities account control agreement, or any similar deposit or securities account agreements among the Credit Agreement Agent, the Notes Agent, any Additional First Lien Agent and/or the ABL Agent, one or more Grantors and the relevant financial institution depository or securities intermediary.

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“Accounts” means all now present and future “accounts” (as defined in Article 9 of the UCC).

“Additional First Lien Agent” means the Person appointed to act as trustee, agent or representative for the holders of Additional First Lien Obligations pursuant to any Additional First Lien Agreement.

“Additional First Lien Agreement” means the indenture, credit agreement or other agreement under which any Additional First Lien Obligations are incurred or any commitment to extend credit which would constitute Additional First Lien Obligations, as amended, restated, supplemented, modified, replaced, or Refinanced from time to time.

“Additional First Lien Claimholders” means, at any relevant time, the holders of Additional First Lien Obligations at that time.

“Additional First Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Additional First Lien Obligations.

“Additional First Lien Default” means an “Event of Default” as defined in any Additional First Lien Agreement.

“Additional First Lien Documents” means each Additional First Lien Agreement, and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with such Additional First Lien Agreement, including any intercreditor or joinder agreement among holders of Additional First Lien Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions of this Agreement.

“Additional First Lien Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Additional First Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Additional First Lien Obligations” means Indebtedness of the Grantors issued following the date of this Agreement to the extent (a) such Indebtedness is permitted by the terms of the ABL Credit Agreement, the Cash Flow Credit Agreement and the Indenture to be secured by Liens on the Collateral ranking pari passu with the Liens securing the Cash Flow Credit Obligations and the Note Obligations, (b) the Grantors have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness, and (c) the Additional First Lien Agent, for the holders of such Indebtedness, has agreed to be bound by the terms of this Agreement applicable to them pursuant to a Joinder. “Additional First Lien Obligations” shall include all “Obligations,” as defined in the applicable Additional First Lien Agreement (including any Permitted Secured Bank Product Debt and Permitted Secured Hedge Obligations secured

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thereunder), and all interest, fees and expenses accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Additional First Lien Agreement, whether or not the claim for such interest, fees or expenses is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Additional First Lien Security Documents” means any agreement, document or instrument pursuant to which a Lien is granted securing any Additional First Lien Obligations or under which rights or remedies with respect to such Liens are governed, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions of this Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through ownership of equity interests, by contract or otherwise.

“Agents” means the ABL Agent and the First Lien Agents.

“Agreement” means this ABL Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Applicable First Lien Agent” means (i) at any time when the First Lien Intercreditor Agreement is in effect, the Controlling Collateral Agent, as defined in the First Lien Intercreditor Agreement, (ii) at any time when the First Lien Intercreditor Agreement is not in effect, the First Lien Agent designated as “Applicable First Lien Agent” in a notice to the ABL Agent by the First Lien Agents representing at least a majority of the then aggregate amount of First Lien Obligations that agree to vote together.

“Bank Product Agreements” means any agreement evidencing or governing any Bank Product or pursuant to which any Bank Product is issued.

“Bank Product Debt” means Indebtedness and other Obligations relating to Bank Products.

“Bank Product Provider” shall mean any ABL Lender or Affiliate of an ABL Lender that provides any Bank Products to any Grantor.

“Bank Products” means “Cash Management Services,” as such term is defined in the ABL Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

6

“Business Day” means a day that is a “Business Day” under each of the Indenture, the Cash Flow Credit Agreement, each Additional First Lien Agreement and the ABL Credit Agreement.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and all rights, warrants or options exchangeable for or convertible into any of the items described in clauses (a) through (e) above; provided that with respect to the foregoing, Capital Stock shall exclude any debt securities convertible into Capital Stock, whether or not such debt securities include any right of vote or participation with Capital Stock.

“Cash Flow Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Cash Flow Credit Claimholders” means, at any relevant time, the holders of Cash Flow Credit Obligations at that time, including the Cash Flow Credit Lenders, the Credit Agreement Agent and all “Secured Parties” as defined in the Cash Flow Credit Security Agreement (including any Permitted Secured Bank Product Debt Providers and any Permitted Secured Hedge Obligations Providers).

“Cash Flow Credit Collateral” means any and all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Cash Flow Credit Obligations.

“Cash Flow Credit Default” means an “Event of Default” as defined in the Cash Flow Credit Agreement.

“Cash Flow Credit Documents” means the “Loan Documents” as defined in the Cash Flow Credit Agreement, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions of this Agreement.

“Cash Flow Credit Lenders” has the meaning assigned to that term in the Recitals to this Agreement.

“Cash Flow Credit Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Cash Flow Credit Obligations or under which rights or remedies with respect to any such Liens are governed.

“Cash Flow Credit Obligations” means all Obligations outstanding under the Cash Flow Credit Documents, including, without limitation, all “Secured Obligations”, as defined in the Cash Flow Credit Security Agreement (including any Permitted Secured Bank Product Debt and Permitted Secured Hedge Obligations secured thereunder). “Cash Flow Credit Obligations”

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shall include all interest, fees and expenses accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Cash Flow Credit Document, whether or not the claim for such interest, fees and expenses is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Cash Flow Credit Security Agreement” means the Security Agreement, dated as of August 4, 2010, by and among the Grantors party thereto and the Credit Agreement Agent, as the same may be amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Cash Flow Credit Security Documents” means the “Collateral Documents” as defined in the Cash Flow Credit Agreement, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions of this Agreement.

“Chattel Paper” means all present and future “chattel paper” (as defined in Article 9 of the UCC).

“Claimholder” means any ABL Claimholder or First Lien Claimholder, as applicable.

“Collateral” means any and all of the assets and property of any Grantor, whether real, personal or mixed, which constitute ABL Collateral or First Lien Collateral.

“Commercial Tort Claims” means all present and future “commercial tort claims” (as defined in Article 9 of the UCC).

“Company” has the meaning assigned to that term in the Preamble to this Agreement.

“Company Subsidiary” has the meaning assigned to that term in the Preamble to this Agreement.

“Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“Credit Agreement Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Deposit Accounts” means all present and future “deposit accounts” (as defined in Article 9 of the UCC).

“Discharge of ABL Obligations” means:

(a) payment in full in cash of all ABL Obligations (other than contingent obligations or contingent indemnification obligations and other than ABL Obligations constituting Bank Product Debt or Permitted Secured Hedge Obligations under the ABL Loan Documents);

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(b) termination or expiration of all commitments, if any, to extend credit under the ABL Loan Documents;

(c) termination, cash collateralization (in an amount and manner reasonably satisfactory to the ABL Agent) or backstop of all letters of credit issued under the ABL Credit Agreement in compliance with the terms of the ABL Credit Agreement; and

(d) the provision of credit support (which may include cash collateralization or support by a letter of credit) for any costs, expenses and contingent indemnification obligations consisting of ABL Obligations not yet due and payable but with respect to which a claim has been asserted in writing under any ABL Loan Documents (in an amount and manner and, if other than pursuant to cash collateralization, of a kind reasonably satisfactory to the ABL Agent).

“Discharge of First Lien Obligations” means

(a) payment in full in cash of all First Lien Obligations (other than contingent obligations or contingent indemnification obligations and other than Permitted Secured Bank Product Debt and Permitted Secured Hedge Obligations under the First Lien Documents), satisfaction and discharge of the Indenture and any Additional First Lien Agreement or legal or covenant defeasance of the Indenture and any Additional First Lien Agreement (other than obligations that expressly survive such satisfaction and discharge or legal or covenant defeasance);

(b) termination or expiration of all commitments, if any, to extend credit under the First Lien Documents;

(c) termination, cash collateralization (in an amount and manner reasonably satisfactory to the applicable First Lien Agent) or backstop of all letters of credit issued under the First Lien Documents in compliance with the terms of the First Lien Documents; and

(d) the provision of credit support (which may include cash collateralization or support by a letter of credit) for any costs, expenses and contingent indemnification obligations consisting of First Lien Obligations not yet due and payable but with respect to which a claim has been asserted in writing under any First Lien Documents (in an amount and manner and, if other than pursuant to cash collateralization, of a kind reasonably satisfactory to the applicable First Lien Agent).

“Disposition” means any sale, lease, exchange, transfer or other disposition of any Collateral.

“Documents” means all present and future “documents” (as defined in Article 9 of the UCC.

“Enforcement” means, collectively or individually for one or both of the ABL Agent and the Applicable First Lien Agent, when an ABL Default or First Lien Default, as applicable, has occurred and is continuing, to enforce or attempt to enforce any right or power to repossess,

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replevy, attach, garnish, levy upon, collect the Proceeds of, foreclose or realize in any manner whatsoever its Lien upon, sell, liquidate or otherwise dispose of, or otherwise restrict or interfere with the use of, or exercise any remedies with respect to, or conduct any Going Out of Business Sale with respect to, any material amount of Collateral, whether by judicial enforcement of any of the rights and remedies under the ABL Loan Documents, the First Lien Documents and/or under any applicable law, by self-help repossession, by non-judicial foreclosure sale, lease, or other disposition, by set-off, by notification to account obligors of any Grantor, by any sale, lease, or other disposition implemented by any Grantor following an ABL Default or a First Lien Default, as applicable, in connection with which the ABL Agent or the Applicable First Lien Agent, as applicable, has agreed to release its Liens on the subject property, or otherwise, but in all cases excluding (i) the establishment of borrowing base reserves, collateral ineligibles, or other conditions for advances, (ii) the changing of advance rates or advance sublimits, (iii) the imposition of a default rate or late fee, (iv) the collection and application of Accounts or other monies deposited from time to time in Deposit Accounts or Securities Accounts, in each case, to the extent constituting ABL Priority Collateral, against the ABL Obligations pursuant to the provisions of the ABL Loan Documents (including, without limitation, the notification of account debtors, depositary institutions or any other Person to deliver proceeds of Collateral to the ABL Agent or any “cash dominion event” or mandatory prepayment event under the ABL Loan Documents), (v) the cessation of lending pursuant to the provisions of the ABL Loan Documents, including upon the occurrence of a default on the existence of an over-advance, (vi) the filing of a proof of claim in any Insolvency or Liquidation Proceeding, (vii) the consent by the ABL Agent to disposition by any Grantor of any of the ABL Priority Collateral, and (viii) the acceleration of the Cash Flow Credit Obligations, Notes Obligations, any Additional First Lien Obligations or the ABL Obligations.

“Enforcement Notice” means a written notice delivered, at a time when an ABL Default or First Lien Default has occurred and is continuing, by either the ABL Agent or the Applicable First Lien Agent to the other Agents announcing that an Enforcement Period has commenced, specifying the relevant ABL Default or First Lien Default, stating the current balance of the Cash Flow Credit Obligations, ABL Obligations, the Note Obligations or any Additional First Lien Obligations, as applicable, owing to the party giving such notice, and requesting the current balance of the Cash Flow Credit Obligations, ABL Obligations, Note Obligations or Additional First Lien Obligations, as applicable, owing to the noticed party.

“Enforcement Period” means the period of time following the receipt by either the ABL Agent or the Applicable First Lien Agent of an Enforcement Notice from the other until the earliest of (a) in the case of an Enforcement Period commenced by the Applicable First Lien Agent, the Discharge of First Lien Obligations, (b) in the case of an Enforcement Period commenced by the ABL Agent, the Discharge of ABL Obligations, (c) the ABL Agent or the Applicable First Lien Agent (whichever initiated such Enforcement Period) agreeing in writing to terminate the Enforcement Period, or (d) the date on which the ABL Default or the First Lien Default that was the subject of the Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the ABL Agent or the First Lien Agent, as applicable, or waived in writing.

“Equipment” means, as to each Grantor, all of such Grantor’s now owned and hereafter acquired equipment, as defined in Article 9 of the UCC.

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“Financial Assets” means all present and future “financial assets” (as defined in Article 9 of the UCC).

“First Lien Agent” means (a) in the case of the Cash Flow Credit Obligations, the Credit Agreement Agent, (b) in the case of the Note Obligations, the Notes Agent, and (c) in the case of any Series of Additional First Lien Obligations or Additional First Lien Claimholders that become subject to this Agreement after the date hereof, the Additional First Lien Agent named for such Series in the applicable Joinder.

“First Lien Claimholders” means the Cash Flow Credit Claimholder, the Note Claimholders and the Additional First Lien Claimholders with respect to each Series of Additional First Lien Obligations.

“First Lien Collateral” means, collectively, the Cash Flow Credit Collateral, the Note Collateral and any Additional First Lien Collateral.

“First Lien Collateral Account” means any deposit account or securities account required to be established pursuant to the First Lien Documents for purposes of holding First Lien Priority Collateral pending application as required under the First Lien Documents (it being understood that ABL Priority Collateral deposited in the First Lien Collateral Account shall continue to be ABL Priority Collateral).

“First Lien Default” means a Cash Flow Credit Default, a Note Default or any Additional First Lien Default.

“First Lien DIP Financing” has the meaning assigned to that term in Section 6.1.

“First Lien Documents” means, collectively, the Cash Flow Credit Documents, the Note Documents and any Additional First Lien Documents, and the First Lien Intercreditor Agreement.

“First Lien Intercreditor Agreement” means the First-Lien Intercreditor Agreement, dated as of December 20, 2012, among inVentiv Holdings Inc., inVentiv Health, Inc., the other Grantors (as defined therein) from time to time party thereto, Citibank, N.A., as administrative agent for the Credit Agreement Secured Parties (as defined therein), Citibank, N.A., as Authorized Representative (as defined therein) for the Credit Agreement Secured Parties (as defined therein), the Notes Agent, as the Initial Additional Authorized Representative (as defined therein), and each additional Authorized Representative from time to time party thereto for the Additional First-Lien Secured Parties (as defined therein), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“First Lien Obligations” means, collectively, the Cash Flow Credit Obligations, the Note Obligations and any Additional First Lien Obligations.

“First Lien Priority Collateral” means all Collateral other than ABL Priority Collateral, including all real estate, Equipment, Intellectual Property and Capital Stock of Subsidiaries.

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“First Lien Security Documents” means, collectively, the Cash Flow Credit Security Documents, the Note Security Documents and any Additional First Lien Security Documents, including the First Lien Intercreditor Agreement.

“First Lien Standstill Period” has the meaning set forth in Section 3.1(a)(i).

“First Lien Trust Monies” means First Lien Priority Collateral required pursuant to the First Lien Documents to be deposited into the First Lien Collateral Account.

“General Intangibles” means all present and future “general intangibles” (as defined in Article 9 of the UCC).

“Going Out of Business Sale” means, following the occurrence and during the continuance of any ABL Default, any sale or liquidation of the ABL Priority Collateral consented to by the ABL Agent for purposes of permitting the Grantors to obtain funds to permanently repay the ABL Obligations in whole or in part.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means the Company, each Company Subsidiary and each other Person that has or may from time to time hereafter execute and deliver an ABL Security Document, a Cash Flow Credit Security Document, a Note Security Document or any Additional First Lien Security Document as a grantor of a security interest (or the equivalent thereof). For the avoidance of doubt, the Note Obligations are not guaranteed by or secured by the assets of Holdings.

“Indebtedness” means and includes all Obligations that constitute “Debt,” “Indebtedness,” “Obligations,” “Liabilities” or any similar term within the meaning of the ABL Loan Documents, the Cash Flow Credit Documents, the Note Documents or any Additional First Lien Document, as applicable.

“Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“Initial ABL Credit Agreement” has the meaning assigned to that term in the Recitals.

“Initial Access Date” has the meaning assigned to that term in the definition of the term “Access Period.”

“Initial Notes” has the meaning assigned to that term in the Recitals.

“Initial Use Date” has the meaning assigned to that term in the definition of the term “Use Period.”

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“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets, in each case, except as permitted under the Cash Flow Credit Agreement, the ABL Credit Agreement, the Indenture and any Additional First Lien Agreement;

(c) any composition of liabilities or similar arrangement relating to any Grantor, whether or not under a court’s jurisdiction or supervision;

(d) any liquidation, dissolution, reorganization or winding up of any Grantor, whether voluntary or involuntary, whether or not under a court’s jurisdiction or supervision, and whether or not involving insolvency or bankruptcy; or

(e) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Instruments” means all present and future “instruments” (as defined in Article 9 of the UCC).

“Intellectual Property” means, all of the following in any jurisdiction throughout the world: (a) patents, patent applications and inventions, including all renewals, extensions, combinations, divisions, or reissues thereof; (b) trademarks, service marks, trade names, trade dress, logos, internet domain names and other business identifiers, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions thereof; (c) copyrights and all works of authorship including all registrations, applications, renewals, extensions and reversions thereof; (d) all computer software, source code, executable code, data, databases and documentation thereof; (e) all trade secret rights in information, including trade secret rights in any formula, pattern, compilation, program, device, method, technique, or process, that (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; (f) all other intellectual property or proprietary rights in any discoveries, concepts, ideas, research and development, know-how, formulae, patterns, inventions, compilations, compositions, manufacturing and production processes and techniques, program, device, method, technique, technical data, procedures, designs, recordings, graphs, drawings, reports, analyses, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals and advertising and promotional materials; and (g) all rights to sue at law or in equity for any infringement or other impairment or violation thereof and all products and proceeds of the foregoing.

“Inventory” means as to each Grantor, all of such Grantor’s now owned and hereafter existing or acquired “inventory”, as defined in Article 9 of the UCC.

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“Joinder” means the document required to be delivered by an Additional First Lien Agent to the ABL Agent and each First Lien Agent pursuant to Section 8.3(b).

“Letter of Credit Rights” means all present and future “letter of credit rights” (as defined in Article 9 of the UCC).

“Lien” means any mortgage, pledge, hypothec, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease (as defined in the ABL Credit Agreement) having substantially the same economic effect as any of the foregoing).

“Money” means all present and future “money” (as defined in Article 9 of the UCC).

“Mortgaged Premises” means any real property which shall now or hereafter be subject to a Note Mortgage, a Cash Flow Credit Mortgage, any Additional First Lien Mortgage and/or an ABL Mortgage.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Article II (including the Lien priorities of Section 2.1), the provisions of Article IV, or the provisions of Article VI, unless such Plan of Reorganization has been accepted by the voluntary required vote of each class of ABL Claimholders and First Lien Claimholders.

“Note Claimholders” means, at any relevant time, the holders of Note Obligations at that time, including the Noteholders, and the Notes Agent and all “Secured Parties” as defined in the Note Security Agreement.

“Note Collateral” means any and all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Note Obligations.

“Note Default” means an “Event of Default” as defined in the Indenture.

“Note Documents” means the Indenture, the Notes, the Note Security Documents and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with any Note Obligations, including any intercreditor or joinder agreement among holders of Note Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions of this Agreement.

“Note Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Note Obligations or under which rights or remedies with respect to any such Liens are governed.

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“Note Obligations” means all Obligations outstanding under the Notes and the other Note Documents, including, without limitation, all “Secured Obligations”, as defined in the Note Security Agreement. “Note Obligations” shall include all interest, fees and expenses accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Note Document, whether or not the claim for such interest, fees and expenses is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Note Security Agreement” means the Security Agreement, dated as of December 20, 2012, by and among the Grantors party thereto and the Notes Agent, as the same may be amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Note Security Documents” means any agreement, document or instrument pursuant to which a Lien is granted securing any Note Obligations or under which rights or remedies with respect to such Liens are governed, including the Note Security Agreement, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions of this Agreement.

“Noteholders” means the “Holders” as defined in the Indenture.

“Notes” means, collectively, (a) the Initial Notes or (b) any Additional Notes (as defined in the Indenture). Any reference to the Notes hereunder shall be deemed a reference to any Notes then in existence.

“Notes Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts from time to time owing by any Grantor to any agent or trustee (including any Agent), the ABL Claimholders, the First Lien Claimholders or any of them or their respective Affiliates, arising from or in connection with the ABL Loan Documents, the First Lien Documents or Bank Products, whether for principal, interest or payments for early termination, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Grantors.

“Permitted Refinancing Agreements” means, with respect to any of the ABL Credit Agreement, the Notes or any Additional First Lien Agreement, as applicable, any credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to increase, replace (whether upon or after termination or otherwise), refinance or refund in whole or in part the Obligations outstanding under the ABL Credit Agreement, the Notes or any Additional First Lien Agreement, whether or not such increase, replacement, refinancing or refunding occurs (i) with the original parties thereto, (ii) on

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one or more separate occasions or (iii) simultaneously or not with the termination or repayment of the ABL Credit Agreement, the Notes or any Additional First Lien Agreement or any other agreement or instrument referred to in this clause, unless such agreement or instrument expressly provides that it is not intended to be and is not a Permitted Refinancing Agreement, as such financing documentation may be amended, restated, supplemented or otherwise modified from time to time and that would not be prohibited by Section 5.3(c) or Section 5.3(d), as applicable.

“Permitted Secured Bank Product Debt” means Bank Product Debt and those certain obligations in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services secured by the Collateral pursuant to the First Lien Documents.

“Permitted Secured Bank Product Debt Provider” means any Bank Product Provider and any Person that provides any Permitted Secured Bank Product Debt (other than Bank Products) to any Grantor in accordance with the First Lien Documents (provided that no Person shall, with respect to any Permitted Secured Bank Product Debt, be at any time a Permitted Secured Bank Product Debt Provider hereunder with respect to more than one Series of Obligations).

“Permitted Secured Hedge Obligations” means those certain obligations in respect of swaps, hedges and similar instruments secured by the Collateral pursuant to the ABL Loan Documents or the First Lien Documents, as applicable.

“Permitted Secured Hedge Obligations Provider” means any Person that provides any Permitted Secured Hedge Obligations to any Grantor in accordance with the ABL Loan Documents or First Lien Documents, as applicable (provided that no Person shall, with respect to any Permitted Secured Hedge Obligations, be at any time a Permitted Secured Hedge Obligations Provider hereunder with respect to more than one Series of Obligations).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“Proceeds” means all “proceeds” (as defined in Article 9 of the UCC), including any payment or property received on account of any claim secured by Collateral in any Insolvency or Liquidation Proceeding.

“Records” means all present and future “records” (as defined in Article 9 of the UCC).

“Recovery” has the meaning set forth in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness, in any case in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

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“Secured Parties” means the ABL Claimholders, the Cash Flow Credit Claimholders, the Note Claimholders and the Additional First Lien Claimholders.

“Security” means all present and future “Securities” (as defined in Article 9 of the UCC).

“Security Entitlements” means all present and future “security entitlements” (as defined in Article 9 of the UCC).

“Securities Accounts” means all present and future “securities accounts” (as defined in Article 8 of the UCC), including all monies, “uncertificated securities,” and “securities entitlements” (as defined in Article 8 of the UCC) contained therein.

“Series” means (a) with respect to the First Lien Claimholders, each of the Cash Flow Credit Claimholders (in their capacity as such), the Notes Claimholders (in their capacity as such) and the Additional First Lien Claimholders that become subject to this Agreement that are represented by a common Additional First Lien Agent (in its capacity as such for the Additional First Lien Claimholders), and (b) with respect to any Obligations, the Note Obligations and the Additional First Lien Obligations which pursuant to any Joinder, are to be represented by a common Additional First Lien Agent (in its capacity as such for the Additional First Lien Claimholders).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Supporting Obligations” means all present and future “supporting obligations” (as defined in Article 9 of the UCC).

“UCC” means the Uniform Commercial Code (or any similar equivalent legislation) as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Agents’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Use Period” means, with respect to the First Lien Priority Collateral, the period, after the commencement of an Enforcement Period by the ABL Agent, which begins on the earlier of (a) the day on which the ABL Agent provides each First Lien Agent with an Enforcement Notice

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and (b) the fifth Business Day after the Applicable First Lien Agent provides the ABL Agent with notice that the Applicable First Lien Agent (or its agent) has obtained possession or control of such Collateral and ends on the earliest of (i) the 180th day after the date (the “Initial Use Date”) on which the ABL Agent, or its designee, initially obtains the ability to take physical possession of, remove, or otherwise control physical access to, or actually uses, such First Lien Priority Collateral plus such number of days, if any, after the Initial Use Date that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to such First Lien Priority Collateral and (ii) the termination of such Enforcement Period.

1.2. Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections or Articles shall be construed to refer to Sections or Articles of this Agreement;

(e) all uncapitalized terms have the meanings, if any, given to them in the UCC, as now or hereafter enacted in the State of New York (unless otherwise specifically defined herein);

(f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(g) any reference herein to a Person in a particular capacity or capacities excludes such Person in any other capacity or individually;

(h) any reference herein to any law shall be construed to refer to such law as amended, modified, codified, replaced, or re-enacted, in whole or in part, and in effect on the pertinent date; and

(i) in the compilation of periods of time hereunder from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to, but not through or including.”

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II.

LIEN PRIORITIES.

2.1. Relative Priorities. Irrespective of the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the First Lien Obligations granted on the Collateral or of any Liens securing the ABL Obligations granted on the Collateral (including, in each case, irrespective of whether any such Lien is granted (or secures Obligations relating to the period) before or after the commencement of any Insolvency or Liquidation Proceeding) and notwithstanding any provision of any UCC, or any other applicable law, or the ABL Loan Documents or the First Lien Documents, the ABL Agent, on behalf of the ABL Claimholders, the Credit Agreement Agent, on behalf of the Cash Flow Credit Claimholders, the Notes Agent, on behalf of the Note Claimholders, and any Additional First Lien Agent, on behalf of any Additional First Lien Claimholders, hereby agree that:

(a) any Lien of the ABL Agent on the ABL Priority Collateral securing the ABL Obligations, whether such Lien is now or hereafter held by or on behalf of the ABL Agent or any other ABL Claimholder or any other agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any First Lien Obligations; and

(b) any Lien of the First Lien Agents on the First Lien Priority Collateral securing the First Lien Obligations, whether such Lien is now or hereafter held by or on behalf of the First Lien Agents, any other First Lien Claimholder or any other agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the First Lien Priority Collateral securing any ABL Obligations.

2.2. Prohibition on Contesting Liens. Each of the Credit Agreement Agent, on behalf of each Cash Flow Credit Claimholder, the Notes Agent, on behalf of each Note Claimholder, the ABL Agent, on behalf of each ABL Claimholder, and any Additional First Lien Agent, on behalf of each Additional First Lien Claimholder, consents to the granting of Liens in favor of the other to secure the ABL Obligations and the First Lien Obligations, as applicable, and agrees that no Claimholder will be entitled to, and it will not (and shall be deemed to have irrevocably, absolutely, and unconditionally waived any right to), contest (directly or indirectly) or support (directly or indirectly) any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding): (a) the attachment, perfection, priority, validity or enforceability of any Lien in the Collateral held by or on behalf of any of the ABL Claimholders to secure the payment of the ABL Obligations or any of the First Lien Claimholders to secure the payment of the First Lien Obligations, (b) the priority, validity or enforceability of the ABL Obligations or the First Lien Obligations, including the allowability or priority of the First Lien Obligations or the ABL Obligations, as applicable, in any Insolvency or Liquidation Proceeding, or (c) the validity or enforceability of the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the ABL Agent, on behalf of the ABL Claimholders, the Credit Agreement Agent, on behalf of each Cash Flow Credit Claimholder, the Notes Agent, on behalf of the Note Claimholders, or any Additional First Lien Agent, on behalf of any Additional First Lien Claimholders, to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Obligations as provided in Sections 2.1, 3.1, 3.2 and 6.1.

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III.

EXERCISE OF REMEDIES; ENFORCEMENT.

3.1. Restrictions on the First Lien Agent and the First Lien Claimholders.

(a) Until the Discharge of ABL Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the First Lien Agents and the other First Lien Claimholders:

(i) will not exercise or seek to exercise (but instead shall be deemed to have hereby irrevocably, absolutely and unconditionally waived for the duration of the First Lien Standstill Period), any rights, powers, or remedies with respect to any ABL Priority Collateral (including (A) any right of set-off or any right under any Account Agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the First Lien Agents or any First Lien Claimholder is a party, (B) any right to undertake self-help re-possession or non-judicial disposition of any ABL Priority Collateral (including any partial or complete strict foreclosure), and/or (C) any right to institute, prosecute, or otherwise maintain any action or proceeding with respect to such rights, powers or remedies (including any action of foreclosure)); provided, however, that the Applicable First Lien Agent may exercise any or all of such rights, powers, or remedies after a period of at least 180 days has elapsed since the later of: (i) the date on which a First Lien Agent declared the existence of a First Lien Default, accelerated (to the extent such amount was not already due and owing) the payment of the principal amount of all First Lien Obligations of such First Lien Agent, and demanded payment thereof and (ii) the date on which the ABL Agent received the Enforcement Notice from the Applicable First Lien Agent; provided, further, however, that neither the First Lien Agents nor any other First Lien Claimholder shall exercise any rights or remedies with respect to the ABL Priority Collateral if, notwithstanding the expiration of such 180-day period, the ABL Agent or the other ABL Claimholders (A) shall have commenced, whether before or after the expiration of such 180-day period, and be diligently pursuing the exercise of their rights, powers, or remedies with respect to all or any material portion of the ABL Collateral (prompt written notice of such exercise to be given to the Credit Agreement Agent, the Notes Agent and any Additional First Lien Agent), or (B) shall have been stayed by operation of law or any court order from pursuing any such exercise of remedies (the period during which the First Lien Agents and the other First Lien Claimholders may not pursuant to this Section 3.1(a)(i) exercise any rights, powers, or remedies with respect to the ABL Priority Collateral, the “First Lien Standstill Period”);

(ii) will not, directly or indirectly, contest, protest or object to or hinder any judicial or non-judicial foreclosure proceeding or action (including any partial or complete strict foreclosure) brought by the ABL Agent or any other ABL Claimholder relating to the ABL Priority Collateral or any other exercise by the ABL Agent or any other ABL Claimholder of any other rights, powers and remedies relating to the ABL Priority Collateral, including any sale, lease, exchange, transfer, or other disposition of the ABL Priority Collateral, whether under the ABL Loan Documents, applicable law, or otherwise;

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(iii) subject to their rights under clause (a)(i) above (and under clause (vi) of Section 3.1(c)), will not object to the forbearance by the ABL Agent or the ABL Claimholders from bringing or pursuing any Enforcement with respect to the ABL Priority Collateral;

(iv) except as may be permitted in Section 3.1(c), irrevocably, absolutely, and unconditionally waive any and all rights the First Lien Agents or the First Lien Claimholders may have as a junior lien creditor or otherwise to object (and seek or be awarded any relief of any nature whatsoever based on any such objection) to the manner in which the ABL Agent or the ABL Claimholders (A) enforce or collect (or attempt to collect) the ABL Obligations or (B) realize or seek to realize upon or otherwise enforce the Liens in and to the ABL Priority Collateral securing the ABL Obligations, regardless of whether any action or failure to act by or on behalf of the ABL Agent or ABL Claimholders is adverse to the interest of the First Lien Agents or the First Lien Claimholders. Without limiting the generality of the foregoing, the First Lien Claimholders shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right to object (and seek or be awarded any relief of any nature whatsoever based on any such objection), at any time prior or subsequent to any disposition of any of the ABL Priority Collateral, on the ground(s) that any such disposition of ABL Priority Collateral (x) would not be or was not “commercially reasonable” within the meaning of any applicable UCC and/or (y) would not or did not comply with any other requirement under any applicable UCC or under any other applicable law governing the manner in which a secured creditor (including one with a Lien on real property) is to realize on its collateral; and

(v) subject to Section 3.1(a) and (c), acknowledge and agree that no covenant, agreement or restriction contained in the First Lien Security Documents or any other First Lien Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the ABL Agent or the ABL Claimholders with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Loan Documents;

provided, however, that, in the case of (i), (ii) and (iii) above, the Liens granted to secure the First Lien Obligations of the First Lien Claimholders shall attach to any Proceeds resulting from actions taken by the ABL Agent or any ABL Claimholder with respect to the ABL Priority Collateral in accordance with this Agreement after application of such Proceeds to the extent necessary to meet the requirements of a Discharge of ABL Obligations.

(b) Until the Discharge of ABL Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the ABL Agent and the other ABL Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary Dispositions of ABL Priority Collateral by the respective Grantors after an ABL Default) make determinations regarding the release, disposition, or restrictions with respect to the ABL Priority Collateral without any consultation with or the consent of the First Lien Agents or any First Lien

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Claimholder; provided, however, that the Lien securing the First Lien Obligations shall remain on the Proceeds (other than those properly applied to the ABL Obligations in accordance with Section 4.1) of such ABL Priority Collateral released or disposed of subject to the relative priorities described in Section 2.1. In exercising rights, powers, and remedies with respect to the ABL Priority Collateral, the ABL Agent and the ABL Claimholders may enforce the provisions of the ABL Loan Documents and exercise rights, powers, and/or remedies thereunder and/or under applicable law or otherwise, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding anything to the contrary contained herein, the First Lien Agents and any First Lien Claimholder may:

(i) file a claim or statement of interest with respect to the First Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Claimholders to exercise rights, powers, and/or remedies in respect thereof, including those under Article VI) in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the ABL Priority Collateral;

(iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the First Lien Claimholders, including any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the First Lien Priority Collateral;

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a

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violation of the terms of this Agreement, and the ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn;

(vi) exercise any of the rights, powers and/or remedies with respect to any of the ABL Priority Collateral after the termination of the First Lien Standstill Period to the extent permitted by Section 3.1(a)(i); and

(vii) take any action described in clauses (iii), (vi) and (viii) of the definition of “Enforcement.”

The First Lien Agents, on behalf of their respective First Lien Claimholders, agree that no First Lien Claimholder will take or receive any ABL Priority Collateral (including Proceeds) in connection with the exercise of any right or remedy (including set-off) with respect to ABL Priority Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in Sections 3.1(a)(i) and 6.7 and clause (vi) of Section 3.1(c), the sole right of the First Lien Agents and the First Lien Claimholders with respect to the ABL Priority Collateral is to hold a Lien on such Collateral pursuant to the First Lien Security Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, in accordance with Section 4.1.

(d) Except as otherwise specifically set forth in Sections 3.1(a), 3.4 and 3.5 and Article VI, the First Lien Agents and the First Lien Claimholders may exercise rights and remedies as unsecured creditors against any Grantor and may exercise rights and remedies with respect to the First Lien Priority Collateral, in each case, in accordance with the terms of the First Lien Documents and applicable law; provided, however, that in the event that any First Lien Agent or any First Lien Claimholder becomes a judgment Lien creditor in respect of ABL Priority Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the First Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the ABL Obligations) as the other Liens securing the First Lien Obligations are subject to this Agreement.

(e) Except as provided in Section 5.3(d), nothing in this Agreement shall prohibit the receipt by any First Lien Agent or any other First Lien Claimholders of the required payments of interest, principal and other amounts owed in respect of the First Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by such First Lien Agent or any First Lien Claimholders of rights or remedies as a secured creditor (including set-off) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the ABL Agent or the ABL Claimholders may have against the Grantors under the ABL Loan Documents.

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3.2. Restrictions on the ABL Agent and ABL Claimholders.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, subject to the limited extent provided in Article VI, the ABL Agent and the other ABL Claimholders:

(i) will not exercise or seek to exercise (but instead shall be deemed to have hereby irrevocably, absolutely and unconditionally waived for the duration of the ABL Standstill Period) any rights, powers, or remedies with respect to any First Lien Priority Collateral (including (A) any right of set-off or any right under any Account Agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the ABL Agent or any ABL Claimholder is a party, (B) any right to undertake self-help repossession or nonjudicial disposition of any First Lien Priority Collateral (including any partial or complete strict foreclosure), or (C) any right to institute, prosecute or otherwise maintain any action or proceeding with respect to such rights, powers, or remedies (including any action of foreclosure)); provided, however, that the ABL Agent may exercise any or all of such rights, powers, or remedies after a period of at least 180 days has elapsed since the later of: (i) the date on which the ABL Agent declared the existence of an ABL Default, accelerated (to the extent such amount was not already due and owing) the payment of the principal amount of all ABL Obligations, and demanded payment thereof and (ii) the date on which each First Lien Agent received the Enforcement Notice from the ABL Agent relating to such action; provided, further, however, that neither the ABL Agent nor the other ABL Claimholders shall exercise any rights or remedies with respect to the First Lien Priority Collateral if, notwithstanding the expiration of such 180-day period, any First Lien Agent or the First Lien Claimholders (A) shall have commenced, whether before or after the expiration of such 180-day period, and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of such First Lien Priority Collateral (prompt written notice of such exercise to be given to the ABL Agent) or (B) shall have been stayed by operation of law or by any court order from pursuing any such exercise of remedies (the period during which the ABL Agent and the other ABL Claimholders may not pursuant to this Section 3.2(a)(i) exercise any rights or remedies with respect to the First Lien Priority Collateral, the “ABL Standstill Period”); provided, finally, however, that the ABL Agent, independent in all respects of the preceding provisos, may exercise the rights provided for in Section 3.3 (with respect to any Access Period) and Section 3.4 (with respect to any Access Period or Use Period);

(ii) will not, directly or indirectly, contest, protest or object to or hinder any judicial or non-judicial foreclosure proceeding or action (including any partial or complete strict foreclosure) brought by any First Lien Agent or any other First Lien Claimholder relating to the First Lien Priority Collateral or any other exercise by any First Lien Agent or any other First Lien Claimholder of any rights, powers and remedies relating to the First Lien Priority Collateral, including any sale, lease, exchange, transfer, or other disposition of the First Lien Priority Collateral, whether under the First Lien Documents, applicable law, or otherwise, subject in each case to the First Lien Agents’ and the other First Lien Claimholders’ obligations under Sections 3.3, 3.4 and 3.5;

(iii) subject to Section 3.2(c), will not object to the forbearance by any First Lien Agent or the First Lien Claimholders from bringing or pursuing any Enforcement with respect to the First Lien Priority Collateral;

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(iv) subject to Sections 3.2(c), 3.3, 3.4, and 3.5, irrevocably, absolutely and unconditionally waive any and all rights the ABL Agent and ABL Claimholders may have as a junior lien creditor or otherwise to object (and seek or be awarded any relief of any nature whatsoever based on any such objection) to the manner in which any First Lien Agent or the First Lien Claimholders (a) enforce or collect (or attempt to collect) the First Lien Obligations or (b) realize or seek to realize upon or otherwise enforce the Liens in and to the First Lien Priority Collateral securing the First Lien Obligations, regardless of whether any action or failure to act by or on behalf of the First Lien Agents or First Lien Claimholders is adverse to the interest of the ABL Claimholders. Without limiting the generality of the foregoing, the ABL Claimholders shall be deemed to have hereby irrevocably, absolutely and unconditionally waived any right to object (and seek or be awarded any relief of any nature whatsoever based on any such objection), at any time prior to or subsequent to any disposition of any First Lien Priority Collateral, on the ground(s) that any such disposition of First Lien Priority Collateral (a) would not be or was not “commercially reasonable” within the meaning of any applicable UCC and/or (b) would not or did not comply with any other requirement under any applicable UCC or under any other applicable law governing the manner in which a secured creditor (including one with a Lien on real property) is to realize on its collateral; and

(v) subject to Sections 3.2(a) and (c) and Sections 3.3, 3.4, and 3.5, acknowledge and agree that no covenant, agreement or restriction contained in the ABL Security Documents or any other ABL Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the First Lien Agents or the First Lien Claimholders with respect to the First Lien Priority Collateral as set forth in this Agreement and the First Lien Documents;

provided, however, that in the case of (i), (ii) and (iii) above, the Liens granted to secure the ABL Obligations of the ABL Claimholders shall attach to any Proceeds resulting from actions taken by the First Lien Agents or any First Lien Claimholder with respect to the First Lien Priority Collateral in accordance with this Agreement after application of such Proceeds to the extent necessary to meet the requirements of a Discharge of First Lien Obligations.

(b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the First Lien Agents and the First Lien Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make, in connection therewith (including voluntary Dispositions of First Lien Priority Collateral by the respective Grantors after a First Lien Default) determinations regarding the release, disposition, or restrictions with respect to the First Lien Priority Collateral without any consultation with or the consent of the ABL Agent or any ABL Claimholder subject to the First Lien Agents’ and the First Lien Claimholders’ obligations under Sections 3.3, 3.4 and 3.5; provided, however, that the Lien securing the ABL Obligations shall remain on the Proceeds (other than those properly applied to the First Lien Obligations in accordance with the First Lien Documents) of such First Lien Priority Collateral released or disposed of subject to the relative priorities described in Section 2.1. In exercising rights and remedies with respect to the First Lien Priority Collateral, the First Lien Agents and the First Lien Claimholders may enforce the provisions of the First Lien Documents and exercise remedies thereunder, all in such order and in such manner as they

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may determine in the exercise of their sole discretion subject to the First Lien Agents’ and the First Lien Claimholders’ obligations under Sections 3.3, 3.4 and 3.5. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the First Lien Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding anything to the contrary contained herein, the ABL Agent and any ABL Claimholder may:

(i) file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the First Lien Priority Collateral, or the rights of the First Lien Agents or any of the First Lien Claimholders to exercise rights, powers and/or remedies in respect thereof, including those under Article VI) in order to create, perfect, preserve or protect (but, subject to the provisions of Sections 3.3, 3.4 and 3.5, not enforce) its Lien on any of the First Lien Priority Collateral;

(iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Claimholders, including any claims secured by the First Lien Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral;

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and, accordingly, a violation of the terms of this Agreement, and each First Lien Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn;

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(vi) exercise any of its rights, powers, and/or remedies with respect to any of the First Lien Priority Collateral to the extent permitted by Sections 3.2(a)(i), 3.3, and 3.4; and

(vii) take any action described in clauses (i) through (viii) of the definition of “Enforcement.”

The ABL Agent, on behalf of the ABL Claimholders, agrees that no ABL Claimholder will take or receive any First Lien Priority Collateral (including Proceeds) in connection with the exercise of any right or remedy (including set-off) with respect to any First Lien Priority Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.2(a)(i), 3.3, 3.4 and 3.5 and clause (vi) of this Section 3.2(c), the sole right of the ABL Agent and the ABL Claimholders with respect to the First Lien Priority Collateral is to hold a Lien on such Collateral pursuant to the ABL Security Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, in accordance with Section 4.1.

(d) Except as otherwise specifically set forth in Sections 3.2(a) and 3.5 and Article VI, the ABL Agent and the ABL Claimholders may exercise rights and remedies as unsecured creditors against any Grantor and may exercise rights and remedies with respect to the ABL Priority Collateral, in each case, in accordance with the terms of the ABL Loan Documents and applicable law; provided, however, that in the event that any the ABL Agent or ABL Claimholder becomes a judgment Lien creditor in respect of First Lien Priority Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the ABL Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the ABL Obligations are subject to this Agreement.

(e) Except as provided in Section 5.3(c), nothing in this Agreement shall prohibit the receipt by the ABL Agent or any ABL Claimholders of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any ABL Claimholders of rights or remedies as a secured creditor (including set-off) with respect to First Lien Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Agents or the First Lien Claimholders may have against the Grantors under the First Lien Documents.

3.3. Collateral Access Rights.

(a) The ABL Agent and each First Lien Agent agree not to commence Enforcement or Going Out of Business Sale until an Enforcement Notice has been given to the other Agents. Subject to the provisions of Sections 3.1 and 3.2, any Agent may join in any judicial proceedings commenced by any other Agent to enforce Liens on the Collateral, provided that no Agent, nor the other ABL Claimholders or the other First Lien Claimholders, as applicable, shall interfere with the Enforcement actions of the other with respect to Collateral in which such party has the priority Lien in accordance with Section 2.1 and Section 2.2.

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(b) If the Applicable First Lien Agent, or any agent or representative of the Applicable First Lien Agent, or any receiver, shall, after any First Lien Default, obtain possession or physical control of any of the Mortgaged Premises, the Applicable First Lien Agent shall promptly notify the ABL Agent in writing of that fact, and the ABL Agent shall, within ten (10) Business Days thereafter, notify the Applicable First Lien Agent in writing as to whether the ABL Agent desires to exercise access rights under this Agreement. In addition, if the ABL Agent, or any agent or representative or the ABL Agent, or any receiver, shall obtain possession or physical control of any of the Mortgaged Premises or any of the tangible First Lien Priority Collateral located on any premises other than a Mortgaged Premises or control over any intangible First Lien Priority Collateral, following the delivery to the Applicable First Lien Agent of an Enforcement Notice, then the ABL Agent shall promptly notify the Applicable First Lien Agent in writing that the ABL Agent is exercising its access rights under this Agreement and its rights under Section 3.4 under either circumstance. Upon delivery of such notice by the ABL Agent to the Applicable First Lien Agent, the parties shall confer in good faith to coordinate with respect to the ABL Agent’s exercise of such access rights. Consistent with the definition of “Access Period,” access rights will apply to differing parcels of Mortgaged Premises at differing times, in which case, a differing Access Period will apply to each such property.

(c) During any pertinent Access Period, the ABL Agent and the Company and their Subsidiaries, with the consent of the ABL Agent in connection with a Going Out of Business Sale, and their agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a rent-free right to use, the First Lien Priority Collateral for the purpose of (i) arranging for and effecting the sale or disposition of ABL Priority Collateral located on such parcel, including the production, completion, packaging and other preparation of such ABL Priority Collateral for sale or disposition, (ii) selling (by public auction, private sale or a “store closing”, Going Out of Business Sale or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any Grantor’s business), (iii) storing or otherwise dealing with the ABL Priority Collateral, in each case without notice to, the involvement of or interference by the First Lien Agents or any First Lien Claimholder or liability to the First Lien Agents or any First Lien Claimholder. During any such Access Period, the ABL Agent and its representatives (and persons employed on their behalf), may continue to operate, service, maintain, process and sell the ABL Priority Collateral, as well as to engage in bulk sales of ABL Priority Collateral. The ABL Agent shall take proper and reasonable care under the circumstances of any First Lien Priority Collateral that is used by the ABL Agent during the Access Period and repair and replace any damage (ordinary wear-and-tear excepted) caused by the ABL Agent or its agents, representatives or designees and the ABL Agent shall comply with all applicable laws in all material respects in connection with its use or occupancy of the First Lien Priority Collateral. The ABL Agent and the ABL Claimholders shall reimburse the First Lien Agents and the First Lien Claimholders for any injury or damage to Persons or property (ordinary wear-and-tear excepted) caused by the acts or omissions of Persons under its control; provided, however, that the ABL Agent and the ABL Claimholders will not be liable for any diminution in the value of the Mortgaged Premises caused by the absence of the ABL Priority Collateral therefrom. In no

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event shall the ABL Claimholders or the ABL Agent have any liability to the First Lien Claimholders and/or to the First Lien Agents hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the First Lien Priority Collateral existing prior to the date of the exercise by the ABL Agent) of its rights under this Agreement. The ABL Agent and the First Lien Agents shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of First Lien Agents to show the First Lien Priority Collateral to prospective purchasers and to ready the First Lien Priority Collateral for sale.

(d) Consistent with the definition of the term “Access Period,” if any order or injunction is issued or stay is granted or is otherwise effective by operation of law that prohibits the ABL Agent from exercising any of its rights hereunder, then the Access Period granted to the ABL Agent under this Section 3.3 shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining in the applicable Access Period or Use Period, as the case may be. The First Lien Agents shall not foreclose or otherwise sell or dispose of any of the First Lien Priority Collateral during the Access Period or Use Period, as applicable, unless the buyer agrees in writing to acquire the First Lien Priority Collateral subject to the terms of Section 3.3 and Section 3.4 of this Agreement and agrees therein to comply with the terms of this Section 3.3. The rights of ABL Agent and the ABL Claimholders under this Section 3.3 and Section 3.4 during the Access Period or Use Period shall continue notwithstanding such foreclosure, sale or other disposition by the First Lien Agents.

(e) The ABL Agent and the ABL Claimholders shall have the right to bring an action to enforce their rights under this Section 3.3 and Section 3.4, including, without limitation, an action seeking possession of the applicable ABL Priority Collateral and/or specific performance of this Section 3.3 and Section 3.4.

3.4. First Lien Priority Collateral Rights/Access to Information. For the purposes of enabling the ABL Agent to exercise rights and remedies under this Agreement during the Enforcement Period, the First Lien Agents and each Grantor hereby grants (to the full extent of their respective rights and interests) the ABL Agent and its agents, representatives and designees an irrevocable, non-exclusive, royalty-free, rent-free license and lease (which will be binding on any successor or assignee of any First Lien Priority Collateral) to use all of the First Lien Priority Collateral to collect all Accounts included in ABL Priority Collateral, to copy, use, or preserve any and all information relating to any of the ABL Priority Collateral, and to complete the manufacture, packaging, advertising for sale and sale of (i) work-in-process, (ii) raw materials and (iii) complete inventory; provided, however, the royalty-free, rent-free license and lease with respect to the applicable First Lien Priority Collateral, shall immediately expire upon the end of (1) the Access Period applicable to such First Lien Priority Collateral located on any Mortgaged Premises and (2) the applicable Use Period with respect to any First Lien Priority Collateral not located on any Mortgaged Premises; provided, further, that such expiration shall be without prejudice to the sale or other disposition of the ABL Priority Collateral in accordance with applicable law.

3.5. Set-Off and Tracing of and Priorities in Proceeds. Each First Lien Agent, on behalf of their respective First Lien Claimholders, acknowledges and agrees that, to the extent

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such First Lien Agent or any such First Lien Claimholder exercises its rights of set-off against any ABL Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1. The ABL Agent, on behalf of the ABL Claimholders, acknowledges and agrees that, to the extent the ABL Agent or any ABL Claimholder exercises its rights of set-off against any First Lien Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1. The ABL Agent, for itself and on behalf of the ABL Claimholders, the Credit Agreement Agent, on behalf of each Cash Flow Credit Claimholder, the Notes Agent, for itself and on behalf of the Note Claimholders, and each Additional First Lien Agent, on behalf of its respective Additional First Lien Claimholders, further agree that prior to an issuance of an Enforcement Notice or the commencement of any Insolvency or Liquidation Proceeding, any Proceeds of Collateral, whether or not deposited under Account Agreements, which are used by any Grantor to acquire other property which is Collateral shall not (solely as between the Agents, the ABL Claimholders and the First Lien Claimholders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. In addition, unless and until the Discharge of ABL Obligations occurs, subject to Section 4.2, each First Lien Agent and the First Lien Claimholders each hereby consents to the application, prior to the receipt by the ABL Agent of an Enforcement Notice issued by the Applicable First Lien Agent, of cash or other Proceeds of Collateral, deposited under Account Agreements to the repayment of ABL Obligations pursuant to the ABL Loan Documents.

IV.

PAYMENTS.

4.1. Application of Proceeds.

(a) So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, all ABL Priority Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such ABL Priority Collateral as a result of the exercise of remedies or other Enforcement or Going Out of Business Sale by any Agent or any ABL Claimholders or First Lien Claimholders, shall be delivered to the ABL Agent and shall be applied or further distributed by the ABL Agent to or on account of the ABL Obligations in such order, if any, as specified in the relevant ABL Loan Documents or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Applicable First Lien Agent any ABL Priority Collateral and Proceeds of ABL Priority Collateral received or delivered to it pursuant to the preceding sentence, in the same form as received, with any necessary endorsements, to be applied by the First Lien Agents to the First Lien Obligations in such order as specified in the First Lien Security Documents or as a court of competent jurisdiction may otherwise direct.

(b) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, all First Lien Priority Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such First Lien Priority Collateral as a result of the exercise of remedies or other Enforcement by any Agent or any First Lien Claimholders or ABL Claimholders, shall be delivered to the Applicable First Lien Agent and shall be applied by the First Lien Agents to the First Lien Obligations in such order as specified in the relevant First

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Lien Documents or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of First Lien Obligations, the Applicable First Lien Agent shall deliver to the ABL Agent any First Lien Priority Collateral and Proceeds of First Lien Priority Collateral received or delivered to it pursuant to the preceding sentence, in the same form as received, with any necessary endorsements to be applied by the ABL Agent to the ABL Obligations in such order as specified in the ABL Security Documents or as a court of competent jurisdiction may otherwise direct.

4.2. Payments Over in Violation of Agreement. So long as neither the Discharge of ABL Obligations nor the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, any Collateral received by any Agent or any First Lien Claimholders or ABL Claimholders in connection with the exercise of any right, power, or remedy (including set-off) relating to the Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the appropriate Agent for the benefit of the First Lien Claimholders or the ABL Claimholders, as applicable, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Each Agent is hereby authorized by the other Agent to make any such endorsements as agent for the other Agent or any First Lien Claimholders or ABL Claimholders, as applicable. This authorization is coupled with an interest and is irrevocable until the Discharge of ABL Obligations and Discharge of First Lien Obligations.

4.3. Application of Payments. Subject to the other terms of this Agreement, all payments received by (a) the ABL Agent or the ABL Claimholders may be applied, reversed and reapplied, in whole or in part, to the ABL Obligations to the extent provided for in the ABL Loan Documents and (b) the First Lien Agents or the First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to the First Lien Obligations to the extent provided for in the First Lien Documents.

4.4. Revolving Nature of ABL Obligations. The Credit Agreement Agent, on behalf of the Cash Flow Credit Claimholders, the Notes Agent, on behalf of the Note Claimholders, and the Additional First Lien Agent, on behalf of the Additional First Lien Claimholders, acknowledges and agrees that the ABL Credit Agreement includes a revolving commitment and that the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed.

4.5. Revolving Nature of Cash Flow Credit Obligations. The ABL Agent, on behalf of the ABL Claimholders, the Notes Agent, on behalf of the Note Claimholders, and the Additional First Lien Agent, on behalf of the Additional First Lien Claimholders, acknowledges and agrees that the Cash Flow Credit Agreement may include a revolving commitment and that the amount of the Cash Flow Credit Obligations that may be outstanding at any time or from time to time under such commitment may be increased or reduced and subsequently reborrowed.

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V.

OTHER AGREEMENTS.

5.1. Releases.

(a) (i) If, in connection with (A) any exercise of remedies or Enforcement (including as provided for in Section 3.1(b) or Section 6.8(a)) or any Going Out of Business Sale, or (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then not prohibited by the ABL Loan Documents (or is consented to by the requisite ABL Lenders) or by the First Lien Documents (or is consented to by the requisite Cash Flow Credit Claimholders, the requisite Noteholders and the requisite holders of any Additional First Lien Obligations), irrespective of whether an ABL Default has occurred and is continuing, the ABL Agent, on behalf of any of the ABL Claimholders, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of the Credit Agreement Agent, for the benefit of the Cash Flow Credit Claimholders, the Notes Agent, for the benefit of the Note Claimholders, and each Additional First Lien Agent, for the benefit of the respective Additional First Lien Claimholders, on the ABL Priority Collateral sold or disposed of in connection therewith, shall be automatically, unconditionally and simultaneously released; provided that, to the extent the Proceeds of such ABL Priority Collateral are not applied to reduce ABL Obligations, each First Lien Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. The Credit Agreement Agent, on behalf of the Cash Flow Credit Claimholders, the Notes Agent, on behalf of the Note Claimholders (and without the consent of any Note Claimholders), and each Additional First Lien Agent, on behalf of the Additional First Lien Claimholders, promptly shall execute and deliver to the ABL Agent or such Grantor such termination statements, releases and other documents as the ABL Agent or such Grantor may request in writing to effectively confirm such release.

(ii) If, in connection with (A) any exercise of remedies or Enforcement (including as provided for in Sections 3.2(b) or Section 6.8(b)), or (B) any sale, transfer or other disposition of all or any portion of the First Lien Priority Collateral, so long as such sale, transfer or other disposition is then not prohibited by the First Lien Documents (or is consented to by the requisite Cash Flow Credit Claimholders, by the requisite Noteholders and the requisite holders of any Additional First Lien Obligations) or by the ABL Loan Documents (or is consented to by the requisite ABL Lenders), irrespective of whether a First Lien Default has occurred and is continuing, a First Lien Agent, on behalf of any of its respective First Lien Claimholders, releases any of its Liens on any part of the First Lien Priority Collateral, then the Liens, if any, of the ABL Agent, for the benefit of the ABL Claimholders, on the First Lien Priority Collateral sold or disposed of in connection therewith, shall be automatically, unconditionally and simultaneously released; provided that the provisions of Section 3.3, 3.4 and 3.5 shall continue, to the extent such Sections are applicable at the time of such sale, transfer or other disposition; provided, further that, to the extent the Proceeds of such First Lien Priority Collateral are not applied to reduce First Lien Obligations, the ABL Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. The ABL Agent, on behalf of the ABL Claimholders, promptly shall execute and deliver to each applicable First Lien Agent or such Grantor such termination statements, releases and other documents as such First Lien Agent or such Grantor may reasonably request to effectively confirm such release.

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(b) Until the Discharge of ABL Obligations and Discharge of First Lien Obligations shall occur, the ABL Agent, on behalf of the ABL Claimholders, and each First Lien Agent, on behalf of their respective First Lien Claimholders, as applicable, hereby irrevocably constitutes and appoints the other Agent and any officer or agent of the other Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the other Agent or such holder or in the Agent’s own name, from time to time in such Agent’s discretion exercised in good faith, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

(c) Until the Discharge of ABL Obligations and Discharge of First Lien Obligations shall occur, to the extent that the Agents or the ABL Claimholders or the First Lien Claimholders have released any Lien on Collateral and such Lien is later reinstated, the Grantors shall grant a Lien on any such Collateral, subject to the Lien priority provisions of this Agreement, to the other Agents, for the benefit of the ABL Claimholders or First Lien Claimholders, as applicable.

(d) Notwithstanding anything to the contrary in this Agreement, to the extent in the Company’s or any other Grantor’s discretion any security interest is granted on any additional assets in favor of any First Lien Agent for the benefit of the First Lien Claimholders, including the grant of a security interest in the Pledged Collateral pursuant to Section 5.4(a) (it being understood and agreed by the Grantors and the First Lien Agents, on behalf of the First Lien Claimholders, that the grant of a security interest on any such asset shall be effective under Section 5.4(a) hereof notwithstanding that the First Lien Documents may exclude such assets from the First Lien Collateral), which are not required at any time following the Discharge of ABL Obligations to secure the First Lien Obligations on a junior priority basis to the security interests granted to secure the ABL Obligations prior to the Discharge of ABL Obligations, such as Deposit Accounts and Securities Accounts, then to the extent the security interests on such assets to secure the ABL Obligations are released by the ABL Agent and the ABL Claimholders, such assets shall not be required to be subject to security interests in favor of any First Lien Agent for the benefit of the First Lien Claimholders.

5.2. Insurance.

(a) Unless and until the Discharge of ABL Obligations and subject to the terms of, and the rights of the Grantors under, the ABL Loan Documents, the ABL Agent, on behalf of the ABL Claimholders, shall have the sole and exclusive right to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such ABL Priority Collateral. Until the Discharge of ABL Obligations has occurred, (i) all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the ABL Priority Collateral and to the extent required by the ABL Loan Documents shall be paid to the ABL Agent for the benefit of

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the ABL Claimholders pursuant to the terms of the ABL Loan Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, if the Discharge of ABL Obligations has occurred, and subject to the rights of the Grantors under the First Lien Security Documents, to the Applicable First Lien Agent for the benefit of the First Lien Claimholders to the extent required under the First Lien Security Documents and then, to the extent the Discharge of First Lien Obligations shall have occurred, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct, and (ii) if any First Lien Agent or any First Lien Claimholder shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment with respect to ABL Priority Collateral in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the ABL Agent in accordance with the terms of Section 4.2.

(b) Unless and until the Discharge of First Lien Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the First Lien Documents, (i) the Applicable First Lien Agent, on behalf of the First Lien Claimholders, shall have the sole and exclusive right to adjust settlement for any insurance policy covering the First Lien Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such First Lien Priority Collateral; (ii) all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the First Lien Priority Collateral and to the extent required by the First Lien Documents shall be paid to the Applicable First Lien Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Documents and thereafter, if the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the ABL Loan Documents, to the ABL Agent for the benefit of the ABL Claimholders to the extent required under the ABL Security Documents and then, to the extent there shall have occurred a Discharge of ABL Obligations, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct, and (iii) if the ABL Agent or any ABL Claimholders shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment with respect to First Lien Priority Collateral in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the Applicable First Lien Agent in accordance with the terms of Section 4.2.

(c) To effectuate the foregoing, and to the extent that the pertinent insurance company agrees to issue such endorsements, the Agents shall each receive separate lender’s loss payable endorsements naming themselves as loss payee and additional insured, as their interests may appear, with respect to any policies which insure Collateral hereunder.

5.3. Amendments to ABL Loan Documents and Note Documents; Refinancing.

(a) Subject to Sections 5.3(c) and 5.3(d), the ABL Loan Documents and First Lien Documents may be amended, supplemented or otherwise modified in accordance with their terms, all without affecting the Lien subordination or other provisions of this Agreement. The ABL Obligations may be Refinanced without notice to, or the consent of, the First Lien Agents or the First Lien Claimholders and without affecting the Lien subordination or other provisions of this Agreement, and the First Lien Obligations may be Refinanced without notice to, or

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consent of, the ABL Agent or the ABL Claimholders and without affecting the Lien subordination and other provisions of this Agreement so long as such Refinancing is on terms and conditions that would not violate the First Lien Documents or the ABL Loan Documents, each as in effect on the date of such amendment or Refinancing; provided, however, that, in each case, the lenders or holders of such Refinancing debt (or an agent, trustee or other representative acting on their behalf) bind themselves in a writing addressed to the First Lien Agents and the First Lien Claimholders or the ABL Agent and the ABL Claimholders, as applicable, to the terms of this Agreement; provided further, however, that, if such Refinancing debt is secured by a Lien on any Collateral the holders of such Refinancing debt shall be deemed bound by the terms hereof regardless of whether or not such writing is provided. For the avoidance of doubt, (i) the sale or other transfer of Indebtedness is not restricted by this Agreement but the provisions of this Agreement shall be binding on all holders of ABL Obligations and First Lien Obligations and (ii) Refinancings in whole of Indebtedness in respect of any Series of Obligations need not be permitted pursuant to the ABL Loan Documents or First Lien Documents, as applicable, in respect of such Series of Obligations.

(b) Subject to Sections 5.3(c) and 5.3(d), the ABL Agent and each First Lien Agent shall each use good faith efforts to notify the other party of any written amendment or modification to the ABL Loan Documents and First Lien Documents, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party.

(c) Without the consent of each First Lien Agent, the ABL Claimholders will not be entitled to agree (and will not agree) to any amendment to or modification of the ABL Loan Documents, whether in a Refinancing or otherwise, that is not permitted by the Indenture as in effect on the date of such amendment or modification.

(d) Without the consent of the ABL Agent, each First Lien Agent and the First Lien Claimholders will not be entitled to agree (and will not agree) to any amendment to or modification of the First Lien Documents, whether in a Refinancing or otherwise, that is not permitted by the ABL Credit Agreement as in effect on the date of such amendment or modification; provided that the First Lien Agents shall be entitled to rely exclusively on an officer’s certificate of the Company to the effect that such amendment or modification is permitted by the ABL Credit Agreement as of the applicable date thereof.

(e) So long as the Discharge of ABL Obligations has not occurred, each First Lien Agent agrees that each applicable First Lien Security Document executed on or after the date hereof that grants a Lien on any material Collateral shall include the following language (or similar language acceptable to the ABL Agent): “Notwithstanding anything herein to the contrary, the liens and security interests granted to [Citibank, N.A., as Administrative Agent] [Wilmington Trust, National Association, as Collateral Agent] [INSERT NAME OF ADDITIONAL FIRST LIEN AGENT], as [Collateral Agent]], pursuant to this Agreement and the exercise of any right or remedy by [Citibank, N.A., as Administrative Agent] [Wilmington Trust, National Association, as Collateral Agent] [INSERT NAME OF ADDITIONAL FIRST LIEN AGENT, as [Collateral Agent]] hereunder in the ABL Priority Collateral, are subject to the provisions of the ABL Intercreditor Agreement dated as of August 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor

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Agreement”), among Citibank, N.A., as the ABL Agent, Citibank, N.A., as Credit Agreement Agent, Wilmington Trust, National Association, as Notes Agent, each Additional First Lien Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto and the Grantors (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.”

(f) So long as the Discharge of First Lien Obligations has not occurred, the ABL Agent agrees that each applicable ABL Security Document that grants a Lien on any material Collateral shall include the following language (or similar language acceptable to the First Lien Agents): “Notwithstanding anything herein to the contrary, the liens and security interests granted to Citibank, N.A., as Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of the ABL Intercreditor Agreement dated as of August 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among the Administrative Agent, as ABL Agent, Citibank, N.A., as Credit Agreement Agent, Wilmington Trust, National Association, as Notes Agent, each Additional First Lien Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto and the Grantors (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.”

5.4. Bailees for Perfection.

(a) Each Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon (such Collateral, which shall include, without limitation, Deposit Accounts, Securities Accounts and Capital Stock, being the “Pledged Collateral”) as (i) in the case of the ABL Agent, the collateral agent for the ABL Claimholders under the ABL Loan Documents or, in the case of the First Lien Agents, the collateral agent for the First Lien Claimholders under the First Lien Documents and (ii) gratuitous bailee for the benefit of the other Agents (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the ABL Loan Documents and the First Lien Documents, respectively, subject to the terms and conditions of this Section 5.4. The First Lien Agents and the First Lien Claimholders hereby appoint the ABL Agent as their agent for the purposes of perfecting their security interest in all Deposit Accounts and Securities Accounts of the Company and the Company Subsidiaries. The ABL Agent hereby accepts such appointment and acknowledges and agrees that it shall act for the benefit of the First Lien Agents and the other First Lien Claimholders under each Account Agreement and that any Proceeds received by the ABL Agent under any Account Agreement shall be applied in accordance with Article IV. Each Grantor hereby grants as security for the payment or performance, as the case may be, in full of the First Lien Obligations, a security interest in the Pledged Collateral to the First Lien Agents for the benefit of the First Lien Claimholders.

(b) No Agent shall have any obligation whatsoever to any other Agent, to any other ABL Claimholder, or to any other First Lien Claimholder to ensure that the Pledged

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Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the respective Agents under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral or Proceeds thereof upon a Discharge of ABL Obligations or Discharge of First Lien Obligations, as applicable, as provided in paragraph (d) below.

(c) No Agent acting pursuant to this Section 5.4 shall have by reason of the ABL Loan Documents, the First Lien Documents, this Agreement or any other document a fiduciary relationship in respect of the other Agents, any other ABL Claimholder or any other First Lien Claimholder.

(d) Upon the Discharge of ABL Obligations or the Discharge of First Lien Obligations, as applicable, the Agent under the ABL Credit Agreement, the Indenture, the Cash Flow Credit Agreement or any Additional First Lien Agreement, as applicable, that has been discharged shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the other Agent (which shall be the Applicable First Lien Agent in the case of the First Lien Agents) to the extent the other Obligations remain outstanding, and second, to the applicable Grantor to the extent the Discharge of ABL Obligations and the Discharge of First Lien Obligations have occurred (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as otherwise required by law. Each Agent further agrees to take all other action reasonably requested by the other Agent in connection with the other Agent obtaining a senior-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct. Notwithstanding anything to the contrary contained in this Agreement, any obligation of the Agent, which has been discharged, to make any delivery to the other Agent under this Section 5.4(d) is subject to (i) the order of any court of competent jurisdiction, or (ii) any automatic stay imposed in connection with any Insolvency or Liquidation Proceeding.

VI.

INSOLVENCY OR LIQUIDATION PROCEEDINGS.

6.1. Finance and Sale Issues.

(a) The Credit Agreement Agent, on behalf of the Cash Flow Credit Claimholders, the Notes Agent, on behalf of the Note Claimholders, and the Additional First Lien Agent, on behalf of the Additional First Lien Claimholders, hereby agrees that, until the Discharge of ABL Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Priority Collateral or to permit any Grantor to obtain financing, whether from the ABL Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“ABL DIP Financing”) secured by a Lien on ABL Priority Collateral, then any First Lien Claimholder will not be entitled to raise (and will not raise or support any Person in raising), but instead shall be deemed to have hereby irrevocably and absolutely waived, any objection to, and shall not otherwise in any manner be entitled to oppose or will oppose or support any Person in opposing, such Cash Collateral use or ABL DIP Financing (including, except as expressly

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provided below, that the First Lien Claimholders are entitled to adequate protection of their interest in the Collateral as a condition thereto) so long as such Cash Collateral use or ABL DIP Financing meets the following requirements: (i) the First Lien Agents and the other First Lien Claimholders retain a Lien on the Collateral and, with respect to the First Lien Priority Collateral, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (ii) to the extent that the ABL Agent is granted adequate protection in the form of a Lien, each First Lien Agent is permitted to seek a Lien (without objection from the ABL Agent or any ABL Claimholder) on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding (so long as, with respect to ABL Priority Collateral, such Lien is junior to the Liens securing such ABL DIP Financing and any other Liens in favor of the ABL Agent), (iii) the terms of the Cash Collateral use or the ABL DIP Financing require that any Lien on the First Lien Priority Collateral to secure such ABL DIP Financing is subordinate to the Lien of each First Lien Agent securing the First Lien Obligations with respect thereto and (iv) the terms of such ABL DIP Financing or use of Cash Collateral do not require any Grantor to seek approval for any Plan of Reorganization that is inconsistent with this Agreement. Each First Lien Agent shall be required to subordinate and will subordinate its Liens in the ABL Priority Collateral to the Liens securing such ABL DIP Financing (and all obligations relating thereto, including any “carve-out” granting administrative priority status or Lien priority to secure repayment of fees and expenses of professionals retained by any debtor or creditors’ committee) and to all adequate assurance Liens granted to the ABL Agent on behalf of the ABL Claimholders and, consistent with the preceding provisions of this Section 6.1, will not request adequate protection or any other relief in connection therewith (except as expressly provided in clause (ii) above); provided, however, if the Liens securing the ABL DIP Financing rank junior to the Liens securing the ABL Obligations, each First Lien Agent shall be required to subordinate its Liens in the ABL Priority Collateral to the Liens securing such ABL DIP Financing.

(b) The ABL Agent, on behalf of the ABL Claimholders, hereby agrees that, until the Discharge of First Lien Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Agents shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting First Lien Priority Collateral or to permit any Grantor to obtain financing, whether from the First Lien Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“First Lien DIP Financing”) secured by a Lien on First Lien Priority Collateral, then any ABL Claimholder will not be entitled to raise (and will not raise or support any Person in raising), but instead shall be deemed to have hereby irrevocably and absolutely waived, any objection to, and shall not otherwise in any manner be entitled to oppose or will oppose or support any Person in opposing, such Cash Collateral use or First Lien DIP Financing (including, except as expressly provided below, that the First Lien Claimholders are entitled to adequate protection of their interest in the Collateral as a condition thereto) so long as such Cash Collateral use or First Lien DIP Financing meets the following requirements: (i) the ABL Agent and the other ABL Claimholders retain a Lien on the Collateral and, with respect to the ABL Priority Collateral, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (ii) to the extent that the First Lien Agents are granted adequate protection in the form of a Lien, the ABL Agent is permitted to seek a Lien (without objection from the First Lien Agents or any First Lien Claimholder) on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding (so long as, with respect to First

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Lien Priority Collateral, such Lien is junior to the Liens securing such First Lien DIP Financing and any other Liens in favor of the First Lien Agents), (iii) the terms of the Cash Collateral use or the First Lien DIP Financing require that any Lien on the ABL Priority Collateral to secure such First Lien DIP Financing is subordinate to the Lien of the ABL Agent securing the ABL Obligations with respect thereto and (iv) the terms of such First Lien DIP Financing or use of Cash Collateral do not require any Grantor to seek approval for any Plan of Reorganization that is inconsistent with this Agreement. The ABL Agent shall be required to subordinate and will subordinate its Liens in the First Lien Priority Collateral to the Liens securing such First Lien DIP Financing (and all obligations relating thereto, including any “carve-out” granting administrative priority status or Lien priority to secure repayment of fees and expenses of professionals retained by any debtor or creditors’ committee) and to all adequate assurance Liens granted to the First Lien Agents on behalf of the First Lien Claimholders and, consistent with the preceding provisions of this Section 6.1, will not request adequate protection or any other relief in connection therewith (except as expressly provided in clause (ii) above); provided, however, if the Liens securing the First Lien DIP Financing rank junior to the Liens securing the First Lien Obligations, the ABL Agent shall be required to subordinate its Liens in the First Lien Priority Collateral to the Liens securing such First Lien DIP Financing.

(c) The Credit Agreement Agent, on behalf of the Cash Flow Credit Claimholders, the Notes Agent, on behalf of itself and the Note Claimholders, and the Additional First Lien Agent, on behalf of itself and the Additional First Lien Claimholders, agrees that no such Person shall provide to such Grantor any First Lien DIP Financing to the extent that such First Lien Agent or any such First Lien Claimholder would, in connection with such financing, be granted a Lien on the ABL Priority Collateral senior to or pari passu with the Liens of the ABL Agent.

(d) The ABL Agent, on behalf of itself and the ABL Claimholders, agrees that no such Persons shall provide to such Grantor any ABL DIP Financing to the extent that the ABL Agent or any ABL Claimholder would, in connection with such financing, be granted a Lien on the First Lien Priority Collateral senior to or pari passu with the Liens of the First Lien Agents.

6.2. Relief from the Automatic Stay.

(a) Until the Discharge of ABL Obligations, the Credit Agreement Agent, on behalf of the Cash Flow Credit Claimholders, the Notes Agent, on behalf of the other Note Claimholders, and the Additional First Lien Agent, on behalf of the Additional First Lien Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral, without the prior written consent of the ABL Agent (given or not given in its sole and absolute discretion), unless (i) the ABL Agent already has filed a motion (which remains pending) for such relief with respect to its interest in such ABL Priority Collateral and (ii) a corresponding motion, in the reasonable judgment of each First Lien Agent, must be filed for the purpose of preserving such First Lien Agent’s ability to receive residual distributions pursuant to Section 4.1, although the First Lien Claimholders shall otherwise remain subject to the restrictions in Section 3.1 following the granting of any such relief from the automatic stay.

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(b) Until the Discharge of First Lien Obligations has occurred, the ABL Agent, on behalf of the other ABL Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the First Lien Priority Collateral (other than to the extent such relief is required to exercise its rights under Sections 3.3 and 3.4), without the prior written consent of each First Lien Agent (given or not given in its sole and absolute discretion), unless (i) each First Lien Agent already has filed a motion (which remains pending) for such relief with respect to its interest in the First Lien Priority Collateral and (ii) a corresponding motion, in the reasonable judgment of the ABL Agent, must be filed for the purpose of preserving the ABL Agent’s ability to receive residual distributions pursuant to Section 4.1, although the ABL Agent shall otherwise remain subject to the restrictions in Section 3.2 following the granting of any such relief from the automatic stay.

6.3. Adequate Protection.

(a) The Credit Agreement Agent, on behalf of the Cash Flow Credit Claimholders, the Notes Agent, on behalf of itself and the Note Claimholders, and each Additional First Lien Agent, on behalf of the Additional First Lien Claimholders, agree that none of them shall be entitled to contest and none of them shall contest (or support any other Person contesting) (but instead shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right):

(i) subject to the provisions of Section 6.1, any request by the ABL Agent or the other ABL Claimholders for relief from the automatic stay with respect to the ABL Priority Collateral; or

(ii) any request by the ABL Agent or the other ABL Claimholders for adequate protection with respect to the ABL Priority Collateral (except to the extent any such adequate protection is a payment from First Lien Priority Collateral); or

(iii) any objection by the ABL Agent or the other ABL Claimholders to any motion, relief, action or proceeding based on the ABL Agent or the other ABL Claimholders claiming a lack of adequate protection with respect to the ABL Priority Collateral.

(b) The ABL Agent, on behalf of itself and the ABL Claimholders, agrees that none of them shall be entitled to contest and none of them shall contest (or support any other Person contesting) (but instead shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right):

(i) any request by the First Lien Agents or the other First Lien Claimholders for relief from the automatic stay with respect to the First Lien Priority Collateral; or

(ii) subject to the provisions of Section 6.1, any request by the First Lien Agents or the First Lien Claimholders for adequate protection with respect to the First Lien Priority Collateral (except to the extent any such adequate protection is a payment from ABL Priority Collateral); or

(iii) any objection by the First Lien Agents or the First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Agents or the First Lien Claimholders claiming a lack of adequate protection with respect to the First Lien Priority Collateral.

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(c) Consistent with the foregoing provisions in this Section 6.3, and except as provided in Sections 6.1 and 6.7, in any Insolvency or Liquidation Proceeding:

(i) no First Lien Claimholder shall be entitled (and each First Lien Claimholder shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right):

(1) to seek or otherwise be granted any type of adequate protection with respect to its interests in the ABL Priority Collateral (except as expressly set forth in Section 6.1 or as may otherwise be consented to in writing by the ABL Agent in its sole and absolute discretion); provided, however, subject to Section 6.1, First Lien Claimholders may seek and obtain adequate protection in the form of an additional or replacement Lien on Collateral so long as (i) the ABL Claimholders have been granted adequate protection in the form of a replacement lien on such Collateral, and (ii) any such Lien on ABL Priority Collateral (and on any Collateral granted as adequate protection for the ABL Claimholders in respect of their interest in such ABL Priority Collateral) is subordinated to the Liens of the ABL Agent in such Collateral on the same basis as the other Liens of the Credit Agreement Agent, Notes Agent and the applicable First Lien Claimholders on ABL Priority Collateral; and

(2) to seek or otherwise be granted any adequate protection payments with respect to its interests in the Collateral from Proceeds of ABL Priority Collateral (except as may be consented to in writing by the ABL Agent in its sole and absolute discretion)

(ii) no ABL Claimholder shall be entitled (and each ABL Claimholder shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right):

(1) to seek or otherwise be granted any type of adequate protection in respect of First Lien Priority Collateral except as may be consented to in writing by the First Lien Agents in their sole and absolute discretion; provided, however, ABL Claimholders may seek and obtain adequate protection in the form of an additional or replacement Lien on Collateral so long as (i) the First Lien Claimholders have been granted adequate protection in the form of a replacement lien on such Collateral, and (ii) any such Lien on First Lien Priority Collateral (and on any Collateral granted as adequate protection for the First Lien Claimholders in respect of their interest in such First Lien Priority Collateral) is subordinated to the Liens of the First Lien Agents in such Collateral on the same basis as the other Liens of the ABL Agent on First Lien Priority Collateral; and

(2) to seek or otherwise be granted any adequate protection payments with respect to its interests in the Collateral from Proceeds of First Lien Priority Collateral (except as may be consented to in writing by the First Lien Agents in their sole and absolute discretion)

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(d) With respect to (i) the ABL Priority Collateral, nothing herein shall limit the rights of the First Lien Agents or the First Lien Claimholders from seeking adequate protection with respect to their rights in the First Lien Priority Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise, other than from Proceeds of ABL Priority Collateral) so long as such request is not otherwise inconsistent with this Agreement and (ii) the First Lien Priority Collateral, nothing herein shall limit the rights of the ABL Agent or the ABL Claimholders from seeking adequate protection with respect to their rights in the ABL Priority Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise, other than from Proceeds of First Lien Priority Collateral) so long as such request is not otherwise inconsistent with this Agreement.

6.4. Avoidance Issues. If any ABL Claimholder or First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the applicable Grantor any amount paid in respect of ABL Obligations or the First Lien Obligations, as applicable (a “Recovery”), then such ABL Claimholders or First Lien Claimholders shall be entitled to a reinstatement of ABL Obligations or the First Lien Obligations, as applicable, with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.5. Reorganization Securities. Subject to the ability of the ABL Claimholders and the First Lien Claimholders, as applicable, to support or oppose confirmation or approval of any Conforming Plan of Reorganization or to oppose confirmation or approval of any Non-Conforming Plan of Reorganization, as provided herein, if, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization, both on account of ABL Obligations and on account of First Lien Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the First Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the debt obligations so distributed, to the Liens securing such debt obligations and the distribution of Proceeds thereof.

6.6. Post-Petition Interest.

(a) Neither the First Lien Agents nor any First Lien Claimholder shall oppose or seek to challenge:

(i) any claim by the ABL Agent or any ABL Claimholder for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting of post-petition

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interest, fees or expenses to the extent of the value of the Lien on the ABL Priority Collateral securing any ABL Claimholder’s claim, without regard to the existence of the Lien of the First Lien Agents on behalf of the First Lien Claimholders on the Collateral;

(ii) the payment of such expenses allowed in accordance with Section 6.6(a)(i);

or

(iii) the payment of such interest and fees allowed in accordance with Section 6.6(a)(i) solely from Proceeds of ABL Priority Collateral;

provided that nothing contained in this Section 6.6(a) prohibits the Credit Agreement Agent, on behalf of the Cash Flow Credit Claimholders, the Notes Agent, on behalf of the Note Claimholders, and the Additional First Lien Agent, on behalf of the Additional First Lien Claimholders, from seeking adequate protection (to the extent it has not already done so under other provisions of this Agreement) with respect to their rights in the First Lien Priority Collateral in any Insolvency or Liquidation Proceeding if such First Lien Priority Collateral is the source of payment of post-petition expenses payable to the ABL Agent or any ABL Claimholder.

(b) Neither the ABL Agent nor any other ABL Claimholder shall oppose or seek to challenge:

(i) any claim by the First Lien Agents or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the First Lien Priority Collateral securing any First Lien Claimholder’s claim, without regard to the existence of the Lien of the ABL Agent on behalf of the ABL Claimholders on the Collateral;

(ii) the payment of such expenses allowed in accordance with Section 6.6(b)(i);

or

(iii) the payment of such interest and fees allowed in accordance with Section 6.6(b)(i) solely from Proceeds of First Lien Priority Collateral provided that nothing contained in this Section 6.6(b) prohibits the ABL Agent on behalf of the ABL Claimholders from seeking adequate protection (to the extent it has not already done so under other provisions of this Agreement) with respect to their rights in the ABL Priority Collateral in any Insolvency or Liquidation Proceeding if such ABL Priority Collateral is the source of payment of post-petition expenses payable to the First Lien Agents or any First Lien Claimholder.

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6.7. Separate Grants of Security and Separate Classification. Each First Lien Agent, on behalf of their respective First Lien Claimholders, and the ABL Agent on behalf of the ABL Claimholders, acknowledge and intend that: the grants of Liens pursuant to the ABL Security Documents and the First Lien Security Documents constitute two or more separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the First Lien Obligations are fundamentally different from the ABL Obligations and must be separately classified in any Plan of Reorganization proposed or confirmed (or approved) in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Claimholders and the First Lien Claimholders in respect of the Collateral constitute claims in the same class (rather than separate classes of senior and junior secured claims), then the ABL Claimholders and the First Lien Claimholders hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligations and First Lien Obligations against the Grantors (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or First Lien Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties for whom such Collateral is non-priority in accordance with Section 2.1 and Section 2.2), the ABL Claimholders or the First Lien Claimholders, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees or expenses that is available from each pool of priority Collateral for each of the ABL Claimholders and the First Lien Claimholders, respectively, before any distribution is made from the applicable pool of priority Collateral in respect of the claims held by the other Secured Parties for whom such Collateral is non-priority, with such other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from the applicable pool of priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

6.8. Asset Dispositions in an Insolvency or Liquidation Proceeding.

(a) Without limiting the ABL Agent’s and the ABL Claimholders’ rights under Section 3.1(b), neither the First Lien Agents nor any other First Lien Claimholder shall, in any Insolvency or Liquidation Proceeding or otherwise, oppose any sale or disposition of any ABL Priority Collateral that is supported by the ABL Claimholders, and the First Lien Agents and each other First Lien Claimholder will be deemed to have irrevocably, absolutely, and unconditionally consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale of any ABL Priority Collateral supported by the ABL Claimholders and to have released their Liens on such assets; provided that to the extent the Proceeds of such Collateral are not applied to reduce ABL Obligations, the First Lien Agents shall retain a Lien on such Proceeds in accordance with the terms of this Agreement.

(b) Without limiting the First Lien Agents’ and the First Lien Claimholders’ rights under Section 3.2(b), neither the ABL Agent nor any other ABL Claimholder shall, in any Insolvency Proceeding or otherwise, oppose any sale or disposition of any First Lien Priority Collateral that is supported by the First Lien Claimholders and made subject to Section 3.3(d), and the ABL Agent and each other ABL Claimholder will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale of any First Lien Priority Collateral supported by the First Lien Claimholders and to have released their Liens on such

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assets; provided that to the extent the Proceeds of such Collateral are not applied to reduce First Lien Obligations, the ABL Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement; provided further that the ABL Agent’s and the ABL Claimholders’ rights under Sections 3.3 and 3.4 shall survive any such sale or disposition.

VII.

RELIANCE; WAIVERS; ETC.

7.1. Reliance. Other than any reliance on the terms of this Agreement, the ABL Agent, on behalf of the ABL Claimholders, acknowledges that it and the other ABL Claimholders have, independently and without reliance on the First Lien Agents or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into ABL Loan Documents and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the ABL Loan Documents or this Agreement. Each of the Credit Agreement Agent, on behalf of the Cash Flow Credit Claimholders, the Additional First Lien Agent, on behalf of the Additional First Lien Claimholders, and the Noteholders, acknowledges that it and the other First Lien Claimholders (other than the Trustee and the Notes Agent) have, independently and without reliance on the ABL Agent or any other ABL Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the other First Lien Documents and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the First Lien Documents or this Agreement.

7.2. No Warranties or Liability. The ABL Agent, on behalf of the ABL Claimholders, acknowledges and agrees that each of the First Lien Agents and the First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the other First Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided in this Agreement, the First Lien Agents and the First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Each First Lien Agent, on behalf their respective First Lien Claimholders, acknowledges and agrees that the ABL Agent and the other ABL Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the other ABL Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the ABL Agent and the other ABL Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective ABL Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The First Lien Agents and the First Lien Claimholders shall have no duty to the ABL Agent or any of the ABL Claimholders, and the ABL Agent and the other ABL Claimholders shall have no duty to the First Lien Agents or any of the other First Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the ABL Loan Documents and the First Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

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7.3. No Waiver of Lien Priorities.

(a) No right of the Agents, the other ABL Claimholders or the other First Lien Claimholders to enforce any provision of this Agreement or any ABL Loan Document or First Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by such Agents, ABL Claimholders or First Lien Claimholders or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Loan Documents or any of the First Lien Documents, regardless of any knowledge thereof which the Agents or the ABL Claimholders or First Lien Claimholders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the ABL Loan Documents and First Lien Documents and subject to the provisions of Sections 5.3(a), 5.3(c), and, as applicable, 5.3(d)), the Agents, the other ABL Claimholders and the other First Lien Claimholders may, at any time and from time to time in accordance with the ABL Loan Documents and First Lien Documents and/or applicable law, without the consent of, or notice to, the other Agent or the ABL Claimholder or the First Lien Claimholders (as applicable), without incurring any liabilities to such Persons and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Obligations or any Lien or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Agents or any rights or remedies under any of the ABL Loan Documents or the First Lien Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral (except to the extent provided in this Agreement) or any liability of any Grantor or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability in any manner or order that is not inconsistent with the terms of this Agreement; and

(iv) exercise or delay in or refrain from exercising any right or remedy against any security or any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor.

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7.4. Obligations Unconditional. All rights, interests, agreements and obligations of the ABL Claimholders and the First Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any ABL Loan Documents or any First Lien Documents;

(b) except, in each case, as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or First Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any ABL Loan Document or any First Lien Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or First Lien Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the ABL Agent, the ABL Obligations, any ABL Claimholder, the First Lien Agents, the First Lien Obligations or any First Lien Claimholder in respect of this Agreement.

VIII.

MISCELLANEOUS.

8.1. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Loan Document or any First Lien Document, the provisions of this Agreement shall govern and control.

8.2. Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of Lien subordination (as opposed to an agreement of debt or claim subordination), and the ABL Claimholders and First Lien Claimholders may continue, at any time and without notice to the other Agent, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor in reliance hereon. Each of the Agents, on behalf the ABL Claimholders or the First Lien Claimholders, as applicable, hereby irrevocably, absolutely, and unconditionally waives any right any Claimholder may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Consistent with, but not in limitation of, the preceding sentence, each of the Agents, on behalf of the ABL Claimholders and the First Lien Claimholders, as applicable, irrevocably acknowledges that this Agreement constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code. Any provision

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of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for any Grantor (as applicable) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to the ABL Agent, the ABL Claimholders and the ABL Obligations, on the date of the Discharge of ABL Obligations, subject to the rights of the ABL Claimholders under Section 6.4; and

(b) with respect to the First Lien Agents, the First Lien Claimholders and the First Lien Obligations, on the date of the Discharge of First Lien Obligations, subject to the rights of the First Lien Claimholders under Section 6.4.

8.3. Amendments; Waivers.

(a) No amendment, modification or waiver of any of the provisions of this Agreement by the First Lien Agents or the ABL Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, no Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected.

(b) So long as permitted by the ABL Loan Documents and the First Lien Documents then in effect, the Company may from time to time designate Indebtedness and other obligations as Additional First Lien Obligations hereunder by delivering to the ABL Agent and each First Lien Agent (i) a certificate signed by a responsible officer of the Company (A) identifying the Indebtedness and other obligations so designated and the aggregate principal amount or face amount thereof, (B) stating that such Indebtedness and other obligations are designated as Additional First Lien Obligations for purposes hereof, (C) representing that such designation of such Indebtedness and other obligations as Additional First Lien Obligations complies with the terms of the ABL Loan Documents and the First Lien Documents then outstanding and (D) specifying the name and address of the Additional First Lien Agent for such Indebtedness and other obligations and (ii) a fully executed Joinder (substantially in the form attached as Annex A). Each Agent agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Additional First Lien Agent identified in such Joinder shall act hereunder for the benefit of all Additional First Lien Claimholders under such Joinder, and each Agent agrees to the appointment, and acceptance of the appointment, of the Applicable First Lien Agent as agent for the holders of such Additional First Lien Obligations as set forth in each Joinder and agrees, on behalf of itself and each Claimholder it represents, to be bound by this Agreement.

(c) If more than one asset-based credit facility of the Grantors is in place at any time, this Agreement shall be updated by an amendment which provides for technical changes to

48

allow for another Series of ABL Obligations (in addition to the ABL Obligations in respect of the Initial ABL Credit Agreement) represented by another ABL Agent (in addition to the Initial ABL Agent) to be joined hereto (to the extent such additional Series of ABL Obligations are permitted by the First Lien Documents and the ABL Loan Documents that relate to the Initial ABL Credit Agreement) without adversely affecting the rights of the holders of the First Lien Obligations or the First Lien Agents or the rights of the holders of the ABL Obligations in respect of the Initial ABL Credit Agreement or the Initial ABL Agent (in each case other than with respect to ministerial requirements, like the requirement to provide additional notices).

8.4. Information Concerning Financial Condition of the Company and Their Subsidiaries. The ABL Agent and the ABL Claimholders, on the one hand, and the First Lien Agents and the First Lien Claimholders (in each case other than the Trustee and the Notes Agent), on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Company Subsidiaries and all endorsers and/or guarantors and other Grantors of the ABL Obligations or the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the First Lien Obligations. Neither the ABL Claimholders, on the one hand, nor the First Lien Claimholders, on the other hand, shall have any duty to advise the other of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that either the ABL Agent or any of the other ABL Claimholders, on the one hand, or the First Lien Claimholders, on the other hand, undertakes at any time or from time to time to provide any such information to any of the others, it or they shall be under no obligation, (i) to make, and shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion, (iii) to undertake any investigation, or (iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5. Subrogation.

(a) With respect to the value of any payments or distributions in cash, property or other assets that any of the First Lien Claimholders actually pays over to the ABL Agent or the ABL Claimholders under the terms of this Agreement, the First Lien Claimholders shall be subrogated to the rights of the ABL Claimholders; provided, however, that each First Lien Agent, on behalf of their respective First Lien Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of ABL Obligations has occurred. The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by the First Lien Claimholders that are paid over to the ABL Claimholders pursuant to this Agreement shall not reduce any of the First Lien Obligations. Notwithstanding the foregoing provisions of this Section 8.5(a), none of the First Lien Claimholders shall have any claim against any of the ABL Claimholders for any impairment of any subrogation rights herein granted to the First Lien Claimholders.

(b) With respect to the value of any payments or distributions in cash, property or other assets that any of the ABL Claimholders actually pays over to the First Lien

49

Claimholders under the terms of this Agreement, the ABL Claimholders shall be subrogated to the rights of the First Lien Claimholders; provided, however, that the ABL Agent, on behalf of the ABL Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by the ABL Claimholders that are paid over to the First Lien Claimholders pursuant to this Agreement shall not reduce any of the ABL Obligations. Notwithstanding the foregoing provisions of this Section 8.5(b), none of the ABL Claimholders shall have any claim against any of the First Lien Claimholders for any impairment of any subrogation rights herein granted to the ABL Claimholders.

8.6. SUBMISSION TO JURISDICTION; WAIVERS.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PERSON ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND ON BEHALF OF THE FIRST LIEN CLAIMHOLDERS (IN THE CASE OF THE FIRST LIEN AGENTS) AND THE ABL CLAIMHOLDERS (IN THE CASE OF THE ABL AGENT), IRREVOCABLY:

(1) AGREES THAT THE ONLY NECESSARY PARTIES TO ANY AND ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE THE PARTIES HERETO, EXCEPT WHERE IN ANY SUCH JUDICIAL PROCEEDING RELIEF (INCLUDING INJUNCTIVE RELIEF OR THE RECOVERY OF MONEY) IS BEING SOUGHT DIRECTLY AGAINST OR FROM A PERSON THAT IS NOT A PARTY AND EXCEPT THAT, IN ANY SUCH JUDICIAL PROCEEDINGS BETWEEN THE FIRST LIEN AGENTS AND THE ABL AGENT THAT DOES NOT SEEK ANY RELIEF AGAINST OR FROM THE ISSUERS OR ANY OF THE COMPANY SUBSIDIARIES, THE ISSUERS AND THE COMPANY SUBSIDIARIES SHALL NOT BE NECESSARY PARTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND CONSISTENT WITH THE PROVISIONS OF SECTIONS 8.14 AND 8.17, NONE OF THE ABL CLAIMHOLDERS (OTHER THAN THE ABL AGENT) OR THE FIRST LIEN CLAIMHOLDERS (OTHER THAN THE FIRST LIEN AGENTS) SHALL BE NECESSARY OR OTHERWISE APPROPRIATE PARTIES TO ANY SUCH JUDICIAL PROCEEDINGS, UNLESS IN SUCH JUDICIAL PROCEEDING SUMS ARE BEING SOUGHT TO BE RECOVERED DIRECTLY FROM SUCH PERSONS, INCLUDING PURSUANT TO SECTION 4.2.

(2) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; AND

(3) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.

50

(b) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE ABL LOAN DOCUMENTS OR ANY OF THE FIRST LIEN DOCUMENTS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE ABL LOAN DOCUMENTS AND THE FIRST LIEN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7. Notices. All notices permitted or required under this Agreement need be sent only to the First Lien Agents and the ABL Agent, as applicable, in order to be effective and otherwise binding on any applicable Claimholder. If any notice is sent for whatever reason to the other First Lien Claimholders or the ABL Claimholders, such notice shall also be sent to the applicable Agent. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, e-mailed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by overnight courier service and signed for against receipt thereof, upon receipt of telefacsimile or e-mail during normal business hours, or three Business Days after depositing it in the United States certified mails (return receipt requested) with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.8. Further Assurances. The ABL Agent, on behalf of the ABL Claimholders, and each First Lien Agent, on behalf of their respective First Lien Claimholders, and the Grantors, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the ABL Agent or the First Lien Agents may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.9. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.10. Specific Performance. Each of the ABL Agent and the First Lien Agents may demand specific performance of this Agreement. The ABL Agent, on behalf of itself and the ABL Claimholders, and each First Lien Agent, on behalf of itself and its respective First Lien Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any

51

action which may be brought by the ABL Agent or the other ABL Claimholders or the First Lien Agents or the other First Lien Claimholders, as applicable. Without limiting the generality of the foregoing or of the other provisions of this Agreement, in seeking specific performance in any Insolvency or Liquidation Proceeding, an Agent may seek such relief as if it were the “holder” of the claims of the other Agent’s Claimholders under Section 1126(a) of the Bankruptcy Code or otherwise had been granted an irrevocable power of attorney by the other Agent’s Claimholders.

8.11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

8.13. Authorization. By its signature, each party hereto represents and warrants to the other parties hereto that the individual signing this Agreement on its behalf is duly authorized to execute this Agreement. The Notes Agent hereby represents that it is authorized to, and by its signature hereon does, bind the other Note Claimholders to the terms of this Agreement. The ABL Agent hereby represents that it is authorized to, and by its signature hereon does, bind the other ABL Claimholders to the terms of this Agreement. The Credit Agreement Agent hereby represents that it is authorized to, and by its signature hereon does, bind the other Cash Flow Credit Claimholders to the terms of this Agreement

8.14. No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of (and shall be binding upon) each of the Agents, the other ABL Claimholders and the other First Lien Claimholders and their respective successors and assigns. Without limiting the generality of the foregoing, each of the Indenture, each Additional First Lien Agreement and the amendments to ABL Security Documents shall expressly refer to this Agreement and acknowledge that its provisions shall be binding on the First Lien Agents, and the other First Lien Claimholders (and their respective successors and assigns) and on the ABL Agent and the other ABL Claimholders (and their respective successors and assigns), as applicable, and, in any event, this Agreement shall be binding on the Agents, the other ABL Claimholders, and the other First Lien Claimholders and their respective successors and assigns as if its provisions were set forth in their entirety in the ABL Credit Agreement, the Indenture and each Additional First Lien Agreement.

8.15. Provisions Solely to Define Relative Rights. The provisions of this Agreement (other than Section 8.3(b)) are intended solely for the purpose of defining the relative rights of the ABL Claimholders on the one hand and the First Lien Claimholders on the other hand. Notwithstanding the foregoing, the relative rights and obligations of the First Lien Claimholders (as amongst themselves) shall be governed by the terms of the First Lien Intercreditor

52

Agreement. No Grantor or any other creditor thereof shall have any rights hereunder, and no Grantor may rely on the terms hereof, except that the Company may enforce Sections 5.1(d), 8.3(a) and 8.3(b). Nothing in this Agreement is intended to or shall impair as between the Grantors and the ABL Agent and the other ABL Claimholders, or as between the Grantors and the First Lien Agents and the other First Lien Claimholders, the obligations of any Grantor, which are absolute and unconditional, to pay principal, interest, fees and other amounts as provided in the other ABL Loan Documents and the other First Lien Documents, respectively, including as and when the same shall become due and payable in accordance with their terms.

8.16. Marshalling of Assets. Each First Lien Agent, on behalf of its respective First Lien Claimholders, hereby irrevocably, absolutely, and unconditionally waives any and all rights or powers any First Lien Claimholder may have at any time under applicable law or otherwise to have the ABL Priority Collateral, or any part thereof, marshaled upon any foreclosure or other enforcement of the ABL Agent’s Liens. The ABL Agent, on behalf of the ABL Claimholders, hereby waives irrevocably, absolutely, and unconditionally any and all rights any ABL Claimholder may have at any time under applicable law or otherwise to have the First Lien Priority Collateral, or any part thereof, marshaled upon any foreclosure or other enforcement of the First Lien Agents’ Liens.

8.17. Exclusive Means of Exercising Rights under this Agreement. The Cash Flow Credit Claimholders shall be deemed to have irrevocably appointed the Credit Agreement Agent, Note Claimholders shall be deemed to have irrevocably appointed the Notes Agent, the ABL Claimholders shall be deemed to have irrevocably appointed the ABL Agent and the Additional First Lien Claimholders shall be deemed to have irrevocably appointed the Additional First Lien Agent, as their respective and exclusive agents hereunder. Consistent with such appointment, the First Lien Claimholders and the ABL Claimholders further shall be deemed to have agreed that only their respective Agent (and not any individual Claimholder or group of Claimholders) shall have the exclusive right to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement) or the Collateral; provided, that (i) ABL Claimholders or Cash Flow Credit Claimholders, as applicable, holding Permitted Secured Bank Product Debt or Permitted Secured Hedge Obligations may exercise customary netting rights with respect thereto, (ii) cash collateral may be held pursuant to the terms of the ABL Loan Documents and Cash Flow Credit Documents (including any relating to Permitted Secured Bank Product Debt or Permitted Secured Hedge Obligations) and any such individual ABL Claimholder or Cash Flow Credit Claimholder, as applicable, may act against such Collateral, and (iii) ABL Claimholders may exercise customary rights of setoff against depository or other accounts maintained with them. Specifically, but without limiting the generality of the foregoing, each Cash Flow Credit Lender or group of Cash Flow Credit Lenders, each Noteholder, each holder of Additional First Lien Obligations, group of Noteholders or group of holders of Additional First Lien Obligations, and each ABL Lender or group of ABL Lenders, shall not be entitled to take or file, but instead shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement) or otherwise in relation to the Collateral, except solely as provided in the proviso in the preceding sentence.

53

8.18. Interpretation. This Agreement is a product of negotiations among representatives of, and has been reviewed by counsel to, the Credit Agreement Agent, Notes Agent, the ABL Agent, the Company, and the Company Subsidiaries and is the product of those Persons on behalf of themselves and the applicable First Lien Claimholders (in the case of the Credit Agreement Agent and Notes Agent) and the ABL Claimholders (in the case of the ABL Claimholders). Accordingly, this Agreement’s provisions shall not be construed against, or in favor of, any party or other Person merely by virtue of that party or other Person’s involvement, or lack of involvement, in the preparation of this Agreement and of any of its specific provisions.

8.19. Capacity of Notes Agent. Wilmington Trust, National Association is entering into this Agreement solely in its capacity as Collateral Agent under the Indenture and the rights, powers, privileges and protections afforded to the Collateral Agent under the Indenture shall also apply to Wilmington Trust, National Association as the Notes Agent hereunder. The Note Claimholders have expressly authorized and instructed the Notes Agent to execute and deliver this Agreement.

8.20. Termination. This Agreement shall terminate and be of no further force and effect upon the Discharge of the ABL Obligations or upon the Discharge of the First Lien Obligations, subject to the rights of the ABL Claimholders and the First Lien Claimholders, as applicable, under Section 6.4.

[Signature Pages Follow]

54

IN WITNESS WHEREOF, the parties hereto have executed this ABL Intercreditor Agreement as of the date first written above.

ABL Agent:

CITIBANK, N.A., as ABL Agent

By:
Name:
Title:

Notice Address:

Citibank, N.A.
Global Loans
Agency
Attn: Kimberly Shelton
1615 Brett Road
New Castle, DE 19720

—

Notes Agent:

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Collateral Agent under the Indenture and Collateral Agent under the Note Documents, as Notes Agent

By:
Name:
Title:

Notice Address:

Wilmington Trust, National Association
Corporate Capital Markets
246 Goose Lane, Suite 105
Guilford, CT 06437

—

Credit Agreement Agent:

CITIBANK, N.A., as Credit Agreement Agent

By:
Name:
Title:

Notice Address:

Citibank, N.A.
Global Loans
Agency
Attn: Chris Delduca
1615 Brett Road
New Castle, DE 19720

—

Acknowledged and Agreed to by:

Company:

INVENTIV HEALTH, INC.

By:
Name:
Title:

Notice Address:

Richard Veith
Vice President and Treasurer inVentiv Health, Inc.
One Van de Graaff Drive
Burlington, MA 01803
Fax: 781 425 4612

With copy to:

Todd Abbrecht inVentiv Health, Inc. c/o Thomas H. Lee Partners LLP
100 Federal Street
Boston, MA 02110
Fax 617 227 3514

2

Company Subsidiaries:

CO-BORROWERS:

11190 BISCAYNE, LLC
ADDISON WHITNEY LLC
CHANDLER CHICCO COMPANIES LLC
IGNITE HEALTH LLC
INVENTIV ADVANCE INSIGHTS, INC.
INVENTIV CLINICAL LLC
INVENTIV COMMUNICATIONS, INC.
INVENTIV HEALTH CLINICAL LAB, INC.
INVENTIV HEALTH CLINICAL, INC.
INVENTIV HEALTH CLINICAL, LLC
INVENTIV HEALTH CLINICAL SRS, LLC
INVENTIV MEDICAL MANAGEMENT LLC
INVENTIV PATIENT ACCESS SOLUTIONS, LLC
MYSTRO LOGISTICS SOLUTIONS, LLC
MYSTRO RESEARCH ASSOCIATES, INC.
PATIENT MARKETING GROUP LLC
PDGI HOLDCO, INC.
PHARMA HOLDINGS, INC.
PHARMANET FAR, LLC
PHARMANET RESOURCE SOLUTIONS, LLC
PHARMANET/I3 STRATEGIC RESOURCING CANADA, INC.
PHARMANET/I3 STRATEGIC RESOURCING FLEX, LLC
PHARMANET/I3 STRATEGIC RESOURCING PUERTO RICO, LLC
PHARMASOFT, LLC
SEARENTO TRUST LLC
SOUTH FLORIDA KINETICS, INC.
VENTIV COMMERCIAL SERVICES, LLC

By:
Name:	Eric Sherbet
Title:	Vice President and Secretary

GUARANTORS:

ADHERIS, INC.
ALLIDURA COMMUNICATIONS, LLC
ANOVA CLINICAL RESOURCES LLC
AXCELO MSL SOLUTIONS, LLC
BIOSECTOR 2 LLC
BLUE DIESEL, LLC
BRANDTECTONICS, L.L.C.
CADENT MEDICAL COMMUNICATIONS, LLC
CHAMBERLAIN COMMUNICATIONS GROUP LLC
CHANDLER CHICCO AGENCY, L.L.C.
CHANDLER CHICCO PRODUCTIONS LLC
ESSENTIAL GROUP INTERNATIONAL LLC
GERBIG, SNELL/WEISHEIMER ADVERTISING, LLC
HHI CLINICAL & STATISTICAL RESEARCH SERVICES, L.L.C.
INCHORD HOLDING CORPORATION
INTERPHAZ BIOCONSULTING, LLC
INVENTIV CLINICAL SOLUTIONS LLC
INVENTIV HEALTH CLINICAL SHA, LLC
INVENTIV HEALTH CLINICAL SRE, LLC
INVENTIV HEALTH CLINICAL SRN, LLC
INVENTIV HEALTH CLINICAL STAFFING SERVICES, LLC
INVENTIV MEDICAL COMMUNICATIONS, LLC
LITMUS MEDICAL MARKETING SERVICES LLC
MEDCONFERENCE LLC
NAVICOR GROUP, LLC
PALIO + IGNITE, LLC
PARAGONRX INTERNATIONAL LLC
PNET US, LLC
RAVEN HOLDCO LLC
SYNERGOS LLC
THE CENTER FOR BIOMEDICAL CONTINUING EDUCATION, LLC
THE SELVA GROUP, LLC
VERSTONE DIGITAL, LLC

By:
Name:	Eric Sherbet
Title:	Vice President and Secretary

GUARANTORS:

CAMPBELL ALLIANCE, LTD
CAMPBELL ALLIANCE GROUP, INC.
ENCUITY RESEARCH, LLC
PHARMACEUTICAL INSTITUTE, INC.

By:
Name:	Eric Sherbet
Title:	Vice President and Assistant Secretary

Annex A

To: the ABL Agent, the Credit Agreement Agent, the Notes Agent and each Additional First Lien Agent under the ABL Intercreditor Agreement (in each case, as such terms are defined below)

JOINDER (this “Joinder”) dated as of [—], 201[—] to the ABL Intercreditor Agreement, dated as of August 16, 2013 (as amended or supplemented from time to time, the “ABL Intercreditor Agreement”), among CITIBANK, N.A., as ABL Agent for the ABL Claimholders (as defined below) (in such capacity and together with its successors in such capacity, the “ABL Agent”), CITIBANK, N.A., as Credit Agreement Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION., as Notes Agent, each Grantor party thereto and each Additional First Lien Agent from time to time party thereto, among each Grantor Party hereto and the undersigned Additional First Lien Agent on behalf of the Series of Additional First Lien Obligations referred to below.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.

B. Pursuant to Section 8.3(b) of the ABL Intercreditor Agreement in order to create a Series of Additional First Lien Obligations, the undersigned Additional First Lien Agent (the “New Additional First Lien Agent”) is executing this Joinder as Additional First Lien Agent on behalf of the Series of Additional First Lien Claimholders it represents with respect to such Additional First Lien Obligations under the ABL Intercreditor Agreement.

C. Pursuant to the terms of the ABL Intercreditor Agreement, [the Grantors have entered into an Additional First Lien Agreement under which the Grantors have incurred Additional First Lien Obligations. [Describe material terms of Additional First Lien Obligations.]]

D. In consideration of the mutual agreements contained in the ABL Intercreditor Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Additional First Lien Agent, on behalf of the Series of Additional First Lien Claimholders it represents, hereby agrees as follows.

i. In accordance with the ABL Intercreditor Agreement, (a) the New Additional First Lien Agent Representative by its signature below becomes an Additional First Lien Agent, under, and the related [Series of Additional First Lien Obligations and Additional First Lien Claimholders] become subject to and bound by, the ABL Intercreditor Agreement with the same force and effect as if originally named therein as an Additional First Lien Agent, and (b) the New Additional First Lien Agent, on its behalf and on behalf of such [Additional First Lien Claimholders], hereby agrees to all the terms and provisions of the ABL Intercreditor Agreement applicable to them as an Additional First Lien Agent and Additional First Lien Claimholders, respectively, thereunder. Each reference to an “Additional First Lien Agent” in the ABL Intercreditor Agreement shall be deemed to include the New Additional First Lien Agent. The ABL Intercreditor Agreement is hereby incorporated herein by reference.

ii. The New Additional First Lien Agent represents and warrants to each Agent and the Claimholders that (a) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee], (b) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to general principles of equity and (c) the Additional First Lien Agreement relating to such Additional First Lien Obligations provide that, upon the New Additional First Lien Agent’s entry into this Joinder, the [holders] [lenders] of such Additional First Lien Obligations will be subject to and bound by the provisions of the ABL Intercreditor Agreement as Additional First Lien Claimholders.

iii. This Joinder shall become effective when the ABL Agent and the Applicable First Lien Agent shall have received a counterpart of this Joinder that bears the signatures of the New Additional First Lien Agent. Delivery of an executed signature page to this Joinder by facsimile transmission or e-mail shall be effective as delivery of a manually signed counterpart of this Joinder.

iv. Except as expressly supplemented hereby, the ABL Intercreditor Agreement shall remain in full force and effect.

v. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

vi. Any provision of this Joinder held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

vii. All communications and notices hereunder and under the ABL Intercreditor Agreement to the New Additional First Lien Agent shall be given to it at its address set forth below, or to such other address as such New Additional First Lien Agent may hereafter specify.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the New Additional First Lien Agent has duly executed this Joinder to the ABL Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW ADDITIONAL FIRST LIEN
AGENT], as Additional First Lien Agent

By:
Name:
Title:

Address for Notices:

[ ]

EXHIBIT M-2

FORM OF SECOND LIEN INTERCREDITOR AGREEMENT

[see attached]

17

EXHIBIT M-2

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

Among

INVENTIV HOLDINGS, INC.,

as Holdings,

INVENTIV HEALTH, INC.,

as Parent Borrower,

the other Grantors party hereto,

CITIBANK, N.A.,

as Senior Representative for the Credit Agreement Secured Parties,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Senior Representative for the Additional Senior Debt Parties under the 2018 Notes Indenture,

[                    ]

as the Initial Second Priority Representative

and

each additional Representative from time to time party hereto

dated as of [            ], 201[  ]

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[  ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among INVENTIV HEALTH, INC., a Delaware corporation (the “Parent Borrower”), INVENTIV HOLDINGS, INC., a Delaware corporation (“Holdings”), the other Grantors (as defined below) party hereto, CITIBANK, N.A., as Senior Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent under the 2018 Notes Indenture, as Senior Representative for the Additional Senior Debt Parties under the 2018 Notes Indenture, [INSERT NAME AND CAPACITY], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), [[                    ], as Representative for the Additional Senior Debt Parties under the [describe applicable Additional Senior Debt Facility]] and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“2018 Notes” means the 9.0% Senior Secured Notes due 2018 of the Parent Borrower.

“2018 Notes Indenture” means that certain Indenture, dated as of December 20, 2012, among the Parent Borrower, the Guarantors identified therein, and Wilmington Trust, National Association, as trustee and collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“ABL Intercreditor Agreement” has the meaning given to such term in the Credit Agreement, or after the Discharge of Credit Agreement Obligations, in any Additional Senior Debt Document.

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Parent Borrower and/or any Guarantor (other than Indebtedness constituting Credit

Agreement Obligations), which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) (i) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations or (ii) with priority set forth in the ABL Intercreditor Agreement, including, without limitation, the 2018 Notes; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to (i) the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof and/or (ii) the ABL Intercreditor Agreement pursuant to, and by satisfying the conditions set forth therein, as may be applicable; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Parent Borrower, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement and/or the ABL Intercreditor Agreement, as may be applicable. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including, without limitation, the 2018 Notes Indenture and the Security Agreement, dated as of December 20, 2012, among the Parent Borrower, the guarantors party thereto and Wilmington Trust, National Association, as collateral agent.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt, including, without limitation, the 2018 Notes Indenture.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Parent Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Administrative Agent.

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“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 13, 2011, as amended on March 23, 2012 and as further amended on December 20, 2012, among the Parent Borrower, Holdings, the other Borrowers party thereto, the lenders from time to time party thereto, the Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“Credit Agreement Obligations” means the “Secured Obligations” as defined in the Security Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a notice to the Designated Senior Representative and the Parent Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.

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“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative, (ii) at any time when clause (i) does not apply and there is no ABL Intercreditor Agreement in effect, the Controlling Collateral Agent (as defined in the First Lien Intercreditor Agreement) at such time and (iii) at any time there is an ABL Intercreditor Agreement in effect, “Designated Senior Representative” shall mean collectively, (A) with respect to any ABL Priority Collateral (as defined in the ABL Intercreditor Agreement), the ABL Agent (as defined in the ABL Intercreditor Agreement) party hereto and (B) with respect to any First Lien Priority Collateral (as defined in the ABL Intercreditor Agreement), the First Lien Agent (as defined in the ABL Intercreditor Agreement) party hereto, that is the Controlling Collateral Agent (as defined in the First Lien Intercreditor Agreement) if the First Lien Intercreditor Agreement is in in effect at such time. Each Second Priority Representative may treat the [Controlling Collateral Agent (as defined in the First Lien Intercreditor Agreement)] as the Designated Senior Representative until such time as it receives a notice from any Senior Representative or the Parent Borrower identifying a new Designated Senior Representative. Each Second Priority Representatives may rely on a notice from any Senior Representative as to whether any Collateral constitutes the ABL Priority Collateral or the First Lien Priority Collateral.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder (other than contingent obligations or contingent indemnification obligations and Credit Agreement Obligations constituting Cash Management Obligations (as defined in the Credit Agreement) or similar obligations), as the case may be, are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral); provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Senior Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

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“First Lien Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement or, after the Discharge of Credit Agreement Obligations, in any Additional Senior Debt Document.

“Grantors” means the Parent Borrower, Holdings, the other Borrowers, and each of their respective Subsidiaries or direct or indirect parent company of the Parent Borrower which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Guarantors” has the meaning assigned to such term in the Credit Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means that certain Indenture dated as of [            ], 201[  ], among the Parent Borrower, [the Guarantors identified therein,] [                    ], as [trustee], and [                    ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Parent Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Parent Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Parent Borrower or any other Grantor or any similar case or proceeding relative to the Parent Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Parent Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Parent Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

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“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex III or Annex IV hereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Parent Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

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“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Parent Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Parent Borrower or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Parent Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Obligations (and which is not secured by Liens on any assets of the Parent Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

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“Second Priority Debt Documents” means, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Initial Second Priority Debt Documents.

“Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means, with respect to any series, issue or class of Second Priority Debt, all amounts owing pursuant to the terms of such Second Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Second Priority Debt Document.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt incurred after the date hereof, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Parent Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations that agree to vote together.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Obligations covered hereby, the Initial Second Priority Representative and (ii) in the case of any Second Priority Debt Facility incurred after the date hereof, the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means the “Security Agreement” as defined in the Credit Agreement.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

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“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Parent Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Security Agreement and the other “Collateral Documents” as defined in the Credit Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Parent Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute

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Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time. For the avoidance of doubt, the initial Additional Senior Debt Obligations under the 2018 Notes Indenture are not guaranteed by or secured by the assets of Holdings.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

Section 2.01 Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared

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Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Parent Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

Section 2.02 Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Parent Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Parent Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

Section 2.03 Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation

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Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

Section 2.04 No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

Section 2.05 Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.06 Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.03(g), 2.05(b)(iii), 2.16 or Article 8 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

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ARTICLE III

ENFORCEMENT

Section 3.01 Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Parent Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Parent Borrower or any other Grantor, any Second Priority Representative may file a claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral and (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(b) So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this

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Section 3.01(e) shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

Section 3.02 Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

Section 3.03 Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Parent Borrower or any other Grantor) or the Parent Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Parent Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

PAYMENTS

Section 4.01 Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement, if any) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it

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in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

Section 4.02 Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

OTHER AGREEMENTS

Section 5.01 Releases.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Parent Borrower), the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of any necessary or proper instruments of termination or release prepared by the Parent Borrower or any other Grantor and, if requested by the Second Priority Representative, an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives), such Second Priority Representative will promptly execute, deliver or acknowledge, at the Parent Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the

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Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

Section 5.02 Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding

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affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

Section 5.03 Amendments to Second Priority Collateral Documents.

(a) Except to the extent not prohibited by any Senior Debt Document, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Parent Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Citibank, N.A., as administrative agent, pursuant to or in connection with the Amended and Restated Credit Agreement, dated as of July 13, 2011, as amended on March 23, 2012 and as further amended on December 20, 2012, among Holdings, the Parent Borrower, the other Borrowers party thereto, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, and the liens and security interests granted to Wilmington Trust, National Association, as collateral agent, pursuant to or in connection with the Indenture, dated as of December 20, 2012, among the Parent Borrower, the Guarantors identified therein, and Wilmington Trust, National Association, as trustee and collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy

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by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of [            ], 201[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Citibank, N.A., as Administrative Agent, [                    ] and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Parent Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Parent Borrower or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

Section 5.04 Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Parent Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

Section 5.05 Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or

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under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e) The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each, Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared

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Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct and (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier. The Parent Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct or gross negligence. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(g) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Parent Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

Section 5.06 When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time concurrently with or after the Discharge of Senior Obligations has occurred, the Parent Borrower or any Subsidiary enters into any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Parent Borrower), including amendments or supplements to this Agreement, as the Parent Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it

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rights or access to Shared Collateral and (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier.

ARTICLE VI

INSOLVENCY OR LIQUIDATION PROCEEDINGS.

Section 6.01 Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Parent Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Parent Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement and (y) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

Section 6.02 Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

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Section 6.03 Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien or superpriority claim on such additional collateral, which Lien or superpriority claim is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement, (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a super-priority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a super-priority claim, which super-priority claim shall be senior to the super-priority claim of the Second Priority Debt Parties.

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Section 6.04 Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Parent Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Section 6.05 Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

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Section 6.06 No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the assertion by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

Section 6.07 Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

Section 6.08 Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, or such Second Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

Section 6.09 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

Section 6.10 Reorganization Securities. (a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) Each Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Parties required under Section 1126(d) of the Bankruptcy Code.

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Section 6.11 Section 1111(b) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.

ARTICLE VII

RELIANCE; ETC.

Section 7.01 Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Parent Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

Section 7.02 No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any

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agreement with the Parent Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

Section 7.03 Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Parent Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Parent Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Conflicts. Subject to Section 8.21, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of (i) the First Lien Intercreditor Agreement and/or (ii) the ABL

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Intercreditor Agreement, as may be applicable, and in the event of any conflict between the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement, as applicable, and this Agreement, the provisions of the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement, as applicable, shall control.

Section 8.02 Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Parent Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.03 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Parent Borrower’s consent or which increases the obligations or reduces the rights of, or otherwise materially adversely affects, the Parent Borrower or any Grantor, shall require the consent of the Parent Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

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Section 8.04 Information Concerning Financial Condition of the Parent Borrower and the Subsidiaries. The Senior Representatives (other than the Senior Representative for the Additional Senior Debt Parties under the 2018 Notes Indenture), the Senior Secured Parties (other than the Senior Representative for the Additional Senior Debt Parties under the 2018 Notes Indenture and the Trustee under the 2018 Notes Indenture), the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Parent Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05 Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

Section 8.06 Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07 Additional Grantors. The Parent Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon

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such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 8.08 Dealings with Grantors. Upon any application or demand by the Parent Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement, at the request of such Representative, the Parent Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an authorized officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any First Lien Debt Document (as defined in the First Lien Intercreditor Agreement) or Second Priority Debt Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

Section 8.09 Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Second Priority Debt Documents, the Parent Borrower may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a

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Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Second Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Second Priority Debt Parties, as applicable;

(ii) the Parent Borrower (a) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Second Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt Obligations, on a senior basis under each of the Senior Debt Documents and (II) in the case of Second Priority Debt Obligations, on a junior basis under each of the Second Priority Debt Documents and (b) if requested, shall have delivered true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Parent Borrower; and

(iii) the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

Section 8.10 Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(c) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

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Section 8.11 Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Parent Borrower or any Grantor, to the Parent Borrower, at its address at: [    ], Attention of [    ] (Fax No. [    ]);

(ii) if to the Initial Second Priority Representative to it at: [    ], Attention of [    ] (Fax No. [    ]);

(iii) if to the Administrative Agent, to it at: Global Loans, Agency, 1615 Brett Road, New Castle, DE 19720, Attention of Chris Delduca (Fax No. 212-994-0961);

(iv) if to the Senior Representative for the Additional Senior Debt Parties under the 2018 Notes Indenture, to Wilmington Trust, National Association at: 246 Goose Lane, Suite 105, Guilford, CT 06437, Attention of Joseph P. O’Donnell (Fax No. 203-453-1183);

(v) if to any other Senior Representative a party hereto on the date hereof, to it at: [    ], Attention of [    ] (Fax No. [    ]);

(vi) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Section 8.12 Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility for which it is acting, each Second Priority Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

Section 8.13 GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

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Section 8.14 Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Parent Borrower, the other Grantors party hereto and their respective successors and assigns.

Section 8.15 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.16 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.17 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

Section 8.18 No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

Section 8.19 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

Section 8.20 Agents and Representatives. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article 9 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder (b) the Senior Representative for the Additional Senior Debt Parties under the 2018 Notes Indenture is entering into this Agreement solely in its capacity as collateral agent under the 2018 Notes Indenture and the provisions of the 2018 Notes Indenture applicable to the Collateral Agent (as defined therein) thereunder shall also apply to the Senior Representative for the Additional Senior Debt Parties under the 2018 Notes Indenture hereunder and (c) [    ] is entering into this Agreement solely in its capacity as [Collateral Agent] under the Initial Second Priority Debt Documents and the provisions of such agreements applicable to the Collateral Agent thereunder shall also apply to the Initial Second Priority Representative hereunder.

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Section 8.21 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Parent Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

Section 8.22 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Senior Representative for the Additional Senior Debt Parties under the 2018 Notes Indenture

By:
Name:
Title:

[ ], as [ ] for the holders of [applicable Additional Senior Facility]

By:
Name:
Title:

[ ], as Initial Additional Second Priority Representative

By:
Name:
Title:

S-1

INVENTIV HEALTH, INC.

By:
Name:
Title:

INVENTIV HOLDINGS, INC.

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name:
Title:

S-2

ANNEX I

Grantors

[            ]

Annex I-1

ANNEX II

SUPPLEMENT NO.     dated as of             , to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[    ] (the “Second Lien Intercreditor Agreement”), among inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), inVentiv Holdings, Inc., a Delaware corporation (“Holdings”), certain subsidiaries and affiliates of the Parent Borrower (each a “Grantor”), Citibank, N.A., as Administrative Agent under the Credit Agreement, Wilmington Trust, National Association, as Senior Representative for the Additional Senior Debt Parties under the 2018 Notes Indenture, [                    ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. The Grantors have entered into the Second Lien Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Parent Borrower are required to enter into the Second Lien Intercreditor Agreement. Section 8.07 of the Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor.

Annex II-1

ANNEX II

Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Parent Borrower as specified in the Second Lien Intercreditor Agreement.

SECTION 8. The Parent Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex II-2

ANNEX II

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Representative

By:
Name:
Title:

[ ], as Designated Second Priority Representative

By:
Name:
Title:

Annex II-3

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 201[    ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[    ] (the “Second Lien Intercreditor Agreement”), among inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), inVentiv Holdings, Inc. (“Holdings”), certain subsidiaries and affiliates of the Parent Borrower (each a “Grantor”), Citibank, N.A., as Administrative Agent under the Credit Agreement, Wilmington Trust, National Association, as Senior Representative for the Additional Senior Debt Parties under the 2018 Notes Indenture, [            ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Parent Borrower to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Second Priority Collateral Documents relating thereto, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement as Second Priority Debt Obligations and Second Priority Debt Parties, respectively, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement as Second Priority Debt Obligations and Second Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Annex III-1

ANNEX III

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Parent Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex III-2

ANNEX III

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ], as Designated Senior Representative

By:
Name:
Title:

Annex III-3

ANNEX III

Acknowledged by:

INVENTIV HEALTH, INC.

By:
Name:
Title:

INVENTIV HOLDINGS, INC.

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Annex III-4

ANNEX III

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

Grantors

[                    ]

Annex III-5

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 201[    ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[    ] (the “Second Lien Intercreditor Agreement”), among inVentiv Health, Inc., a Delaware corporation, inVentiv Holdings, Inc. (“Holdings”), a Delaware corporation (the “Parent Borrower”), certain subsidiaries and affiliates of the Parent Borrower (each a “Grantor”), Citibank, N.A., as Administrative Agent under the Credit Agreement, Wilmington Trust, National Association, as Senior Representative for the Additional Senior Debt Parties under the 2018 Notes Indenture, [            ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Parent Borrower to incur Senior Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement as Second Priority Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement as Second Priority Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Secured Parties. Each reference to a “Representative” or “Senior Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Annex IV-1

ANNEX IV

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Parent Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex IV-2

ANNEX IV

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of
[ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ], as Designated Senior Representative

By:
Name:
Title:

Annex IV-3

ANNEX IV

Acknowledged by:

INVENTIV HEALTH, INC.

By:
Name:
Title:

INVENTIV HOLDINGS, INC.

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Annex IV-4

ANNEX IV

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

Grantors

[                    ]

Annex IV-5